As filed with the Securities and Exchange Commission on May 12, 2010
Registration No. 333-165746
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RSC EQUIPMENT RENTAL, INC.

Arizona (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	86-0933835 (I.R.S. Employer Identification Number)
RSC HOLDINGS III, LLC

Delaware (State or other jurisdiction of incorporation or organization)	7359 (Primary Standard Industrial Classification Code Number)	41-2218971 (I.R.S. Employer Identification Number)

6929 E. Greenway Parkway
Scottsdale, AZ 85254
(480) 905-3300
(Address, including ZIP code, and telephone number,
including area code, of registrant’s principal executive offices)

Kevin J. Groman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
RSC Equipment Rental, Inc.
RSC Holdings III, LLC
(Name, address, including ZIP code, and telephone number,
including area code, of agent for service)

With a copy to:

Matthew E. Kaplan, Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrants hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete this exchange offer or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED May 12, 2010

RSC EQUIPMENT RENTAL, INC.
and
RSC HOLDINGS III, LLC

Offer to Exchange
$200,000,000 Outstanding
10 1/4% Senior Notes due 2019
for $200,000,000 Registered
10 1/4% Senior Notes due 2019

The New Notes:

•	The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes, and will not entitle their holders to registration rights.

Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

The Exchange Offer:

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on , 2010, unless extended.

•	No public market currently exists for the old notes or the new notes.

Broker-dealers who receive new notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such new notes.

Broker-dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010.

We have not authorized anyone to give you any information or to make any representations about us or the exchange offer we discuss in this prospectus other than the information contained in this prospectus, any free writing prospectus prepared by us or any other information to which we have specifically referred you. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In making an investment decision, investors must rely on their own examination of the issuers and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

In connection with the exchange offer, we have filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, under the Securities Act of 1933, relating to the new notes to be issued in the exchange offer. This prospectus includes (i) as Annex A, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 16, 2010, as amended by a Form 10-K/A filed with the SEC on February 18, 2010 and (ii) as Annex B, a copy of our Quarterly Report on Form 10-Q for the three months ended March 31, 2010 filed with the SEC on April 23, 2010. Investors are directed to these documents for information about us and our business. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this document. As permitted by the rules of the SEC, this prospectus omits information included in the registration statement.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F St., N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may

i

also obtain a copy of the exchange offer registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

RSC Equipment Rental, Inc.
RSC Holdings III, LLC
6929 E. Greenway Pkwy
Scottsdale, AZ 85254
Attn: Investor Relations
(408) 905-3300

In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by          , 2010.

Unless the context otherwise requires, in this prospectus, (i) “RSC” means RSC Equipment Rental, Inc., our primary operating company and an indirect wholly owned subsidiary of RSC Holdings, (ii) “RSC Holdings” means RSC Holdings Inc., our ultimate parent company, (iii) “we,” “us” and “our” mean RSC and its consolidated subsidiaries and, when used in connection with disclosure relating to indebtedness incurred under the Senior Credit Facilities and in connection with the issuance of the notes, RSC Holdings III, LLC, (iv) the “issuers” mean RSC and RSC Holdings III, LLC, (v) “Oak Hill” means OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC, (vi) “Ripplewood” means RSC Acquisition LLC and RSC Acquisition II LLC, (vii) the “Sponsors” means Oak Hill and Ripplewood, (viii) “equipment” means industrial, construction and material handling equipment, (ix) “Senior ABL Revolving Facility” means the issuers’ senior secured asset-based revolving loan facility governed by the ABL credit agreement, as amended and restated as of November 12, 2009, (x) “Second Lien Term Facility” means the issuers’ senior secured second-lien term loan facility governed by the second lien term loan credit agreement, as amended and restated as of November 12, 2009, (xi) “Senior Credit Facilities” means the Senior ABL Revolving Facility and the Second Lien Term Facility, (xii) “Senior ABL Term Loan” means the issuers’ senior secured interest bearing term loan facility that was repaid in full in July 2009, (xiii) “2014 notes” means the issuers’ $620 million 9 1/2% senior notes due 2014, (xiv) “2017 secured notes” means the issuers’ $400 million 10% senior secured notes due 2017 and (xv) “Notes Indentures” means the indentures governing the 2014 notes, the 2017 secured notes and the notes.

CAUTIONARY STATEMENT FOR FORWARD-LOOKING INFORMATION

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “should,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

Forward-looking statements include the statements in this prospectus regarding, among other things: management forecasts; efficiencies; cost savings and opportunities to increase productivity and profitability; income and margins; liquidity; anticipated growth; economies of scale; the economy; future economic performance; our ability to maintain profitability during adverse economic cycles and unfavorable external events; business strategy; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are set forth below and disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the following cautionary statements:

•	the effect of an economic downturn or other factors resulting in a decline in non-residential construction, non-construction maintenance, capital improvements and capital investment;

•	intense rental rate price pressure from competitors, some of whom are heavily indebted and may significantly reduce their prices to generate cash to meet debt covenants; from contractor customers some of whom are bidding work at cost or below to secure work for their remaining best employees; and from industrial customers who generally are experiencing profitability shortfalls in the current economic climate and in return are asking all of their most significant suppliers for price reductions and cost reduction ideas;

•	the rental industry’s ability to continue to sell used equipment through both the retail and auction markets at prices sufficient to enable us to maintain orderly liquidation values that support our borrowing base to meet our minimum availability and to avoid testing springing covenants of leverage and fixed charge coverage contained in our Senior ABL Revolving Facility credit agreement;

•	our ability to comply with our debt covenants;

•	risks related to the credit markets’ willingness to continue to lend to borrowers rated B-and C;

•	our ability to generate cash and/or incur additional indebtedness to finance equipment purchases;

•	exposure to claims for personal injury, death and property damage resulting from the use of equipment rented or sold by us;

•	the effect of changes in laws and regulations, including those relating to employment legislation, the environment and customer privacy, among others;

•	fluctuations in fuel or supply costs;

•	heavy reliance on centralized information technology systems;

•	claims that the software products and information systems on which we rely infringe on the intellectual property rights of others.

•	the other factors described under the captions “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

Information included in this prospectus about the equipment rental industry, including our general expectations concerning the industry and our market position and market share, is based on estimates prepared using data from various sources and on assumptions made by us. We believe data regarding the equipment rental industry and our market position and market share within this industry is inherently imprecise, but generally indicate our size and position and market share within this industry. In particular, we made certain determinations of market size or market share within our industry based on information from Rental Equipment Register, and our determinations of certain economic conditions in the markets we service are based on information from the U.S. Census Bureau. Unless indicated otherwise, statements regarding our size, our market share and the size of our markets are based on rental revenues. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to our general expectations concerning the equipment rental industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

TRADEMARKS AND SERVICE MARKS

RSC®, RSC Online®, RSC Equipment Rental® and Total Control® are four of our many trademarks. This prospectus also refers to brand names, trademarks or service marks of other companies. All brand names and other trademarks or service marks cited in this prospectus are the property of their respective holders.

SUMMARY

This summary highlights information appearing elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors,” beginning on page 12, and our financial statements and notes to those financial statements in this prospectus before making any investment decision.

Our Company

We are one of the largest equipment rental providers in North America. We operate through a network of 462 rental locations across 10 regions in 40 U.S. states and 3 Canadian provinces and service customers in the industrial or non-construction, and non-residential construction markets. For the year ended December 31, 2009 and the three months ended March 31, 2010, we generated 83.6% and 85.2%, respectively, of our revenues from equipment rentals, and we derived the remaining 16.4% and 14.8%, respectively, of our revenues from sales of used equipment and the sale of merchandise in our locations. We believe our focus on high margin rental revenues, active fleet management and superior customer service has enabled us to achieve attractive returns on capital employed over a business cycle.

We rent a broad selection of equipment, primarily to industrial or non-construction related companies, and non-residential construction companies, ranging from large equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial work platform booms and skid-steer loaders to smaller items such as pumps, generators, welders and electric hand tools. As of March 31, 2010, our rental fleet had an original equipment fleet cost of approximately $2.3 billion covering over 900 categories of equipment. We strive to differentiate our offerings through superior levels of equipment availability, reliability and service. The strength of our fleet lies in its condition. We actively manage the condition of our fleet in order to provide customers with well maintained and reliable equipment. We believe our fleet is the best maintained among our key competitors, with 98% of our fleet current with its manufacturer’s recommended preventive maintenance at March 31, 2010. Our disciplined fleet management process supports us in maintaining rental rate discipline and optimizing fleet utilization and capital expenditures. We employ a high degree of equipment sharing and mobility within regions to increase equipment utilization and adjust the fleet size in response to changes in customer demand. Integral to our equipment rental operations is the sale of used equipment and in addition, we sell merchandise complementary to our rental activities.

Risk Factors

Our business is subject to numerous risks and uncertainties such as:

•	the effect of an economic downturn or other factors resulting in a decline in non-residential construction and capital investment;

•	increased competition from other companies in our industry and our inability to increase or maintain our prices;

•	our revenues and operating results may fluctuate;

•	our ability to obtain equipment at competitive prices;

•	changes in the attitude of our customers toward renting, as compared with purchasing, equipment;

•	our ability to generate cash and/or incur additional indebtedness to finance equipment purchases; and

•	heavy reliance on centralized information systems.

You should carefully consider these factors as well as all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors,” prior to making any investment decision.

The Issuers

RSC Holdings III, LLC is a Delaware limited liability company formed for the sole purpose of issuing the 2014 notes and incurring indebtedness under the Senior Credit Facilities in connection with the acquisition of 85.5% of RSC Holdings by the Sponsors on November 27, 2006 (the “Recapitalization”). RSC Holdings III, LLC does not have any operations or assets of any kind (other than the capital stock of RSC) and will not have any independently generated source of revenues.

RSC is our primary operating company and is incorporated under the laws of the state of Arizona. Our corporate headquarters are located at 6929 E. Greenway Parkway, Scottsdale, Arizona 85254. Our telephone number is (480) 905-3300. We maintain a site on the World Wide Web at www.rscrental.com. Please note that the information found on our website is not a part of this prospectus.

Summary of the Terms of the Exchange Offer

In this prospectus, we refer to (1) the new senior notes offered in exchange for the old senior notes as the “new notes,” and (2) the old notes and the new notes together as the “notes.” The offering of old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and accordingly was exempt from registration under the Securities Act of 1933.

Securities Offered	Up to $200,000,000 aggregate principal amount of new 10 1/4% senior notes due 2019, which have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are identical in all material respects to those of the old notes, except that the new notes:

• will be registered under the Securities Act and therefore will not contain restrictions on transfer;

• will not be subject to provisions relating to additional interest;

• will bear a different CUSIP or ISIN number from the old notes;

• will not entitle their holders to registration rights; and

• will be subject to terms relating to book-entry procedures and administrative terms relating to transfer that differ from those of the old notes.

The Exchange Offer	You may exchange old notes for new notes.

Resale of the New Notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the new notes.

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the registration rights agreement entered into with the initial purchasers of the old notes. See “The Exchange Offer” and “Description of Notes—Registration Rights; Additional Interest.”

Consequences of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:

• you do not tender your old notes; or

• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer—Terms of the

Exchange Offer” and “The Exchange Offer—Consequences of Failure to Exchange.”

Upon completion of the exchange offer, there may be no market for the old notes that remain outstanding and you may have difficulty selling them.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010 (the “expiration date”), unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the New Notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if:

• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended.

See “The Exchange Offer—Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment and we will extend the exchange offer if necessary so that at least five business days remain in the offer following notice of the material change. The notice of extension to noteholders will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notices and may state that we are extending the exchange offer for a specified period of time.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer—Procedures for Tendering,” “The Exchange Offer—Book Entry Transfer” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures	If you wish to tender your old notes, but cannot properly do so prior to the applicable expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer will be accepted for exchange promptly after the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. We may reject any and all old notes that we determined have not been properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. With some limited exceptions, we will have no obligation to register the old notes after we consummate the applicable exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Certain U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes should not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent.

Summary of the Terms of the Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes:

•	will be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	will not be subject to provisions relating to additional interest;

•	will bear a different CUSIP or ISIN number;

•	will not entitle their holders to registration rights; and

•	will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuers	RSC Equipment Rental, Inc.; RSC Holdings III, LLC.

Securities Offered	$200,000,000 principal amount of 10 1/4% senior notes due 2019.

Maturity	November 15, 2019.

Interest Rate	10 1/4% per year.

Interest Payment Dates	May 15 and November 15, which commences on May 15, 2010.

Guarantees	Certain of the issuers’ domestic subsidiaries, if any, will guarantee the notes with unconditional guarantees, jointly and severally. There were no domestic subsidiaries on the issue date of the old notes and, accordingly, your old notes were not and we do not expect your new notes to be guaranteed on their issue date by any person. Any guarantee on the notes will be subject to termination under specified circumstances. If either issuer creates or acquires a new domestic subsidiary, it will guarantee the notes unless such issuer designates the subsidiary as an “unrestricted subsidiary” under the indenture. See “Description of Notes—Subsidiary Guarantees.”

Ranking	The old notes are and the new notes will be the issuers’ general unsecured senior obligations and rank:

• equal in right of payment to all of the issuers’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes;

• senior in right of payment to any of the issuers’ existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the notes; and

• effectively subordinated to all of the issuers’ secured indebtedness, including the Senior ABL Revolving Facility, the Second Lien Term Facility and the 2017 secured notes, and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations and to all indebtedness and other liabilities of the issuers’ subsidiaries, if any, that do not become subsidiary guarantors.

The guarantee of the notes by the issuers’ domestic subsidiaries, if any, will be a general unsecured senior obligation of that guarantor and will rank:

• equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the guarantee;

• senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the guarantee; and

• effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of March 31, 2010, we had $2,126.8 million of debt. All of this indebtedness, (other than the notes and the 2014 notes) was secured and effectively senior to the notes. As of March 31, 2010, we had $558.3 million available for additional borrowings under the Senior ABL Revolving Facility, all of which, if borrowed, would be secured and effectively senior to the notes. We may incur additional debt, including secured debt, under the Senior ABL Revolving Credit Facility. However, the Second Lien Term Facility requires that the proceeds from the issuance of senior unsecured notes as permitted thereunder be used to repay indebtedness outstanding under the Second Lien Term Facility. As such, the issuance of any such senior unsecured notes should not have a material pro forma impact on our total outstanding indebtedness.

Optional Redemption	The issuers may redeem the notes, in whole or in part, at their option, at any time: (1) before November 15, 2014 at a redemption price equal to 100% of the principal amount plus the make-whole premium described under “Description of Notes—Optional Redemption” and (2) on or after November 15, 2014 at the redemption prices listed in “Description of Notes—Optional Redemption.”

Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before November 15, 2012, the issuers can choose to redeem up to 35% of the outstanding notes with money raised in certain public equity offerings, as long as:

• the issuers pay 110.250% of the face amount of the notes, plus interest;

• the issuers redeem the notes within 90 days of the completion the public equity offering; and

• at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, as described under “Description of Notes—Change of Control,” the issuers must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest.

The issuers may not be able to pay you the required price for notes you present to them at the time of a change of control, because:

• the issuers may not have enough funds at that time; or

• the terms of the issuers’ senior debt may prevent them from paying.

Asset Sale Proceeds	If we or certain of our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within the time periods set forth under “Description of Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” or prepay senior debt or the issuers must make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the notes will contain covenants limiting the issuers’ and their restricted subsidiaries’ ability to:

• incur additional debt;

• pay dividends or distributions on their capital stock or repurchase their capital stock;

• make certain investments;

• create liens on their assets to secure debt;

• enter into certain transactions with affiliates;

• create limitations on the ability of the restricted subsidiaries to make dividends or distributions to their respective parents;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions which are described under “Description of Notes—Certain Covenants” and “Description of Notes—Merger and Consolidation.”

Selected Historical Financial Data

The following summary historical consolidated financial data should be read in conjunction with and are qualified by reference to our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, a copy of which is included in this prospectus as Annex A. The consolidated statements of operations data for each of the years in the three year period ended December 31, 2009 and the consolidated balance sheet data as of December 31, 2008 and 2009 were derived from our audited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, a copy of which is included in this prospectus as Annex A. We derived the consolidated statements of operations for the two year period ended December 31, 2006 and balance sheet data as of December 31, 2005, 2006 and 2007 from our audited financial statements not otherwise included in this prospectus. The consolidated statement of operations data for the three month periods ended March 31, 2009 and 2010 and the consolidated balance sheet data as of March 31, 2010 were derived from our unaudited condensed consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q a copy of which is included in this prospectus as Annex B.

						Three Months Ended
	Years Ended December 31,					March 31,
	2005	2006	2007	2008	2009	2009	2010
	($ in thousands, except per share data)
Consolidated statements of operations data:
Revenues:
Equipment rental revenue	$1,140,329	$1,368,712	$1,543,175	$1,567,254	$1,073,021	$287,470	$222,213
Sale of merchandise	102,894	92,524	80,649	72,472	51,951	13,900	11,421
Sale of used rental equipment	217,534	191,652	145,358	125,443	158,482	49,903	27,106

Total revenues	1,460,757	1,652,888	1,769,182	1,765,169	1,283,454	351,273	260,740

Cost of revenues:
Cost of equipment rentals, excluding depreciation	528,071	591,241	640,992	692,613	548,462	149,479	131,226
Depreciation of rental equipment	212,325	253,379	295,248	317,504	285,668	75,263	66,645
Cost of merchandise sales	73,321	61,675	53,936	49,370	36,743	10,000	8,074
Cost of used rental equipment sales	173,276	145,425	103,076	90,500	148,673	45,792	24,637

Total cost of revenues	986,993	1,051,720	1,093,252	1,149,987	1,019,546	280,534	230,582

Gross profit	473,764	601,168	675,930	615,182	263,908	70,739	30,158

Operating expenses:
Selling, general and administrative	122,847	137,995	156,688	168,690	140,646	39,513	33,778
Management fees and recapitalization expenses (1)(2)	—	10,836	23,000	—	—	—	—
Depreciation and amortization of non-rental equipment and intangibles	33,776	38,783	46,226	49,567	43,984	11,782	10,057
Other operating gains, net	(4,836)	(6,968)	(4,850)	(1,010)	(517)	108	(2,312)

Total operating expenses, net	151,787	180,646	221,064	217,247	184,113	51,403	41,523

Operating income	321,977	420,522	454,866	397,935	79,795	19,336	(11,365)
Interest expense, net	134,556	197,085	243,908	201,849	189,689	40,210	49,793
Loss (gain) on extinguishment of debt, net (3)	—	—	9,570	—	(13,916)	—	—
Other (income) expense, net	(146)	(311)	(1,126)	658	707	303	(199)

Income (loss) before provision (benefit) for income taxes	187,567	223,748	202,514	195,428	(96,685)	(21,177)	(60,959)
Provision (benefit) for income taxes (4)	66,488	86,568	79,260	72,939	(37,325)	(7,673)	(23,131)

Net income (loss)	$121,079	$137,180	$123,254	$122,489	$(59,360)	$(13,504)	$(37,828)

Preferred dividends	(15,995)	(7,997)	—	—	—	—	—

Net income (loss) available for common stockholders	$105,084	$129,183	$123,254	$122,489	$(59,360)	—	—

Weighted average shares outstanding used in computing net income (loss) per common share:
Basic and diluted	1,000	1,000	1,000	1,000	1,000	1,000	1,000

Net income (loss) per common share:
Basic and diluted (5)	$105.08	$129.18	$123.25	$122.49	$(59.36)	$(13.50)	$(37.83)

Other financial data:
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	$246,101	$292,162	$341,474	$367,071	$329,652	$87,045	$76,702
Capital expenditures:
Rental	$691,858	$721,258	$580,194	$258,660	$46,386	$8,591	$44,906
Non-rental	4,641	28,592	20,674	15,319	4,952	1,107	331

										Three Months Ended
	Years Ended December 31,									March 31,
	2005		2006		2007		2008		2009	2009	2010
	($ in thousands, except per share data)

Proceeds from sales of used equipment and non-rental equipment	(233,731)		(207,613)		(156,678)		(131,987)		(170,975)	(53,362)	(28,402)

Net capital expenditures	$462,768		$542,237		$444,190		$141,992		$(119,637)	$(43,664)	$16,835

Ratios of earnings to fixed charges (6)	2.4	x	2.1	x	1.8	x	1.9	x	—	—	—
Other operational data (unaudited):
Fleet utilization (7)	70.6%		72.0%		72.8%		70.1%		57.6%	57.8%	54.8%
Average fleet age at period end (months)	30		25		26		33		40	34	42
Same store rental revenue growth/(decline) (8)	17.6%		18.9%		11.1%		2.4%		(28.9)%	(21.3%)	(22.6%)
Employees (9)	4,938		5,187		5,486		5,014		4,153	4,592	4,134
Original equipment fleet cost (in millions) (10)	$1,975		$2,346		$2,670		$2,695		$2,324	$2,560	$2,301

	Years Ended December 31,					March 31,
	2005	2006	2007	2008	2009	2010
	($ in thousands, except per share data)

Consolidated balance sheet data:
Rental equipment, net	$1,420,545	$1,738,670	$1,929,514	$1,766,978	$1,384,999	$1,340,941
Total assets	2,764,431	3,304,976	3,454,369	3,268,542	2,728,266	2,668,488
Debt	2,352,380	3,006,426	2,736,225	2,569,067	2,172,109	2,126,842
Total liabilities	2,978,981	3,739,609	3,498,467	3,225,422	2,704,625	2,678,296
Total stockholders’ (deficit) equity	(214,550)	(434,633)	(44,098)	43,120	23,641	(9,808)

(1)	In conjunction with the Recapitalization, we entered into a monitoring agreement whereby we would pay management fees of $1.5 million per quarter to the Sponsors. The monitoring agreement was terminated in connection with our initial public offering and a $20.0 million termination fee (also included in management fees) was paid.

(2)	The 2006 amount includes recapitalization expenses of approximately $10.3 million for fees and expenses related to the consummation of the Recapitalization that were not otherwise capitalized or applied to stockholders’ equity.

(3)	Loss (gain) on extinguishment of debt, net for the year ended December 31, 2009 consists of a $17.6 million net gain from the repayment of debt outstanding under the Second Lien Term Facility offset by a $3.7 million loss associated with the repayment of our Senior ABL Term Loan. The $17.6 million net gain associated with the repayment of our Second Lien Term Facility includes a $26.9 million gain, which represents the difference between the carrying value of debt repaid under the Second Lien Term Facility and the repurchase price offset by $2.9 million of creditor and third party fees incurred in connection with the repayment and the associated amendments to our Senior ABL Facilities credit agreement and Second Lien Term Facility agreement as well as $6.4 million of unamortized deferred financing costs that were expensed. The $3.7 million loss from the extinguishment of our Senior ABL Term Loan includes $1.4 million of creditor fees incurred to amend the Senior ABL Facilities credit agreement in connection with the repayment of the Senior ABL Term Loan and $2.3 million of unamortized deferred financing costs that were expensed. Loss on extinguishment of debt for the year ended December 31, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Second Lien Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(4)	Prior to the Recapitalization, RSC Holdings had other lines of businesses and the consolidated tax return of RSC Holdings for those periods included the results from those other lines of businesses. Our income taxes as presented in the consolidated financial statements for the period prior to the Recapitalization are calculated on a separate tax return basis that does not include the results from those other lines of businesses. Under Atlas’ ownership, RSC Holdings managed its tax position and remitted tax payments for the benefit of its entire portfolio of businesses, and its tax strategies were not necessarily reflective of the tax strategies that we would have followed or do follow as a stand-alone company. Tax payments were not made for the Company on a stand-alone basis prior to the Recapitalization.

(5)	For purposes of calculating basic and diluted net income per common share, net income for the years ended December 31, 2006 and 2005 have been adjusted for preferred stock dividends.

(6)	Due to our losses for the year ended December 31, 2009 and the three month periods ended March 31, 2009 and March 31, 2010, the ratio coverage in those periods was less than 1:1. The Company would have needed additional earnings of $96.7 million for the year ended December 31, 2009 to achieve coverage of 1:1. The Company would have needed additional earnings of $21.2 million and $61.0 million to achieve coverage of 1:1 for the three month periods ended March 31, 2009 and March 31, 2010, respectively.

(7)	Fleet utilization is defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost) during the relevant period, divided by the average aggregate dollar value of all equipment owned (based on original equipment fleet cost) during the relevant period.

The following table shows the calculation of utilization for each period presented.

						Three Months
	For the Years Ended December 31,					Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(in millions)

Average aggregate dollar value of all equipment owned (original cost)	$1,861.1	$2,197.8	$2,535.7	$2,731.2	$2,484.7	$2,629.7	$2,306.2
Average aggregate dollar value of equipment on rent	1,314.7	1,582.8	1,844.9	1,913.9	1,431.5	1,519.1	1,263.1
Fleet utilization	70.6%	72.0%	72.8%	70.1%	57.6%	57.8%	54.8%

(8)	Same store rental revenue growth or decline is calculated as the year over year change in rental revenue for locations that are open at the end of the period reported and have been operating under our direction for more than 12 months.

(9)	Employee count is given as of the end of the period indicated and the data reflects the actual headcount as of each period presented

(10)	Original Equipment Fleet Cost (“OEC”) is defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (“OEM”). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.

RISK FACTORS

Our business is subject to a number of important risks and uncertainties. Based on the information currently known to us, we believe that the following information identifies all known material risk factors relating to the exchange notes and affecting the exchange offer. However, the risks and uncertainties are not limited to those set forth in the risk factors described below. Additional risks and uncertainties not presently known to us or that we currently believe to be less significant than the following risk factors may also adversely affect our business. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in the notes.

Risks Related to Our Business

Our business has been and may continue to be hurt by an economic downturn, a decline in non-residential construction or industrial or non-construction, activities or a decline in the amount of equipment that is rented.

For both the year ended December 31, 2009 and the three months ended March 31, 2010, our non-residential construction and industrial or non-construction customers together accounted for approximately 97% of our rental revenues. Weakness in non-residential construction or industrial or non-construction, activity, or a decline in the desirability of renting equipment, may decrease the demand for our equipment or depress the prices we charge for our products and services. In addition, an economic downturn in those regions where we have significant operations could disproportionately harm our financial condition, results of operations and cash flows. We have identified below certain factors which may cause weakness, either temporary or long-term, in the non-residential construction and industrial or non-construction, sectors:

•	weakness or a downturn in the overall economy, including the onset of, or prolonged exposure to, a recession;

•	reduced access to capital markets for our customers’ funding of projects due to a weakness or downturn in the overall economy or otherwise;

•	an increase in the cost of construction materials;

•	an increase in interest rates;

•	adverse weather conditions or natural disasters, including an active hurricane season in the Gulf of Mexico region, where we have a large concentration of customers; or

•	terrorism or hostilities involving the United States or Canada.

A weakness in the non-residential construction and industrial or non-construction, sectors caused by these or other factors would harm our revenues, financial condition, profitability and cash flows as well as our ability to service debt, and may reduce residual values realized on the disposition of our rental equipment, negatively impacting our borrowing availability.

We face intense competition that may lead to our inability to increase or maintain our prices, which could have a material adverse impact on our results of operations.

The equipment rental industry is highly competitive and highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national equipment rental companies like ourselves, to smaller multi-regional companies and small, independent businesses with a limited number of locations. Some of our principal competitors are less leveraged than we are, have greater financial resources, may be more geographically diversified, may have greater name recognition than we do and may be better able to withstand adverse market conditions within the industry. We generally compete on the basis of, among other things, quality and breadth of service, expertise, reliability, price and the size, mix and relative attractiveness of our rental equipment fleet, which is significantly affected by the level of our capital expenditures. If we are required to reduce or delay capital expenditures for any reason, including due to restrictions contained in the Senior Credit Facilities, or the indentures governing our Notes, the resulting aging of our rental fleet may cause us to lose our competitive advantage and adversely impact our pricing. In addition, our competitors are competing aggressively on the basis of pricing and may continue to drive prices further down. To the extent that we choose to match our competitors’ downward pricing, it could harm our results of operations. To the extent that we choose not to match or remain within a reasonable competitive distance from our competitors’ pricing, it could also harm our results of operations, as we may lose rental volume.

We may also encounter increased competition from existing competitors or new market entrants in the future, which could harm our revenues, financial condition, profitability and cash flows as well as our ability to service debt.

Our revenues and operating results may fluctuate and unexpected or sustained periods of decline have had and may continue to have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues and operating results have varied historically from period to period and may continue to do so. We have identified below certain of the factors which may cause our revenues and operating results to vary:

•	downturn in the North American economy, including the reduced access to capital markets for our customers’ funding of projects, any sustained periods of inflation or deflation, and the resulting negative impact it has on the financial strength of our customers;

•	changes in demand for our equipment or the prices we charge due to changes in economic conditions, competition or other factors;

•	the timing of expenditures for new equipment and the disposal of used equipment, including the ability to effectively and efficiently reduce our fleet size by selling in the open market for used equipment;

•	changes in the interest rates applicable to our variable rate debt;

•	general economic conditions in the markets where we operate;

•	the cyclical nature of our customers’ businesses, particularly those operating in the nonresidential construction and industrial or non-construction, sectors;

•	rental rate changes in response to competitive factors;

•	our inability to maintain our price levels during long-term periods of economic decline;

•	bankruptcy or insolvency of our competitors leading to a larger than expected amount of used equipment in the open market;

•	bankruptcy or insolvency of our customers, thereby reducing demand for used rental equipment;

•	reduction in the demand for used equipment may result in lower sales prices and volume for used equipment sales;

•	aging of our fleet, ultimately resulting in lower sales prices and volume for used equipment sales;

•	seasonal rental patterns, with rental activity tending to be lowest in the winter;

•	downturn in oil and petrochemical-related sectors from which we derive a large share of our industrial revenue;

•	timing of acquisitions of companies and new location openings and related costs;

•	labor shortages, work stoppages or other labor difficulties;

•	disruptions of fuel supplies or increases in fuel prices;

•	possible unrecorded liabilities of acquired companies;

•	our effectiveness in integrating acquired businesses and new locations into our existing operations; and

•	possible write-offs or exceptional charges due to changes in applicable accounting standards, goodwill impairment, impairment of obsolete or damaged equipment or other assets, or the refinancing of our existing debt.

One or a number of these factors could harm our revenues, financial condition, profitability and cash flows, as well as our ability to service debt, including the notes, and may reduce residual values realized on the disposition of our rental equipment, negatively impacting our borrowing availability.

The non-residential construction market is currently experiencing a downturn which, if sustained, could harm our business, liquidity and results of operations.

Our business derives a material portion of its revenues from customers in the non-residential construction market and the general slowdown and volatility of the U.S. economy is having an adverse effect on this business. The non-residential construction industry is expected to continue to decline in 2010, as office vacancy rates continue to increase, rental costs decrease, the availability of financing continues to be limited and clarity on the strength of the economy remains uncertain. From time to time, our business that serves the non-residential construction industry has also been adversely affected in various parts of the country by declines in non-residential construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and reduced level of residential construction activity. The weakness in the U.S. economy and general uncertainty about current economic conditions will continue to pose a risk to our business as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which would have a continued material negative effect on the demand for our products.

Our reliance on available borrowings under the Senior ABL Revolving Facility and cash from operating activities is necessary to operate our business and subjects us to a number of risks, many of which are beyond our control.

We rely significantly on available borrowings under the Senior ABL Revolving Facility to operate our business. As of March 31, 2010, we had $558.3 million of available borrowings under the Senior ABL Revolving Facility. The amount of available borrowings under the Senior ABL Revolving Facility is determined by a formula, subject to maximum borrowings, that includes several factors, most significant of which is the orderly liquidation value (“OLV”), of our rental fleet. The OLV of our fleet is calculated by a third party and reflects the average of prices paid for used rental equipment at retail and auction. If our OLV were to decrease significantly, or if our access to such financing were unavailable, reduced, or were to become significantly more expensive for any reason, including, without limitation, due to our inability to meet the coverage ratio or leverage ratio tests in the Senior ABL Revolving Facility, if such compliance was required, or to satisfy any other condition in the facilities or due to an increase in interest rates generally, we may not be able to fund daily operations which may cause material harm to our business, which could affect our ability to operate our business as a going concern.

In addition, if we are unable to generate excess cash from operating activities after servicing our debt due to negative economic or industry trends including, among others, those set forth above under “—Our business has been and may continue to be hurt by an economic downturn, a decline in non-residential construction or industrial or non-construction, activities or a decline in the amount of equipment that is rented” and “—We face intense competition that may lead to our inability to increase or maintain our prices, which could have a material adverse impact on our results of operations,” and we are not able to finance new equipment acquisitions, we may not be able to make necessary equipment rental acquisitions at all.

The effects of the recent global economic crisis have had and may continue to have a negative impact on our revenue, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has reduced demand for equipment rental. These macroeconomic developments have had and could continue to have a negative impact on our revenue, profitability, financial condition and liquidity in a number of ways, such as reduced global used equipment demands which in turn could have a negative impact on the OLV for our rental fleet. Additionally, current or potential customers may delay or decrease equipment rentals or may delay paying us or be unable to pay us for prior equipment rentals and services. Also, if the banking system or the financial markets deteriorate further, fail to improve or remain volatile, the funding for and realization of capital projects may continue to decrease, which may continue to impact the demand for our rental equipment and services.

Our expenses could increase and our relationships with our customers could be hurt if there is an adverse change in our relationships with our equipment suppliers or if our suppliers are unable to provide us with products we rely on to generate revenues.

All of our rental equipment consists of products that we purchase from various suppliers and manufacturers, and over the last several years, we have reduced the number of suppliers from which we purchase rental equipment to two suppliers for almost all major equipment categories that we offer for rent. We rely on these suppliers and manufacturers to provide us with equipment which we then rent to our customers. We have not entered into any long-term equipment supply arrangements with manufacturers. To the extent we are unable to rely on these suppliers and manufacturers, due to an adverse change in our relationships with them, if they fail to continue operating as a going concern, if they significantly raised their costs, if a large amount of our rental equipment is subject to simultaneous recalls that would prevent us from renting such rental equipment for a significant period of time, or such suppliers or manufacturers simply are unable to supply us with equipment or needed replacement parts in a timely manner, our business could be adversely affected through higher costs or the resulting potential inability to service our customers. We may experience delays in receiving equipment from some manufacturers due to factors beyond our control, including raw material shortages, and, to the extent that we experience any such delays, our business could be hurt by the resulting inability to service our customers. In addition, the payment terms we have negotiated with the suppliers that provide us with the majority of our equipment may not be available to us at a later time.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

One of the reasons some of our customers find it more attractive to rent equipment than own equipment is the need to deploy their capital elsewhere. This has been particularly true in industries with high growth rates such as the non-residential construction industry. Some of our customers may have liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions.

If our operating costs increase as our rental fleet ages and we are unable to pass along such costs, our earnings will decrease.

As our fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, will likely increase. As of March 31, 2010, the average age of our rental equipment fleet was approximately 42 months, up 8 months, from 34 months at March 31, 2009. The increase in 2010 resulted from reductions in capital expenditures toward new rental fleet. The costs of maintenance may materially increase in the future. Any material increase in such costs could have a material adverse affect on our revenues, profitability and financial condition.

Our operational and cost reduction measures may not generate the improvements and efficiencies we expect.

We have responded to the economic slowdown by employing a number of operational measures. The extent to which these strategies will achieve the desired efficiencies and goals in 2010 and beyond is uncertain, as their success depends on a number of factors, some of which are beyond our control. Even if we carry out these measures in the manner we currently expect, we may not achieve the efficiencies or savings we anticipate, or on the timetable we anticipate. There may be unforeseen productivity, revenue or other consequences resulting from our strategies that will adversely affect us. Therefore, there can be no guarantee that our strategies will prove effective in achieving desired profitability or margins.

The cost of new equipment we use in our rental fleet could increase and therefore we may spend more for replacement equipment, and in some cases we may not be able to procure equipment on a timely basis due to supplier constraints.

The cost of new equipment used in our rental fleet could increase, primarily due to increased material costs, including increases in the cost of steel, which is a primary material used in most of the equipment we use, and increases in the cost of fuel, which is used in the manufacturing process and in delivering equipment to us. Such increases could materially adversely impact our financial condition and results of operations in future periods. In addition, based on changing demands of customers, the types of equipment we rent to our customers may become obsolete resulting in a negative impact to our financial condition based on the increased capital expenditures required to replace the obsolete equipment, and our potential inability to sell the obsolete equipment in the used equipment market.

An impairment of our goodwill could have a material non-cash adverse impact on our results of operations.

We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and at least annually. We performed our annual impairment tests for goodwill during the fourth quarter of 2009 and based on our analyses, there was no goodwill impairment recognized during 2009. If during 2010, market conditions deteriorate further and our outlook deteriorates from the projections we used in the 2009 goodwill impairment test, we may have goodwill impairment during 2010. If such further economic deterioration occurs, we may be required to record charges for goodwill impairments in the future, which could have a material adverse impact on our results of operations and financial condition.

Our rental fleet is subject to residual value risk upon disposition.

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•	the market price for new equipment of a like kind;

•	wear and tear on the equipment relative to its age and the performance of preventive maintenance;

•	the time of year that it is sold;

•	worldwide and domestic demand for used equipment, including the amount of used equipment we, along with our competitors, supply to the used equipment market; and

•	general economic conditions.

We include in income from operations the difference between the sales price and the depreciated value of an item of equipment sold. Changes in our assumptions regarding depreciation could change both our depreciation expense as well as the gain or loss realized upon disposal of equipment. Sales of our used rental equipment at prices that fall significantly below our projections, or our inability to sell such equipment at all, could have a negative impact on our results of operations.

Any failure of Atlas to indemnify us against and defend us from certain claims in accordance with the terms of the recapitalization agreement could have a material adverse effect on us.

Pursuant to Recapitalization Agreement and subject to certain limitations set forth therein, Atlas Copco AB, Atlas Copco Airpower n.v. and Atlas Copco Finance S.à.r.l. (together, “Atlas”) have agreed to indemnify RSC Holdings and its subsidiaries against and defend us from all losses, including costs and reasonable expenses, resulting from certain claims related to the Recapitalization, our business and our former businesses including, without limitation: claims alleging exposure to silica and asbestos; the transfer of certain businesses owned by RSC Holdings but not acquired in connection with the Recapitalization; certain employee-related matters; any activities, operations or business conducted by RSC Holdings or any of its affiliates other than our business; and certain tax matters. Any failure by Atlas to perform these obligations could harm our business.

Disruptions in our information technology systems could limit our ability to effectively monitor and control our operations and adversely affect our operating results.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, materially adversely affect our financial condition or operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions in a timely manner. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other potential material adverse effects on our results of operations.

Our business relies to some extent on third-party contractors to provide us with various services to assist us with conducting our business, which could adversely affect our business upon the termination or disruption of our third-party contractor relationships.

Our operations rely on third-party contractors to provide us with timely services to assist us with conducting our business. Any material disruption, termination, or substandard provision of these services could adversely affect our brand, customer relationships, operating results and financial condition. In addition, if a third-party contractor relationship is terminated, we may be adversely affected if we are not able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable. Further, in the event a third-party relationship is terminated and we are unable to enter into a similar relationship, we may not have the internal capabilities to perform such services in a cost-effective manner.

Oak Hill or its affiliates may compete directly against us.

Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to Oak Hill or its affiliates, including through potential acquisitions by Oak Hill or its affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of Oak Hill were to enter into or acquire a business similar to our equipment rental operations. Oak Hill and its affiliates may be inclined to direct relevant corporate opportunities to entities which they control individually rather than to us. In addition, our amended and restated certificate of incorporation provides that Oak Hill is under no obligation to communicate or offer any corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions, which may be significant. Any future acquisition would involve numerous risks including, without limitation:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the acquired business; and

•	exposure to unknown liabilities.

If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

If we fail to retain or attract key management and personnel, we may be unable to implement our business plan.

One of the most important factors in our ability to profitably execute our business plan is our ability to attract, develop and retain qualified personnel, including our Chief Executive Officer and operational management. Our success in attracting and retaining qualified people is dependent on the resources available in individual geographic areas and the impact on the labor supply due to general economic conditions as well as our ability to provide a competitive compensation package, including the implementation of adequate drivers of retention and rewards based on performance, and work environment. The departure of any key personnel and our inability to enforce non-competition agreements could have a negative impact on our business.

The impairment of financial institutions may adversely affect us.

We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions, some of which may be exposed to bankruptcy, liquidity, default or similar risks, especially in connection with recent financial market turmoil. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. For example, as of March 31, 2010, we had $558.3 million of available borrowings under the Senior ABL Revolving Facility. If any of the lenders that are parties to the Senior ABL Revolving Facility experience difficulties that render them unable to fund future draws on the facility, we may not be able to access all or a portion of these funds. The inability to make future draws on the Senior ABL Revolving Facility could have a material adverse effect on our liquidity which could negatively affect our business, results of operations or ability to maintain the overall quality of our rental fleet.

We are exposed to various possible claims relating to our business and our insurance may not fully protect us against those claims.

We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our vehicles and our employees, (3) employment-related claims, (4) property damage and pollution related claims and (5) commercial claims. Our insurance policies have deductibles or self-insured retentions of $1.0 million for general liability and $1.5 million for automobile liability, on a per occurrence basis; $0.5 million per occurrence for workers’ compensation claims; and $0.25 million per occurrence for pollution coverage. Currently, we believe that we have adequate insurance coverage for the protection of our assets and operations.

However, litigation is inherently unpredictable, and the outcome of some of these claims, proceedings and other contingencies could require us to take or refrain from taking actions which could adversely affect our operations or could result in excessive verdicts. Additionally, defending against claims, lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters. Our insurance may not fully protect us for certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits. In addition, we may be exposed to uninsured liability at levels in excess of our policy limits.

If we are found liable for any significant claims that are not covered by insurance, our liquidity and operating results could be materially adversely affected. It is possible that our insurance carrier may disclaim coverage for any class action and derivative lawsuits against us. It is also possible that some or all of the insurance that is currently available to us will not be available in the future on economically reasonable terms or not available at all. In addition, whether we are covered by insurance or not, certain claims may have the potential for negative publicity surrounding such claims, which could adversely affect our business and lead to lower revenues, as well as additional similar claims being filed.

We may be unable to maintain an effective system of internal control over financial reporting and comply with Section 404 of the Sarbanes-Oxley Act of 2002 and other related provisions of the U.S. securities laws.

In connection with the registration of exchange notes or the registration for resale of the notes offered hereby, as discussed under “The Exchange Offer” and under the terms of the indenture governing the notes offered hereby (such indenture, together with the indentures governing the 2014 notes and the 2017 secured notes (the “Notes Indentures”), we will be required to file certain reports, including annual and quarterly periodic reports, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the indentures governing the 2014 notes and the 2017 secured notes we are currently required to make such filings. The Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every reporting company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. An independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Compliance with the reporting obligations under the U.S. securities laws places additional burdens on our management, operational and financial resources and systems. To the extent that we are unable to maintain effective internal control over financial reporting and/or disclosure controls and procedures, we may be unable to produce reliable financial reports and/or public disclosure, detect and prevent fraud and comply with the reporting obligations under the U.S. securities laws, and the reporting covenant of each of the Notes Indentures, on a timely basis. Any such failure could harm our business, negatively affect the value of the notes and result in our violation of the reporting covenant of each of the Notes Indentures and the Senior Credit Facilities. In addition, failure to maintain effective internal control over financial reporting and/or disclosure controls and procedures could result in the loss of investor confidence in the reliability of our financial statements and public disclosure and a loss of customers, which in turn could harm our business and negatively affect the value of the notes.

Environmental, health and safety laws, regulations and requirements and the costs of complying with them, or any liability or obligation imposed under them, could adversely affect our financial position, results of operations or cash flow.

Our operations are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations. These laws regulate releases of petroleum products and other hazardous substances into the environment, the storage, treatment, transport and disposal of wastes, and the remediation of soil and groundwater contamination. These laws also regulate our ownership and operation of tanks used for the storage of petroleum products and other regulated substances. In addition, certain of our customers require us to maintain certain safety levels. Failure to maintain such levels could lead to a loss of such customers.

We have made, and will continue to make, expenditures to comply with environmental, health and safety laws and regulations, including, among others, expenditures for the investigation and cleanup of contamination at or emanating from currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Some of these laws impose strict and in certain circumstances joint and several liability on current and former owners or operators of contaminated sites and other potentially responsible parties for investigation, remediation and other costs.

In addition, as climate change issues have become more prevalent, federal, state and local governments, as well as foreign governments, have begun to respond to these issues with increased legislation and regulations. Such legislation and regulations could negatively affect us, our suppliers and our customers. This may cause us to incur additional direct costs in complying with any new environmental legislation or regulations, as well as increased indirect costs resulting from our suppliers, customers, or both incurring additional compliance costs that could get passed through to us. Compliance with existing or future environmental, health and safety requirements may require material expenditures by us or otherwise harm our consolidated financial position, results of operations or cash flow.

Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.

Our operations are principally affected by various statutes, regulations and laws in the U.S. states and Canadian provinces in which we operate. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, transportation, information security and privacy, labor and employment practices, competition, immigration and other matters. In addition, we may be indirectly exposed to changes in regulations which affect our customers. Changes in U.S. federal, state or local regulations governing our business could increase our costs of doing business. Moreover, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements. We cannot predict whether future developments in law and regulations concerning our businesses will affect our business financial condition and results of operations in a negative manner.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part upon protection of our rights in trademarks, copyrights and other intellectual property rights we own or license, including proprietary software. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our services or our use of intellectual property infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, copyright or other intellectual property infringement against us could prevent us from providing services, which could harm our business, financial condition or results of operations. In addition, a breakdown in our internal policies and procedures may lead to an unintentional disclosure of our proprietary, confidential or material non-public information, which could in turn harm our business, financial condition or results of operations.

Certain existing stockholders of RSC Holdings have significant control over our company and large ownership positions that could be sold, transferred or distributed.

Oak Hill, Ripplewood, Atlas Copco Finance S.à.r.l. (“ACF”) and RSC Holdings are parties to an Amended and Restated Stockholders Agreement dated May 29, 2007, as amended further by Amendment No. 1 dated August 24, 2009 (the “Stockholders Agreement”), pursuant to which Oak Hill currently has the right to nominate four members of RSC Holdings’ Board of Directors and Oak Hill, Ripplewood, and ACF together may exercise control over matters requiring stockholder approval and our policy and affairs. As of May 3, 2010, Oak Hill, Ripplewood and ACF collectively owned approximately 50.8% of the outstanding shares of RSC Holdings’ common stock, which results in RSC Holdings being a closely controlled company under New York Stock Exchange rules and regulations. Due to the Stockholders Agreement, Oak Hill has significant influence over: (1) the election of RSC Holdings’ Board of Directors; (2) the approval or disapproval of any other matters requiring stockholder approval; and (3) the affairs, policy and direction of our business. The interests of RSC Holdings’ existing stockholders may conflict with the interests of other security holders. In addition, actual or possible sales, transfers or distributions of substantial amounts of the common stock of RSC Holdings by Oak Hill, Ripplewood or ACF, or the perception of the forgoing by investors, may cause the trading price of RSC Holdings’ common stock to decline and could adversely affect our ability to obtain financing in the future.

We face risks related to changes in our ownership.

Certain of our agreements with third parties, including our real property leases, require the consent of such parties in connection with any change in ownership of us. We will generally seek such consents and waivers, although we may not seek certain consents if our not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations. If we fail to obtain any required consent or waiver, the applicable third parties could seek to terminate their agreement with us and, as a result, our ability to conduct our business could be impaired until we are able to enter into replacement agreements, which could harm our results of operations or financial condition.

Risks Related to the Notes

We have substantial debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business and make payments on our indebtedness.

We have a substantial amount of debt. As of March 31, 2010, we had $2,126.8 million of debt outstanding. Our substantial debt could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations to the holders of our notes and to the lenders under our Senior Credit Facilities, resulting in possible defaults on and acceleration of such debt;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the Senior Credit Facilities, bears interest at variable rates;

•	place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

•	limit our ability to refinance our existing indebtedness on favorable terms or at all or borrow additional funds in the future for, among other things, working capital, capital expenditures, acquisitions or debt service requirements;

•	limit our flexibility in planning for, or reacting to, changing conditions in our business and industry; and

•	limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins. Any of the foregoing impacts of our substantial indebtedness could harm our business, financial condition and results of operations.

Any of the foregoing impacts of our substantial indebtedness could harm our business, financial condition and results of operations.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantial additional debt, which could further exacerbate the risks associated with our current substantial debt.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit us or our subsidiaries from doing so. As of March 31, 2010, our Senior ABL Revolving Facility provided us commitments for additional aggregate borrowings of approximately $558.3 million subject to, among other things, our maintenance of a sufficient borrowing base under such facility. Both the Senior ABL Revolving Facility and the Second Lien Term Facility permit additional borrowings beyond the committed financing under these facilities under certain circumstances, and all of those borrowings and any other secured indebtedness permitted to be incurred by the agreements governing such credit facilities and the Notes Indentures would be effectively senior to the notes. If new indebtedness is added to our current debt levels, the related risks that we now face would increase. In addition, the instruments governing our indebtedness do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness.

Restrictive covenants in certain of the agreements and instruments governing our indebtedness may adversely affect our financial and operational flexibility.

Our Senior Credit Facilities contain covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or provide guarantees;

•	engage in mergers, acquisitions or dispositions of assets;

•	enter into sale-leaseback transactions;

•	make dividends or other restricted payments;

•	prepay other indebtedness (including the notes);

•	engage in certain transactions with affiliates;

•	make investments;

•	change the nature of our business;

•	incur liens;

•	enter into currency, commodity and other hedging transactions; and

•	amend specified debt agreements.

In addition, under the Senior ABL Revolving Facility, we will become subject to additional reporting requirements upon excess availability falling below $100.0 million. In addition, we will come under close supervision by our lenders and we will then be subject to financial covenants, including covenants that will obligate us to maintain (1) a specified leverage ratio of 4.50 to 1.00 in 2009 and 4.25 to 1.00 thereafter and (2) a specified fixed charge coverage ratio of 1.00 to 1.00 upon excess availability falling below (a) before November 30, 2011 and the Commitment Increase Date, $140.0 million, (b) after the Commitment Increase Date but before November 30, 2011, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase date, and (c) on or after November 30, 2011, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on such date. Our ability to comply with these covenants in future periods and our available borrowing capacity under the Senior ABL Revolving Facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend substantially on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

Each of the Notes Indentures contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or distributions on their capital stock or repurchase their capital stock;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into certain transactions with affiliates;

•	create limitations on the ability of the restricted subsidiaries to make dividends or distributions to their respective parents;

•	merge or consolidate with another company; and

•	transfer and sell assets

These covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Also, although the Notes Indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the Notes Indentures may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or such indentures that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under the Senior Credit Facilities and may not be able to repay the amounts due under the Senior Credit Facilities and the Notes. Any of the events described in this paragraph could have a material adverse effect on our financial condition and results of operations and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to make payments on all of our debt, including the notes, and our ability to refinance all or a portion of our debt or obtain additional financing depends on many factors beyond our control. As a result, we may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations under, our debt, including the notes, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control. We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness, including the indenture governing the notes, restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those sales, or if we do, the timing of any such sales may not be advantageous to us and the proceeds that we realize may not be adequate to meet debt service obligations when due.

The notes and any guarantees of the notes will be unsecured and the notes and any guarantees of the notes will be structurally subordinated to some of our obligations.

As of March 31, 2010, we had indebtedness on our consolidated balance sheet of approximately $2,126.8 million. Of this indebtedness, approximately $1,309.8 million was secured by a lien on substantially all of our assets. In addition, the indenture governing the notes will permit us to incur additional secured indebtedness, including indebtedness under the Senior Credit Facilities. As of March 31, 2010, we had $558.3 million available for additional secured borrowings under the Senior ABL Revolving Facility. The notes are unsecured and therefore do not have the benefit of the collateral securing any such indebtedness. Accordingly, if an event of default occurs under the Senior Credit Facilities or the indenture governing the 2017 secured notes, the secured lenders will have a prior right to our assets, to the exclusion of the holders of the notes, even if we are in default under the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under the Senior Credit Facilities and the indenture governing the 2017 secured notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of the notes and other unsecured indebtedness. Further, if the notes are guaranteed by one or more subsidiaries and the lenders foreclose and sell the pledged equity interests in any such subsidiary guarantor, then those guarantors will be released from their guarantee of the notes automatically and immediately upon the sale. In addition, claims of holders of the notes will be structurally subordinated to the claims of creditors of our non-guarantor subsidiaries, if any, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to the issuers or a guarantor of the notes. Non-guarantor subsidiaries, if any, will be permitted to incur additional debt in the future under the indenture governing the notes. See “Description of Notes.”

A significant portion of our outstanding indebtedness is secured by substantially all of our consolidated assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

Indebtedness under the Senior Credit Facilities and the 2017 secured notes are secured by a lien on substantially all our assets, including pledges of substantially all of the assets of RSC Holdings III, LLC, which consist primarily of the capital stock of RSC Equipment Rental, Inc. and, in the case of the Senior Credit Facilities, pledges of substantially all of the assets of RSC Holdings II, LLC, which consist primarily of the capital stock of RSC Holdings III, LLC. The 2014 notes and the notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under the Senior Credit Facilities or the 2017 notes, the senior secured lenders under such facilities or the holders of the 2017 secured notes would have a prior right to our assets, to the exclusion of our general creditors, including the holders of the 2014 notes and the notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our Senior Credit Facilities and the 2017 notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness.

As of March 31, 2010, substantially all of our consolidated assets, including our equipment rental fleet, had been pledged for the benefit of the lenders under our Senior Credit Facilities and the holders of the 2017 notes. As a result, the lenders under these facilities and the holders of the 2017 notes would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness may receive less, ratably, than the holders of our secured debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. In that event, holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom. In addition, the pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

You should not expect RSC Holdings III, LLC to, and neither RSC Holdings nor its shareholders will be under any obligation to, participate in making payments on the notes.

RSC Holdings III, LLC is an indirect wholly-owned subsidiary of RSC Holdings that was formed for the sole purpose of issuing our 2014 notes and incurring indebtedness under the Senior Credit Facilities in connection with the Recapitalization. RSC Holdings III, LLC does not have any operations or assets of any kind (other than the capital stock of RSC) and does not have any revenues other than as may be incidental to its activities as a co-issuer of the 2014 notes and co-borrower under the Senior Credit Facilities. In addition, RSC Holdings will not be an obligor of the notes. Therefore neither RSC Holdings nor its shareholders will have any obligation to participate in servicing any of the obligations on the notes.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indenture governing the notes.

If we experience specified changes of control, we would be required to make an offer to purchase all of the outstanding notes (unless otherwise redeemed) at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The indenture governing our 2017 secured notes and the indenture governing our 2014 notes also contain a similar provision that would require us to make an offer to repurchase the 2017 secured notes and the 2014 notes, respectively. The occurrence of specified events that would constitute a change of control constitutes a default under the Senior Credit Facilities. In addition, the Senior Credit Facilities prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under the Senior Credit Facilities is repaid in full. In addition, our failure to purchase the notes, the 2017 secured notes or the 2014 notes after a change of control in accordance with the terms of the applicable indenture would result in a default under the Senior Credit Facilities.

Our inability to make the offer to purchase the 2017 secured notes or the 2014 notes as described above or to repay the indebtedness under the Senior Credit Facilities would also constitute an event of default under the indenture for the notes, which could have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under the Senior Credit Facilities, the 2017 secured notes, the 2014 notes and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Indebtedness we have and may incur under the Senior Credit Facilities bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our indebtedness and could materially reduce our profitability. In addition, recent turmoil in the credit markets has reduced the availability of debt financing, which may result in increases in the interest rates and borrowing spreads at which lenders are willing to make future debt financing available to us. The impact of such an increase would be more significant than it would be for some other companies because of our substantial indebtedness.

We are subject to certain fraudulent transfer and conveyance statutes that may have adverse implications for the holders of the notes.

Under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors, a court could avoid (cancel) or subordinate the notes or the guarantee of any subsidiary guarantor to our or the subject subsidiary guarantor’s presently existing and future indebtedness and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes or the applicable guarantee. For a fraudulent conveyance claim to succeed, the claimant generally must show that at the time the obligation was incurred, the obligor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the notes or incurring the guarantee, as applicable, and:

•	was insolvent or was rendered insolvent by reason of the incurrence of the obligation;

•	was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, an obligor would be considered insolvent if, at the time it incurs the obligation, either:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and matured.

We cannot give you any assurance as to what standards a court would use to determine whether we or a subsidiary guarantor were solvent at the relevant time, or whether, whatever standard was used, the notes or the applicable guarantee would not be avoided on another of the grounds described above.

We believe that at the time the notes are initially issued each issuer will be:

•	neither insolvent nor rendered insolvent thereby;

•	in possession of sufficient capital to run its businesses effectively;

•	incurring debts within its ability to pay as the same mature or become due; and

•	will have sufficient assets to satisfy any probable money judgment against it in any pending action.

In reaching these conclusions, we have relied upon our analysis of internal cash flow projections, which, among other things, assume that we will in the future realize certain selling price and volume increases and favorable changes in business mix, and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions. Further, to the extent that the notes are guaranteed in the future by any subsidiary, a court passing on such guarantor regarding any such guarantee could conclude that such guarantee constituted a fraudulent conveyance or transfer.

The indenture governing the notes will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Since outstanding old notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration, you may have difficulty selling old notes that you do not exchange.

If a large number of old notes are exchanged for new notes issues in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

In addition, if you do not tender your outstanding old notes or if we do not accept some outstanding old notes, those old notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the old notes that are described in the legend on the old notes and in the prospectus relating to the old notes.

There is currently no market for the notes, and we cannot assure you that an active trading market will develop for the notes.

The notes are new securities for which there presently is no established market. Although the initial purchasers have informed us that they currently intend to make a market in the notes, and, if issued, the exchange notes, the initial purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the notes or, if issued, the exchange notes. We do not intend to apply for listing of the notes or, if issued, the exchange notes, on any securities exchange or for quotation of the notes through any national securities association. The liquidity of, and trading market for, the notes, if any, may also be adversely affected by general declines in the market, declines in the market for similar securities, prevailing interest rates and other factors, including general economic conditions and our own financial condition, performance and prospects, as well as recommendations by security analysts. Such declines may adversely affect such liquidity and trading markets regardless of our financial performance and prospects. Historically, the market for high-yield debt has been subject to disruptions that have caused substantial fluctuations in the prices of these securities. The market for the notes may be subject to such disruption and volatility, either of which could have an adverse effect on the price and liquidity of the notes.

Risks Related to Market and Economic Factors

Our operating and financial performance in any given period might not meet the guidance we have provided to the public.

We provide public guidance on our expected operating and financial results for future periods. Although we believe that this guidance provides investors and analysts with a better understanding of management’s expectations for the future, and is useful to our investors and potential investors, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this report and in our other public filings and public statements. Actual results may differ from the projected guidance. If in the future, our operating or financial results for a particular period do not meet our guidance or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our securities could significantly decline.

The certificate of incorporation, by-laws of RSC Holdings and Delaware law may discourage takeovers and business combinations that its stockholders might consider in their best interests.

A number of provisions in the certificate of incorporation and by-laws of RSC Holdings may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of RSC Holdings that its stockholders might consider in their best interests. These provisions include:

•	establishment of a classified Board of Directors, with staggered terms;

•	granting to the Board of Directors sole power to set the number of directors and to fill any vacancy on the Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	limitations on the ability of stockholders to remove directors;

•	the ability of the Board of Directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the Board of Directors;

•	prohibition on stockholders from calling special meetings of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the Board of Directors at stockholder meetings; and

•	prohibiting our stockholders from acting by written consent if the Sponsors cease to collectively hold a majority of the outstanding common stock of RSC Holdings.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. In addition, we have opted out of Section 203 of the Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange after being made pursuant to the registration rights agreement, dated as of November 17, 2009, between us and the initial purchasers of the old notes, with respect to the old notes (the “registration rights agreement”). Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading “Where You Can Find More Information.”

Terms of the Exchange Offer

General

In connection with the issuance of the old notes pursuant to a purchase agreement, dated as of November 2, 2009, between us and the initial purchasers of the old notes, the holders of the old notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to cause the registration statement, of which this prospectus is a part, to become effective under the Securities Act within 330 days of the date of original issue of the old notes. We have also agreed to use our commercially reasonable efforts to keep the exchange offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 20 business days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. We will issue new notes in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of          , 2010. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth below under “—Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, you will represent to us that:

•	any new notes to be received by you will be acquired in the ordinary course of business;

•	you have no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

If you are a broker-dealer, you will also be required to represent that you will receive the new notes for your own account in exchange for old notes acquired as a result of market-making activities or other trading activities, that you will deliver a prospectus in connection with any resale of new notes and that you have not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See “Plan of Distribution.” If you are not a broker-dealer, you will be required to represent that you are not engaged in and do not intend to engage in the distribution of the new notes. Whether or not you are a broker-dealer, you must also represent that you are not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If you are unable to make the foregoing representations, you may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives new notes pursuant to the exchange offer for its own account as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 10 1/4%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on          , 2010, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such notice to noteholders will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notices and may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to

(1) delay acceptance of any old notes due to an extension of the exchange offer, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived by us prior to 5:00 p.m., New York City time, on the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

(2) amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If we amend the exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment and we will extend the exchange offer if necessary so that at least five business days remain in the offer following notice of the material change.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 10 1/4% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 10 1/4% per annum, provided, that if an old note is surrendered for exchange on or after a record date for the notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on May 15 and November 15 of each year, commencing May 15, 2010. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreement.

Procedures for Tendering

To tender in the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

In addition, either

•	certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal;

•	a timely confirmation of a book-entry transfer of old notes, if such procedures are available, into the exchange agent’s account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	you must comply with the guaranteed delivery procedures described below.

We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand-delivery service. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below under “—Exchange Agent.” You may also request your respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender on your behalf. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

Your tender of old notes will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”) unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued:

•	to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “—Conditions,” to terminate the exchange offer;

•	to redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes—Optional Redemption;” and

•	to the extent permitted under applicable law, to purchase the old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after the expiration date. See “—Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such note will receive a new note having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under “—Exchange Agent” on or prior to 5:00 p.m., New York City time, on the expiration date or the guaranteed delivery procedures described below must be complied with. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility, The Depository Trust Company, have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

(1) sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

(2) states the tender is being made thereby;

(3) guarantees that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “—Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights prior to 5:00 p.m., New York City time, on the expiration date shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to 5:00 p.m., New York City time, on the expiration date.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939, as amended. Pursuant to the registration rights agreement, we are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, WELLS FARGO BANK, N.A Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	By Facsimile (for Eligible Institutions only): (612) 667-6282 For Information or Confirmation by Telephone: (800) 344-5128

Regular Mail or Overnight Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Attn: Bondholder Communications

Hand Delivery: WELLS FARGO BANK, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other person will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Federal Income Tax Considerations

We believe the exchange of the old notes for the new notes should not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Accounting Treatment

The new notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be expensed.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws or in a transaction not subject to the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, there may be little or no trading market for untendered and tendered but unacceptable old notes. The restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior ABL Revolving Facility

Overview

In connection with the Recapitalization, the issuers, as U.S. borrowers, RSC Holdings II, LLC, and RSC Canada, formerly known as Rental Service Corporation of Canada Ltd., as Canadian borrower, entered into Senior ABL Facilities comprised of an ABL revolving facility, an ABL term facility and an uncommitted incremental facility. We repaid the ABL term facility in full in July 2009. The Senior ABL Revolving Facility provides for a revolving facility in an aggregate principal amount of $1,100 million, subject to availability under a borrowing base. Up to $54.9 million of the Senior ABL Revolving Facility is available for Canadian dollar borrowings by Canadian borrowers, subject to availability under a borrowing base. The Senior ABL Revolving Facility also includes a subfacility for the issuance of letters of credit in an amount not to exceed $280 million, and a subfacility for borrowings of swingline loans by the U.S. borrowers in an amount not to exceed $25 million. Newly created or acquired material U.S. or Canadian subsidiaries may, and at the request of the administrative agent will be required to, become borrowers under the Senior ABL Revolving Facility. As of March 31, 2010, we had approximately $363.2 million outstanding under the Senior ABL Revolving Facility. As of March 31, 2010, we had approximately $38.2 million of letters credit outstanding. As of March 31, 2010, we had approximately $558.3 million of available and undrawn capacity under the Senior ABL Revolving Facility.

The amount of available borrowings under our Senior ABL Revolving Facility is determined by a formula, subject to maximum borrowings, that includes several factors, most significant of which is the OLV of our rental fleet. The OLV of our fleet is calculated by a third party and reflects the average of prices paid for used rental equipment at retail and auction.

Maturity; Amortization and Prepayments

Of the $1,100 million total commitment under our Senior ABL Revolving Facility, $280.8 million (the “Non-Extended Commitments”) matures on November 30, 2011 (the “Non-Extended Maturity Date”) and the remaining $819.2 million (the “Extended Commitments”) matures on August 30, 2013 (the “Extended Maturity Date”). We have the right to request one or more lenders under the Senior ABL Revolving Facility to convert their Non-Extended Commitments under the Senior ABL Revolving Facility to Extended Commitments or, to the extent permitted under the Second Lien Term Facility, provide new or increased Extended Commitments in an aggregate amount not to exceed $200 million (the date on which such new extended commitments are provided or extended commitments are increased, the “Commitment Increase Date”). Lenders are not obligated to convert, increase or provide any commitment as a result of any such request.

Subject to certain exceptions, the Senior ABL Revolving Facility is subject to mandatory prepayment in amounts equal to (1) the amount by which certain outstanding extensions of credit under the Senior ABL Revolving Facility exceed the lesser of the borrowing base and the commitments then in effect and (2) to the extent excess availability under the Senior ABL Revolving Facility is less than $250 million, the net proceeds of (a) certain asset sales by us and certain of our subsidiaries, (b) certain debt offerings by us and certain of our subsidiaries, (c) certain insurance recovery and condemnation events and (d) certain sale and leaseback transactions.

Guarantees; Security; Ranking

RSC Holdings II, LLC and each direct and indirect U.S. subsidiary of RSC Holdings II, LLC, if any (other than the borrowers, any foreign subsidiary holding company so long as such holding company has no material assets other than the capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries, and any subsidiary of our non-U.S. subsidiaries (and certain of our immaterial subsidiaries (if any))) provide an unconditional guaranty of all amounts owing under the Senior ABL Revolving Facility. In addition, the U.S. borrowers and U.S. guarantors, and each direct and indirect Canadian subsidiary of RSC Holdings III, LLC, if any (other than Canadian borrowers, a wholly-owned special purpose subsidiary (if any) and certain of our immaterial subsidiaries (if any)) provide guarantees in respect of the Canadian borrowers’ obligations under the Senior ABL Revolving Facility. In addition, obligations of the U.S. and Canadian borrowers under the Senior ABL Revolving Facility and the guarantees of the U.S. guarantors thereunder are secured by first priority security interests in substantially all of the tangible and intangible assets of the U.S. borrowers and the U.S. guarantors, including pledges of all stock and other equity interests owned by the U.S. borrowers and the U.S. guarantors (including, without limitation, all of the capital stock of each borrower (but only up to 65% of the voting stock of each direct foreign subsidiary owned by U.S. borrowers or any U.S. guarantor in the case of pledges securing the U.S. borrowers’ and U.S. guarantors’ obligations under the Senior ABL Revolving Facility (it being understood that a foreign subsidiary holding company shall be deemed to be a non-U.S. subsidiary for purposes of this provision so long as such holding company has no material assets other than capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries))). Assets of the type described in the preceding sentence of any Canadian borrower and any Canadian guarantor are similarly pledged to secure the obligations of the Canadian borrowers and Canadian guarantors under the Senior ABL Revolving Facility. The security and pledges are subject to certain exceptions.

Indebtedness under the Senior ABL Revolving Facility is our senior secured obligation and ranks equal in right of payment with all of our existing and future senior indebtedness that is not expressly subordinated to the Senior ABL Revolving Facility and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the Senior ABL Revolving Facility. Indebtedness under the Senior ABL Revolving Facility, to the extent of the value of the collateral securing the Senior ABL Revolving Facility described above, is effectively (i) senior to our existing and future unsecured indebtedness, including the notes, (ii) senior to our existing and future indebtedness secured by a security interest in the collateral securing the Senior ABL Revolving Facility that is junior to the security interest securing the Senior ABL Revolving Facility, including the 2017 secured notes and the Second Lien Term Facility, and (iii) equal with our future indebtedness secured by a security interest in the collateral securing the Senior ABL Revolving Facility that is not senior or junior to the security interest securing the Senior ABL Revolving Facility. Under the terms of the intercreditor agreements governing the Senior ABL Revolving Facility, the Second Lien Term Facility and the 2017 secured notes, as applicable, the security interest securing the Senior ABL Revolving Facility ranks senior to the security interest securing the 2017 secured notes and to the security interest securing the Second Lien Term Facility.

Interest

At the U.S. borrowers’ election, the interest rates per annum applicable to U.S. dollar loans under the Senior ABL Revolving Facility are based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR, plus a borrowing margin or (2) an alternate base rate plus a borrowing margin. At the Canadian borrowers’ election, the cost of borrowing applicable to Canadian dollar loans under the Senior ABL Revolving Facility are based on a fluctuating cost of borrowing measured by reference to either (i) bankers’ acceptance discount rates, plus a stamping fee equal to a borrowing margin, or (ii) the Canadian prime rate plus a borrowing margin. The borrowing margin on any Extended Commitments under the Senior ABL Revolving Facility is 175 bps more than the borrowing margin on any Non-Extended Commitments under the Senior ABL Revolving Facility.

Fees

The borrowers are required to pay (1) fees on the unused commitments of the lenders under the Senior ABL Revolving Facility, (2) a letter of credit fee on the outstanding stated amount of letters of credit plus facing fees for the letter of credit issuing banks and (3) other customary fees in respect of the Senior ABL Revolving Facility.

Covenants

The Senior ABL Revolving Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to incur additional indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; make dividends and other restricted payments; make optional prepayments of other indebtedness (including the Second Lien Term Facility, the notes, the 2017 secured notes and the 2014 notes); repay certain indebtedness (including the 2017 secured notes or the 2014 notes) upon a change of control; engage in certain transactions with affiliates; make investments; change the nature of its business; incur liens; with respect to RSC Holdings II, LLC, take actions other than those enumerated; and amend specified debt agreements.

In addition, under the Senior ABL Revolving Facility, the borrowers will become subject to more frequent borrowing base reporting requirements upon excess availability falling below $100 million and the borrowers will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio of 1.00 to 1.00 and a maximum leverage ratio as of the last day of each quarter of 4.50 to 1.00 in 2009 and 4.25 to 1.00 for the quarter ending March 31, 2010 and thereafter, upon excess availability falling below (a) before the Non-Extended Maturity Date and the Commitment Increase Date, $140.0 million, (b) after the Commitment Increase Date but before the Non-Extended Maturity Date, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase Date and (c) on or after the Non-Extended Maturity Date, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Non-Extended Maturity Date. Excess availability did not fall below the specified levels and the borrowers were not required to comply with the specified financial ratios and tests as of March 31, 2010. As of March 31, 2010, calculated in accordance with the Senior ABL Revolving Facility, our fixed charge coverage ratio was 1.77 to 1.00 and the leverage ratio was 5.57 to 1.00.

Events of Default

The Senior ABL Revolving Facility contains customary events of default including nonpayment of principal when due; nonpayment of interest, fees or other amounts, in each case after a grace period; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of certain covenants, to a grace period and notice); cross-default and cross-acceleration to material indebtedness; bankruptcy events; ERISA events subject to a material adverse effect qualifier; material monetary judgments; actual or asserted invalidity of any guarantee or security document or subordination provisions (to the extent applicable); impairment of security interests; and a change of control.

Second Lien Term Facility

Overview

In connection with the Recapitalization, the issuers, as borrowers, and RSC Holdings II, LLC entered into a credit agreement, dated as of November 27, 2006, with respect to the Second Lien Term Facility, with DBNY, as administrative agent and collateral agent, Citigroup, as syndication agent, GE Capital Markets Inc., as senior managing agent, Deutsche Bank

Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers and GECC, as documentation agent, and the other financial institutions party thereto from time to time. The Second Lien Term Facility provides for (1) a term loan facility in an aggregate principal amount of $1,130 million and (2) an uncommitted incremental increase in an aggregate principal amount of up to $300 million, permitted subject to certain conditions, including no default or event of default existing or resulting therefrom, and neither the total leverage ratio nor the secured leverage ratio of the borrower on a pro forma basis (as described in the Second Lien Term Facility) exceeding 4.00 to 1.00 and 3.00 to 1.00, respectively. Newly created or acquired material U.S. subsidiaries may, and at the request of the administrative agent will be required to, become borrowers under the Second Lien Term Facility. As of March 31, 2010, we had $479.4 million outstanding under the Second Lien Term Facility and no additional amounts were available to us under this facility.

Maturity; Prepayments

The Second Lien Term Facility matures on November 30, 2013. The term loans do not amortize.

To the extent not required to prepay loans under the Senior ABL Revolving Facility and subject to certain exceptions, the Second Lien Term Facility is subject to mandatory prepayment in an amount equal to the net cash proceeds of (1) certain asset sales by us and certain of our subsidiaries, (2) certain debt offerings by us and certain of our subsidiaries, (3) certain insurance recovery and condemnation events and (4) certain sale and leaseback transactions.

Guarantees; Security; Ranking

RSC Holdings II, LLC and each direct and indirect U.S. subsidiary of RSC Holdings II, LLC, if any (other than the borrowers, any foreign subsidiary holding company so long as such holding company has no material assets other than the capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries, and any subsidiary of our non-U.S. subsidiaries (and certain of our immaterial subsidiaries (if any))) are required to provide an unconditional guaranty of all amounts owing under the Second Lien Term Facility. In addition, the Second Lien Term Facility and the guarantees thereunder are secured by second priority security interests in substantially all of the tangible and intangible assets of the borrowers and the guarantors, including pledges of all stock and other equity interests owned by the borrowers and the guarantors (including, without limitation, all of the capital stock of each borrower) and of up to 65% of the voting stock of each direct foreign subsidiary owned by borrowers or any guarantor (it being understood that a foreign subsidiary holding company shall be deemed to be a non-U.S. subsidiary for purposes of this provision so long as such holding company has no material assets other than capital stock, other equity interests or debt obligations of one or more of our non-U.S. subsidiaries). The security and pledges are subject to certain exceptions.

Indebtedness under the Second Lien Term Facility is our senior secured obligation and ranks equal in right of payment with all of our existing and future senior indebtedness that is not expressly subordinated to the Second Lien Term Facility and senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the Second Lien Term Facility. Indebtedness under the Second Lien Term Facility, to the extent of the value of the collateral securing the Second Lien Term Facility described above, is effectively (i) senior to our existing and future unsecured indebtedness, including the notes, (ii) senior to our existing and future indebtedness secured by a security interest in the collateral securing the Second Lien Term Facility that is junior to the security interest securing the Second Lien Term Facility, (iii) equal with our future indebtedness secured by a security interest in the collateral securing the Second Lien Term Facility that is not senior or junior to the security interest securing the Second Lien Term Facility and (iv) junior to our existing and future indebtedness secured by a security interest in the collateral securing the Second Lien Term Facility that is senior to the security interest securing the Second Lien Term Facility, including the Senior ABL Revolving Facility and the 2017 secured notes. Under the terms of the intercreditor agreements governing the Second Lien Term Facility, the Senior ABL Revolving Facility and the 2017 secured notes, as applicable, the security interest securing the Second Lien Term Facility ranks junior to the security interest securing the Senior ABL Revolving Facility and to the security interest securing the 2017 secured notes.

Interest

At the borrowers’ election, the interest rates per annum applicable to the loans under the Second Lien Term Facility are based on a fluctuating rate of interest measured by reference to either (1) adjusted LIBOR plus a borrowing margin or (2) an alternate base rate plus a borrowing margin.

Fees

The borrowers are required to pay customary fees in respect of the Second Lien Term Facility.

Covenants

The Second Lien Term Facility contains a number of covenants that, among other things, limit or restrict the ability of the borrowers and their subsidiaries to incur additional indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; make dividends and other restricted payments; make optional prepayments of other indebtedness (including the notes, the 2017 secured notes and the 2014 notes); repay certain indebtedness (including the 2014 notes) upon a change of control; engage in certain transactions with affiliates; make investments; change the nature of its business; incur liens; with respect to RSC Holdings II, LLC, take actions other than those enumerated; and amend specified debt agreements. Under the Second Lien Term Facility, the borrowers are not required to comply with specified financial maintenance covenants.

Events of Default

The Second Lien Term Facility contains customary events of default including nonpayment of principal when due; nonpayment of interest, fees or other amounts, in each case after a grace period; material inaccuracy of a representation or warranty when made or deemed made; violation of a covenant (subject, in the case of certain covenants, to a grace period and notice); cross-acceleration to material indebtedness; bankruptcy events; ERISA events subject to a material adverse effect qualifier; material monetary judgments; actual or asserted invalidity of any guarantee or security document or subordination provisions (to the extent applicable); impairment of security interests; and a change of control.

2017 Secured Notes

On July 1, 2009, we issued $400.0 million in aggregate principal amount of 10% senior secured notes due 2017. Interest on the 2017 secured notes is paid semi-annually, on January 15 and June 15 in each year, and the 2017 secured notes mature on July 15, 2017.

Guarantees; Security; Ranking

The 2017 secured notes are guaranteed by each of our domestic subsidiaries, if any, that guarantees our obligations under the Senior Credit Facilities.

The 2017 secured notes are (and any guarantee of the 2017 secured notes will be) secured by second priority security interests in substantially all of the tangible and intangible assets of the borrowers, including pledges of all stock and other equity interests owned by the borrowers (including, without limitation, all of the capital stock of each borrower) and of up to 65% of the voting stock of each direct foreign subsidiary owned by borrowers (it being understood that a foreign subsidiary holding company shall be deemed to be a non-U.S. subsidiary for purposes of this provision so long as such holding company has no material assets other than capital stock, equity interests or debt obligations of one or more of our non-U.S. subsidiaries). The security and pledges are subject to certain exceptions.

The 2017 secured notes are our senior secured obligations and rank equal in right of payment with all of our existing and future senior indebtedness that is not expressly subordinated to the 2017 secured notes and ranks senior in right of payment to all of our existing and future indebtedness that is expressly subordinated to the 2017 secured notes.

Indebtedness under the 2017 secured notes, to the extent of the value of the collateral securing the 2017 secured notes described above, is effectively (i) senior to our existing and future unsecured indebtedness including the notes, (ii) senior to our existing and future indebtedness secured by a security interest in the collateral securing the 2017 secured notes that is junior to the security interest securing the 2017 secured notes, including the Second Lien Term Facility, (iii) equal with our future indebtedness secured by a security interest in the collateral securing the 2017 secured notes that is not senior or junior to the security interest securing the 2017 secured notes and (iv) junior to our existing and future indebtedness secured by a security interest in the collateral securing the 2017 secured notes that is senior to the security interest securing the 2017 secured notes, including the Senior ABL Revolving Facility. Under the terms of the intercreditor agreements governing the 2017 secured notes, the Senior ABL Revolving Facility and the Second Lien Term Facility, as applicable, the security interest securing the 2017 secured notes ranks junior to the security interest securing the Senior ABL Revolving Facility.

Optional Redemption

The 2017 secured notes are redeemable, at our option, in whole or in part, at any time and from time to time on and after July 15, 2013 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the 2017 secured notes). The 2017 secured notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Redemption Period	Price

2013	105.000%
2014	102.500%
2015 and thereafter	100.000%

In addition, at any time and from time to time on or prior to July 15, 2012, we may redeem up to 35% of the original aggregate principal amount of the 2017 secured notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings, at a redemption price of 110.0%, for 2017 secured notes, plus accrued and unpaid interest, if any, to the redemption date. This redemption provision is subject to a requirement that 2017 secured notes in an aggregate principal amount equal to at least 65% of the original aggregate principal amount of 2017 secured notes must remain outstanding after each such redemption of 2017 secured notes.

Under the terms of the Senior ABL Revolving Facility, we may not make any optional redemption of the 2017 secured notes unless certain payment conditions have been satisfied.

Change of Control

Upon the occurrence of a change of control, which is defined in the indenture governing the 2017 secured notes, each holder of 2017 secured notes has the right to require us to repurchase some or all of such holder’s 2017 secured notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants

The indenture governing the 2017 secured notes contains covenants limiting, among other things, RSC Holdings III, LLC’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	create liens on their assets to secure debt;

•	limit dividends or other payments by its restricted subsidiaries to RSC;

•	sell certain assets;

•	enter into certain types of transactions with affiliates;

•	use assets as security for certain other indebtedness without securing the 2014 notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	designate subsidiaries as unrestricted subsidiaries.

The indenture governing the 2017 secured notes also contains a covenant limiting the type of business in which RSC Holdings II, LLC, RSC Holdings III, LLC’s direct parent entity may engage.

Events of Default

The indenture governing the 2017 secured notes also provides for customary events of default.

2014 Notes

On November 27, 2006, we issued $620.0 million in aggregate principal amount of 9 1/2% senior notes due 2014. Interest on the 2014 notes is paid semi-annually, on June 1 and December 1 in each year, and the 2014 notes mature on December 1, 2014.

Guarantees and Ranking

The 2014 notes are our general unsecured obligations. The 2014 notes are guaranteed by each of our domestic subsidiaries, if any, that guarantees our obligations under the Senior Credit Facilities. The 2014 notes rank senior in right of payment to all our existing and future subordinated obligations, pari passu in right of payment with all our existing and future unsecured senior indebtedness and effectively junior to all of our existing and future senior secured indebtedness, including our Senior Credit Facilities and the 2017 secured notes, to the extent of the value of the collateral securing such indebtedness.

Optional Redemption

The 2014 notes are redeemable, at our option, in whole or in part, at any time and from time to time on and after December 1, 2010 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in our discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control (as defined in the indenture governing the 2014 notes). The 2014 notes are redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on January 1 of the years set forth below:

Redemption Period	Price

2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

Change of Control

Upon the occurrence of a change of control, which is defined in the indenture governing the 2014 notes, each holder of 2014 notes has the right to require us to repurchase some or all of such holder’s 2014 notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants

The indenture governing the 2014 notes contains covenants limiting, among other things, RSC Holdings III, LLC’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	create liens on their assets to secure debt;

•	limit dividends or other payments by its restricted subsidiaries to RSC;

•	sell certain assets;

•	enter into certain types of transactions with affiliates;

•	use assets as security for certain other indebtedness without securing the 2014 notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	designate subsidiaries as unrestricted subsidiaries.

Events of Default

The indenture governing the 2014 notes also provides for customary events of default.

DESCRIPTION OF NOTES

General

RSC Equipment Rental, Inc. (“RSC”) and RSC Holdings III, LLC (the “Company” and, together with RSC, the “Issuers”) issued the old notes and will issue the new notes, in each case, as joint and several obligors under an Indenture, dated as of November 17, 2009 (the “Indenture”), among the Company, RSC and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

The terms of the new notes are substantially identical to the terms of the old notes, except that the new notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indenture.

The Indenture contains provisions that define your rights and govern the obligations of the Issuers under the notes. A copy of the Indenture and the notes are filed as exhibits to the registration statement of which this prospectus forms a part and will be made available to prospective purchasers of the notes upon request. See “Where You Can Find Additional Information.”

The following is a summary of certain provisions of the Indenture and the Notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended. The term “Parent” and the other capitalized terms defined in “—Certain Definitions” below are used in this “Description of Notes” as so defined. Any reference to “Issuers” in this Description of Notes refers to the Company and RSC and, in each case, not to any of their Subsidiaries. Any reference to a “Holder” or a “Noteholder” in this Description of Notes refers to the Holders of the Notes. Any reference to “Notes” in this Description of Notes refers to the new notes.

Brief Description of Notes

The Notes will be:

•	unsecured Senior Indebtedness of the Issuers;

•	effectively subordinated to all secured Indebtedness of the Issuers to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Issuers’ Subsidiaries (other than Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described below under “—Subsidiary Guarantees” or, with respect to the Company, RSC);

•	pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers; and

•	senior in right of payment to all existing and future Subordinated Obligations of the Issuers.

Brief Description of the Subsidiary Guarantees

Subsidiary Guarantees of Notes

As of the Issue Date, the Company has no domestic Subsidiaries (other than RSC), and the Notes will not be Guaranteed.

The Subsidiary Guarantees of any Subsidiary Guarantor in respect of the Notes will be:

•	unsecured Senior Indebtedness of such Subsidiary Guarantor;

•	effectively subordinated to all secured Indebtedness of such Subsidiary Guarantor to the extent of the value of the assets securing such secured Indebtedness;

•	pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor; and

•	senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Subsidiary Guarantor.

Principal, Maturity and Interest

The Notes will mature on November 15, 2019. Each Note will bear interest of 10 1/4% per annum from November 17, 2009 or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date, on May 15 and November 15 of each year, commencing May 15, 2010. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Notes will be issued initially in an aggregate principal amount of $200.0 million. Additional securities may be issued under the Indenture in one or more series from time to time (“Additional Notes”), subject to the limitations set forth under “—Certain Covenants—Limitation on Indebtedness,” which will vote as a class with the Notes and otherwise be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemption and offers to purchase.

Other Terms

Principal of, and premium, if any, and interest on, the Notes are payable, and such Notes may be exchanged or transferred, at the office or agency of the Issuers maintained for such purposes (which initially shall be the corporate trust office of the Trustee), with respect to Notes, except that, at the option of the Issuers, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the Note Register.

The Notes will be issued only in fully registered form, without coupons. The Notes are issued only in minimum denominations of $2,000 (the “Minimum Denomination”) and any integral multiple of $1,000 in excess thereof.

The Notes will not be designated for trading in The PORTAL Market.

Optional Redemption

The Notes will be redeemable, at the Issuers’ option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

The Notes will be redeemable, at the Issuers’ option, in whole or in part, at any time and from time to time on and after November 15, 2014 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date. The Issuers may provide in such notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Notes are so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price

2014	105.125%
2015	103.417%
2016	101.708%
2017 and thereafter	100.000%

In addition, the Indenture provides that at any time and from time to time on or prior to November 15, 2012, the Issuers at their option may redeem Notes in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below), at a redemption price (expressed as a percentage of principal amount thereof) of 110.250%, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that if Notes are redeemed, an aggregate principal amount of Notes equal to at least 65% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes) must remain outstanding after each such redemption of Notes.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of RSC (other than Disqualified Stock or sales to Subsidiaries of RSC), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of RSC or any of its Restricted Subsidiaries (other than proceeds from a sale to Subsidiaries of Capital Stock of RSC). Such redemption may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 90 days after the completion of the related Equity Offering). The Issuers may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

At any time prior to November 15, 2014, Notes may also be redeemed or purchased (by the Issuers or any other Person) in whole or in part, at the Issuers’ option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the “Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Issuers may provide in such notice that payment of the Redemption Price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Issuers’ discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

“Applicable Premium” means, at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on November 15, 2014 (such redemption price being that described in the second or third paragraph, respectively, of this “Optional Redemption” section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date; and, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to November 15, 2014; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee by lot, in accordance with the procedures of The Depository Trust Company or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Subsidiary Guarantees

As of the Issue Date, the Company had no Domestic Subsidiaries (other than RSC), and the Notes are not Guaranteed. Under the Indenture, the Issuers will cause each Domestic Subsidiary that guarantees payment by the Issuers of any Indebtedness of the Issuers under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. In addition, the Issuers may cause any Subsidiary that is not a Subsidiary Guarantor to guarantee payment of the Notes and become a Subsidiary Guarantor.

Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Issuers under the Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Subsidiary Guarantee.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Obligations under the Credit Facilities), result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the Indenture (including the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Merger and Consolidation”) by an Issuer or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of such Issuer, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Issuers of any Indebtedness of the Issuers under the Senior Credit Facilities (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors”), (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into either of the Issuers or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to either of the Issuers or another Subsidiary Guarantor, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Issuers’ obligations, or satisfaction and discharge of the Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes then outstanding and all other applicable Subsidiary Guaranteed Obligations then due and owing. In addition, the Issuers will have the right, upon 30 days’ notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Issuers of any Indebtedness of the Issuers under the Senior Credit Facilities to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

Neither of the Issuers nor any such Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Ranking

Notes and Related Subsidiary Guarantees

The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will be unsecured Senior Indebtedness of the Issuers or the applicable Subsidiary Guarantor, as the case may be, and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuers and the Subsidiary Guarantors, as the case may be. The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuers and the Subsidiary Guarantors, as the case may be. The Indebtedness evidenced by the Notes and the Subsidiary Guarantees will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Issuers and the Subsidiary Guarantors, as the case may be, to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of such Person (other than any Subsidiaries that become Subsidiary Guarantors pursuant to the provisions described above under “—Subsidiary Guarantees”).

Claims of creditors of any of the Issuers’ Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuers, including holders of the Notes, unless such Subsidiary is a Subsidiary Guarantor. The Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of other Subsidiaries of the Issuers (other than Subsidiaries that become Subsidiary Guarantors). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guarantee of the Notes. Such Subsidiary Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualification.

Change of Control

Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of Notes will have the right to require the Issuers to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Issuers shall not be obligated to repurchase Notes pursuant to this covenant in the event that they have exercised their right to redeem all of the Notes as described above under “—Optional Redemption.”

The term “Change of Control” means the occurrence of any of the following after the Issue Date:

(i) the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(ii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than one or more Permitted Holders) or (B) Persons (other than one or more Permitted Holders) that are together (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.

Unless the Issuers have exercised their right to redeem all the Notes as described above under “—Optional Redemption,” the Issuers shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuers to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of a Change of Control would constitute a default under each Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Agreements governing future Indebtedness of the Company may, prohibit the Issuers from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by such agreements has been repurchased or repaid (or an offer made to effect such repurchase or repayment has been made and the Indebtedness of those creditors accepting such offer has been repurchased or repaid) and/or other specified requirements have been met. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company and its Subsidiaries. Finally, the Issuers’ ability to pay cash to the Holders upon a repurchase may be limited by the Issuers’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Issuers’ obligation to make an offer to purchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes. As described above under “—Optional Redemption,” the Issuers also have the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control or otherwise.

The definition of Change of Control includes a phrase relating to the sale or other transfer of “all or substantially all” of the Company’s assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Issuers to repurchase such Notes.

Certain Covenants

The Indenture contains covenants including, among others, the covenants as described below.

Limitation on Indebtedness

The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $480 million, plus (B) the greater of (1) $1,500 million less the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Domestic Entities and then outstanding pursuant to clause (ix) of this paragraph (b) and (2) an amount equal to the Borrowing Base less the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness Incurred under clauses (A) or (B), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes, the Existing Notes, any other Indebtedness (other than the Indebtedness described in clauses (i) and (ii) above and, solely with respect to Indebtedness Incurred after November 27, 2006, clause (iv) below) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto not to exceed the greater of (A) $225.0 million and (B) 12% of Consolidated Tangible Assets, in an aggregate amount outstanding at any one time;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”), or (B) without limiting the covenant described under “—Limitation on Liens,” Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under “—Limitation on Indebtedness”);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person after the Issue Date;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) the financing of insurance premiums in the ordinary course of business, or (E) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Issuers or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this clause (b)(ix) of this covenant;

(x) Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi) Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum of (A) the greater of (x) $100 million and (y) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Entities that are Foreign Entities and then outstanding pursuant to clause (ix) of this paragraph and (B) in the event of any refinancing of Indebtedness incurred under this clause (xi), the aggregate amount of any fees, underwriting discount, premium and other cost and expenses incurred in connection with such refinancing and any Refinancing Indebtedness with respect to any such Indebtedness;

(xii) Contribution Indebtedness and any Refinancing Indebtedness in respect thereto; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (x) $200 million or (y) 10% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that

Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

The Indenture provides as follows:

(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to November 27, 2006 and then outstanding would exceed, without duplication, the sum of:

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on November 27, 2006 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after November 27, 2006 or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after November 27, 2006 (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after November 27, 2006 of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company or any Parent (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends on other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after November 27, 2006; and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b) The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under “—Limitation on Indebtedness,” (x) from Net Available Cash to the extent permitted under clause (a)(iii)(C) of “—Limitation on Sales of Assets and Subsidiary Stock,” (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with the covenant described under “—Change of Control” and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since November 27, 2006, plus (y) the Net Cash Proceeds received by the Company since November 27, 2006 from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof) to the extent such Net Cash Proceeds are not included in any calculations under clause 3(B)(x) of the preceding paragraph (a), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under clause (3)(A) of the preceding paragraph (a);

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to $75.0 million;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $3.0 million in the aggregate;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) any Restricted Payment pursuant to or in connection with the Original Transactions; and

(xii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of the covenant described under “Certain Covenants—Limitation on Indebtedness” above;

provided that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

Limitation on Restrictions on Distributions from Restricted Subsidiaries.

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Indenture or the Notes, the Existing Notes or any Existing Notes Indenture;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or (I) pursuant to Hedging Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to November 27, 2006 pursuant to the provisions of the covenant described under “—Limitation on Indebtedness” (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.

Limitation on Sales of Assets and Subsidiary Stock.

The Indenture provides as follows (except as described with respect to the Indenture):

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $25.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Issuers elect (or are required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Issuers or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments)

cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes of the applicable class and (to the extent the Issuers or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Issuers or a Restricted Subsidiary, pursuant and subject to the conditions of the Indenture and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Issuers and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this covenant exceeds $35.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Issuers or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between the Notes and such other Indebtedness of the Issuers or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of the Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Issuers or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such

Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $50 million or 2.0% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (iii)(B) of paragraph (a) above, the Issuers will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the date of such purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Issuers for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Issuers shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $35.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates

The Indenture provides as follows:

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $20.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors and if such Affiliate Transaction involves aggregate consideration in excess of $40.0 million, the Company shall have obtained a fairness opinion from a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of the preceding paragraph (a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction with the Company, any Restricted Subsidiary, or any Special Purpose Entity,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (other than any Tax Sharing Agreement or Management Agreement referred to in clause (b)(vii) of this covenant), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, including payment to Oak Hill or Ripplewood, or any of their respective Affiliates of fees of up to $6.0 million in the aggregate in any fiscal year, and fees in connection with any acquisition, disposition, merger, recapitalization or similar transaction as provided in any such Management Agreement, plus all out-of-pocket expenses incurred by Ripplewood or Oak Hill or any such Affiliate in connection with its performance of management consulting, monitoring, financial advisory or other services with respect to the Company and its Restricted Subsidiaries,

(viii) the Original Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Original Transactions, and

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

Limitation on Liens

The Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of the Senior Indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under “—Merger and Consolidation” below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Future Subsidiary Guarantors

As set forth more particularly under “—Subsidiary Guarantees,” the Indenture provides that the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Issuers under the Senior Credit Facilities to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under the Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the Notes. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the Notes. See “—Subsidiary Guarantees.”

SEC Reports

The Indenture provides that, notwithstanding that the Issuers may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company or RSC will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Issuers are required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if they were so subject. The Company or RSC will also, within 15 days after the date on which the Company or RSC, as applicable, was so required to file or would be so required to file if the Company or RSC, as applicable, were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company or RSC website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s or RSC’s, as applicable, accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company or RSC, as applicable, may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information; provided that (a) the Company or RSC, as applicable, shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company or RSC, as applicable, makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company or RSC, as applicable). The Company or RSC, as applicable, will be deemed to have satisfied the requirements of this paragraph if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company or RSC, as applicable, is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company or RSC, as applicable, also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

The Indenture provides that neither Issuer will consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not such Issuer) will expressly assume all the obligations of such Issuer under the Notes and the Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or (B) the Consolidated Coverage Ratio of the Issuers (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Issuers immediately prior to giving effect to such transaction;

(iv) each applicable Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the Trustee, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the applicable Issuer will have delivered to such Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph; provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

Any Indebtedness that becomes an obligation of an Issuer or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the applicable Issuer under the Indenture, and thereafter the predecessor Issuer shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Issuer in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

Clauses (ii) and (iii) of the first paragraph of this “Merger and Consolidation” covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to an Issuer or (2) an Issuer consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing such Issuer in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of an Issuer so long as all assets of such Issuer and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Defaults

An Event of Default is defined in the Indenture as:

(i) a default in any payment of interest on any Note when due, continued for 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by either Issuer to comply with its obligations under the first paragraph of the covenant described under “—Merger and Consolidation” above;

(iv) the failure by the Issuers to comply for 30 days after notice with any of their obligations under the covenant described under “—Change of Control” above (other than a failure to purchase Notes);

(v) the failure by either Issuer to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture;

(vi) the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Subsidiary Guarantee;

(vii) the failure by either Issuer or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such

Indebtedness so unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the “cross acceleration provision”);

(viii) certain events of bankruptcy, insolvency or reorganization of either Issuer or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the “bankruptcy provisions”);

(ix) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $50.0 million or its foreign currency equivalent against either Issuer or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the “judgment default provision”); or

(x) the failure of any applicable Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any applicable Subsidiary Guarantor that is a Significant Subsidiary of its obligations under the Indenture or any applicable Subsidiary Guarantee, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Issuers of the Default and the applicable Issuer does not cure such Default within the time specified in such clause after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Trustee by notice to the Issuers, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuers and the Trustee, may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of either Issuer occurs and is continuing, the principal of and accrued but unpaid interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on such Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Issuers are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuers are taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment or waiver may (i) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described under “—Optional Redemption” above, (v) make any Note payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes, (vii) make any change in the amendment or waiver provisions described in this sentence or (viii) make any change to the ranking of the Notes.

Without the consent of any Holder, the Issuers, the Trustee and (as applicable) any Subsidiary Guarantor may amend the Indenture to cure any ambiguity, manifest error, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of either Issuer or a Subsidiary Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the

Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the Indenture, to add to the covenants of the Issuers for the benefit of the Noteholders or to surrender any right or power conferred upon the Issuers, to provide for or confirm the issuance of Additional Notes, to conform the text of the Indenture, the Notes or any Subsidiary Guarantee to any provision of this “Description of Notes,” to increase the minimum denomination of Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for purposes of redemption or repurchase of any Note in part), to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA or otherwise.

The consent of the applicable Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the Trustee or the Issuers, received thereby before the date on which the Issuers certify to such Trustee that the Holders of the requisite principal amount of Notes have consented to such amendment or waiver. After an amendment or waiver under the Indenture becomes effective, the Issuers are required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

The Issuers at any time may terminate all their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under certain covenants under the Indenture, including the covenants described under “—Certain Covenants” and “—Change of Control,” the operation of the default provisions relating to such covenants described under “—Defaults” above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under “—Defaults” above, and the limitations contained in clauses (iii), (iv) and (v) under “—Merger and Consolidation” above (“covenant defeasance”). If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its applicable Subsidiary Guarantee.

The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under “—Certain Covenants” above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under “—Defaults” above or because of the failure of either Issuer to comply with clause (iii), (iv) or (v) under “—Merger and Consolidation” above.

Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations, European Government Obligations or a combination thereof sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel (x) must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date and (y) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at its Stated Maturity within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee in the name, and at the expense, of the Issuers).

Satisfaction and Discharge

The Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all Notes previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Issuers) have been delivered to the Trustee for cancellation or (b) all Notes not previously delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by Trustee in the name, and at the expense, of the Issuers; (ii) the Issuers have irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof (in the case of the Notes), sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of redemption or their Stated Maturity, as the case may be; (iii) the Issuers have paid or caused to be paid all other sums payable under the Indenture by the Issuers; and (iv) the Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the “Satisfaction and Discharge” section of the Indenture relating to the satisfaction and discharge of Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Issuers or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the Indenture and is appointed by the Issuers as Registrar and Paying Agent with regard to the Notes.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and the TIA impose certain limitations on the rights of the Trustee, should it become a creditor of either Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Governing Law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

The Notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, in New York, New York, and registered in the name of Cede & Co. as nominee of The Depository Trust Company, in each case for credit to the accounts of The Depository Trust Company participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System, “Euroclear”) and Clearstream Banking, société anonyme (“Clearstream Banking”). All interests in a Global Note may be subject to the procedures and requirements of The Depository Trust Company. As long as The Depository Trust Company, or its nominee, is the registered Holder of a Global Note, The Depository Trust Company or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of The Depository Trust Company or to a successor The Depository Trust Company or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Depositary Procedures—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

Initially, the Trustee will act as paying agent and registrar. The Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

The following description of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

The Depository Trust Company has advised us that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of

Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

The Depository Trust Company has also advised us that pursuant to procedures established by it, (i) upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by The Depository Trust Company (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, “—Depositary Procedures—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, and Additional Interest, if any, and interest on a Global Note registered in the name of The Depository Trust Company’s nominee will be payable by the Trustee to The Depository Trust Company’s nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of The Depository Trust Company unless The

Depository Trust Company has reason to believe it will not receive payment on such payment date. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be our responsibility or the responsibility of The Depository Trust Company or the Trustee. Neither we nor the Trustee will be liable for any delay by The Depository Trust Company or its Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

Except for trades involving any Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its Participants. See “Same Day Settlement and Payment.”

Transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between Participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transaction will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

The Depository Trust Company has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, The Depository Trust Company reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

The information in this section concerning The Depository Trust Company, Euroclear and Clearstream and their book entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and, such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee or any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(i) The Depository Trust Company (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and a successor depositary is not appointed within 120 days or (B) has ceased to be a clearing agency registered under the Exchange Act and a successor depository is not appointed within 120 days;

(ii) we, at our option, notify the Trustee in writing that we elect to cause issuance of the Certificated Notes; or

(iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes and the Trustee has received a written request from The Depository Trust Company to issue such Notes in certificated form.

Neither we nor the Trustee will be liable for any delay by the Global Note Holder or The Depository Trust Company in identifying the beneficial owners of Notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or The Depository Trust Company for all purposes.

Same Day Settlement and Payment

The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in The Depository Trust Company’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. We expect that secondary trading in the certificated Notes will also be settled in immediately available funds.

Registration Rights; Additional Interest

On November 17, 2009, the issuers and the Initial Purchasers entered into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the issuers agreed to file with the SEC a registration statement, or the “Exchange Offer Registration Statement,” under the Securities Act relating to an exchange offer, or the “Exchange Offer,” pursuant to which new notes substantially identical to the Notes (except that such new notes will not contain terms with respect to the payment of additional interest described below or transfer restrictions), or the “Exchange Notes,” would be offered in exchange for the then outstanding Notes tendered at the option of the Holders thereof; and to cause the Exchange Offer Registration Statement to become effective within 330 days following the Issue Date.

Under existing SEC interpretations contained in several no action letters to third parties, the new notes would in general be freely transferable by Holders thereof (other than affiliates of the issuers) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each Holder of old notes participating in the Exchange Offer, as set forth below). However, any purchaser of notes who is an “affiliate” of the Issuers or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (1) will not be able to rely on such SEC interpretations, (2) will not be able to tender its old notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements. In addition, in connection with any resales of New Notes, broker-dealers (“Participating Broker-Dealers”) receiving New Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of those new notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the notes) by delivery of the prospectus contained in the registration statement.

The Registration Rights Agreement provides that if:

(i) the issuers determine that the Exchange Offer is not available or may not be consummated as soon as practicable after the last date the Exchange Offer is open because it would violate applicable law or the applicable interpretation of the SEC staff;

(ii) the Exchange Offer is not consummated within 360 days of the Issue Date;

(iii) under certain circumstances, the Initial Purchasers of the old notes so request with respect to old notes not eligible to be exchanged for new notes in the Exchange Offer; or

(iv) any Holder of the old notes (other than the initial purchasers) is not permitted by applicable law from participating in the Exchange Offer or such Holder may not resell notes acquired in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not available for such resales by such Holder (other than, in either case, due solely to the status of such Holder as an affiliate of the issuers or due to such holder’s inability to make the representations referred to above), we will use commercially reasonable efforts to prepare and file, as promptly as practicable, and thereafter to cause to be declared effective no later than 240 days after the date on which the obligation to file a registration statement under this section (a “Shelf Registration Statement”) arises. We will use commercially reasonably efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus included therein to be lawfully delivered by the Holders, until the period referred to in Rule 144(k) under the Securities Act after the original issue date of the old notes expires or such shorter period that will terminate when all notes covered by the Shelf Registration Statement have been sold pursuant thereto. Under certain circumstances, the issuers may delay the filing or delay or suspend effectiveness of the Shelf Registration Statement.

In the event that:

(i) the Exchange Offer Registration Statement has not been declared effective within 330 days following the Issue Date or if a Shelf Registration Statement is required to be filed under the Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 240 days following the date on which the obligation to file the Shelf Registration Statement arises; or

(ii) if an exchange offer is not consummated within 360 days of the Issue Date; or

(iii) if any Shelf Registration Statement is filed and declared effective, and during the period the issuers are required to use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, the Issuers shall have suspended the Shelf Registration Statement for more than 60 days in the aggregate in any consecutive twelve-month period or the Shelf Registration Statement shall cease to be effective without being replaced within 90 days by a Shelf Registration Statement that is filed and declared effective (any such even referred to in clauses (i) through (iv) is referred to as a “Failure to Register”), additional interest will accrue on the Notes, for a period from the occurrence of the Failure to Register (but only with respect to one Failure to Register at any particular time) until such time as all failure to Register have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such Failure to Register, which rate shall increase by 0.25% during the subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Failures to Register that shall have occurred and be continuing. A Failure to Register with respect to clause (iv) above shall be deemed not to have occurred and be continuing if such Failure to Register has occurred solely as a result of the filing of a post-effective amendment to incorporate annual audited financial information where such post-effective amendment is not yet effective and needs to be declared effective to permit the Holders to use the related prospectus or the occurrence of other material events or development with respect to the Issuers that would need to be described in such registration statement or related prospectus and the Issuers are proceeding promptly and in good faith to amend or supplement such registration statement and related prospectus or, in the case of material developments the Issuer determine in good faith must remain confidential for business reasons, the Issuers are proceeding promptly and in good faith to take steps necessary so that such development need not remain confidential. Any amounts of additional interest due will be payable in cash on the regular interest payment dates with respect to the Notes.

Notes not tendered in the exchange offer will bear interest at the applicable rate set forth with respect to such old notes on the cover page of this prospectus and will be subject to all the terms and conditions specified in the applicable Indenture, including transfer restriction.

The summary herein of certain provisions of the Registration Rights Agreements is not a restatement of the Registration Rights Agreements. Copies of the Registration Rights Agreements are available as set forth under the heading “Where You Can Find More Information.”

Certain Definitions

“ACNA” means Atlas Copco North America Inc.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Entities” means, collectively, RSC Acquisition LLC and RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under “—Merger and Consolidation,” (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, or (xiii) any disposition or series of related dispositions for aggregate consideration not to exceed $35.0 million.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Borrowing Base” means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Company and its Domestic Subsidiaries, (3) 95% of the book value of Equipment of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under a Credit Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Acquisition as if it had occurred at the beginning of such four-quarter period); provided that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an

Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the Indenture (whether or not consummated or incurred), (v) the amount of any minority interest expense and (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of Ripplewood or Oak Hill and their respective Affiliates.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payment under clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or the Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Original Transactions and any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

(xi) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

“Consolidated Quarterly Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby).

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Recapitalization as if it had occurred at the beginning of such four-quarter period), provided that:

(1) if since the beginning of such period the Company or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company.

“Consolidated Tangible Assets” means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries (other than Notes) as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations).

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of the Indenture, for periods ending on or prior to the date on which RSC Holdings III, LLC issues consolidated financial statements that consolidate the accounts of RSC and each of the Restricted Subsidiaries, references to the consolidated financial statements of the Company shall be to the consolidated financial statements of RSC, as the context may require.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to clause (b)(xii) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions, the proceeds from the issuance of Disqualified Stock or any cash contribution by the Company or any Restricted Subsidiary) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Agreements” means, collectively, the Senior ABL Agreement and the Second Lien Term Agreement.

“Credit Facilities” means one or more of (i) the Second Lien Term Facility, (ii) the Senior ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables or fleet financings (including without limitation through the sale of receivables or fleet assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or fleet assets or the creation of any Liens in respect of such receivables or fleet assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company or RSC, as applicable, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Entity” means any Person other than a Foreign Entity.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equipment” means any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) air tools, attachments, backhoes, booms, compaction, compressor, concrete, conveyors, cranes, dozers, earth moving, electrical equipment, excavators, forklifts, generators, lighting, loaders, material handling, scissors, skidsteers, tractors, trenchers, trucks, welding, (iii) air compressors, pumps and small tools, and (iv) other personal property.

“European Government Obligations” means any security that is (a) a direct obligation of Belgium, the Netherlands, France, Germany, Ireland or any other country that is a member of the European Monetary Union, for the payment of which the full faith and credit of such country is pledged or (b) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guar-anteed as a full faith and credit obligation by such country, which, in either case under the pre-ceding clause (a) or (b), is not callable or redeemable at the option of the issuer thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in clause (a)(3)(B)(x) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” for purposes of determining whether a Restricted Payment may be made.

“Existing Notes” means, collectively, (i) the $620.0 million 9 1/2% Senior Notes due 2014 issued by the Issuers (the “9 1/2% Senior Notes”) and (ii) the $400 million 10% Senior Secured Notes Due 2017 issued by the Issuers (the “10% Senior Secured Notes”).

“Existing Notes Indentures” means, collectively, (i) that certain Indenture dated November 27, 2006, between the Issuers and Wells Fargo Bank, National Association as Trustee, as amended, supplemented, waived or otherwise modified from time to time (the “9 1/2% Senior Notes Indenture”) and (ii) that certain Indenture dated as of July 1, 2009 by and among the Issuers and Wells Fargo Bank, National Association, as Trustee, as amended, supplemented, waived or otherwise modified from time to time (the “10% Senior Secured Notes Indenture”).

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Foreign Borrowing Base” means the sum of (1) 60% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 95% of the book value of Equipment of Foreign Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Entity” means (a) any Person that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Person that has no material assets other than securities or Indebtedness of one or more Foreign Entities (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Quarterly Tangible Assets,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” and “Foreign Borrowing Base” all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Holding” means Atlas Copco North America, Inc. and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Investors” means (i) the Ripplewood Investors and Oak Hill Investors, (ii) any Person that acquires Voting Stock of Holding on or prior to the Issue Date and any Affiliate of such Person, and (iii) any of their respective successors in interest.

“Issue Date” means the first date on which Notes are issued.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Advances” means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) Management Guarantees, or (3) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness.”

“Management Agreements” means, collectively, (i) the Monitoring Agreement, dated as of November 27, 2006, by and among Holding, RSC, Oak Hill and Ripplewood, (ii) the Indemnification Agreement, dated as of November 27, 2006, among Holding, RSC, Oak Hill, Ripplewood and the Acquisition Entities, (iii) the Transaction Agreement, dated as of November 27, 2006, by and among Holding, RSC, Oak Hill and Ripplewood and (iv) the Stockholders Agreement, dated as of November 27, 2006, by and among Holding, Atlas Copco Finance S.á.r.l. and the Investors party thereto and any other Person party thereto from time to time, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the Indenture and the related documents.

“Management Guarantees” means guarantees made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Oak Hill” means Oak Hill Capital Management LLC.

“Oak Hill Investor” means, collectively, (i) Oak Hill Capital Partners II, L.P., a Delaware limited partnership, or any successor thereto, (ii) any Affiliate thereof, and (iii) any successor in interest to any thereof.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of the Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Original Transactions” means, collectively, any or all of the following: (i) the entry into the 9 1/2% Senior Notes Indenture, and the offer and issuance of the 9 1/2% Senior Notes, (ii) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries, (iii) the distribution of the net proceeds from the offer and sale of the 9 1/2% Senior Notes and the Incurrence of Indebtedness under the Senior Credit Facilities to ACNA, (iv) the repurchase by ACNA of its issued and outstanding capital stock from Atlas Copco Finance S.à.r.l. in accordance with the Recapitalization Agreement, (v) the issue of but not payment under up to $400 million aggregate principal amount of contingent earn-out notes in accordance with the Recapitalization Agreement, (vi) the repayment by Atlas

Copco AB of Indebtedness between RSC and certain of RSC’s affiliates in accordance with the Recapitalization Agreement, (vii) the contribution by Holding of 100% of the capital stock of RSC through RSC Holdings I, LLC and RSC Holdings II to the Company, (viii) the contribution by the Company of all of RSC’s outstanding Series A preferred stock to RSC and the cancellation by RSC of that stock in accordance with the Recapitalization Agreement, (ix) the equity investment by Affiliates of the Ripplewood Investors and the Oak Hill Investors in ACNA in accordance with the Recapitalization Agreement, (x) the satisfaction of or action taken to permit any Parent to satisfy any obligations under the Recapitalization Agreement and (xi) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Parent” means any of Holding, RSC Holdings I, LLC, RSC Holdings II, LLC, and any Other Parent and any other Person that is a Subsidiary of Holding, RSC Holdings I, LLC, RSC Holdings II, LLC, or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Permitted Holder” means any of the following: (i) any of the Investors; (ii) any of the Management Investors, Ripplewood, Oak Hill and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by Oak Hill, Ripplewood or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any Parent; and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary and were in existence on the date of such acquisition);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation, transfer, conveyance or liquidation and were in existence on the date of such merger, consolidation, transfer, conveyance or liquidation);

(iii) Temporary Cash Investments or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on November 27, 2006;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under the covenant described under “—Certain Covenants—Limitation on Liens”;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent; provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) Notes;

(xii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiii) Management Advances;

(xiv) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Transactions with Affiliates” (except transactions described in clauses (i), (v) and (vi) of such paragraph); and

(xv) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $100 million or 5.50% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, November 27, 2006, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on November 27, 2006) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” or clause (b)(iii) thereof (other than the 9 1/2% Senior Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof and Refinancing Indebtedness Incurred in respect of the 9 1/2% Senior Notes in compliance with clause (b)(iii) thereof), (2) Bank Indebtedness Incurred in compliance with paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness,” (other than the 9 1/2% Senior Notes and Refinancing Indebtedness Incurred in respect thereof), (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity or (6) obligations in respect of Management Advances or Management Guarantees, in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (10) arising in connection with repurchase agreements permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness,” on assets that are the subject of such repurchase agreements;

(r) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

(s) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness”; provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 3.5 to 1.0.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Recapitalization” means the recapitalization of Holding effected in accordance with the terms of the Recapitalization Agreement.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of October 6, 2006, among Atlas Copco AB, Atlas Copco Finance S.á.r.l., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC, OHCP II RSC COI, LLC, and Holding.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in the Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under

“—Certain Covenants—Limitation on Restricted Payments,” or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date, or to Holding’s or any Parent’s receipt of, entitlement to, or obligation to make any payment in connection with the Original Transactions, including any payment received after the Issue Date pursuant to any agreement relating to the Original Transactions, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Ripplewood” means Ripplewood Holdings L.L.C.

“Ripplewood Investor” means, collectively, (i) Ripplewood Partners II LP, a Delaware limited partnership, or any successor thereto, (ii) Ripplewood Partners II Parallel Fund, LP, a Delaware limited partnership, or any successor thereto, (iii) Ripplewood Partners II Offshore Parallel Fund, LP, a Cayman Islands exempted limited partnership, or any successor thereto, (iv) any Affiliate of any thereof, and (v) any successor in interest to any thereof.

“SEC” means the Securities and Exchange Commission.

“Second Lien Term Agreement” means the Credit Agreement, dated as of November 27, 2006, among RSC Holdings II, LLC, the Issuers; any other borrowers party thereto from time to time; Deutsche Bank AG, New York Branch, as administrative agent; Citicorp North America, Inc., as syndication agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc. and Citigroup Global Markets, Inc., as joint lead arrangers and joint book managers, as amended as of August 21, 2009 and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Second Lien Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise).

“Second Lien Term Facility” means the collective reference to the Second Lien Term Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Second Lien Term Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Second Lien Term Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior ABL Agreement” means the Credit Agreement, dated as of November 27, 2006, among the Company, Deutsche Bank AG, New York Branch, as administrative agent and collateral agent; Citicorp North America, Inc., as syndication agent; the lenders party thereto from time to time; Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers; and Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. as joint bookrunning managers, as amended and restated as of July 30, 2009, and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent, lenders and other financial institutions or other agents, lenders and other financial institutions or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Credit Agreements” means, collectively, the Senior ABL Agreement and the Second Lien Term Agreement.

“Senior Credit Facilities” means, collectively, the Senior ABL Facility and the Second Lien Term Facility.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than Subordinated Obligations.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) acquiring, selling, leasing, financing or refinancing Equipment, and/or related rights (including under leases, manufacturer warranties and buy-back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Board of Directors.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Issue Date pursuant to the covenant described under “—Certain Covenants—Future Subsidiary Guarantors.” As used in the Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the Indenture, “Subsidiary Guarantor” refers to a Subsidiary Guarantor of the Notes.

“Successor Company” shall have the meaning assigned thereto in clause (i) under “—Merger and Consolidation.”

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 27, 2006, among the Company, RSC, Holding, RSC Holdings I, LLC, RSC Holdings II, LLC and Rental Service Corporation of Canada Ltd., as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the Indenture, except as otherwise provided in any amendment or supplement thereto.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Trust Officer” means any officer or assistant officer of the Trustee assigned by such Trustee to administer its corporate trust matters.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.” The Board of Directors may

designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under “—Certain Covenants—Limitation on Indebtedness” or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations for beneficial owners of the notes relating to their exchange of the old notes for the new notes pursuant to the exchange offer. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and administrative and judicial interpretations, all as in effect or in existence on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretations. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not successfully assert contrary positions.

This discussion does not address all of the tax considerations that may be relevant to specific beneficial owners of the notes in light of their particular circumstances (such as beneficial owners that are treated as being related to us for U.S. federal income tax purposes) or to beneficial owners of the notes that are subject to special treatment under U.S. federal income tax laws (such as banks; insurance companies; partnerships, S corporations or other pass-through entities (or investors in such entities); tax-exempt entities; retirement plans; dealers in securities or currencies; brokers; traders in securities that have elected the mark-to-market method of accounting for their securities; real estate investment trusts; regulated investment companies; persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment; beneficial owners whose functional currency is not the U.S. dollar or who hold the notes through a foreign entity or a foreign account; controlled foreign corporations; passive foreign investment companies; or U.S. expatriates). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. Beneficial owners of the notes should consult their own tax advisors regarding the U.S. federal, state and local, and any other, tax consequences to them of exchanging old notes for new notes pursuant to the exchange offer in light of their own circumstances.

The exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) should not be a taxable event to a beneficial owner of a note, and such a beneficial owner should not recognize any taxable gain or loss or any interest income as a result of the exchange. A beneficial owner’s holding period for a new note should include the holding period for the exchanged old note and a beneficial owner’s adjusted tax basis in a new note should be the same as such beneficial owner’s adjusted tax basis in the exchanged old note. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally should be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of exchanging, owning, and disposing of the notes, including the consequences of any proposed change in applicable laws.

CERTAIN ERISA CONSIDERATIONS

To ensure compliance with U.S. Internal Revenue Service Circular 230, holders of the notes are hereby notified that any discussion of tax matters set forth in this summary was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any holder, for the purpose of avoiding tax-related penalties under federal, state or local law. Each holder should seek advice based on its particular circumstances from an independent tax advisor.

Section 406 of ERISA and Section 4975 of the Code prohibit employee benefit plans that are subject to Title I of ERISA, as well as individual retirement accounts and other plans subject to Section 4975 of the Code or any entity deemed to hold assets of a plan subject to Title I of ERISA or Section 4975 of the Code (each of which we refer to as a “Plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code, or “Parties in Interest,” with respect to such Plans. If we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan may be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there were some other basis on which the transaction was not prohibited.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

Accordingly, the notes may not be sold, exchanged or transferred to, and each purchaser, holder or transferee, by its purchase, exchange or holding of such notes, shall be deemed to have represented and covenanted that it is not purchasing, exchanging or holding the notes for or on behalf of, a Plan or other plan subject to similar law, except that such purchase or exchange for or on behalf of a Plan or other plan subject to similar law shall be permitted to the extent that such purchase or exchange will not give rise to a transaction described in Section 406 of ERISA or Section 4975(c)(1) of the Code for which a statutory or administrative exemption is unavailable or which is not otherwise prohibited under ERISA, Section 4975 of the Code or the provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and any other provision under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code and the availability of exemptive relief applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to any of the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offers, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer, such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Debevoise & Plimpton LLP.

EXPERTS

The consolidated financial statements of RSC Holdings III, LLC and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), as of December 31, 2009 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new notes to be issued in the exchange offer. This prospectus is accompanied by (i) as Annex A, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 16, 2010, as amend by a Form 10-K/A filed with the SEC on February 18, 2010 and (ii) as Annex B, a copy of our Quarterly Report on Form 10-Q for the three months ended March 31, 2010. In addition, this prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

RSC Holdings is subject to the informational requirements of the Exchange Act and will file reports, proxy statements and other information with the SEC. You are able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. You are able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the “Investors” portion of our Internet website (http://www.rscrental.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Annex A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K/A

Amendment No. 1

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE FISCAL YEAR ENDED: DECEMBER 31, 2009
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No. 333-144625-01 333-144625
RSC Holdings III, LLC
(Exact name of registrant as specified in its charter)
RSC Equipment Rental, Inc.
(Exact name of registrant as specified in its charter)

Delaware Arizona (State or other jurisdiction of incorporation or organization)	41-2218971 86-0933835 (I.R.S. Employer Identification No.)

6929 E. Greenway Pkwy Scottsdale, Arizona (Address of principal executive offices)	85254 (zip code)

Registrant’s telephone number, including area code:
(480) 905-3300

Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act: None

The Registrants meet the conditions set forth in General Instructions I (1)(a) and (b) of Form 10-K and are therefore filing this Form with the reduced disclosure format as permitted.

Indicate by checkmark if the registrant is a well-known seasoned issuer, as defined under Rule 405 of the Securities Act. YES  ☐     NO ☑

Indicate by checkmark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. YES ☐     NO ☑

Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.  YES ☑     NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  YES ☐     NO ☐

Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by checkmark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.)  YES ☐     NO ☑

No voting or non-voting equity securities of the registrants were held by non-affiliates of the registrants as of June 30, 2009, or as of February 12, 2010. As of February 12, 2010, all of the common stock of the registrant is owned by its ultimate parent company, RSC Holdings Inc.

Documents Incorporated by Reference: None.

Explanatory Note

We are filing this Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2009 which was filed with the U.S. Securities and Exchange Commission on February 16, 2010 (the “Original Filing”). The sole purpose of this Amendment No. 1 is to correct a clerical error in the calculation of free cash flow for the year ended December 31, 2007 as presented on page 45 of the Original Filing. We have made no other changes to the Original Filing. All information in this Form 10-K/A is as of December 31, 2009, and does not reflect any subsequent information or events other than the changes mentioned above.

i

Introductory Note

Unless the context otherwise requires, in this Annual Report on Form 10-K, (i) “RSC” means RSC Equipment Rental, Inc. and RSC Equipment Rental of Canada, Ltd, which are our operating entities and indirect wholly-owned subsidiaries of RSC Holdings, (ii) “RSC Holdings” means RSC Holdings Inc., formerly known as Atlas Copco North America Inc., or ACNA, our ultimate parent company, (iii) “we,” “us” and “our” means RSC Holdings III, LLC and RSC and its consolidated subsidiaries, and when used in connection with disclosure relating to our publicly traded equity securities, RSC Holdings, (iv) “Ripplewood” means RSC Acquisition LLC and RSC Acquisition II LLC, (v) “Oak Hill” means OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC, (vi) the “Sponsors” means Ripplewood and Oak Hill, (vii) “ACAB” means Atlas Copco AB, (viii) “ACA” means Atlas Copco Airpower n.v., a wholly owned subsidiary of ACAB, (ix) “ACF” means Atlas Copco Finance S.à.r.l., a wholly owned subsidiary of ACAB, and (x) “Atlas” means ACAB, ACA and ACF, except as otherwise set forth in this Annual Report on Form 10-K.

Cautionary Statement for Forward-Looking Information

All statements other than statements of historical facts included in this Annual Report on Form 10-K, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

Forward-looking statements include the statements in this Annual Report on Form 10-K regarding, among other things: management forecasts; efficiencies; cost savings and opportunities to increase productivity and profitability; income and margins; liquidity; anticipated growth; economies of scale; the economy; future economic performance; our ability to maintain profitability during adverse economic cycles and unfavorable external events; our business strategy; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are set forth below and are disclosed under “Risk Factors” and elsewhere in this Annual Report on Form 10-K, including, without limitation, in conjunction with the forward-looking statements included in this Annual Report on Form 10-K. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the following cautionary statements:

•	the effect of an economic downturn or other factors resulting in a decline in non-residential construction, non-construction maintenance, capital improvements and capital investment;

•	intense rental rate price pressure from competitors, some of whom are heavily indebted and may significantly reduce their prices to generate cash to meet debt covenants; from contractor customers some of whom are bidding work at cost or below to secure work for their remaining best employees; from industrial customers who generally are experiencing profitability shortfalls in the current economic climate and in return are asking all of their most significant suppliers for price reductions and cost reduction ideas;

•	the rental industry’s ability to continue to sell used equipment through both the retail and auction markets at prices sufficient to enable us to maintain orderly liquidation

ii

values that support our borrowing base to meet our minimum availability and to avoid testing springing covenants of leverage and fixed charge coverage contained in our Senior ABL Revolving Facility credit agreement;

•	our ability to comply with our debt covenants;

•	risks related to the credit markets’ willingness to continue to lend to borrowers rated B-and C;

•	our ability to generate cash and/or incur additional indebtedness to finance equipment purchases;

•	exposure to claims for personal injury, death and property damage resulting from the use of equipment rented or sold by us;

•	the effect of changes in laws and regulations, including those relating to employment legislation, the environment and customer privacy, among others;

•	fluctuations in fuel or supply costs;

•	heavy reliance on centralized information technology systems;

•	claims that the software products and information systems on which we rely infringe on the intellectual property rights of others; and

•	the other factors described in Item 1A of this Annual Report on Form 10-K under the caption “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this Annual Report on Form 10-K might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the filing date of this Annual Report on Form 10-K, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

PART I

Item 1.	Business

Our Company

Overview

We are one of the largest equipment rental providers in North America. We operate through a network of 457 rental locations across 10 regions in 40 U.S. states and 3 Canadian provinces and service customers in the industrial or non-construction, and non-residential construction markets. For 2009, we generated 83.6% of our revenues from equipment rentals, and we derived the remaining 16.4% of our revenues from sales of used equipment and the sale of merchandise in our locations. We believe our focus on high margin rental revenues, active fleet management and superior customer service has enabled us to achieve attractive returns on capital employed over a business cycle.

We rent a broad selection of equipment, primarily to industrial or non-construction related companies, and non-residential construction companies, ranging from large equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial work platform booms and skid-steer loaders to smaller items such as pumps, generators, welders and electric hand tools. As of December 31, 2009, our rental fleet had an original equipment fleet cost of approximately $2.3 billion covering over 900 categories of equipment. We strive to differentiate our offerings through superior levels of equipment availability, reliability and service. The strength of our fleet lies in its condition. We actively manage the condition of our fleet in order to provide customers with well maintained and reliable equipment. We believe our fleet is the best maintained among our key competitors, with 99% of our fleet current with its manufacturer’s recommended preventive maintenance at December 31, 2009. Our disciplined fleet management process supports us in maintaining rental rate discipline and optimizing fleet utilization and capital expenditures. We employ a high degree of equipment sharing and mobility within regions to increase equipment utilization and adjust the fleet size in response to changes in customer demand. Integral to our equipment rental operations is the sale of used equipment and in addition, we sell merchandise complementary to our rental activities.

Organizational Overview

Prior to November 27, 2006, RSC Holdings was wholly owned by ACAB and ACA. On October 6, 2006, ACAB and ACA announced that they had entered into a recapitalization agreement (the “Recapitalization Agreement”), pursuant to which the Sponsors acquired 85.5% of RSC Holdings (the “Recapitalization”). The Recapitalization closed on November 27, 2006 (the “Recapitalization Closing Date”). Prior to the closing of the Recapitalization, RSC Holdings formed RSC Holdings I, LLC, which is a direct wholly owned subsidiary of RSC Holdings; RSC Holdings II, LLC, which is a direct wholly owned subsidiary of RSC Holdings I, LLC; and RSC Holdings III, LLC, which is a direct wholly owned subsidiary of RSC Holdings II, LLC. RSC Equipment Rental, Inc. is a direct subsidiary of RSC Holdings III, LLC; and RSC Equipment Rental of Canada Ltd., is a direct subsidiary of RSC Equipment Rental, Inc. RSC is the operating entity of RSC Holdings.

RSC Holdings is the sole member of RSC Holdings I, LLC, which, in turn, is the sole member of RSC Holdings II, LLC, which, in turn, is the sole member of RSC Holdings III, LLC. RSC Holdings III, LLC is the parent of RSC. Because RSC Holdings III, LLC is a limited liability company that does not have a Board of Directors, its business and affairs are managed by the Board of Directors of RSC Holdings, its ultimate parent.

As part of the Recapitalization, we offered $620.0 million aggregate principal amount of 9 1/2% senior unsecured notes due 2014 (the “2014 Notes”). As of the closing of the

1

Recapitalization, on November 27, 2006, we borrowed $1,124.0 million under a new senior secured asset-based loan facilities (the “Senior ABL Facilities”) and $1,130.0 million under a new senior second-lien term loan facility (the “Second Lien Term Facility”, together with the Senior ABL Facilities, the “Senior Credit Facilities”). The Senior ABL Facilities consisted of a $1,450.0 million revolving credit facility (the “Senior ABL Revolving Facility”) and a term loan facility in the initial amount of $250.0 million (the “Senior ABL Term Loan”). We repaid the Senior ABL Term Loan in full in July 2009. As of December 31, 2009 the balance on the Senior Credit Facilities is $880.6 million.

RSC Holdings repurchased a portion of its issued and outstanding common stock from Atlas for (i) a purchase price of $3,345.0 million (the “Purchase Price”), as adjusted pursuant to the terms of the Recapitalization Agreement and (ii) the obligation of RSC Holdings to issue up to $400.0 million aggregate principal amount of contingent earn-out notes, based on Adjusted EBITDA thresholds. Because RSC Holdings did not meet the Adjusted EBITDA thresholds, contingent notes will not be issued.

The Sponsors made a $500.0 million cash equity investment in RSC Holdings, less a partial return of equity to the Sponsors of $40.0 million, in exchange for a portion of the issued and outstanding common stock of RSC Holdings. Immediately after the Recapitalization, Ripplewood and Oak Hill each owned 42.735% of RSC Holdings’ issued and outstanding capital stock and ACF owned 14.53% of RSC Holdings’ issued and outstanding capital stock. In May 2007, RSC Holdings completed an initial public offering of its common stock. The number of common shares offered was 20,833,333. Of these shares, 12,500,000 were new shares offered by RSC Holdings and 8,333,333 were shares offered by its stockholders. On August 24, 2009, Ripplewood distributed approximately 26.6 million shares of common stock of RSC Holdings to Ripplewood’s indirect limited partners, while Ripplewood retained approximately 8.2 million shares.

As of December 31, 2009 Oak Hill, Ripplewood and ACF own 33.6%, 7.9% and 10.5%, respectively of RSC Holdings’ issued and outstanding common stock.

Business Strategy

Drive profitable volume growth.  Through our high quality fleet, large scale and national footprint and superior customer service, we intend to take advantage of the long-term opportunities for profitable growth primarily within the North American equipment rental market by:

•	continuing to drive the profitability of existing locations and pursuing same store growth;

•	investing in and maintaining our high quality fleet to meet local customer demands;

•	leveraging our reputation for superior customer service to increase our customer base;

•	increasing our market penetration by opening new locations in targeted markets to leverage existing infrastructure and customer relationships;

•	increasing our presence in complementary rental and service offerings to increase same store revenues, margins and return on investment;

•	aligning incentives for local management teams with our strategy; and

•	pursuing selected acquisitions in attractive markets, subject to economic conditions.

Prioritize profit margins, free cash flow generation and return on capital.  We intend to manage our operations by continuing to:

•	focus on the higher margin rental business;

•	actively manage the quality, reliability and availability of our fleet and offer superior customer service to support our premium pricing strategy;

2

•	evaluate each new investment in fleet based on local demand and expected returns;

•	deploy and allocate fleet among our operating regions based on pre-specified return thresholds;

•	use our size and market presence to achieve economies of scale in capital investment;

•	actively sell under-utilized fleet to balance supply with demand, thereby right-sizing the fleet;

•	close locations with unfavorable long-term prospects; and

•	focus on industrial or non-construction growth by actively investing in people, branch locations and service offerings.

Further enhance our industry leading customer service.  We believe that our position as a leading provider of rental equipment is driven in large part by our superior customer service. Continuing to provide superior customer service and maintaining our reputation for such service will provide us an opportunity to further expand our customer base and increase our share of the fragmented North American equipment rental market.

Business

Our business is focused on equipment rental, including sales of used rental equipment and the sale of merchandise that is related to the use of our rental equipment.

We offer for rent over 900 categories of equipment on a daily, weekly or monthly basis. The type of equipment that we offer ranges from large equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial work platform booms and skid-steer loaders to smaller items such as pumps, generators, welders and electric hand tools.

We routinely sell used rental equipment and invest in new equipment to manage the size and composition of our fleet and to adjust to changes in demand for specific rental products. We realize what we believe to be attractive sales prices for our used equipment due to our rigorous preventive maintenance program. We sell used rental equipment primarily through our existing location network and, to a lesser extent through other means, including equipment auctions and brokers. As a convenience for our customers, we offer for sale a broad selection of contractor supplies, including safety equipment such as hard hats and goggles, consumables such as blades and gloves, tools such as ladders and shovels and certain other ancillary products. We also sell a small amount of new equipment.

Operations

We currently operate in two geographic divisions, overseeing a total of 10 operating regions. Each division is overseen by a divisional senior vice president and each region is headed by a regional vice president. Decisions regarding the acquisition and deployment of fleet are made by the executive management team, which includes the divisional senior vice presidents.

Our operating regions typically have 6 to 7 districts headed by a district manager overseeing 6 to 7 rental locations and each location is managed by a location manager. As of December 31, 2009 our Canadian region, which is part of the Northern Division, has 4 districts and 19 rental locations. In 2009, 2008 and 2007, 5.2%, 5.5% and 4.9%, respectively, of our revenue was derived from Canada. As of December 31, 2009 and 2008, 5.4% and 4.5% of our long-lived assets, and 4.3% and 3.3% of our total assets were located in Canada. See Note 18 to our consolidated financial statements for further business segment and geographic information.

3

Operating within guidelines established and overseen by our executive management team, regional and district personnel are able to make decisions based on the needs of their customers. Our executive management team conducts monthly operating reviews of regional performance and also holds formal meetings with representatives of each operating region throughout the year. These meetings encompass operational and financial reviews, leadership development and regional near-term strategy. Regional vice presidents, district managers and location managers are responsible for management and customer service in their respective areas and are directly responsible for the financial performance of their respective region, district and location, and their variable compensation is tied to the profitability of their area.

Customers

We have long and stable relationships with most of our customers, including the majority of our top 20 accounts. During the year ended December 31, 2009, we serviced approximately 232,000 customers, primarily in the industrial or non-construction, and non-residential construction markets. During 2009, no one customer accounted for more than 2% of our rental revenues, and our top 10 customers combined represented less than 15% of our rental revenues. We do not believe the loss of any one customer would have a material adverse effect on our business.

We have a diversified customer base consisting of two major end-markets: industrial or non-construction; and non-residential construction markets. Our customers represent a wide variety of industries, such as, petrochemical, paper/pulp, food processing and non-residential construction. Further, non-residential construction is comprised of different segments, including: office, power, commercial, healthcare and educational construction. Serving a number of different industries enables us to reduce our dependence on a single or limited number of customers in the same business. Activity in the construction market tends to be susceptible to seasonal fluctuations in certain parts of the country, resulting in changes in demand for our rental equipment.

Customers from the industrial or non-construction, and non-residential construction markets accounted for approximately 97% of our rental revenues for 2009. Non-residential construction customers vary in size from national and regional to local companies and private contractors and typically make use of the entire range of rental equipment and supplies that we offer. Non-residential construction projects vary in terms of length, type of equipment required and location requiring responsive and flexible services.

Rental services for industrial or non-construction customers can be grouped into the following activities:

•	“run and maintain,” which relates to day to day maintenance;

•	“turnaround,” which relates to major planned general overhaul of operations; and

•	“capital projects,” which relate to smaller expansion or modification work.

In our experience, industrial or non-construction customers engage in long-term service contracts with trusted suppliers to meet their equipment requirements. In order to capitalize on this trend, we operate rental yards on-site at the facilities of some of our largest industrial or non-construction customers pursuant to three to five year contracts that may be cancelled by either party upon 30 days’ notice. Under these contracts, we typically agree to service all of our customers’ equipment rental needs, including products we do not typically rent. We have also developed a proprietary software application, Total Control®, which provides our industrial or non-construction customers with a single in-house software application that enables them to monitor and manage all their rental equipment. This software can be integrated into the customers’ enterprise resource planning system.

4

Residential construction customers are located throughout our operating regions and accounted for approximately 3% of our rental revenues for 2009.

Customer Service.  To ensure prompt response to customer needs, we operate a 24/7 in-house call center, which we believe gives us a competitive advantage. Our in-house call center staff is highly trained and has access to our customer related databases providing clients with best-in-class service. Additionally, customers have full access to all our employees on call, enabling appropriate support at any time. We also pursue a number of initiatives to assess and enhance customer satisfaction. We contact approximately 23,000 of our customers annually to determine their overall satisfaction levels. We also test the quality of our service levels by recording randomly selected phone calls with customers for coaching opportunities and to evaluate courtesy and staff knowledge.

Industry Overview

Based on industry sources, we estimate the U.S. construction equipment rental industry had rental revenues of approximately $25 billion in 2009. This represents a compound annual growth rate of approximately 7% since 1990.

The industry’s principal end-markets for rental equipment are industrial or non-construction, non-residential construction and residential construction markets. While the construction industry has to date been the principal user of rental equipment, industrial or non-construction companies, utilities and others are increasingly using rental equipment for plant maintenance, turnaround projects and other operations. According to U.S. Department of Commerce data (which is preliminary and has not been adjusted for inflation), the value of non-residential construction put in place in the United States increased approximately 19% in 2007 compared with 2006 and 10% in 2008 compared to 2007, and decreased 5% in 2009 compared to 2008.

Given the current economic environment, third party economists’ estimate non-residential construction activity will be sharply down for the full year 2010, with the largest drop in the first two quarters of the year. Industrial or non-construction activity is expected to decline as well. We expect 2010 to be a year of transition with demand bottoming in the first half, followed by a modest recovery in the second half.

We believe that long-term industry growth, apart from reflecting general economic conditions and cyclicality is driven by end-user markets that increasingly recognize the many advantages of renting equipment rather than owning, including:

•	avoiding the large capital investment required for equipment purchases;

•	accessing a broad selection of equipment and selecting the equipment best suited for each particular job;

•	reducing storage, maintenance and transportation costs; and

•	accessing the latest technology without investing in new equipment.

Fleet

As of December 31, 2009, our rental fleet had an original equipment fleet cost of $2.3 billion covering over 900 categories of equipment, and in 2009, our rental revenues were $1,073.0 million. Rental terms for our equipment vary depending on the customer’s needs, and the average rental term in 2009 was approximately 12 days. We believe that the size of our purchasing program and the relative importance of our business to our suppliers allow us to purchase fleet at favorable prices and on favorable payment terms. We believe that our highly disciplined approach to acquiring, deploying, sharing, maintaining and divesting fleet represents a

5

key competitive advantage. The following table provides a breakdown of our fleet in terms of original equipment fleet cost as of December 31, 2009.

Equipment Rental Fleet Breakdown

As of December 31, 2009	% of Total

Aerial work platform (AWP) booms	32.5
Fork lifts	23.4
Earth moving	13.5
AWP scissors	11.5
Trucks	5.3
Air compressors	3.2
Generators/Light towers	3.1
Compaction	2.0
Other	5.5

Fleet Management Process.  We believe that our disciplined fleet management process, whereby new investments are evaluated on strict return guidelines and used equipment sales targets are set at a local level to right-size the fleet, supports optimal fleet utilization. Consistent with our decentralized operating structure, each region is responsible for the quality of its allocated fleet, providing timely fleet maintenance, fleet movement, sales of used equipment and fleet availability. This process is led by regional fleet directors who make investment/divestment decisions within strict return on investment guidelines. Local revenues are forecasted on a location-by-location basis. Regional vice presidents use this information to develop near term regional customer demand estimates and appropriately allocate investment requirements on the basis of targeted utilization and rental rates.

The regional fleet process is overseen by our corporate fleet management, which is responsible for the overall allocation of the fleet among and between the regions. We evaluate all electronic investment requests by regional fleet directors and develop and enforce a ceiling for the fleet size for each region based on short-term local outlook, return and efficiency requirements and need at the time, and identify under-utilized equipment for sale or internal transfer to right-size the fleet at a local and company level.

Corporate fleet management will accept a new capital investment request only if such investment is deemed to achieve a pre-specified return threshold and if the request cannot be satisfied through internal fleet reallocation. Divestments or fleet transfers are evaluated when the fleet generates returns below the pre-specified threshold. If corporate fleet management cannot identify a need for a piece of equipment in any region, the equipment is targeted for sale. Our rigorous preventive maintenance program enables us to realize attractive sales prices for used rental equipment relative to the underlying environment. We sell used rental equipment through our existing location network and, to a lesser extent through other means, including equipment auctions and brokers.

We also continuously monitor the profitability of our equipment through our information management systems. Each piece of equipment is tracked and evaluated on a number of performance criteria, including time utilization rate, average billing rate, preventive maintenance, age and, most importantly, return on investment. We utilize this data to help guide the transfer of equipment to locations where the highest utilization rates, highest prices and best returns can be achieved. We have tools to identify optimal pricing strategies for rental equipment at the local level. Pricing decisions are made at a local level to reflect current market conditions. Daily reports, which allow for review of agreements by customer or contract, enable local teams to make real time adjustments to market conditions and monitor developing trends.

6

We have also made proprietary improvements to our information management systems, such as integrating our maintenance and reservation management systems, which prioritize equipment repairs based on customer reservations and time in shop. The majority of major repairs are outsourced to enable us to focus on maintenance and parts replacement. We have also implemented a rigorous preventive maintenance program that increases reliability, decreases maintenance costs and improves fleet availability and the ultimate sales price we realize on the sale of used equipment. At December 31, 2009, 99% of our fleet was current on its manufacturer’s recommended preventive maintenance.

Fleet Procurement.  We believe that our size and focus on long-term supplier relationships enable us to purchase equipment directly from manufacturers at favorable prices and on favorable terms. We do not enter into long-term purchase agreements with equipment suppliers because we wish to preserve our ability to respond quickly and beneficially to changes in demand for rental equipment. To ensure security of supply, we do, however, maintain non-binding arrangements with our key suppliers and we communicate frequently with them so that they can plan their production capacity needs. Accordingly, original equipment manufacturers deliver equipment to our facilities based on our current needs in terms of quantity and timing. We have negotiated favorable payment terms with the majority of our equipment suppliers. We believe that our ability to purchase equipment on what we believe are favorable terms represents a key competitive advantage afforded to us by the scale of our operations.

Over the last several years, we have reduced the number of suppliers from which we purchase rental equipment to two suppliers each for almost all major equipment categories that we offer for rent. We believe that we could readily replace any of our existing suppliers if it were no longer advantageous to purchase equipment from them. Our major equipment suppliers include JLG, Skyjack, Bobcat and John Deere. In 2009, we purchased $46.4 million of new rental equipment compared to $258.7 million and $580.2 million in 2008 and 2007, respectively.

Fleet Condition.  We believe our diverse equipment fleet is the best maintained and most reliable among our key competitors. At December 31, 2009, the average age of our fleet was 40 months and we expect our fleet to continue aging in 2010. Through our fleet management process discussed above under “Fleet Management Process,” we actively manage the condition of our fleet to provide customers with well maintained and reliable equipment and to support our premium pricing strategy.

Sales and Marketing.  We market our products and services through:

•	a branch-based sales force operating out of our network of locations;

•	local and national advertising efforts;

•	our self-service, web-based solution: RSC Online®; and

•	specialized Business Development Managers focusing on industrial or non-construction customers.

Sales Force.  We believe that our sales force is one of the industry’s most productive and highly trained. As of December 31, 2009, we had an inside sales team performing a variety of functions such as handling inbound customer rental requests and servicing customers at each branch and outside sales employees servicing existing customers and soliciting new business on construction or industrial sites. Our sales force uses a proprietary territory management software application to target customers in their specific area, and we develop customized marketing programs for use by our sales force by analyzing each customer group for profitability, buying behavior and product selection. All members of our sales force are required to attend in-house training sessions to develop product and application knowledge, sales

7

techniques and financial acumen. Our sales force is supported by regional sales and marketing managers and corporate marketing and sales departments.

RSC Online®.  We provide our customers with a self-service, web-based solution, RSC Online®. Our customers can reserve equipment online, review reports, use our report writer tool to create customized reports, terminate rental equipment reservations, schedule pick-ups and make electronic payments 24 hours a day, 7 days a week. In addition, we maintain a home page on the Internet (www.rscrental.com) that includes a description of our products and services, our geographic locations and our online catalogue of used rental equipment for sale, as well as live 24/7 “click to chat” support.

Information Systems

We operate a highly customized rental information management system through which key operational and financial information is made available on a daily basis. Our management team uses this information to monitor current business activities closely, looking at customer trends and proactively managing changes in the marketplace. Our enterprise resource management system is comprised of third-party licensed software and a number of proprietary enhancements covering, among others, financial performance, fleet utilization, service, maintenance and pricing. The system fully integrates all location operations such as rentals, sales, service and cash management, with the corporate activities, including finance, fixed asset and inventory management. All rental transactions are processed real-time through a centralized server and the system can be accessed by employees at the point of sale to determine equipment availability, pricing and other relevant customer specific information. Primary business servers are outsourced including the provision of a disaster recovery system.

Members of our management can access all of these systems and databases throughout the day at all of our locations or remotely through a secure key to analyze items such as:

•	fleet utilization and return on investment by individual asset, equipment category, location, district or region;

•	pricing and discounting trends by location, district, region, salesperson, equipment category or customer;

•	revenue trends by location, district, region, salesperson, equipment category or customer; and

•	financial results and performance of locations, districts, regions and the overall company.

We believe that our use of information technology is a key component in our successful performance and that continued investment in this area will help us maintain and improve upon our customer satisfaction, responsiveness and flexibility.

Intellectual Property

We have registered the marks RSC and RSC Equipment Rental and certain other trademarks in the United States and Canada. We have not registered all of the trademarks we own and use in the business. Generally, registered trademarks have perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks.

Competition

The equipment rental industry is highly competitive and highly fragmented, with a few companies operating on a national scale and a large number of companies operating on a regional or local scale. We are one of the principal national-scale industry participants in the United States and Canada; the other national-scale industry participants being United Rentals,

8

Inc., Hertz Equipment Rental Corporation and Sunbelt Rentals. Certain of our key regional competitors are Neff Rental, Inc., NES, Ahern Rentals, Inc. and Sunstate Equipment Co. A number of individual Caterpillar dealers also participate in the equipment rental market in the United States and Canada.

Competition in the equipment rental industry is intense, and is defined by equipment availability, reliability, service and price. Our competitors may seek to compete aggressively on the basis of pricing or fleet availability. To the extent that we choose to match our competitors’ downward pricing, it could have a material adverse impact on our results of operations. To the extent that we choose not to match or remain within a reasonable competitive distance from our competitors’ pricing, it could also have an adverse impact on our results of operations, as we may lose rental volume. In 2009, supply exceeded demand, resulting in downward pressure on rental rates and used equipment prices within the industry.

Business Environment and Outlook

Our revenues and operating results are driven in large part by activities in the non-residential construction and industrial or non-construction markets. On a combined basis we currently derive approximately 97% of our rental revenues from these two markets.

Non-residential construction markets generated approximately 41% of our rental revenues during 2009. In the beginning of 2008, we began to see a weakening of demand in the non-residential construction market which resulted in a decrease in the demand for our rental equipment and downward pressure on our rental rates. These trends accelerated in the fourth quarter of 2008 and continued to worsen throughout 2009 with demand and pricing falling below prior year levels. We expect demand to continue its seasonal sequential decline through the first quarter of 2010.

Our business with industrial or non-construction customers, which accounted for approximately 56% of our rental revenues during 2009, is less exposed to cyclicality than the non-residential construction market as we tap into those customers’ maintenance, repairs and capital improvement budgets. Demand in the industrial or non-construction market weakened throughout 2009, however, not to the same extent as the non-residential construction market. Demand in the industrial or non-construction market is also expected to be down in the first half of 2010, however, not to the same extent as the non-residential construction market.

We continue to respond to the economic slowdown by employing a number of financial and operational measures, which include the following:

•	closing under-performing locations and redeploying rental fleet to more profitable locations with higher demand;

•	expanding and diversifying our presence in industrial or non-construction markets, which historically tend to place a heightened emphasis on maintenance during times of economic slowdowns;

•	minimizing capital expenditures;

•	reducing headcount;

•	divesting excess rental fleet, which generates cash and improves fleet utilization;

•	slowing sales of used equipment, allowing our average fleet age to increase, which enables us to retain fleet we will need when the economic situation improves;

•	utilizing excess cash flow resulting from our planned reduction in capital expenditures and the proceeds from the sale of used rental equipment to repay outstanding amounts on our Senior ABL Revolving Facility and our Second Lien Term Facility;

9

•	evaluating additional opportunities to restructure our debt to extend existing maturities and replace shorter term obligations with longer term obligations; and

•	implementing cost reduction measures throughout our business.

Employees

As of December 31, 2009, we had 4,153 employees. Employee benefits in effect include group life insurance, medical and dental insurance and a defined contribution benefit plan. Labor contracts covering the terms of employment of approximately 136 of our employees are presently in effect under 16 collective bargaining agreements with local unions relating to 26 separate rental locations in 12 states. We may be unable to negotiate new labor contracts on terms advantageous to us or without labor interruptions. We have had no material work stoppage as a result of labor problems during the last seven years. We believe our labor relations to be good.

Regulatory Matters

Environmental, Health and Safety Matters

Our operations are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations. These laws regulate releases of petroleum products and other hazardous substances into the environment as well as storage, treatment, transport and disposal of wastes, wastewater, storm water and air quality and the remediation of soil and groundwater contamination. These laws also regulate our ownership and operation of tanks used for the storage of petroleum products and other regulated substances.

We have made, and will continue to make, expenditures to comply with environmental laws and regulations, including, among others, expenditures for the investigation and cleanup of contamination at or emanating from currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Some of these laws impose strict and in certain circumstances joint and several liability on current and former owners or operators of contaminated sites for costs of investigation and remediation. We cannot assure you that compliance with existing or future environmental, health and safety requirements will not require material expenditures by us or otherwise harm our consolidated financial position, profitability or cash flow.

We have four facilities that are in various stages of environmental remediation. Our activity primarily relates to investigating and remediating soil and groundwater contamination at these current and former facilities, which contamination may have been caused by historical operations (including operations conducted prior to our involvement at a site) or releases of regulated materials from underground storage tanks or other sources.

We rely heavily on outside environmental engineering and consulting firms to assist us in complying with environmental laws. While our environmental, health and safety compliance costs are not expected to have a material impact on our financial position, we incur costs to purchase and maintain wash racks and storage tanks and to minimize any unexpected releases of regulated materials from such sources.

Transportation, Delivery and Sales Fleet

We lease vehicles for transportation and delivery of rental equipment and vehicles used by our sales force under capital leases with leases typically ranging from 50 to 96 months. Our delivery fleet includes tractor trailers, delivery trucks and service vehicles. The vehicles used by our sales force are primarily pickup trucks. Capital lease obligations amounted to $84.8 million and $124.1 million at December 31, 2009 and 2008, respectively, and we had approximately 3,400 and 4,100 units leased at December 31, 2009 and 2008, respectively.

10

Management

Set forth below are the names, ages and positions of our executive officers as of February 16, 2010.

Name	Age	Position

Erik Olsson	47	President, Chief Executive Officer and Director
Kevin Groman	39	Senior Vice President, General Counsel and Corporate Secretary
Phillip Hobson	43	Senior Vice President, Operations
David Ledlow	51	Senior Vice President, Operations
David Mathieson	55	Senior Vice President and Chief Financial Officer

Erik Olsson has served as President, Chief Executive Officer and a Director of RSC since 2006. Mr. Olsson joined RSC in 2001 as Chief Financial Officer and in 2005 became RSC’s Chief Operating Officer. During the 13 years prior to 2001, Mr. Olsson held a number of senior financial management positions in various global businesses at Atlas Copco Group in Sweden, Brazil and the United States, including his last assignment as Chief Financial Officer for Milwaukee Electric Tool Corporation in Milwaukee, WI. from 1998 to 2000.

Kevin Groman has served as Senior Vice President, General Counsel and Corporate Secretary of RSC since December 2006. Prior to joining RSC, Mr. Groman served as Vice President, Associate General Counsel, Deputy Compliance Officer and Assistant Secretary of PetSmart, Inc., a specialty pet retail supplies and services company. Mr. Groman held various positions at PetSmart from 2000 to 2006. From 1995 to 2000, Mr. Groman held several counsel positions including Senior Counsel and Assistant Secretary with CSK Auto Corporation, an auto parts retailer operating under the names Checker, Schuck’s, and Kragen Auto Parts Stores.

Phillip Hobson has served as Senior Vice President, Operations of RSC, overseeing the Northern Division since June 2009. Prior to this position, Mr. Hobson served as Senior Vice President, Corporate Operations of RSC from February 2007 to June 2009. From 2005 to 2007, Mr. Hobson served as Vice President, Innovation, and as RSC’s Director of Internal Audit from 2004 to 2005. From 2002 to 2004, he served as Director of Financial Planning, and he joined RSC in 1998, as a financial analyst. Prior to joining RSC, Mr. Hobson held various financial management related positions with Sunstate Equipment Co. and the Northwest Division of Pizza Hut.

David Ledlow has served as Senior Vice President, Operations of RSC since 2006 and currently oversees the Gulf Division. Mr. Ledlow joined Rental Service Corporation, a predecessor to RSC, in 1984 and has occupied positions in outside sales, sales management, regional management, and served as Regional Vice President for the Southeast Region from 1996 to 2000 and Vice President of operations for the Western/Mountain Region from 2001 to 2006. Prior to joining RSC, Mr. Ledlow was Vice President of Sales at Walker Jones Equipment, a company later acquired by Rental Service Corporation, a predecessor to RSC.

David Mathieson has served as Senior Vice President and Chief Financial Officer of RSC since January 2008. Most recently, he was Senior Vice President and Chief Financial Officer of Milwaukee-based Brady Corporation, a position he held since 2003. Prior to joining Brady in 2001, Mr. Mathieson had a 20 year career with Honeywell International Inc., in the U.S. and in several European countries, last serving as Vice President and Chief Financial Officer, Honeywell EMEA in Brussels, Belgium. Mr. Mathieson is a Fellow of the Chartered Management Accounting Institute in the U.K. and studied for this qualification at Glasgow College of Commerce and Glasgow Caledonian University. He is a member of the Board of Directors of Tennant Company.

11

Available Information

We make available, free of charge through our Internet web-site (www.RSCrental.com), our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file such material, or furnish it to the Securities and Exchange Commission (“SEC”).

The public may read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web-site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Item 1A.	Risk Factors.

Our business is subject to a number of important risks and uncertainties, some of which are described below. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Business

Our business has been and may continue to be hurt by an economic downturn, a decline in non-residential construction or industrial or non-construction, activities or a decline in the amount of equipment that is rented.

During 2009, our non-residential construction and industrial or non-construction customers together accounted for approximately 97% of our rental revenues. Weakness in non-residential construction or industrial or non-construction, activity, or a decline in the desirability of renting equipment, may decrease the demand for our equipment or depress the prices we charge for our products and services. In addition, an economic downturn in those regions where we have significant operations could disproportionately harm our financial condition, results of operations and cash flows. We have identified below certain factors which may cause weakness, either temporary or long-term, in the non-residential construction and industrial or non-construction, sectors:

•	weakness or a downturn in the overall economy, including the onset of, or prolonged exposure to, a recession;

•	reduced access to capital markets for our customers’ funding of projects due to a weakness or downturn in the overall economy or otherwise;

•	an increase in the cost of construction materials;

•	an increase in interest rates;

•	adverse weather conditions or natural disasters, including an active hurricane season in the Gulf of Mexico region, where we have a large concentration of customers; or

•	terrorism or hostilities involving the United States or Canada.

A weakness in the non-residential construction and industrial or non-construction, sectors caused by these or other factors would harm our revenues, financial condition, profitability and cash flows as well as our ability to service debt, and may reduce residual values realized on the disposition of our rental equipment, negatively impacting our borrowing availability.

12

We face intense competition that may lead to our inability to increase or maintain our prices, which could have a material adverse impact on our results of operations.

The equipment rental industry is highly competitive and highly fragmented. Many of the markets in which we operate are served by numerous competitors, ranging from national equipment rental companies like ourselves, to smaller multi-regional companies and small, independent businesses with a limited number of locations. Some of our principal competitors are less leveraged than we are, have greater financial resources, may be more geographically diversified, may have greater name recognition than we do and may be better able to withstand adverse market conditions within the industry. We generally compete on the basis of, among other things, quality and breadth of service, expertise, reliability, price and the size, mix and relative attractiveness of our rental equipment fleet, which is significantly affected by the level of our capital expenditures. If we are required to reduce or delay capital expenditures for any reason, including due to restrictions contained in the Senior Credit Facilities, or the indentures governing our Notes, the resulting aging of our rental fleet may cause us to lose our competitive advantage and adversely impact our pricing. In addition, our competitors are competing aggressively on the basis of pricing and may continue to drive prices further down. To the extent that we choose to match our competitors’ downward pricing, it could harm our results of operations. To the extent that we choose not to match or remain within a reasonable competitive distance from our competitors’ pricing, it could also harm our results of operations, as we may lose rental volume.

We may also encounter increased competition from existing competitors or new market entrants in the future, which could harm our revenues, financial condition, profitability and cash flows as well as our ability to service debt.

Our revenues and operating results may fluctuate and unexpected or sustained periods of decline have had and may continue to have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our revenues and operating results have varied historically from period to period and may continue to do so. We have identified below certain of the factors which may cause our revenues and operating results to vary:

•	downturn in the North American economy, including the reduced access to capital markets for our customers’ funding of projects, any sustained periods of inflation or deflation, and the resulting negative impact it has on the financial strength of our customers;

•	changes in demand for our equipment or the prices we charge due to changes in economic conditions, competition or other factors;

•	the timing of expenditures for new equipment and the disposal of used equipment, including the ability to effectively and efficiently reduce our fleet size by selling in the open market for used equipment;

•	changes in the interest rates applicable to our variable rate debt;

•	general economic conditions in the markets where we operate;

•	the cyclical nature of our customers’ businesses, particularly those operating in the non-residential construction and industrial or non-construction, sectors;

•	rental rate changes in response to competitive factors;

•	our inability to maintain our price levels during long-term periods of economic decline;

13

•	bankruptcy or insolvency of our competitors leading to a larger than expected amount of used equipment in the open market;

•	bankruptcy or insolvency of our customers, thereby reducing demand for used rental equipment;

•	reduction in the demand for used equipment may result in lower sales prices and volume for used equipment sales;

•	aging of our fleet, ultimately resulting in lower sales prices and volume for used equipment sales;

•	seasonal rental patterns, with rental activity tending to be lowest in the winter;

•	downturn in oil and petrochemical-related sectors from which we derive a large share of our industrial revenue;

•	timing of acquisitions of companies and new location openings and related costs;

•	labor shortages, work stoppages or other labor difficulties;

•	disruptions of fuel supplies or increases in fuel prices;

•	possible unrecorded liabilities of acquired companies;

•	our effectiveness in integrating acquired businesses and new locations into our existing operations; and

•	possible write-offs or exceptional charges due to changes in applicable accounting standards, goodwill impairment, impairment of obsolete or damaged equipment or other assets, or the refinancing of our existing debt.

One or a number of these factors could harm our revenues, financial condition, profitability and cash flows, as well as our ability to service debt, and may reduce residual values realized on the disposition of our rental equipment, negatively impacting our borrowing availability.

The non-residential construction market is currently experiencing a downturn which, if sustained, could harm our business, liquidity and results of operations.

Our business derives a material portion of its revenues from customers in the non-residential construction market and the general slowdown and volatility of the U.S. economy is having an adverse effect on this business. The non-residential construction industry is expected to continue to decline in 2010, as office vacancy rates continue to increase, rental costs decrease, the availability of financing continues to be limited and clarity on the strength of the economy remains uncertain. From time to time, our business that serves the non-residential construction industry has also been adversely affected in various parts of the country by declines in non-residential construction starts due to, among other things, changes in tax laws affecting the real estate industry, high interest rates and reduced level of residential construction activity. Continued weakness in the U.S. economy and general uncertainty about current economic conditions will continue to pose a risk to our business as participants in this industry may postpone spending in response to tighter credit, negative financial news and/or declines in income or asset values, which would have a continued material negative effect on the demand for our products.

Our reliance on available borrowings under the Senior ABL Revolving Facility and cash from operating activities is necessary to operate our business and subjects us to a number of risks, many of which are beyond our control.

We rely significantly on available borrowings under the Senior ABL Revolving Facility to operate our business. As of December 31, 2009, we had $561.6 million of available borrowings

14

under the Senior ABL Revolving Facility. The amount of available borrowings under the Senior ABL Revolving Facility is determined by a formula, subject to maximum borrowings, that includes several factors, most significant of which is the orderly liquidation value (“OLV”), of our rental fleet. The OLV of our fleet is calculated by a third party and reflects the average of prices paid for used rental equipment at retail and auction. If our OLV were to decrease significantly, or if our access to such financing were unavailable, reduced, or were to become significantly more expensive for any reason, including, without limitation, due to our inability to meet the coverage ratio or leverage ratio tests in the Senior ABL Revolving Facility, if such compliance was required, or to satisfy any other condition in the facilities or due to an increase in interest rates generally, we may not be able to fund daily operations which may cause material harm to our business, which could affect our ability to operate our business as a going concern.

In addition, if we are unable to generate excess cash from operating activities after servicing our debt due to negative economic or industry trends including, among others, those set forth above under “— Our business has been and may continue to be hurt by an economic downturn, a decline in non-residential construction or industrial or non-construction, activities or a decline in the amount of equipment that is rented” and “— We face intense competition that may lead to our inability to increase or maintain our prices, which could have a material adverse impact on our results of operations,” and we are not able to finance new equipment acquisitions, we may not be able to make necessary equipment rental acquisitions at all.

The effects of the recent global economic crisis have had and may continue to have a negative impact on our revenue, operating results, or financial condition.

The recent global economic crisis has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has reduced demand for equipment rental. These macroeconomic developments have had and could continue to have a negative impact on our revenue, profitability, financial condition and liquidity in a number of ways, such as reduced global used equipment demands which in turn could have a negative impact on the OLV for our rental fleet. Additionally, current or potential customers may delay or decrease equipment rentals or may delay paying us or be unable to pay us for prior equipment rentals and services. Also, if the banking system or the financial markets deteriorate further, fail to improve or remain volatile, the funding for and realization of capital projects may continue to decrease, which may continue to impact the demand for our rental equipment and services.

Our expenses could increase and our relationships with our customers could be hurt if there is an adverse change in our relationships with our equipment suppliers or if our suppliers are unable to provide us with products we rely on to generate revenues.

All of our rental equipment consists of products that we purchase from various suppliers and manufacturers, and over the last several years, we have reduced the number of suppliers from which we purchase rental equipment to two suppliers for almost all major equipment categories that we offer for rent. We rely on these suppliers and manufacturers to provide us with equipment which we then rent to our customers. We have not entered into any long-term equipment supply arrangements with manufacturers. To the extent we are unable to rely on these suppliers and manufacturers, due to an adverse change in our relationships with them, if they fail to continue operating as a going concern, if they significantly raised their costs, if a large amount of our rental equipment is subject to simultaneous recalls that would prevent us from renting such rental equipment for a significant period of time, or such suppliers or manufacturers simply are unable to supply us with equipment or needed replacement parts in a timely manner, our business could be adversely affected through higher costs or the resulting

15

potential inability to service our customers. We may experience delays in receiving equipment from some manufacturers due to factors beyond our control, including raw material shortages, and, to the extent that we experience any such delays, our business could be hurt by the resulting inability to service our customers. In addition, the payment terms we have negotiated with the suppliers that provide us with the majority of our equipment may not be available to us at a later time.

If we are unable to collect on contracts with customers, our operating results would be adversely affected.

One of the reasons some of our customers find it more attractive to rent equipment than own equipment is the need to deploy their capital elsewhere. This has been particularly true in industries with high growth rates such as the non-residential construction industry. Some of our customers may have liquidity issues and ultimately may not be able to fulfill the terms of their rental agreements with us. If we are unable to manage credit risk issues adequately, or if a large number of customers should have financial difficulties at the same time, our credit losses could increase above historical levels and our operating results would be adversely affected. Further, delinquencies and credit losses generally can be expected to increase during economic slowdowns or recessions.

If our operating costs increase as our rental fleet ages and we are unable to pass along such costs, our earnings will decrease.

As our fleet of rental equipment ages, the cost of maintaining such equipment, if not replaced within a certain period of time, will likely increase. As of December 31, 2009, the average age of our rental equipment fleet was approximately 40 months, up 7 months, from 33 months at December 31, 2008. The increase in 2009 resulted from reductions in capital expenditures toward new rental fleet. The costs of maintenance may materially increase in the future. Any material increase in such costs could have a material adverse affect on our revenues, profitability and financial condition.

Our operational and cost reduction measures may not generate the improvements and efficiencies we expect.

We have responded to the economic slowdown by employing a number of operational measures. The extent to which these strategies will achieve the desired efficiencies and goals in 2010 and beyond is uncertain, as their success depends on a number of factors, some of which are beyond our control. Even if we carry out these measures in the manner we currently expect, we may not achieve the efficiencies or savings we anticipate, or on the timetable we anticipate. There may be unforeseen productivity, revenue or other consequences resulting from our strategies that will adversely affect us. Therefore, there can be no guarantee that our strategies will prove effective in achieving desired profitability or margins.

The cost of new equipment we use in our rental fleet could increase and therefore we may spend more for replacement equipment, and in some cases we may not be able to procure equipment on a timely basis due to supplier constraints.

The cost of new equipment used in our rental fleet could increase, primarily due to increased material costs, including increases in the cost of steel, which is a primary material used in most of the equipment we use, and increases in the cost of fuel, which is used in the manufacturing process and in delivering equipment to us. Such increases could materially adversely impact our financial condition and results of operations in future periods. In addition, based on changing demands of customers, the types of equipment we rent to our customers may become obsolete resulting in a negative impact to our financial condition based on the

16

increased capital expenditures required to replace the obsolete equipment, and our potential inability to sell the obsolete equipment in the used equipment market.

An impairment of our goodwill could have a material non-cash adverse impact on our results of operations.

We review goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable and at least annually. We have performed our annual impairment tests for goodwill during the fourth quarter of 2009 and based on our analyses, there was no goodwill impairment recognized during 2009. If during 2010, market conditions deteriorate further and our outlook deteriorates from the projections we used in the 2009 goodwill impairment test, we may have goodwill impairment during 2010. If such further economic deterioration occurs, we may be required to record charges for goodwill impairments in the future, which could have a material adverse impact on our results of operations and financial condition.

Our rental fleet is subject to residual value risk upon disposition.

The market value of any given piece of rental equipment could be less than its depreciated value at the time it is sold. The market value of used rental equipment depends on several factors, including:

•	the market price for new equipment of a like kind;

•	wear and tear on the equipment relative to its age and the performance of preventive maintenance;

•	the time of year that it is sold;

•	worldwide and domestic demand for used equipment, including the amount of used equipment we, along with our competitors, supply to the used equipment market; and

•	general economic conditions.

We include in income from operations the difference between the sales price and the depreciated value of an item of equipment sold. Changes in our assumptions regarding depreciation could change both our depreciation expense as well as the gain or loss realized upon disposal of equipment. Sales of our used rental equipment at prices that fall significantly below our projections, or our inability to sell such equipment at all, could have a negative impact on our results of operations.

Any failure of Atlas to indemnify us against and defend us from certain claims in accordance with the terms of the recapitalization agreement could have a material adverse effect on us.

Pursuant to the recapitalization agreement and subject to certain limitations set forth therein, Atlas has agreed to indemnify RSC Holdings and its subsidiaries against and defend us from all losses, including costs and reasonable expenses, resulting from certain claims related to the Recapitalization, our business and our former businesses including, without limitation: claims alleging exposure to silica and asbestos; the transfer of certain businesses owned by RSC Holdings but not acquired in connection with the Recapitalization; certain employee-related matters; any activities, operations or business conducted by RSC Holdings or any of its affiliates other than our business; and certain tax matters. Any failure by Atlas to perform these obligations could harm our business. Please see Item 1. “Business — Organizational Overview” in this Annual Report on Form 10-K for a description of the Recapitalization Agreement and the Recapitalization.

17

Disruptions in our information technology systems could limit our ability to effectively monitor and control our operations and adversely affect our operating results.

Our information technology systems facilitate our ability to monitor and control our operations and adjust to changing market conditions. Any disruptions in these systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, materially adversely affect our financial condition or operating results by limiting our capacity to effectively monitor and control our operations and adjust to changing market conditions in a timely manner. In addition, because our systems contain information about individuals and businesses, our failure to maintain the security of the data we hold, whether the result of our own error or the malfeasance or errors of others, could harm our reputation or give rise to legal liabilities leading to lower revenues, increased costs and other potential material adverse effects on our results of operations.

Our business relies to some extent on third-party contractors to provide us with various services to assist us with conducting our business, which could adversely affect our business upon the termination or disruption of our third-party contractor relationships.

Our operations rely on third-party contractors to provide us with timely services to assist us with conducting our business. Any material disruption, termination, or substandard provision of these services could adversely affect our brand, customer relationships, operating results and financial condition. In addition, if a third-party contractor relationship is terminated, we may be adversely affected if we are not able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable. Further, in the event a third-party relationship is terminated and we are unable to enter into a similar relationship, we may not have the internal capabilities to perform such services in a cost-effective manner.

Oak Hill or its affiliates may compete directly against us.

Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to Oak Hill or its affiliates, including through potential acquisitions by Oak Hill or its affiliates of competing businesses. Any competition could intensify if an affiliate or subsidiary of Oak Hill were to enter into or acquire a business similar to our equipment rental operations. Oak Hill and its affiliates may be inclined to direct relevant corporate opportunities to entities which they control individually rather than to us. In addition, our amended and restated certificate of incorporation provides that Oak Hill is under no obligation to communicate or offer any corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries.

If we acquire any businesses in the future, they could prove difficult to integrate, disrupt our business, or have an adverse effect on our results of operations.

We intend to pursue growth primarily through internal growth, but from time to time we may consider opportunistic acquisitions, which may be significant. Any future acquisition would involve numerous risks including, without limitation:

•	potential disruption of our ongoing business and distraction of management;

•	difficulty integrating the acquired business; and

•	exposure to unknown liabilities.

If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. In addition, the financing of any significant

18

acquisition may result in changes in our capital structure, including the incurrence of additional indebtedness. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

If we fail to retain or attract key management and personnel, we may be unable to implement our business plan.

One of the most important factors in our ability to profitably execute our business plan is our ability to attract, develop and retain qualified personnel, including our Chief Executive Officer and operational management. Our success in attracting and retaining qualified people is dependent on the resources available in individual geographic areas and the impact on the labor supply due to general economic conditions as well as our ability to provide a competitive compensation package, including the implementation of adequate drivers of retention and rewards based on performance, and work environment. The departure of any key personnel and our inability to enforce non-competition agreements could have a negative impact on our business.

The impairment of financial institutions may adversely affect us.

We have exposure to counterparties with which we execute transactions, including U.S. and foreign commercial banks, insurance companies, investment banks, investment funds and other financial institutions, some of which may be exposed to bankruptcy, liquidity, default or similar risks, especially in connection with recent financial market turmoil. Many of these transactions could expose us to risk in the event of the bankruptcy, receivership, default or similar event involving a counterparty. For example, as of December 31, 2009, we had $561.6 million of available borrowings under the Senior ABL Revolving Facility. If any of the lenders that are parties to the Senior ABL Revolving Facility experience difficulties that render them unable to fund future draws on the facility, we may not be able to access all or a portion of these funds. The inability to make future draws on the Senior ABL Revolving Facility could have a material adverse effect on our liquidity which could negatively affect our business, results of operations or ability to maintain the overall quality of our rental fleet.

We are exposed to various possible claims relating to our business and our insurance may not fully protect us against those claims.

We are exposed to various possible claims relating to our business. These possible claims include those relating to (1) personal injury or death caused by equipment rented or sold by us, (2) motor vehicle accidents involving our vehicles and our employees, (3) employment-related claims, (4) property damage and pollution related claims and (5) commercial claims. Our insurance policies have deductibles or self-insured retentions of $1.0 million for general liability and $1.5 million for automobile liability, on a per occurrence basis; $0.5 million per occurrence for workers’ compensation claims; and $0.25 million per occurrence for pollution coverage. Currently, we believe that we have adequate insurance coverage for the protection of our assets and operations.

However, litigation is inherently unpredictable, and the outcome of some of these claims, proceedings and other contingencies could require us to take or refrain from taking actions which could adversely affect our operations or could result in excessive verdicts. Additionally, defending against claims, lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters. Our insurance may not fully protect us for certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct, which are often alleged in third party lawsuits. In addition, we may be exposed to uninsured liability at levels in excess of our policy limits.

19

If we are found liable for any significant claims that are not covered by insurance, our liquidity and operating results could be materially adversely affected. It is possible that our insurance carrier may disclaim coverage for any class action and derivative lawsuits against us. It is also possible that some or all of the insurance that is currently available to us will not be available in the future on economically reasonable terms or not available at all. In addition, whether we are covered by insurance or not, certain claims may have the potential for negative publicity surrounding such claims, which could adversely affect our business and lead to lower revenues, as well as additional similar claims being filed.

We may be unable to maintain an effective system of internal control over financial reporting and comply with Section 404 of the Sarbanes-Oxley Act of 2002 and other related provisions of the U.S. securities laws.

We are required to file certain reports, including annual and quarterly periodic reports, under the Exchange Act. The Securities and Exchange Commission, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every reporting company to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. An independent registered public accounting firm must report on the effectiveness of our internal control over financial reporting. Compliance with the reporting obligations under the U.S. securities laws places additional burdens on our management, operational and financial resources and systems. To the extent that we are unable to maintain effective internal control over financial reporting and/or disclosure controls and procedures, we may be unable to produce reliable financial reports and/or public disclosure, detect and prevent fraud and comply with the reporting obligations under the U.S. securities laws, on a timely basis. Any such failure could harm our business. In addition, failure to maintain effective internal control over financial reporting and/or disclosure controls and procedures could result in the loss of investor confidence in the reliability of our financial statements and public disclosure and a loss of customers, which in turn could harm our business.

Environmental, health and safety laws, regulations and requirements and the costs of complying with them, or any liability or obligation imposed under them, could adversely affect our financial position, results of operations or cash flow.

Our operations are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations. These laws regulate releases of petroleum products and other hazardous substances into the environment, the storage, treatment, transport and disposal of wastes, and the remediation of soil and groundwater contamination. These laws also regulate our ownership and operation of tanks used for the storage of petroleum products and other regulated substances. In addition, certain of our customers require us to maintain certain safety levels. Failure to maintain such levels could lead to a loss of such customers.

We have made, and will continue to make, expenditures to comply with environmental, health and safety laws and regulations, including, among others, expenditures for the investigation and cleanup of contamination at or emanating from currently and formerly owned and leased properties, as well as contamination at other locations at which our wastes have reportedly been identified. Some of these laws impose strict and in certain circumstances joint and several liability on current and former owners or operators of contaminated sites and other potentially responsible parties for investigation, remediation and other costs.

In addition, as climate change issues have become more prevalent, federal, state and local governments, as well as foreign governments, have begun to respond to these issues with increased legislation and regulations. Such legislation and regulations could negatively affect us, our suppliers and our customers. This may cause us to incur additional direct costs in

20

complying with any new environmental legislation or regulations, as well as increased indirect costs resulting from our suppliers, customers, or both incurring additional compliance costs that could get passed through to us.

Compliance with existing or future environmental, health and safety requirements may require material expenditures by us or otherwise harm our consolidated financial position, results of operations or cash flow.

Our costs of doing business could increase as a result of changes in U.S. federal, state or local regulations.

Our operations are principally affected by various statutes, regulations and laws in the U.S. states and Canadian provinces in which we operate. While we are not engaged in a “regulated” industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, transportation, information security and privacy, labor and employment practices, competition, immigration and other matters. In addition, we may be indirectly exposed to changes in regulations which affect our customers. Changes in U.S. federal, state or local regulations governing our business could increase our costs of doing business. Moreover, changes to U.S. federal, state and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements. We cannot predict whether future developments in law and regulations concerning our businesses will affect our business financial condition and results of operations in a negative manner.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

Our ability to compete effectively depends in part upon protection of our rights in trademarks, copyrights and other intellectual property rights we own or license, including proprietary software. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property and other proprietary rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our services or our use of intellectual property infringe their intellectual property rights. Any litigation or claims brought by or against us could result in substantial costs and diversion of our resources. A successful claim of trademark, copyright or other intellectual property infringement against us could prevent us from providing services, which could harm our business, financial condition or results of operations. In addition, a breakdown in our internal policies and procedures may lead to an unintentional disclosure of our proprietary, confidential or material non-public information, which could in turn harm our business, financial condition or results of operations.

Certain existing stockholders of RSC Holdings have significant control over our company and large ownership positions that could be sold, transferred or distributed.

Oak Hill, Ripplewood, ACF and RSC Holdings are parties to an Amended and Restated Stockholders Agreement dated May 29, 2007, as amended further by Amendment No. 1 dated August 24, 2009 (the “Stockholders Agreement”), pursuant to which Oak Hill currently has the right to nominate four members of RSC Holdings’ Board of Directors and Oak Hill, Ripplewood, and ACF together may exercise control over matters requiring stockholder approval and our policy and affairs. As of December 31, 2009, Oak Hill, Ripplewood and ACF collectively owned approximately 52% of the outstanding shares of RSC Holdings’ common stock, which results in RSC Holdings being a closely controlled company under New York Stock Exchange rules and regulations. Due to the Stockholders Agreement, Oak Hill has significant influence over: (1) the

21

election of RSC Holdings’ Board of Directors; (2) the approval or disapproval of any other matters requiring stockholder approval; and (3) the affairs, policy and direction of our business. The interests of RSC Holdings’ existing stockholders may conflict with the interests of other security holders. In addition, actual or possible sales, transfers or distributions of substantial amounts of the common stock of RSC Holdings by Oak Hill, Ripplewood or ACF, or the perception of the forgoing by investors, may cause the trading price of RSC Holdings’ common stock to decline and could adversely affect our ability to obtain financing in the future.

We face risks related to changes in our ownership.

Certain of our agreements with third parties, including our real property leases, require the consent of such parties in connection with any change in ownership of us. We will generally seek such consents and waivers, although we may not seek certain consents if our not obtaining them will not, in our view, have a material adverse effect on our consolidated financial position or results of operations. If we fail to obtain any required consent or waiver, the applicable third parties could seek to terminate their agreement with us and, as a result, our ability to conduct our business could be impaired until we are able to enter into replacement agreements, which could harm our results of operations or financial condition.

Risks Related to Our Indebtedness

We have substantial debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business and make payments on our indebtedness.

We have a substantial amount of debt. As of December 31, 2009, we had $2,172.1 million of debt outstanding.

Our substantial debt could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations to the holders of our Notes and to the lenders under our Senior Credit Facilities, resulting in possible defaults on and acceleration of such debt;

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures, acquisitions or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including under the Senior Credit Facilities, bears interest at variable rates;

•	place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

•	limit our ability to refinance our existing indebtedness on favorable terms or at all or borrow additional funds in the future for, among other things, working capital, capital expenditures, acquisitions or debt service requirements;

•	limit our flexibility in planning for, or reacting to, changing conditions in our business and industry; and

•	limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy and our efforts to improve operating margins.

Any of the foregoing impacts of our substantial indebtedness could harm our business, financial condition and results of operations.

22

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantial additional debt, which could further exacerbate the risks associated with our current substantial debt.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit us or our subsidiaries from doing so. As of December 31, 2009, our Senior ABL Revolving Facility provided us commitments for additional aggregate borrowings of approximately $561.6 million subject to, among other things, our maintenance of a sufficient borrowing base under such facility. Both the Senior ABL Revolving Facility and the Second Lien Term Facility permit additional borrowings beyond the committed financing under these facilities under certain circumstances. If new indebtedness is added to our current debt levels, the related risks that we now face would increase. In addition, the instruments governing our indebtedness do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness.

Restrictive covenants in certain of the agreements and instruments governing our indebtedness may adversely affect our financial and operational flexibility.

Our Senior Credit Facilities contain covenants that, among other things, restrict our ability to:

•	incur additional indebtedness or provide guarantees;

•	engage in mergers, acquisitions or dispositions of assets;

•	enter into sale-leaseback transactions;

•	make dividends or other restricted payments;

•	prepay other indebtedness;

•	engage in certain transactions with affiliates;

•	make investments;

•	change the nature of our business;

•	incur liens;

•	enter into currency, commodity and other hedging transactions; and

•	amend specified debt agreements.

In addition, under the Senior ABL Revolving Facility, we will become subject to additional reporting requirements upon excess availability falling below $100.0 million. In addition, we will come under close supervision by our lenders and we will then be subject to financial covenants, including covenants that will obligate us to maintain (1) a specified leverage ratio of 4.50 to 1.00 in 2009 and 4.25 to 1.00 thereafter and (2) a specified fixed charge coverage ratio of 1.00 to 1.00 upon excess availability falling below (a) before November 30, 2011 and the Commitment Increase Date, $140.0 million, (b) after the Commitment Increase Date but before November 30, 2011, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase date, and (c) on or after November 30, 2011, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on such date. Our ability to comply with these covenants in future periods and our available borrowing capacity under the Senior ABL Revolving Facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these covenants in future periods will also depend

23

substantially on the pricing of our products and services, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

Each of the Notes’ Indentures contains restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or distributions on their capital stock or repurchase their capital stock;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into certain transactions with affiliates;

•	create limitations on the ability of the restricted subsidiaries to make dividends or distributions to their respective parents;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants could have a material adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. Also, although the Notes’ Indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

Our ability to comply with the covenants and restrictions contained in the Senior Credit Facilities and the Notes’ Indentures may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under either the Senior Credit Facilities or such indentures that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under the Senior Credit Facilities and may not be able to repay the amounts due under the Senior Credit Facilities and the Notes. Any of the events described in this paragraph could have a material adverse effect on our financial condition and results of operations and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to make payments on all of our debt, and our ability to refinance all or a portion of our debt or obtain additional financing depends on many factors beyond our control. As a result, we may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our obligations under, our debt, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control. We may not maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We may not be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could

24

face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The instruments governing our indebtedness, restrict our ability to dispose of assets and use the proceeds from any such dispositions. We may not be able to consummate those sales, or if we do, the timing of any such sales may not be advantageous to us and the proceeds that we realize may not be adequate to meet debt service obligations when due.

A significant portion of our outstanding indebtedness is secured by substantially all of our consolidated assets. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

Indebtedness under the Senior Credit Facilities and the 2017 Senior Secured Notes (the “2017 Notes”) are secured by a lien on substantially all our assets, including pledges of substantially all of the assets of RSC Holdings III, LLC, which consist primarily of the capital stock of RSC Equipment Rental, Inc. and, in the case of the Senior Credit Facilities, pledges of substantially all of the assets of RSC Holdings II, LLC, which consist primarily of the capital stock of RSC Holdings III, LLC. The 2014 Notes and the 2019 Senior Unsecured Notes (the “2019 Notes”) are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default were to occur under the Senior Credit Facilities or the 2017 Notes, the senior secured lenders under such facilities or the holders of the 2017 Notes would have a prior right to our assets, to the exclusion of our general creditors, including the holders of our 2014 Notes and 2019 Notes. In that event, our assets would first be used to repay in full all indebtedness and other obligations secured by them (including all amounts outstanding under our Senior Credit Facilities and the 2017 Notes), resulting in all or a portion of our assets being unavailable to satisfy the claims of our unsecured indebtedness.

As of December 31, 2009, substantially all of our consolidated assets, including our equipment rental fleet, had been pledged for the benefit of the lenders under our Senior Credit Facilities and the holders of the 2017 Notes. As a result, the lenders under these facilities and the holders of the 2017 Notes would have a prior claim on such assets in the event of our bankruptcy, insolvency, liquidation or reorganization, and we may not have sufficient funds to pay all of our creditors and holders of our unsecured indebtedness may receive less, ratably, than the holders of our secured debt, and may not be fully paid, or may not be paid at all, even when other creditors receive full payment for their claims. In that event, holders of our equity securities would not be entitled to receive any of our assets or the proceeds therefrom.

In addition, the pledge of these assets and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets are pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Indebtedness we have and may incur under the Senior Credit Facilities bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our indebtedness and could materially reduce our profitability. In addition, recent turmoil in the credit markets has reduced the availability of debt financing, which may result in increases in the interest rates and borrowing spreads at which lenders are willing to make

25

future debt financing available to us. The impact of such an increase would be more significant than it would be for some other companies because of our substantial indebtedness.

Risks Related to Market and Economic Factors

Our operating and financial performance in any given period might not meet the guidance we have provided to the public.

We provide public guidance on our expected operating and financial results for future periods. Although we believe that this guidance provides investors and analysts with a better understanding of management’s expectations for the future, and is useful to our investors and potential investors, such guidance is comprised of forward-looking statements subject to the risks and uncertainties described in this report and in our other public filings and public statements. Actual results may differ from the projected guidance. If in the future, our operating or financial results for a particular period do not meet our guidance or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our securities could significantly decline.

The certificate of incorporation, by-laws of RSC Holdings and Delaware law may discourage takeovers and business combinations that its stockholders might consider in their best interests.

A number of provisions in the certificate of incorporation and by-laws of RSC Holdings may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of RSC Holdings that its stockholders might consider in their best interests. These provisions include:

•	establishment of a classified Board of Directors, with staggered terms;

•	granting to the Board of Directors sole power to set the number of directors and to fill any vacancy on the Board of Directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	limitations on the ability of stockholders to remove directors;

•	the ability of the Board of Directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the Board of Directors;

•	prohibition on stockholders from calling special meetings of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the Board of Directors at stockholder meetings; and

•	prohibiting our stockholders from acting by written consent if the Sponsors cease to collectively hold a majority of the outstanding common stock of RSC Holdings.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. In addition, we have opted out of Section 203 of the Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

26

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

As of December 31, 2009, we operated through an integrated network of 457 rental locations across 40 states in the United States and 3 Canadian provinces. Of these locations, 438 were in the United States and 19 were in Canada. As of December 31, 2008, we operated 464 rental locations. Of these locations, 445 were in the United States and 19 were in Canada. We lease the real estate for all but 3 of our locations. The majority of our leases are for 5 year terms with renewal options.

Our rental locations are generally situated in industrial or commercial zones. The typical location is approximately 7,500 square feet in size, located on approximately 2.0 acres and includes a customer service center, an equipment service area and storage facilities for equipment. Our corporate headquarters are located in Scottsdale, Arizona, where we occupy approximately 44,825 square feet under a lease that expires in 2013.

Item 3.	Legal Proceedings

We are party to legal proceedings and potential claims arising in the ordinary course of our business, including claims related to employment matters, contractual disputes, personal injuries and property damage. In addition, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries.

Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any current pending legal proceedings to which we are a party will materially harm our business, results of operations, cash flows or financial condition.

Item 4.	Submission of Matters to a Vote of Security Holders

Omitted pursuant to General Instruction I to Form 10-K.

PART II

Item 5.	Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our equity securities are not publicly traded and are 100% owned by RSC Holdings II, LLC. RSC Holdings is the ultimate parent of RSC Holdings II, LLC.

Dividends

RSC Holdings does not have a formal dividend policy. The Board of Directors periodically considers the advisability of declaring and paying dividends in light of existing circumstances. RSC Holdings’ ability to pay dividends to holders of its common stock is limited as a practical matter by the Senior Credit Facilities and the indenture governing the Notes, insofar as RSC Holdings may seek to pay dividends out of funds made available to it, because its subsidiaries’

27

debt facilities directly or indirectly restrict RSC Holdings subsidiaries’ ability to pay dividends or make loans to it.

Item 6.	Selected Financial Data

The following table presents selected consolidated financial information and other operational data for our business. You should read the following information in conjunction with Item 7 of this Annual Report on Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included elsewhere in this Annual Report on Form 10-K.

	Years Ended December 31,
	2009	2008	2007	2006	2005
	($ in thousands, except per share data)

Consolidated statements of operations data:
Revenues:
Equipment rental revenue	$1,073,021	$1,567,254	$1,543,175	$1,368,712	$1,140,329
Sale of merchandise	51,951	72,472	80,649	92,524	102,894
Sale of used rental equipment	158,482	125,443	145,358	191,652	217,534

Total revenues	1,283,454	1,765,169	1,769,182	1,652,888	1,460,757

Cost of revenues:
Cost of equipment rentals, excluding depreciation	548,462	692,613	640,992	591,241	528,071
Depreciation of rental equipment	285,668	317,504	295,248	253,379	212,325
Cost of merchandise sales	36,743	49,370	53,936	61,675	73,321
Cost of used rental equipment sales	148,673	90,500	103,076	145,425	173,276

Total cost of revenues	1,019,546	1,149,987	1,093,252	1,051,720	986,993

Gross profit	263,908	615,182	675,930	601,168	473,764

Operating expenses:
Selling, general and administrative	140,646	168,690	156,688	137,995	122,847
Management fees and recapitalization expenses(1)(2)	—	—	23,000	10,836	—
Depreciation and amortization of non-rental equipment and intangibles	43,984	49,567	46,226	38,783	33,776
Other operating gains, net	(517)	(1,010)	(4,850)	(6,968)	(4,836)

Total operating expenses, net	184,113	217,247	221,064	180,646	151,787

Operating income	79,795	397,935	454,866	420,522	321,977
Interest expense, net	189,689	201,849	243,908	197,085	134,556
(Gain) loss on extinguishment of debt, net(3)	(13,916)	—	9,570	—	—
Other expense (income), net	707	658	(1,126)	(311)	(146)

(Loss) income before (benefit) provision for income taxes	(96,685)	195,428	202,514	223,748	187,567
(Benefit) provision for income taxes(4)	(37,325)	72,939	79,260	86,568	66,488

Net (loss) income	$(59,360)	$122,489	$123,254	$137,180	$121,079

28

	Years Ended December 31,
	2009	2008	2007	2006	2005
	($ in thousands, except per share data)

Preferred dividends	—	—	—	(7,997)	(15,995)

Net (loss) income available for common stockholders	$(59,360)	$122,489	$123,254	$129,183	$105,084

Weighted average shares outstanding used in computing net (loss) income per common share:
Basic and diluted	1,000	1,000	1,000	1,000	1,000

Net (loss) income per common share:
Basic and diluted(5)	$(59.36)	$122.49	$123.25	$129.18	$105.08

Other financial data:
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	$329,652	$367,071	$341,474	$292,162	$246,101
Capital expenditures:
Rental	$46,386	$258,660	$580,194	$721,258	$691,858
Non-rental	4,952	15,319	20,674	28,592	4,641
Proceeds from sales of used equipment and non-rental equipment	(170,975)	(131,987)	(156,678)	(207,613)	(233,731)

Net capital expenditures	$(119,637)	$141,992	$444,190	$542,237	$462,768

Other operational data (unaudited):
Fleet utilization(6)	57.6%	70.1%	72.8%	72.0%	70.6%
Average fleet age at period end (months)	40	33	26	25	30
Same store rental revenue growth / (decline)(7)	(28.9)%	2.4%	11.1%	18.9%	17.6%
Employees(8)	4,153	5,014	5,486	5,187	4,938
Original equipment fleet cost (in millions)(9)	$2,324	$2,695	$2,670	$2,346	$1,975
Consolidated balance sheet data:
Rental equipment, net	$1,384,999	$1,766,978	$1,929,514	$1,738,670	$1,420,545
Total assets	2,728,266	3,268,542	3,454,369	3,304,976	2,764,431
Debt	2,172,109	2,569,067	2,736,225	3,006,426	2,352,380
Total liabilities	2,704,625	3,225,422	3,498,467	3,739,609	2,978,981
Total stockholders’ equity (deficit)	23,641	43,120	(44,098)	(434,633)	(214,550)

(1)	In conjunction with the Recapitalization, we entered into a monitoring agreement whereby we would pay management fees of $1.5 million per quarter to the Sponsors. The monitoring agreement was terminated in connection with our initial public offering and a $20.0 million termination fee (also included in management fees) was paid.

(2)	The 2006 amount includes recapitalization expenses of approximately $10.3 million for fees and expenses related to the consummation of the Recapitalization that were not otherwise capitalized or applied to stockholders’ equity.

29

(3)	(Gain) loss on extinguishment of debt, net for the year ended December 31, 2009 consists of a $17.6 million net gain from the repayment of debt outstanding under the Second Lien Term Facility offset by a $3.7 million loss associated with the repayment of our Senior ABL Term Loan. The $17.6 million net gain associated with the repayment of our Second Lien Term Facility includes a $26.9 million gain, which represents the difference between the carrying value of debt repaid under the Second Lien Term Facility and the repurchase price offset by $2.9 million of creditor and third party fees incurred in connection with the repayment and the associated amendments to our Senior ABL Facilities credit agreement and Second Lien Term Facility agreement as well as $6.4 million of unamortized deferred financing costs that were expensed. The $3.7 million loss from the extinguishment of our Senior ABL Term Loan includes $1.4 million of creditor fees incurred to amend the Senior ABL Facilities credit agreement in connection with the repayment of the Senior ABL Term Loan and $2.3 million of unamortized deferred financing costs that were expensed.

Loss on extinguishment of debt for the year ended December 31, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Second Lien Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment. The $9.6 million loss on extinguishment of debt was previously included in interest expense and has been reclassified to conform to the current year presentation.

(4)	Prior to the Recapitalization, RSC Holdings had other lines of businesses and the consolidated tax return of RSC Holdings for those periods included the results from those other lines of businesses. Our income taxes as presented in the consolidated financial statements for the period prior to the Recapitalization are calculated on a separate tax return basis that does not include the results from those other lines of businesses. Under Atlas’ ownership, RSC Holdings managed its tax position and remitted tax payments for the benefit of its entire portfolio of businesses, and its tax strategies were not necessarily reflective of the tax strategies that we would have followed or do follow as a stand-alone company. Tax payments were not made for the Company on a stand-alone basis prior to the Recapitalization.

(5)	For purposes of calculating basic and diluted net income per common share, net income for the years ended December 31, 2006 and 2005 have been adjusted for preferred stock dividends.

(6)	Fleet utilization is defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost) during the relevant period, divided by the average aggregate dollar value of all equipment owned (based on original equipment fleet cost) during the relevant period. The following table shows the calculation of fleet utilization for each period presented.

	For the Years Ended December 31,
	2009	2008	2007	2006	2005
	(In millions)

Average aggregate dollar value of all equipment owned (original cost)	$2,484.7	$2,731.2	$2,535.7	$2,197.8	$1,861.1
Average aggregate dollar value of equipment on rent	1,431.5	1,913.9	1,844.9	1,582.8	1,314.7
Fleet utilization	57.6%	70.1%	72.8%	72.0%	70.6%

(7)	Same store rental revenue growth or decline is calculated as the year over year change in rental revenue for locations that are open at the end of the period reported and have been operating under our direction for more than 12 months.

(8)	Employee count is given as of the end of the period indicated and the data reflects the actual headcount as of each period presented.

30

(9)	Original Equipment Fleet Cost (“OEC”) is defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (“OEM”). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are one of the largest equipment rental providers in North America. We operate through a network of 457 rental locations across 10 regions in 40 U.S. states and 3 Canadian provinces. We rent a broad selection of equipment ranging from large equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial work platform booms and skid-steer loaders to smaller items such as pumps, generators, welders and electric hand tools. We also sell used equipment, parts, merchandise and supplies for customers’ maintenance, repair and operations.

For the years ended December 31, 2009, 2008 and 2007, we generated approximately 83.6%, 88.8% and 87.2% of our revenues from equipment rentals, respectively, and we derived the remaining 16.4%, 11.2% and 12.8% of our revenues from sales of used rental equipment, merchandise and other related items, respectively.

The following table summarizes our total revenues, (loss) income before (benefit) provision for income taxes and net (loss) income for the years ended December 31, 2009, 2008 and 2007 (in 000s):

	Years Ended December 31,
	2009	2008	2007

Total revenues	$1,283,454	$1,765,169	$1,769,182
(Loss) income before (benefit) provision for income taxes	(96,685)	195,428	202,514
Net (loss) income	(59,360)	122,489	123,254

We manage our operations through the application of a disciplined, yet highly flexible business model, in which we utilize various financial and operating metrics to measure our operating performance and make decisions on the acquisition and disposal of rental fleet and the allocation of resources to and among our locations. Key metrics that we regularly review on a consolidated basis include Adjusted EBITDA, fleet utilization, average fleet age and original equipment fleet cost. The following is a summary of these key operating metrics:

	Years Ended December 31,
	2009	2008	2007

Adjusted EBITDA (in millions)(a)	$413.7	$768.0	$823.6
Fleet utilization(b)	57.6%	70.1%	72.8%
Average fleet age at period end (months)	40	33	26
Original equipment fleet cost (in millions)(c)	$2,324	$2,695	$2,670

(a)	Defined as consolidated net (loss) income before net interest expense, income taxes and depreciation and amortization and before certain other items, including gain (loss) on extinguishment of debt, net, share-based compensation, other expense (income), net and management fees. Adjusted EBITDA is not a recognized measure under U.S. Generally Accepted Accounting Principles (“GAAP”). See reconciliation between net (loss) income and Adjusted EBITDA under “Liquidity and Capital Resources — Adjusted EBITDA”.

(b)	Defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost “OEC”) during the relevant period, divided by the average aggregate dollar value of all equipment owned (based on OEC) during the relevant period.

31

(c)	Defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (“OEM”). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.

During the year ended December 31, 2009, our Adjusted EBITDA decreased $354.3 million, or 46.1%, from $768.0 million in 2008 to $413.7 million in 2009. The decrease was driven by a decline in equipment rental revenue and a decrease in used equipment sales margins. The decrease in equipment rental revenue was due primarily to a decline in rental volume and to a lesser extent a decline in price. The decrease in margins on used equipment sales was due to an increase in the supply of used equipment relative to demand combined with an increase in our use of low-margin auction channels.

For the years ended December 31, 2009, and December 31, 2008, our fleet utilization decreased 1,250 basis points and 270 basis points, respectively. These decreases were primarily attributable to lower demand for our rental equipment brought on by a weakening of demand in the non-residential construction market as well as a weakening of demand in the industrial or non-construction markets.

Average fleet age at December 31, 2009 was 40 months, up 7 months, from 33 months at December 31, 2008. The increase in 2009 resulted from reductions in capital expenditures. During times of weakening demand, we deliberately allow our equipment to age and reduce capital expenditures in order to maximize cash flow.

Original equipment fleet cost at December 31, 2009 was $2,324 million, down 13.8%, from $2,695 million at December 31, 2008. The decrease in 2009 was due primarily to an increase in the sale of used rental equipment and a reduction in capital expenditures.

For trends affecting our business and the markets in which we operate see “Business Environment and Outlook,” “Recent Developments” and “Factors Affecting our Results of Operations” each presented below and the section entitled “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K.

Business Environment and Outlook

Our revenues and operating results are driven in large part by activities in the non-residential construction and industrial or non-construction markets. On a combined basis we currently derive approximately 97% of our rental revenues from these two markets.

Non-residential construction markets generated approximately 41% of our rental revenues during the year ended December 31, 2009. In the beginning of 2008, we began to see a weakening of demand in the non-residential construction market which resulted in a decrease in the demand for our rental equipment and downward pressure on our rental rates. These trends accelerated in the fourth quarter of 2008 and continued to worsen throughout 2009 with demand and pricing falling below prior year levels. We expect demand to continue its seasonal sequential decline through the first quarter of 2010.

Our business with industrial or non-construction customers, which accounted for approximately 56% of our rental revenues during the year ended December 31, 2009, is less exposed to cyclicality than the non-residential construction market as we tap into those customers’ maintenance, repairs and capital improvement budgets. Demand in the industrial or non-construction market weakened throughout 2009, however, not to the same extent as the non-residential construction market. Demand in the industrial or non-construction market is also expected to be down in the first half of 2010, however, not to the same extent as the non-residential construction market.

32

We continue to respond to the economic slowdown by employing a number of financial and operational measures, which include the following:

•	closing under-performing locations and redeploying rental fleet to more profitable locations with higher demand;

•	expanding and diversifying our presence in industrial or non-construction markets, which historically tend to place a heightened emphasis on maintenance during times of economic slowdowns;

•	minimizing capital expenditures;

•	reducing headcount;

•	divesting excess rental fleet, which generates cash and improves fleet utilization;

•	slowing sales of used equipment, allowing our average fleet age to increase, which enables us to retain fleet we will need when the economic situation improves;

•	utilizing excess cash flow resulting from our planned reduction in capital expenditures and the proceeds from the sale of used rental equipment to repay outstanding amounts on our Senior ABL Revolving Facility and our Second Lien Term Facility;

•	evaluating additional opportunities to restructure our debt to extend existing maturities and replace shorter term obligations with longer term obligations; and

•	implementing cost reduction measures throughout our business.

Recent Developments

Location Closures and Headcount Reduction

As part of our disciplined approach to managing our operations, we actively identify locations with operating margins that consistently fall below our performance standards. Once identified, we regularly review these locations to determine if operating performance can be improved or if the performance is attributable to economic factors unique to the particular market with long-term prospects that are not favorable. If necessary, locations with unfavorable long-term prospects are closed and the rental fleet is redeployed to more profitable locations with higher demand. During the year ended December 31, 2009, we closed or consolidated 24 locations. We also closed an administrative office during the second quarter of 2009. In connection with these closures, we recorded charges of approximately $10.2 million in the year ended December 31, 2009. These costs consisted of estimates for costs under operating leases that will continue to be incurred without economic benefit to us, lease termination fees, employee termination costs, freight costs to transport fleet from closed locations to other locations and the write-off of leasehold improvements. Of the $10.2 million recognized in the year ended December 31, 2009, $9.4 million was included within cost of equipment rentals, $0.7 million associated with the write-off of leasehold improvements was included within other operating gains, net and $0.1 million was included in selling, general and administrative expenses in the consolidated statements of operations.

During the year ended December 31, 2009, we also recognized $3.6 million of other severance costs not directly associated with location closures as the result of company-wide reductions in workforce. Of the $3.6 million of additional severance recognized in the year ended December 31, 2009, $3.0 million was included within cost of equipment rentals and $0.6 million was included within selling, general and administrative expenses in the consolidated statements of operations.

33

Industrial Presence

Industrial or non-construction markets provide a less cyclical rental base than construction markets since our rental equipment is used primarily for maintenance and repair programs. As part of our ongoing strategy, in 2009 we undertook a number of initiatives with the intent of expanding the scope and depth of our presence in industrial or non-construction markets. These efforts include the hiring of industrial sales professionals, the expansion of our product offering to meet a wider array of industrial or non-construction customer needs, the transfer of fleet from primarily construction to industrial or non-construction locations and the opening of new locations with a bias towards industrial or non-construction markets. During 2009, we opened 17 new locations that are concentrated primarily in industrial or non-construction markets.

$400 million Senior Secured Notes Offering and Debt Amendments

On July 1, 2009, we completed a private placement offering (the “July Offering”) of $400.0 million aggregate principal amount of 10% senior secured notes due July 2017 (the “2017 Notes”). The July Offering resulted in net proceeds to the Company of $389.3 million after an original issue discount of $10.7 million. Interest on the 2017 Notes is payable on January 15 and July 15, commencing January 15, 2010. To permit the issuance of the 2017 Notes, we amended our Senior ABL Facilities credit agreement (the “Notes Credit Agreement Amendment”) after obtaining the consent of lenders holding a majority of the outstanding Senior ABL Term Loans and Senior ABL Revolving Facility commitments. Pursuant to the requirements of the Notes Credit Agreement Amendment, we used the proceeds from the July Offering (net of an $8.0 million underwriting fee) to repay the outstanding balance on the Senior ABL Term Loan of $243.1 million and pay down $138.2 million of the outstanding balance on the Senior ABL Revolving Facility. Also pursuant to the Notes Credit Agreement Amendment, the total commitment under our Senior ABL Revolving Facility decreased from $1,450.0 million to $1,293.0 million.

In July 2009, upon the completion of the July Offering, we executed a second amendment to the Senior ABL Revolving Facility credit agreement to extend the maturity date of a portion of the Senior ABL Revolving Facility and reduce the total commitment (the “Extension Credit Agreement Amendment”). Pursuant to the Extension Credit Agreement Amendment, the total commitment under our Senior ABL Revolving Facility decreased from $1,293.0 million to $1,100.0 million, of which $280.8 million is due November 2011 (the “Non-Extending” portion) with the remaining $819.2 million (the “Extending” portion) due August 2013. The outstanding balance on the Non-Extending and Extending portions of the Senior ABL Revolving Facility were $103.5 million and $297.7 million, respectively, at December 31, 2009.

Including the $8.0 million underwriting fee noted above, we incurred creditor and third party fees of $23.2 million in connection with the July Offering, the Notes Credit Agreement Amendment and the Extension Credit Agreement Amendment. We capitalized $21.8 million of these fees as deferred financing costs, which were allocated to the 2017 Notes and the Senior ABL Revolving Facility. The capitalized fees associated with the Senior ABL Revolving Facility were further allocated on a pro-rata basis to the Extending and Non-Extending portions and are being amortized to interest expense over the respective term of each. We expensed the remaining fees of $1.4 million, which were directly associated with the repayment of the Senior ABL Term Loan. In connection with the repayment of the Senior ABL Term Loan, we also expensed $2.3 million of unamortized deferred financing costs. The $3.7 million loss incurred on the repayment of the Senior ABL Term Loan is included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

34

Second Lien Term Facility Amendment and Repurchase Transactions

In August 2009, we executed an amendment to the Second Lien Term Facility credit agreement (the “Second Lien Amendment”) to permit us to make voluntary discounted prepayments on the outstanding balance of the Second Lien Term Facility for a one-year period beginning August 21, 2009, the effective date of the Second Lien Amendment. The aggregate principal amount of such term loans so prepaid may not exceed $300.0 million.

In August, September and October 2009, we made cumulative repurchases of $227.8 million principal of the Second Lien Term Facility for $200.9 million, or approximately 88% of par value, a gain of $26.9 million before fees and expenses. In connection with the Second Lien Amendment and the repurchases, we incurred $2.9 million of creditor and third party fees. We capitalized $0.8 million of these fees, which pertained to the Second Lien Amendment, as deferred financing costs, which are being amortized over the remaining term of the Second Lien Term Facility. The remaining fees of $2.1 million were expensed as incurred. We also expensed $3.5 million of unamortized deferred financing costs as a result of these repurchases. The $21.3 million net gain on these repurchases is included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

$200 million Senior Unsecured Notes Offering and Debt Amendments

In November 2009, we executed a third amendment to the Senior ABL Revolving Facility credit agreement to permit us to prepay indebtedness under the Second Lien Term Facility and redeem or repurchase senior unsecured notes, in each case with the proceeds from the issuance of permitted refinancing indebtedness without complying with the payment conditions set forth in the amended Senior ABL Revolving Facility credit agreement (the “Extension Credit Agreement Second Amendment”). In November 2009, we also executed a second amendment to the Second Lien Term Facility credit agreement (the “Second Lien Second Amendment”) in order to permit us to issue unsecured notes without having indebtedness incurred in connection with any such issuances count against the general debt basket or any other debt incurrence requirement under the Second Lien Term Facility credit agreement as long as the proceeds from any such issuance are used within four business days of their receipt to repay indebtedness outstanding under the Second Lien Term Facility (the “Second Lien Second Amendment”). We incurred creditor and third party fees in connection with the Extension Credit Agreement Second Amendment and the Second Lien Second Amendment of $1.2 million. We capitalized $0.4 million of these fees as deferred financing costs, which were allocated to the Senior ABL Revolving Facility and the Second Lien Term Facility. The capitalized fees associated with the Senior ABL Revolving Facility were further allocated on a pro-rata basis to the Extending and Non-Extending portions and are being amortized to interest expense over the respective term of each. We expensed the remaining fees of $0.8 million, which are included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

On November 17, 2009, we completed a private placement offering (the “November Offering”) of $200.0 million aggregate principal amount of 10.25% senior unsecured notes due November 2019 (the “2019 Notes”). The November Offering resulted in net proceeds to us of $192.1 million after an original issue discount of $3.1 million and fees and expenses incurred in connection with the November Offering of $4.8 million, all of which were capitalized and are being amortized through November 2019 using the effective interest rate method. Interest on the 2019 Notes is payable on May 15 and November 15, commencing May 15, 2010. We used the proceeds from the November Offering to pay down a portion of the balance of the Second Lien Term Facility. As a result of this prepayment we expensed $2.9 million of unamortized deferred financing costs, which are included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

35

Factors Affecting Our Results of Operations

Our revenues and operating results are driven in large part by activities in the non-residential construction and industrial or non-construction markets. These markets are cyclical with activity levels that tend to increase in line with growth in gross domestic product and decline during times of economic weakness; however, industrial or non-construction markets are historically less exposed to cyclicality than non-residential construction markets. In addition, activity in the construction market tends to be susceptible to seasonal fluctuations in certain parts of the country. This results in changes in demand for our rental equipment. The cyclicality and seasonality of the equipment rental industry result in variable demand and, therefore, our revenues and operating results may fluctuate from period to period.

Initial Public Offering

In May 2007, RSC Holdings completed an initial public offering of its common stock. The number of common shares offered was 20,833,333. Of these shares, 12,500,000 were new shares offered by RSC Holdings and 8,333,333 were shares offered by the Sponsors and ACF. RSC Holdings did not receive any of the proceeds from the sale of the shares by the Sponsors and ACF. The common stock was offered at a price of $22.00 per share. The net proceeds from the offering, after deducting underwriting discounts and offering expenses, was approximately $255.1 million. RSC Holdings contributed the net proceeds from the offering to us and we used the contribution to repay $230.7 million of the Second Lien Term Facility, an associated prepayment penalty of $4.6 million, and a termination fee of $20.0 million to the Sponsors related to the termination of the monitoring agreement.

Results of Operations

Revenues:

•	Equipment rental revenue consists of fees charged to customers for use of equipment owned by us over the term of the rental as well as other fees charged to customers for items such as delivery and pickup, fuel and damage waivers.

•	Sale of merchandise revenues represent sales of contractor supplies, consumables and ancillary products and, to a lesser extent, new equipment.

•	Sale of used rental equipment represents revenues derived from the sale of rental equipment that has previously been included in our rental fleet.

Cost of revenues:

•	Cost of equipment rentals, excluding depreciation, consists primarily of wages and benefits for employees involved in the delivery and maintenance of rental equipment, rental location facility costs and rental equipment repair and maintenance expenses.

•	Depreciation of rental equipment consists of straight-line depreciation of equipment included in our rental fleet.

•	Cost of merchandise sales represents the costs of acquiring those items.

•	Cost of used rental equipment sales represents the net book value of rental equipment at the date of sale.

Selling, general and administrative costs primarily include sales force compensation, information technology costs, advertising and marketing, professional fees and administrative overhead.

Other operating gains, net are gains and losses resulting from the disposition of non-rental assets. Other operating gains and losses represent the difference between proceeds received

36

upon disposition of non-rental assets (if any) and the net book value of the asset at the time of disposition.

For trends affecting our business and the markets in which we operate see “Factors Affecting Our Results of Operations” above and also “Risk Factors — Related to Our Business” in Part I, Item 1A of this Annual Report on Form 10-K.

Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

The following table sets forth for each of the periods indicated our statements of operations data and expresses revenue and expense data as a percentage of total revenues for the periods presented (in 000s):

			Percent of Revenue
	Years Ended		Years Ended
	December 31,		December 31,		Increase (decrease)
	2009	2008	2009	2008	2009 versus 2008

Revenues:
Equipment rental revenue	$1,073,021	$1,567,254	83.6%	88.8%	$(494,233)	(31.5)%
Sale of merchandise	51,951	72,472	4.0	4.1	(20,521)	(28.3)
Sale of used rental equipment	158,482	125,443	12.4	7.1	33,039	26.3

Total revenues	1,283,454	1,765,169	100.0	100.0	(481,715)	(27.3)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	548,462	692,613	42.7	39.2	(144,151)	(20.8)
Depreciation of rental equipment	285,668	317,504	22.3	18.0	(31,836)	(10.0)
Cost of merchandise sales	36,743	49,370	2.9	2.8	(12,627)	(25.6)
Cost of used rental equipment sales	148,673	90,500	11.6	5.1	58,173	64.3

Total cost of revenues	1,019,546	1,149,987	79.4	65.1	(130,441)	(11.3)

Gross profit	263,908	615,182	20.6	34.9	(351,274)	(57.1)

Operating expenses
Selling, general and administrative	140,646	168,690	11.0	9.6	(28,044)	(16.6)
Depreciation and amortization of non-rental equipment and intangibles	43,984	49,567	3.4	2.8	(5,583)	(11.3)
Other operating gains, net	(517)	(1,010)	(0.0)	(0.1)	493	(48.8)

Total operating expenses, net	184,113	217,247	14.3	12.3	(33,134)	(15.3)

Operating income	79,795	397,935	6.2	22.5	(318,140)	(79.9)
Interest expense, net	189,689	201,849	14.8	11.4	(12,160)	(6.0)
Gain on extinguishment of debt, net	(13,916)	—	(1.1)	—	(13,916)	n/a
Other expense, net	707	658	0.1	0.0	49	7.4

(Loss) income before (benefit) provision for income taxes	(96,685)	195,428	(7.5)	11.1	(292,113)	n/a
(Benefit) provision for income taxes	(37,325)	72,939	(2.9)	4.1	(110,264)	n/a

Net (loss) income	$(59,360)	$122,489	(4.6)%	6.9%	$(181,849)	n/a

37

Total revenues decreased $481.7 million, or 27.3%, from $1,765.2 million for the year ended December 31, 2008 to $1,283.5 million for the year ended December 31, 2009. Equipment rental revenue decreased $494.2 million, or 31.5%, from $1,567.3 million for the year ended December 31, 2008 to $1,073.0 million for the year ended December 31, 2009. The decrease in equipment rental revenue is primarily the result of a $374.3 million, or 23.9%, decrease in rental volume and a $119.9 million, or 7.7%, decrease in rental rates. The decrease in rental volume includes a $4.3 million decrease due to currency rate changes offset by a $5.6 million increase due to the July 2008 acquisition of American Equipment Rentals (“AER”).

Sale of merchandise revenues decreased $20.5 million, or 28.3%, from $72.5 million for the year ended December 31, 2008 to $52.0 million for the year ended December 31, 2009. The decrease is due primarily to a decline in rental volume and an increase in location closures.

Revenues from the sale of used rental equipment increased $33.0 million, or 26.3%, from $125.4 million for the year ended December 31, 2008 to $158.5 million for the year ended December 31, 2009. During 2009 we continued our initiative to sell used rental equipment, which began in the fourth quarter of 2008, in response to a drop in rental demand that was greater than the normal seasonal decline.

Cost of equipment rentals, excluding depreciation, decreased $144.2 million, or 20.8%, from $692.6 million for the year ended December 31, 2008 to $548.5 million for the year ended December 31, 2009, due primarily to cost reductions resulting from actions taken by us in response to a decline in rental volume. The decrease was also attributable to decreases in the average price of fuel, management variable compensation costs and reductions in our workers compensation and general liability reserve accruals due to favorable claims experience. Cost of equipment rentals excluding depreciation, as a percentage of equipment rental revenues increased from 44.2% for the year ended December 31, 2008 to 51.1% for the year ended December 31, 2009. The increase is due primarily to a 7.7% decrease in equipment rental rates.

Depreciation of rental equipment decreased $31.8 million, or 10%, from $317.5 million for the year ended December 31, 2008 to $285.7 million for the year ended December 31, 2009. The decrease is due to a decline in the original equipment fleet cost during the year ended December 31, 2009 as compared with the year ended December 31, 2008. The decline in the original equipment fleet cost is attributable to an increase in used equipment sales that were not replaced by current year capital expenditures. As a percent of equipment rental revenues, depreciation of rental equipment increased from 20.3% in the year ended December 31, 2008 to 26.6% in the year ended December 31, 2009. This increase is due to a 31.5% drop in rental equipment revenue in the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Cost of merchandise sales decreased $12.6 million, or 25.6%, from $49.4 million for the year ended December 31, 2008 to $36.7 million for the year ended December 31, 2009, which corresponds with the decrease in merchandise sales revenue. Gross margin for merchandise sales decreased slightly from 31.9% for the year ended December 31, 2008 to 29.3% for the year ended December 31, 2009.

Cost of used rental equipment sales increased $58.2 million, or 64.3%, from $90.5 million for the year ended December 31, 2008 to $148.7 million for the year ended December 31, 2009. The increase is due primarily to the 26.3% increase in sales of used rental equipment for the year ended December 31, 2009. Gross margin for the sale of used rental equipment decreased from 27.9% for the year ended December 31, 2008 to 6.2% for the year ended December 31, 2009. An increase in the market supply of used equipment available for sale and lower realized retail prices combined with an increase in our use of low margin auction channels contributed to the lower margin.

38

Selling, general and administrative expenses decreased $28.0 million, or 16.6%, from $168.7 million for the year ended December 31, 2008 to $140.6 million for the year ended December 31, 2009. The decrease is due primarily to decreases in sales commissions, professional fees and sales and administrative salaries expense. Selling, general and administrative expenses increased as a percentage of total revenues from 9.6% for the year ended December 31, 2008 to 11.0% for the year ended December 31, 2009. The increase as a percentage of revenues is primarily due to certain fixed costs which remained constant despite a decrease in total revenues.

Depreciation and amortization of non-rental equipment and intangibles decreased $5.6 million, or 11.3%, from $49.6 million for the year ended December 31, 2008 to $44.0 million for the year ended December 31, 2009. The decrease is primarily due to a reduction in the number of capitalized leased vehicles during the year ended December 31, 2009 as compared to the year ended December 31, 2008. The decrease was also driven by non-rental asset dispositions resulting from location closures occurring during the year ended December 31, 2009.

Gain (loss) on extinguishment of debt, net was $13.9 million for the year ended December 31, 2009 and consists of the following (in 000s):

	Second Lien Term	Senior ABL
	Facility	Facilities	Total

Net gain from repurchase of debt for less than par value	$26,919	$—	$26,919
Fees incurred to repurchase debt	(807)	—	(807)
Fees incurred to amend credit facilities	(2,057)	(1,448)	(3,505)

	24,055	(1,448)	22,607
Write-off of unamortized deferred financing costs	(6,414)	(2,277)	(8,691)

Gain (loss) on extinguishment of debt, net	$17,641	$(3,725)	$13,916

Interest expense, net decreased $12.2 million, or 6.0%, from $201.8 million for the year ended December 31, 2008 to $189.7 million for the year ended December 31, 2009, due to lower debt balances offset by $6.7 million of non-cash charges for interest rate swaps that were de-designated in 2009 and are no longer accounted for as cash flow hedges.

The benefit for income taxes was $37.3 million for the year ended December 31, 2009 as compared to a provision for income taxes of $72.9 million for the year ended December 31, 2008. The benefit for income taxes was due to a pre-tax net loss for the year ended December 31, 2009 while the provision for income taxes was due to pre-tax net income for the year ended December 31, 2008. The effective tax rate for the years ended December 31, 2009 and 2008 was 38.6% and 37.3%, respectively. The effective rate for year ended December 31, 2009 differs from the U.S. federal statutory rate of 35% primarily due to certain non-deductible permanent items, state income taxes, and a $2.7 million income tax benefit, which resulted from lower than estimated federal, Canadian and certain U.S. state tax rates and their application to our deferred tax liabilities. The rate for the year ended December 31, 2008 was similarly impacted by a $3.2 million income tax benefit relating to the true-up of our deferred tax liabilities from filing our 2007 federal, state and foreign tax returns.

39

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

The following table sets forth for each of the periods indicated certain of our consolidated statements of operations data and expresses revenue and expense data as a percentage of total revenues for the periods presented (in 000s):

			Percent of Revenue
	Years Ended		Years Ended
	December 31,		December 31,		Increase (decrease)
	2008	2007	2008	2007	2008 versus 2007

Revenues:
Equipment rental revenue	$1,567,254	$1,543,175	88.8%	87.2%	$24,079	1.6%
Sale of merchandise	72,472	80,649	4.1	4.6	(8,177)	(10.1)
Sale of used rental equipment	125,443	145,358	7.1	8.2	(19,915)	(13.7)

Total revenues	1,765,169	1,769,182	100.0	100.0	(4,013)	(0.2)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	692,613	640,992	39.2	36.2	51,621	8.1
Depreciation of rental equipment	317,504	295,248	18.0	16.7	22,256	7.5
Cost of merchandise sales	49,370	53,936	2.8	3.0	(4,566)	(8.5)
Cost of used rental equipment sales	90,500	103,076	5.1	5.8	(12,576)	(12.2)

Total cost of revenues	1,149,987	1,093,252	65.1	61.8	56,735	5.2

Gross profit	615,182	675,930	34.9	38.2	(60,748)	(9.0)

Operating expenses
Selling, general and administrative	168,690	156,688	9.6	8.9	12,002	7.7
Management fees	—	23,000	—	1.3	(23,000)	n/a
Depreciation and amortization of non-rental equipment and intangibles	49,567	46,226	2.8	2.6	3,341	7.2
Other operating gains, net	(1,010)	(4,850)	(0.1)	(0.3)	3,840	(79.2)

Total operating expenses, net	217,247	221,064	12.3	12.5	(3,817)	(1.7)

Operating income	397,935	454,866	22.5	25.7	(56,931)	(12.5)
Interest expense, net	201,849	243,908	11.4	13.8	(42,059)	(17.2)
Loss on extinguishment of debt, net	—	9,570	—	0.5	(9,570)	n/a
Other expense (income), net	658	(1,126)	0.0	(0.1)	1,784	n/a

Income before provision for income taxes	195,428	202,514	11.1	11.4	(7,086)	(3.5)
Provision for income taxes	72,939	79,260	4.1	4.5	(6,321)	(8.0)

Net income	$122,489	$123,254	6.9%	7.0%	$(765)	(0.6)

Total revenues decreased $4.0 million, or 0.2%, from $1,769.2 million for the year ended December 31, 2007 to $1,765.2 million for the year ended December 31, 2008. Equipment rental revenue increased $24.1 million, or 1.6%, from $1,543.2 million for the year ended December 31, 2007 to $1,567.3 million for the year ended December 31, 2008. The increase in equipment rental revenue is primarily due to a $40.3 million increase in rental volume, which includes the impact of the additional revenue generated from the AER acquisition previously described. This increase was offset by a decrease of $16.1 million, or 1.1% decrease, in rental rates.

Sale of merchandise revenues decreased $8.1 million, or 10.0%, from $80.6 million for the year ended December 31, 2007 to $72.5 million for the year ended December 31, 2008. The

40

decrease is due primarily to a decline in volume, which was driven by a reduction in customer traffic. The reduction in customer traffic is due to an increase in store closures during 2008 combined with a decline in the number of cash customers.

Revenues from the sale of used rental equipment decreased $20.0 million, or 13.8%, from $145.4 million for the year ended December 31, 2007 to $125.4 million for the year ended December 31, 2008. During the nine months ended September 30, 2008, we took advantage of our young and well-maintained fleet and deliberately slowed sales of used equipment, thereby reducing our need to replace existing rental equipment. During the fourth quarter of 2008, we accelerated sales of used equipment in response to a fourth quarter drop in rental demand that was greater than the normal seasonal decline. Used rental equipment sales were $39.4 million in the fourth quarter of 2008 compared to $39.3 million in the fourth quarter of 2007.

Cost of equipment rentals, excluding depreciation, increased $51.6 million, or 8.0%, from $641.0 million for the year ended December 31, 2007 to $692.6 million for the year ended December 31, 2008. Cost of equipment rentals excluding depreciation, as a percentage of equipment rental revenues increased to 44.2% for the year ended December 31, 2008, compared to 41.5% for the year ended December 31, 2007. The increase in cost of equipment rentals excluding depreciation, as a percentage of equipment rental revenues was attributable to increases in fuel costs, wages and benefits, equipment service and maintenance, one time costs associated with store closures and the increase in equipment rental volume previously discussed. One time costs associated with store closures include severance and benefits, freight charges to relocate fleet, costs to terminate operating leases prior to the end of their lease term and costs that will continue to be incurred under operating leases that have no future economic benefit.

Depreciation of rental equipment increased $22.3 million, or 7.6%, from $295.2 million for the year ended December 31, 2007 to $317.5 million for the year ended December 31, 2008. As a percent of equipment rental revenues, depreciation increased from 19.1% in the year ended December 31, 2007 to 20.3% in the year ended December 31, 2008. The increase in depreciation on rental equipment is due to an increase in the average value of our fleet at original costs during 2008 as compared with 2007.

Cost of merchandise sales decreased $4.5 million, or 8.3%, from $53.9 million for the year ended December 31, 2007 to $49.4 million for the year ended December 31, 2008. The decrease corresponds with the decrease in merchandise sales revenue previously noted, as well as by an increase in the cost of freight and an increase in the provision for inventory shrinkage. The gross margin for merchandise sales decreased from 33.1% for the year ended December 31, 2007 to 31.9% for the year ended December 31, 2008 due to increases in freight and our provision for shrinkage.

Cost of used rental equipment sales decreased $12.6 million, or 12.2%, from $103.1 million for the year ended December 31, 2007 to $90.5 million for the year ended December 31, 2008. The decrease is primarily due to the 13.8% decrease in sales of used rental equipment for the year ended December 31, 2008 discussed previously. Gross margin for the sale of used rental equipment decreased from 29.1% for the year ended December 31, 2007 to 27.9% for the year ended December 31, 2008. The lower margin was due primarily to a decline in price of used rental equipment brought on by weakening demand in the fourth quarter of 2008.

Selling, general and administrative expenses increased $12.0 million, or 7.7%, from $156.7 million for the year ended December 31, 2007 to $168.7 million for the year ended December 31, 2008. This increase is primarily due to costs associated with increased infrastructure expenditures to support our status as a publicly traded company, costs associated with personnel changes such as severance and recruiting, and an increase in the provision for doubtful accounts. Selling, general and administrative expenses increased as a percentage of total revenues from 8.9% for the year ended December 31, 2007 to 9.6% for the year ended

41

December 31, 2008. The increase as a percentage of revenues is primarily due to costs associated with increased infrastructure costs. In addition, revenues from sales of merchandise and used equipment have decreased as we focus on our core rental business.

During the year ended December 31, 2007, we paid $23.0 million to the Sponsors under the monitoring agreement entered into on the Recapitalization Closing Date. Included in this amount is a fee of $20.0 million paid to the Sponsors on May 29, 2007, in connection with the termination of this agreement.

Depreciation and amortization of non-rental equipment and intangibles increased $3.4 million, or 7.4%, from $46.2 million for the year ended December 31, 2007 to $49.6 million for the year ended December 31, 2008. The increase is primarily due to an initiative to replace older sales and delivery vehicles, beginning in 2006 and continuing through 2008, as well as a larger rental fleet requiring additional support vehicles.

Other operating gains, net were $1.0 million and $4.9 million for the years ended December 31, 2008 and 2007, respectively. The $3.9 million decrease in 2008 versus 2007 was primarily attributable to a reduction in the number of non- rental vehicles sold. During 2008 we continued an initiative that began during 2006 to sell and replace older sales and delivery vehicles. In addition, we recognized $1.3 million of losses in 2008 due to the write-off of leasehold improvements associated with store closures.

Interest expense, net decreased $42.1 million, or 17.2%, from $243.9 million for the year ended December 31, 2007 to $201.8 million for the year ended December 31, 2008. The decrease is primarily due to lower debt levels and interest rates during 2008.

Loss on extinguishment of debt, net was $9.6 million for the year ended December 31, 2007 and consists of a $4.6 million prepayment penalty related to the $230.7 million repayment of Second Lien Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment. The $9.6 million was previously included in interest expense and has been reclassified to conform to the current year presentation.

The provision for income tax decreased $6.4 million, or 8.1%, from $79.3 million for the year ended December 31, 2007 to $72.9 million for the year ended December 31, 2008. The decrease was due primarily to a decrease in pre-tax profits for the year ended December 31, 2008 compared to the year ended December 31, 2007 and secondarily to a benefit of $3.2 million, which resulted from lower than estimated Canadian and certain U.S. state tax rates and their application to our deferred tax liabilities. The decrease in the effective tax rate from 39.1% in the year ended December 31, 2007 to 37.3% in the year ended December 31, 2008 was due primarily to the non-recurring benefit described above.

Liquidity and Capital Resources

Cash Flows and Liquidity

Our primary source of capital is from cash generated by our rental operations, which includes cash received from the sale of used rental equipment, and secondarily from borrowings available under the revolving portion of our Senior ABL Revolving Facility. Our business is highly capital intensive, requiring significant investments in order to expand our rental fleet during periods of growth and smaller investments required to maintain and replace our rental fleet during times of weakening rental demand.

Cash flows from operating activities as well as the sale of used rental equipment enable us to fund our operations and service our debt obligations including the continued repayment of our Senior ABL Revolving Facility. We continuously monitor utilization of our rental fleet and if warranted we divest excess fleet, which generates additional cash flow. In addition, due to the condition and age of our fleet we have the ability to significantly reduce capital expenditures

42

during difficult economic times, therefore allowing us to redirect this cash towards further debt reduction during these periods. The following table summarizes our sources and uses of cash for the years ended December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
	(In 000s)

Net cash provided by operating activities	$269,956	$363,439	$509,554
Net cash provided by (used in) investing activities	124,904	(175,230)	(444,190)
Net cash used in financing activities	(405,194)	(184,434)	(101,708)
Effect of foreign exchange rates on cash	1,199	(144)	195

Net (decrease) increase in cash and cash equivalents	$(9,135)	$3,631	$(36,149)

As of December 31, 2009, we had cash and cash equivalents of $4.5 million, a decrease of $9.1 million from December 31, 2008. As of December 31, 2008, we had cash and cash equivalents of $13.7 million, an increase of $3.6 million from December 31, 2007. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance of our Senior ABL Revolving Facility.

Operating activities — Net cash provided by operating activities during the year ended December 31, 2009 consisted of the add-back of non-cash items and other adjustments of $294.6 million and a decrease in operating assets (net of operating liabilities) of $34.7 million offset by a net loss of $59.3 million. The most significant change in operating assets and liabilities was a reduction in accounts receivable resulting in a cash inflow of $99.8 million offset by the settlement of accounts payable resulting in a cash outflow of $63.1 million.

Investing activities — Net cash provided by investing activities during the year ended December 31, 2009 consisted primarily of proceeds received from the sale of rental and non-rental equipment of $171.0 million. We also received $5.3 million of insurance proceeds from rental equipment and property claims. Capital expenditures of $51.3 million include purchases of rental and non-rental equipment.

The difference in net cash provided by investing activities during the year ended December 31, 2009 as compared to net cash used in investing activities during the year end December 31, 2008 is primarily attributable to an increase in proceeds from the sale of used rental equipment and a decrease in capital expenditures for rental equipment. The increase in proceeds during the year ended December 31, 2009 was due to our continued efforts to accelerate sales of used rental equipment in response to a drop in rental demand. The quality, age and condition of our fleet reduced our need to replace existing rental equipment during the period. The decline in rental revenue also reduced our need to purchase rental equipment. We expect our fleet to continue aging in 2010.

Financing activities — Net cash used in financing activities during the year ended December 31, 2009 consists primarily of $280.0 million net payments on our Senior ABL Revolving Facility, $244.4 million of payments to extinguish our Senior ABL Term Loan and $393.0 million of prepayments on our Second Lien Term Facility. We also repaid $40.4 million on our capital lease obligations and paid $32.8 million of deferred and non-deferred financing costs the majority of which relates to the July and November Offerings, the related amendments and the Second Lien Term Facility repurchases. These cash outflows were offset by $389.3 million of proceeds received in connection with the issuance of the 2017 Notes and $196.9 million of proceeds received in connection with the issuance of the 2019 Notes.

43

Indebtedness

We are highly leveraged and a substantial portion of our liquidity needs arise from debt service requirements and from funding our costs of operations and capital expenditures. As of December 31, 2009, we had $2.2 billion of indebtedness outstanding, consisting primarily of $401.2 million under the Senior ABL Revolving Facility, $479.4 million under the Second Lien Term Facility, $620.0 million of 2014 Notes, $400.0 million of 2017 Notes, net of an unamortized original issue discount of $10.3 million and $200.0 million of 2019 Notes, net of an unamortized original issue discount of $3.0 million.

As of December 31, 2009, we had an outstanding balance of $401.2 million on our Senior ABL Revolving Facility leaving $561.6 million available for future borrowings. The available borrowings of $561.6 million are net of outstanding letters of credit and the net fair value liability for our interest rate swap agreements before the adjustment for credit-risk. During the year ended December 31, 2009, we borrowed $321.2 million under the Senior ABL Revolving Facility and repaid $601.2 million. In addition, we repaid the $244.4 million outstanding balance on the term loan portion of the Senior ABL Facilities. We also repaid or repurchased $393.0 million aggregate principal amount of loans under the Second Lien Term Facility.

The Senior ABL Revolving Facility and the Second Lien Term Facility contain a number of covenants that, among other things, limit or restrict RSC’s ability to incur additional indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; make dividends and other restricted payments; prepay other indebtedness; engage in certain transactions with affiliates; make investments; change the nature of its business; incur liens; with respect to RSC Holdings II, LLC, take actions other than those enumerated; and amend specified debt agreements. The indentures governing the Notes also contain restrictive covenants that, among other things, limit RSC’s ability to incur additional debt; pay dividends or distributions on our capital stock or repurchase our capital stock; make certain investments; create liens to secure debt; enter into certain transactions with affiliates; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to their parents; merge or consolidate with another company; and transfer and sell assets. In addition, under the Senior ABL Revolving Facility, upon excess availability falling below $100.0 million, we will become subject to more frequent borrowing base reporting requirements and upon the excess availability falling below (a) before the maturity date of the Non-Extending portion of the Senior ABL Revolving Facility (the “Non-Extending Maturity Date”) and the date in any increase in commitments under the Extending portion of the Senior ABL Revolving Facility (the “Commitment Increase Date”), $140.0 million, (b) after the Commitment Increase Date but before the Non-Extending Maturity Date, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase Date and (c) on or after the Non-Extending Maturity Date, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Non-Extending Maturity Date, the borrowers will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio of 1.00 to 1.00 and a maximum leverage ratio as of the last day of each quarter of 4.50 to 1.00 in 2009 and 4.25 to 1.00 thereafter.

Excess availability did not fall below $140.0 million and we were therefore not required to comply with the specified financial ratios and tests as of December 31, 2009. As of December 31, 2009, our fixed charge coverage ratio was 2.08 to 1.00 and the leverage ratio was 5.07 to 1.00, as calculated in accordance with the credit agreement.

Substantially all of our rental equipment and all our other assets are subject to liens under our Senior ABL Revolving Facility, our Second Lien Term Facility and our 2017 Notes and none of such assets are available to satisfy the general claims of our creditors.

44

Outlook

We believe that cash generated from operations, together with amounts available under the Senior ABL Revolving Facility, as amended, will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs and capital expenditure requirements for at least the next twelve months and the foreseeable future. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See “Cautionary Statement for Forward-Looking Information” and “Risk Factors” in Part I, Item 1A of this Annual Report on Form 10-K.

We expect to generate positive cash flow from operations, net of capital expenditures, for the year ending December 31, 2010. From time to time, we evaluate various alternatives for the use of excess cash generated from our operations including paying down debt, funding acquisitions and repurchasing common stock or debt securities. Assuming certain payment conditions under the Senior ABL Revolving Facility credit agreement are satisfied, our Second Lien Term Facility limits our capacity to repurchase common stock or make optional payments on unsecured debt securities. This limitation at December 31, 2009 was $116.8 million, when considering a total basket of $150.0 million, net of $33.2 million of usage. We are also limited to $50.0 million in cash dividends in 2010.

Contractual Obligations

The following table details the contractual cash obligations for debt, operating leases and purchase obligations as of December 31, 2009.

	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(In millions)

Contractual Obligations
Debt(1)	$2,100.6	$—	$103.5	$1,397.1	$600.0
Capital Leases(1)	84.8	27.3	37.5	17.5	2.5
Interest on Debt and Capital Leases(2)	997.6	188.7	347.4	259.9	201.6
Operating Leases	182.2	51.4	78.9	33.5	18.4
Purchase Obligations(3)	1.1	1.1	—	—	—

Total	$3,366.3	$268.5	$567.3	$1,708.0	$822.5

(1)	Principal payments are reflected when contractually required, and no early paydowns are reflected.

(2)	Estimated interest for debt for all periods presented is calculated using the interest rate available as of December 31, 2009 and includes calculated payments due under our interest rate swap agreements as well as fees for the unused portion of our Senior ABL Revolving Facility. See Note 5 to our consolidated financial statements for additional information.

(3)	As of December 31, 2009, we had outstanding purchase orders with our equipment suppliers. These purchase orders, which were negotiated in the ordinary course of business, total approximately $1.1 million. Generally, these purchase orders can be cancelled by us with 30 days notice and without cancellation penalties.

As of December 31, 2009, we have $6.7 million of unrecognized tax benefits, including the associated interest and penalties, which are not covered by our indemnification agreement

45

with Atlas. The timing of cash payments, if any, are uncertain and therefore no such payments are reflected in the above table.

Capital Expenditures

The table below shows rental equipment and property and non-rental equipment capital expenditures and related disposal proceeds received by year for 2009, 2008 and 2007.

	Rental Equipment			Property and Non-Rental Equipment
	Gross Capital	Disposal	Net Capital	Gross Capital	Disposal	Net Capital
	Expenditures	Proceeds	Expenditures	Expenditures	Proceeds	Expenditures
	(In millions)

2009	$46.4	$158.5	$(112.1)	$5.0	$12.5	$(7.5)
2008	258.7	125.4	133.3	15.3	6.5	8.8
2007	580.2	145.4	434.8	20.7	11.3	9.4

Adjusted EBITDA

As a supplement to the financial statements in this Annual Report on Form 10-K, which are prepared in accordance with GAAP, we also present Adjusted EBITDA. Adjusted EBITDA is generally consolidated net (loss) income before net interest expense, income taxes and depreciation and amortization and before certain other items, including (gain) loss on extinguishment of debt, net, share-based compensation, other expense (income), net and management fees. We present Adjusted EBITDA because we believe the calculation is useful to investors in evaluating our ability to service debt and our financial performance. However, Adjusted EBITDA is not a recognized measure under GAAP, and when analyzing our performance, investors should use Adjusted EBITDA in addition to, and not as an alternative to, net (loss) income or net cash provided by operating activities as defined under GAAP. In addition, all companies do not calculate Adjusted EBITDA in the same manner and therefore our presentation may not be comparable to those presented by other companies.

The table below provides a reconciliation between net (loss) income, as determined in accordance with GAAP, and Adjusted EBITDA:

	Years Ended December 31,
	2009	2008	2007
	(In 000s)

Net (loss) income	$(59,360)	$122,489	$123,254
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	329,652	367,071	341,474
Interest expense, net	189,689	201,849	243,908
(Benefit) provision for income taxes	(37,325)	72,939	79,260

EBITDA	$422,656	$764,348	$787,896

Adjustments:
(Gain) loss on extinguishment of debt, net	(13,916)	—	9,570
Share-based compensation	4,224	2,993	4,298
Other expense (income), net	707	658	(1,126)
Management fees	—	—	23,000

Adjusted EBITDA	$413,671	$767,999	$823,638

Free Cash Flow

As a supplement to the financial statements in this Annual Report on Form 10-K, which are prepared in accordance with GAAP, we also present free cash flow. We define free cash flow as

46

net cash provided by operating activities plus net capital inflows (expenditures). All companies do not calculate free cash flow in the same manner, and our presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP. Moreover, free cash flow does not represent remaining cash flows available for discretionary expenditures because the measure does not deduct payment required for debt maturities.

The table below reconciles free cash flow, a non-GAAP measure, to net cash provided by operating activities, which is the most directly comparable financial measure determined in accordance with GAAP:

	Years Ended December 31,
	2009	2008	2007
	(In 000s)

Net cash provided by operating activities	$269,956	$363,439	$509,554
Purchases of rental equipment	(46,386)	(258,660)	(580,194)
Purchases of property and equipment	(4,952)	(15,319)	(20,674)
Proceeds from sales of rental equipment	158,482	125,443	145,358
Proceeds from sales of property and equipment	12,493	6,544	11,320
Insurance proceeds from rental equipment and property claims	5,267	—	—

Net capital inflows (expenditures)	124,904	(141,992)	(444,190)

Free cash flow	$394,860	$221,447	$65,364

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our audited consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results, however, may materially differ from our calculated estimates and this difference would be reported in our current operations.

We believe the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements and changes in these judgments and estimates may impact future results of operations and financial condition. For additional discussion of our accounting policies see Note 2 to our consolidated financial statements for the year ended December 31, 2009 included in this Annual Report on Form 10-K.

Rental Equipment

At December 31, 2009 and 2008, we have rental equipment with a net book value of $1.4 billion and $1.8 billion, representing 50.7% and 54.0% of our total assets, respectively. We exercise judgment with regard to rental equipment in the following areas: (1) determining whether an expenditure is eligible for capitalization or if it should be expensed as incurred, (2) estimating the useful life and salvage value and determining the depreciation method of a capitalized asset, and (3) if events or changes in circumstances warrant an assessment, determining if and to what extent an asset has been impaired. The accuracy of our judgments impacts the amount of depreciation expense we recognize, the amount of gain or loss on the disposal of these assets including those resulting from the sale of used rental equipment,

47

whether a long-lived asset is impaired and, if an asset is impaired, the amount of the loss related to the impaired asset that is recognized.

Costs associated with the acquisition of rental equipment including those necessary to prepare an asset for its intended use are capitalized. Expenditures associated with the repair or maintenance of a capital asset are expensed as incurred. Expenditures that are expected to provide future benefits to us or that extend the useful life of rental equipment are capitalized. We have factory-authorized arrangements for the refurbishment of certain types of rental equipment. Since refurbishments extend the assets’ useful lives, the cost of refurbishments are added to the assets’ net book value. The combined cost is then depreciated over 48 months irrespective of the remaining useful life prior to the time of refurbishment.

The useful lives that we assign to rental equipment represents the estimated number of years that the property and equipment is expected to contribute to the revenue generating process based on our current operating strategy. The range of estimated lives for rental equipment is one to ten years. We believe that the cost of our rental equipment expires evenly over time and we therefore depreciate these assets on a straight-line basis over their useful lives. The salvage value that we assign to rental equipment represents the estimated residual value of assets at the end of their estimated useful life. Except for certain small dollar rental items, the salvage value that we assign to new rental equipment is 10% of cost while the salvage value of refurbished rental equipment is 10% of the asset’s net book value at the time of refurbishment plus the cost to refurbish. During 2009, we purchased $46.4 million of new rental equipment. Had we assigned a salvage value of zero to these assets we would have recognized $0.4 million of additional depreciation expense during 2009. Conversely, had we assigned a salvage value of 20% instead of 10% we would have recognized $0.6 million less depreciation expense during 2009.

Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment in accordance with GAAP. For assets to be held and used, we review for impairment whenever events or circumstances indicate that the carrying value of a long-lived asset (or an asset group) may not be recoverable. Recoverability is assessed by comparing the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, the asset is recoverable and no impairment is present. If the undiscounted cash flows are less than the carrying value, the impairment is measured as the difference between the carrying value and the fair value of the long-lived asset. Fair value is generally determined by estimates of discounted cash flows derived from a valuation technique. We recognized no impairment of long-lived assets in the years ended December 31, 2009, 2008 and 2007, respectively.

Reserve for Claims

Our insurance program for general liability, automobile, workers’ compensation and pollution claims involves deductibles or self-insurance, with varying risk retention levels. Claims in excess of these risk retention levels are covered by insurance, up to certain policy limits. We are fully self-insured for medical claims. Our excess loss coverage for general liability, automobile, workers’ compensation and pollution claims starts at $1.0 million, $1.5 million, $0.5 million and $0.25 million respectively. We establish reserves for reported claims that are asserted and for claims that are believed to have been incurred but not yet reported. These reserves reflect an estimate of the amounts that we will be required to pay in connection with these claims. The estimate of reserves is based upon assumptions relating to the probability of losses and historical settlement experience. These estimates may change based on, among other events, changes in claims history or receipt of additional information relevant to assessing the claims. Furthermore, these estimates may prove to be inaccurate due to factors such as

48

adverse judicial determinations or settlements at higher than estimated amounts. Accordingly, we may be required to increase or decrease the reserves. During the fourth quarter of 2009, we reduced our workers compensation and general liability reserve accruals by $4.3 million and $4.6 million, respectively, with a corresponding reduction to expense. The reductions were due to a decrease in the actuarially determined ultimate loss estimates, which were driven in part by improved claims experience.

Derivative Instruments and Hedging Activities

Our derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of our derivatives, which are designated as cash flow hedges, are recorded in other comprehensive income (loss) to the extent that the hedges are highly effective. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings in interest expense. Gains and losses on derivative instruments not designated as hedging instruments are recognized in current period earnings, in interest expense. Hedge effectiveness is calculated by comparing the fair value of the derivative to a hypothetical derivative that would be a perfect hedge of the hedged transaction. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Gains and losses on derivative instruments that are de-designated as cash flow hedges and cannot be re-designated under a different hedging relationship are reclassified from accumulated other comprehensive income (loss) to current period earnings in interest expense at the time of the de-designation.

Share-Based Compensation

We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the estimated number of awards that are expected to vest. Generally, equity instruments granted to our employees vest in equal increments over a four-year service period from the date of grant. The grant date fair value of the award, adjusted for expected forfeitures, is amortized to expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. For the years ending December 31, 2009, 2008 and 2007, we recognized share-based compensation expense of $4.2 million, $3.0 million and $4.3 million, respectively.

In 2009, we granted 0.8 million stock options with a total fair value of $3.8 million. In 2008, we granted 2.0 million stock options with a total fair value of $7.0 million. The grant date fair value of these options was estimated using a Black-Scholes pricing model, which takes into account the following six factors: (1) the current price of the underlying stock on the date of grant, (2) the exercise price of the option, (3) the expected dividend yield, (4) the expected volatility of the underlying stock over the option’s expected life, (5) the expected term of the option, and (6) the risk-free interest rate during the expected term of the option. Of these factors, we exercise judgment with regard to selecting both the expected volatility of the underlying stock and the expected life of the option. Expected volatility is estimated through a review of our historical stock price volatility and that of our competitors, adjusted for future expectations. The expected term of the options is estimated using expected term data disclosed by comparable companies and through a review of other factors expected to influence behavior such as expected volatility. Additionally, we determined that the expected term should be analyzed using two groupings of options holders for valuation purposes. We also exercise judgment with regard to estimating the number of awards that are expected to vest, which is based on historical experience adjusted for future expectations. For options granted during 2009, we used an average volatility factor of 68% and an average expected term of 5.21 years. The estimated forfeiture rate on options granted during 2009 was 7.5%. Changes in assumptions used can materially affect the fair value estimates. For awards granted in 2009,

49

a 10% increase in volatility would have resulted in a $0.3 million, or 7.1% increase, in fair value. A 10% increase in the expected term assumption would have resulted in a $0.1 million, or 3.1% increase, in fair value. A 10% increase in both the volatility factor and the expected term assumption would have resulted in a $0.4 million, or 11.1% increase, in fair value. Although a change in the expected term would necessitate other changes since the risk-free interest rate and volatility assumptions are specific to the term, we did not attempt to adjust those assumptions for purposes of the above sensitivity analysis.

Business Combinations

Under GAAP, a business acquisition is recorded by allocating the cost of the assets acquired and liabilities assumed, based on their estimated fair values at the acquisition date. Goodwill represents the excess of the purchase price over the fair value of the net assets, including the amount assigned to identifiable intangible assets. The determination of the fair value of assets acquired and liabilities assumed as part of the AER acquisition, which was consummated in July 2008, required us to make certain fair value estimates, primarily related to receivables, inventory, rental equipment and intangible assets. These estimates require significant judgment and include a variety of assumptions in determining the fair value of the assets acquired and liabilities assumed including current replacement cost for similar assets, estimated future cash flows and growth rates. We recorded goodwill of $10.7 million and other identifiable intangible assets of $4.9 million in connection with the AER acquisition. During the year ended December 31, 2009, the Company revised estimates of fair value for certain acquired assets resulting in a net increase to goodwill of $2.1 million. The asset valuations and other post-close adjustments were finalized during the second quarter of 2009. Other identifiable intangible assets, which consist of customer relationships, noncompete covenants and a tradename, were valued at $3.1 million, $1.5 million and $0.3 million, respectively. The values assigned to the other identifiable intangibles are being amortized to expense over their estimated useful lives.

Goodwill

At December 31, 2009 and 2008, we had goodwill of $936.3 million and $934.2 million, respectively. Goodwill is not amortized. Instead, goodwill is required to be tested for impairment annually and between annual tests if an event occurs or circumstances change that might indicate impairment. We perform our annual goodwill impairment test during the fourth quarter of our calendar year. The goodwill impairment test involves a two-step process. The first step of the test, used to identify potential impairment, compares the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the impairment test must be performed to measure the amount of the impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

During the fourth quarter of 2009, we evaluated our goodwill for impairment. In doing so, we estimated the fair value of our two reporting units through the application of an income approach valuation technique. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows resulting from the continued use and disposition of the reporting unit. The determination of fair value under the income approach requires significant judgment on our part. Our judgment is required in

50

developing assumptions about revenue growth, changes in working capital, selling, general and administrative expenses, capital expenditures and the selection of an appropriate discount rate.

The estimated future cash flows and projected capital expenditures used under the income approach are based on our business plans and forecasts, which consider historical results adjusted for future expectations. These cash flows are discounted using a “market participant” weighted average cost of capital, which was estimated as 9.0% for our 2009 fourth quarter impairment review. This market participant rate is considerably higher than our estimated internal weighted average cost of capital. Based on our 2009 fourth quarter goodwill impairment test, the fair values of our reporting units were determined to exceed their respective carrying amounts. As such, it was not necessary for us to perform the second step of the annual impairment test. Had we instead determined the fair values of either or both reporting units were less than their respective carrying amounts, we believe the entire amount of goodwill assigned to either or both reporting units would be impaired under step two of the goodwill impairment test. Based on our analyses, there was no goodwill impairment recognized during the years ended December 31, 2009, 2008 and 2007. If during 2010 market conditions deteriorate and our outlook deteriorates from the projections we used in the 2009 goodwill impairment test, we could have goodwill impairment during 2010. Goodwill impairment would not impact our debt covenants.

Revenue Recognition

We rent equipment primarily to the non-residential construction and industrial or non-construction markets. We record unbilled revenue for revenues earned in each reporting period, which have not yet been billed to the customer. Rental contract terms may be daily, weekly, or monthly and may extend across financial reporting periods. Rental revenue is recognized over the applicable rental period.

We recognize revenue on used equipment and merchandise sales when title passes to the customer, the customer takes ownership, assumes risk of loss, and collectibility is reasonably assured. There are no rights of return or warranties offered on product sales.

Income Taxes

We are subject to federal income taxes, foreign income taxes and state income taxes in those jurisdictions in which we operate. We exercise judgment with regard to income taxes in the following areas: (1) interpreting whether expenses are deductible in accordance with federal and state tax codes, (2) estimating annual effective federal and state income tax rates and (3) assessing whether deferred tax assets are, more likely than not, expected to be realized. The accuracy of these judgments impacts the amount of income tax expense we recognize each period.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. Provisions for deferred income taxes are recorded to the extent of withholding taxes and incremental taxes, if any, that arise from repatriation of dividends from those foreign subsidiaries where local earnings are not permanently reinvested. A valuation allowance is provided for deferred tax assets when realization of such assets is not considered to be more likely than not. Adjustments to the valuation allowance are made periodically based on our assessment of the recoverability of the related assets. We measure and record tax contingency accruals for differences between tax positions taken in a tax return and amounts recognized in the financial statements. Benefits from a tax position are recognized in the financial statements if and when

51

we determine that it is more likely than not that a tax position will be sustained upon examination. This assessment presumes the taxing authority has full knowledge of all relevant information. The amount of benefit recognized in the financial statements is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

As a matter of law, we are subject to examination by federal, foreign and state taxing authorities. Although we believe that the amounts reflected in our tax returns substantially comply with the applicable federal, foreign and state tax regulations, the Internal Revenue Service (the “IRS”), the Canada Revenue Agency (“CRA”) and the various state taxing authorities can take positions contrary to our position based on their interpretation of the law. A tax position that is challenged by a taxing authority could result in an adjustment to our income tax liabilities and related tax provision.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretative releases of the Securities and Exchange Commission are also sources of authoritative GAAP for SEC registrants. As a result of the Codification, all changes to GAAP originating from the FASB will now be issued in Accounting Standards Updates. These changes and the Codification do not change GAAP. We adopted the Codification, effective September 30, 2009.

Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on our results of operations, financial position or notes to the consolidated financial statements.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk associated with changes in interest rates and foreign currency exchange rates.

Interest Rate Risk

Excluding the effect of our hedge agreements, we have a significant amount of debt under the Senior ABL Revolving Facility and the Second Lien Term Facility with variable rates of interest based generally on adjusted London inter-bank offered rate (“LIBOR”), or an alternate interest rate, in each case, plus an applicable margin (or, in the case of Canadian dollar borrowings under the Senior ABL Revolving Facility, variable borrowing costs based generally on bankers’ acceptance discount rates, plus a stamping fee equal to an applicable margin, or on the Canadian prime rate, plus an applicable margin). Increases in interest rates could therefore significantly increase the associated interest payments that we are required to make on this debt. We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of 1% in interest rates on our debt portfolio, as of December 31, 2009, our net interest expense for year ended December 31, 2009 would have increased by an estimated $6.4 million. Excluding the effect of our hedge agreements, for the same period interest expense would have increased $15.6 million assuming a hypothetical increase of 1%.

We entered into four forward-starting interest rate swap agreements in September 2007 under which we exchanged our benchmark floating-rate interest payments for fixed-rate interest payments. The agreements are intended to hedge only the benchmark portion of interest associated with a portion of the Second Lien Term Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus

52

a borrowing margin, which was 3.5% for the LIBOR option at December 31, 2009. The agreements cover a combined notional amount of debt totaling $700.0 million, of which $500.0 million is for a five-year period with a weighted average fixed interest rate of 4.66% and $200.0 million is for a three-year period with a weighted average fixed interest rate of 4.57%. The swaps became effective on October 5, 2007 and are settled on a quarterly basis. In connection with an October 2009 partial prepayment of outstanding principal on the Second Lien Term Facility, we reduced the notional amount of one of these interest rate swaps from $100.0 million to $71.5 million. In November 2009, we prepaid an additional $192.1 million of principal on the Second Lien Term Facility thereby reducing the outstanding balance to $479.4 million. As a result of this prepayment, $192.1 million of the notional amounts on our interest rate swaps were de-designated as cash flow hedges as they no longer hedge the variability in expected future cash flows associated with the variable interest on the Second Lien Term Facility. In order to offset our exposure to the de-designated interest rate swaps, we entered into two additional interest rate swap agreements under which we exchanged a portion of our fixed-rate interest payments for floating-rate interest payments. The November agreements cover a combined notional amount of debt totaling $192.1 million, of which $171.5 million is for a one-year period and $20.6 million is for a three-year period. The swaps became effective October 5, 2009 and are settled on a quarterly basis.

We entered into an additional interest rate swap agreement in January 2008, under which we exchanged our benchmark floating-rate interest payment for a fixed-rate interest payment. This agreement is intended to hedge the benchmark portion of interest associated with a portion of the Senior ABL Revolving Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin. The borrowing margin on the Extending portion of the outstanding Senior ABL Revolving Facility was 3.5% for the LIBOR option and the borrowing margin on the Non-Extending portion of the outstanding Senior ABL Revolving Facility was 1.75% for the LIBOR option at December 31, 2009. This agreement covers a notional amount of debt totaling $250.0 million, for a two-year term at a fixed interest rate of 2.66%. The swap was effective on April 5, 2008 and is settled on a quarterly basis. Including the $479.4 million of the Second Lien Term Facility and the $250.0 million of the Senior ABL Revolving Facility that were hedged as of December 31, 2009, 89.1% of our $2,172.1 million of debt at December 31, 2009 had fixed rate interest.

Currency Exchange Risk

The functional currency for our Canadian operations is the Canadian dollar. In the years ended December 31, 2009, 2008 and 2007, 5.2%, 5.5% and 4.9%, respectively, of our revenues were generated by our Canadian operations. As a result, our future earnings could be affected by fluctuations in the exchange rate between the U.S. and Canadian dollars. Based upon the level of our Canadian operations during the year ended December 31, 2009, relative to our operations as a whole, a 10% increase in this exchange rate would have reduced net loss by approximately $0.5 million for the year ended December 31, 2009.

Inflation

The increased acquisition cost of rental equipment is the primary inflationary factor affecting us. Many of our other operating expenses are also expected to increase with inflation. Management does not expect that the effect of inflation on our overall operating costs will be greater for us than for our competitors.

53

Item 8.	Financial Statements and Supplementary Data

Consolidated Financial Statements

Our consolidated financial statements required by this item are in Appendix F to this Annual Report on Form 10-K.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.  Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of our disclosure controls and procedures was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, as of the end of the period covered by this Annual Report. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

Changes in Internal Control Over Financial Reporting

An evaluation of our internal controls over financial reporting was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, to determine whether any changes have occurred during the quarter ended December 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that no changes in our internal control over financial reporting have occurred during the quarter ended December 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations

54

of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. In making its assessment of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on this assessment, management concluded that our internal control over financial reporting was effective as of December 31, 2009.

Our independent registered public accounting firm, KPMG LLP, has issued an audit report on the effectiveness of our internal control over financial reporting. This report has been included herein.

Item 9B.  Other Information

None.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The information required concerning our executive officers is contained in Part I, Item 1 of this Annual Report on 10-K under “Business — Management”.

All other information omitted pursuant to General Instruction I to Form 10-K.

Item 11.	Executive Compensation

Omitted pursuant to General Instruction I to Form 10-K.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table summarizes the securities authorized for issuance pursuant to our equity compensation plans as of December 31, 2009:

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon		Under Equity
	Exercise of	Weighted-Average	Compensation Plans
	Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants	Outstanding Options,	Reflected in Column
	and Rights	Warrants and Rights	(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)(2)	5,952,693	$7.73	3,778,256
Equity compensation plans not approved by security holders	—	—	—

Total	5,952,693	$7.73	3,778,256

55

(1)	Represents the RSC Holdings Inc. Amended and Restated Stock Incentive Plan.

(2)	The weighted-average exercise price does not include outstanding restricted stock units.

All other information required to be filed under this Item 12 is incorporated herein by reference to RSC Holdings’ definitive proxy statement, which will be filed with the SEC within 120 days of December 31, 2009.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required to be filed under this Item 13 is incorporated herein by reference to RSC Holdings’ definitive proxy statement, which will be filed with the SEC within 120 days of December 31, 2009.

Item 14.	Principal Accountant Fees and Services

Fees for services performed by our independent registered public accounting firm, KPMG LLP, during 2009 and 2008, were:

	2009	2008

Audit fees(1)	$1,562,300	$1,900,000
Audit-related fees(2)	32,500	191,000
Tax fees(3)	40,000	0
All other fees	0	0

Total	$1,634,800	$2,091,000

(1)	Audit fees for 2009 were for services rendered in connection with the audit of the financial statements included in our Annual Report on Form 10-K for 2009 and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2009. Audit fees for 2009 also included approximately $0.2 million of fees associated with the preparation of comfort letters issued in connection with our 2009 high-yield debt issuances, which consisted of a $400.0 million senior secured notes offering and a $200.0 million senior notes offering. Audit fees for 2008 were for services rendered in connection with the audit of the financial statements included in our Annual Report on Form 10-K for 2008 and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2008.

(2)	Audit-related fees for 2009 were for services rendered in connection with employee benefit plan audits and a debt covenant compliance review. Audit-related fees for 2008 were for services rendered in connection with employee benefit plan audits, a debt covenant compliance review and non-recurring transactional work.

(3)	Tax fees for 2009 were for services rendered in connection with an analysis of our tax accounting methods.

The Audit Committee has established procedures for the pre-approval of all audit and permitted non-audit related services provided by our independent registered public accounting firm. The procedures include, in part, that: (i) the Audit Committee, on an annual basis, shall pre-approve the independent registered public accounting firm’s engagement letter/annual service plan; (ii) the Audit Committee Chair has been delegated the authority to pre-approve any permitted non-audit services up to $25,000 per individual proposed service; (iii) the Audit Committee must pre-approve any permitted non-audit services that exceed $25,000 per individual proposed service; and (iv) at each regularly scheduled Audit Committee meeting: (a) the Chairman of the Audit Committee will review any services that were pre-approved since the last Audit Committee meeting; and (b) a review will be conducted of the services performed and fees paid since the last Audit Committee meeting.

56

PART IV

Item 15.	Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this Annual Report on Form 10-K.

1. Consolidated Financial Statements: The consolidated financial statements of RSC Holdings III, LLC are included as Appendix F of this Annual Report on Form 10-K. See Index to Financial Statements on page F-1.

2. Exhibits: The exhibits which are filed with this Annual Report on Form 10-K or which are incorporated herein by reference are set forth in the Exhibit Index on page E-1.

57

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 18, 2010.

RSC HOLDINGS III, LLC
RSC EQUIPMENT RENTAL, INC.

By:	/s/ Erik Olsson
Name:     Erik Olsson

Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer, President and Director* (Principal Executive Officer)	February 18, 2010

/s/ David Mathieson David Mathieson	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	February 18, 2010

+ Denis Nayden	Chairman of the Board, Director*	February 18, 2010

+ J. Taylor Crandall	Director*	February 18, 2010

+ Edward Dardani	Director*	February 18, 2010

+ Pierre Leroy	Director*	February 18, 2010

+ John R. Monsky	Director*	February 18, 2010

+ James Ozanne	Director*	February 18, 2010

58

Signature	Title	Date

+ Donald C. Roof	Director*	February 18, 2010

+By: /s/ Erik Olsson Erik Olsson Attorney-in-Fact		February 18, 2010

*	Member of the Board of Directors of RSC Holdings Inc. and RSC Equipment Rental, Inc. RSC Holdings III, LLC is an indirect, wholly-owned subsidiary of RSC Holdings Inc. and the board functions of RSC Holdings III, LLC are performed by RSC Holdings Inc.

59

RSC HOLDINGS III, LLC AND SUBSIDIARIES

ANNUAL REPORT ON FORM 10-K

EXHIBIT INDEX

		Incorporated By Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

2.1	Recapitalization Agreement, dated as of October 6, 2006, by and among Atlas Copco AB, Atlas Copco Finance S.à.r.l., Atlas Copco North America Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC	S-1	333-140644	2.1	2/13/2007
3.1	Articles of Incorporation of RSC Equipment Rental, Inc.	S-4	333-144615	3.1	7/16/2007
3.2	Articles of Amendment to the Articles of Incorporation of RSC Equipment Rental, Inc.	S-4	333-144615	3.2	7/16/2007
3.3	Amended and Restated By-Laws of RSC Equipment Rental, Inc.	S-4	333-144615	3.3	7/16/2007
3.4	Certificate of Formation of RSC Holdings III, LLC	S-4	333-144615	3.4	7/16/2007
3.5	Amended and Restated Limited Liability Company Agreement of RSC Holdings III, LLC	S-4	333-144615	3.5	7/16/2007
4.1	Indenture, dated as of November 27, 2006, by and among Rental Service Corporation, RSC Holdings III, LLC and Wells Fargo Bank, National Association	S-1	333-140644	4.1	2/13/2007
4.2	Registration Rights Agreement, dated November 27, 2006, by and among Rental Service Corporation, RSC Holdings III, LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and GE Capital Markets, Inc.	S-1	333-140644	4.2	2/13/2007
4.3	U.S. Guarantee and Collateral Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, Rental Service Corporation and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time, Deutsche Bank AG, New York Branch, as collateral agent and administrative agent	S-1	333-140644	4.5	2/13/2007

			Incorporated By Reference
Exhibit								Filed
Number		Exhibit Description	Form	File No.	Exhibit		Filing Date	Herewith

4.4		Canadian Security Agreement, dated as of November 27, 2006, by and among Rental Service Corporation of Canada Ltd., Deutsche Bank AG, Canada Branch as Canadian collateral agent	S-1	333-140644	4.6		2/13/2007
4.5		Guarantee and Collateral Agreement, dated as of November 27, 2006, by and between RSC Holdings II, LLC, RSC Holdings III, LLC, Rental Service Corporation, and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch as collateral agent and administrative agent	S-1	333-140644	4.7		2/13/2007
4.6		Intercreditor Agreement, dated as of November 27, 2006, by and among RSC Holdings, II, LLC, RSC Holdings III, LLC, Rental Service Corporation, each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch as U.S. collateral agent under the first-lien loan documents and Deutsche Bank AG, New York Branch in its capacity as collateral agent under the second-lien loan documents	S-1	333-140644	4.8		2/13/2007
4.7		Amended and Restated Stockholders Agreement	S-4	333-144625	4.7		7/17/2007
4	.7.1	Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 24, 2009	8-K	333-144625	4	.7.1	8/24/2009
4	.7.2	Amendment No. 2 to Amended and Restated Stockholders Agreement, dated January 21, 2010	8-K	333-144625	4	.7.2	1/27/2010
4.8		Indenture, dated as of July 1, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Wells Fargo Bank, National Association, as Trustee, and Deutsche Bank AG, New York Branch, as Note Collateral Agent	8-K	333-144625	4.1		7/2/2009
4.9		First Amendment to Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch, as U.S. collateral agent under the First-Lien Loan Documents (as defined therein)	8-K	333-144625	4.2		7/2/2009

			Incorporated By Reference
Exhibit							Filed
Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

4.10		First Lien Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as U.S. collateral agent under the Senior Loan Documents (as defined therein) and as collateral agent under the First Lien Last Out Note Documents (as defined therein	8-K	333-144625	4.3	7/2/2009
4.11		Collateral Agreement, dated as of July 1, 2009, by and between RSC Equipment Rental, Inc., RSC Holdings III, LLC, certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch, as Note Collateral Agent	8-K	333-144625	4.4	7/2/2009
4.12		Indenture, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association, as Trustee	8-K	333-144625	4.1	11/17/2009
4.13		Registration Rights Agreement, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Deutsche Bank Securities Inc. and the other initial purchasers named therein	8-K	333-144625	4.2	11/17/2009
10	.1+	Amended and Restated RSC Holdings Stock Incentive Plan	DEF 14A	001-33485	B	4/18/2008
10	.2+	Form of Employee Stock Option Agreements	S-1	333-140644	10.2	2/13/2007
10	.3+	Form of Employee Stock Subscription Agreements	S-1	333-140644	10.3	2/13/2007
10	.4+	Form of Employment Agreement for executive officers	S-1	333-140644	10.4	2/13/2007
10.5		Indemnification Agreement, dated as of November 27, 2006, by and among Atlas Copco North America Inc., Rental Service Corporation, RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP OO RSC, LLC, OHCP II RSC COI, LLC, Ripplewood Holdings L.L.C., Oak Hill Capital Management and Atlas Copco Finance S.à.r.l	S-1	333-140644	10.5	2/13/2007

			Incorporated By Reference
Exhibit							Filed
Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

10.6		Monitoring Agreement, dated as of November 27, 2006, by and among RSC Holdings Inc., Rental Service Corporation, Ripplewood Holdings L.L.C. and Oak Hill Capital Management, LLC	S-1	333-140644	10.6	2/13/2007
10.7		Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, Rental Service Corporation, Rental Service Corporation of Canada Ltd., Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, Citicorp North America, Inc., Bank of America, N.A., LaSalle Business Credit, LLC and Wachovia Capital Finance Corporation (Western)	S-1/A	333-140644	10.7	3/27/2007
10.8		Second Lien Term Loan Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, Rental Service Corporation, Deutsche Bank AG, New York Branch, Citicorp North America, Inc., GE Capital markets, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and General Electric Capital Corporation	S-1/A	333-140644	10.8	3/27/2007
10	.9+	RSC Holdings Inc. 2007 Annual Incentive Plan	S-1/A	333-140644	10.9	4/18/2007
10	.10+	Form of Indemnification Agreement	S-1/A	333-140644	10.10	5/21/2007
10	.11+	Form of Cost Reimbursement Agreement	S-1/A	333-140644	10.11	5/21/2007
10	.12+	Form of Director Restricted Stock Unit Agreement	S-1/A	333-140644	10.12	5/21/2007
10.13		Executive Employment and Non-competition Agreement by and between David Mathieson and RSC Holdings Inc. effective January 2, 2008	8-K	333-144625	10.1	12/3/2007
10.14		RSC Non-Qualified Deferred Compensation Savings Plan	10-K	001-33485	10.14	2/25/2009
10.15		Form of First Amendment to the Amended and Restated Executive Employment and Noncompetition Agreement — President and Chief Executive Officer	8-K	333-144625	10.1	3/5/2009
10.16		Form of First Amendment to the Executive Employment and Noncompetition Agreement — Senior Vice President	8-K	333-144625	10.2	3/5/2009

		Incorporated By Reference
Exhibit						Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

10.17	First Amendment to Credit Agreement, dated as of June 26, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time	8-K	333-144625	10.1	7/2/2009
10.18	Second Amendment to Credit Agreement, dated as of July 30, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time	8-K	333-144625	10.1	7/31/2009
10.19	First Amendment to Second-Lien Term Loan Credit Agreement, dated as of August 21, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto	8-K	333-144625	10.1	8/24/2009
10.20	First Amendment to Amended and Restated Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. collateral agent and U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent and Canadian collateral agent, and the other financial institutions party thereto	8-K	333-144625	10.1	11/17/2009
10.21	Second Amendment to Second-Lien Term Loan Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto	8-K	333-144625	10.2	11/17/2009

Incorporated By Reference
Exhibit							Filed
Number		Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith

31.1		Certification of Chief Executive Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended					X
31.2		Certification of Chief Financial Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended					X
32	.1*	Certifications of Chief Executive Officer and Chief Financial Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended					X

+	Compensation plans or arrangements in which directors or executive officers are eligible to participate.

*	The certifications attached as Exhibit 32.1 accompany this Annual Report on Form 10-K/A, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of RSC Holdings III, LLC or RSC Equipment Rental, Inc., under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Annual Report on Form 10-K/A, irrespective of any general incorporation language contained in such filing.

INDEX TO FINANCIAL STATEMENTS

RSC HOLDINGS III, LLC AND SUBSIDIARIES

The following financial statements of the Company and its subsidiaries required to be included in Item 15(a)(1) of Form 10-K are listed below:

Supplementary Financial Data:

The supplementary financial data of the Registrant and its subsidiaries required to be included in Item 15(a)(2) of Form 10-K have been omitted as not applicable or because the required information is included in the Consolidated Financial Statements or in the notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
RSC Holdings III, LLC:

We have audited the accompanying consolidated balance sheets of RSC Holdings III, LLC and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RSC Holdings III, LLC and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 16, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  KPMG LLP
Phoenix, Arizona
February 16, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
RSC Holdings III, LLC:

We have audited RSC Holdings III, LLC’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). RSC Holdings III, LLC’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on RSC Holdings III, LLC’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control over financial reporting based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, RSC Holdings III, LLC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of RSC Holdings III, LLC and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated February 16, 2010 expressed an unqualified opinion on those consolidated financial statements.

/s/  KPMG LLP
Phoenix, Arizona
February 16, 2010

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands,
	except share data)

ASSETS
Cash and cash equivalents	$4,535	$13,670
Accounts receivable, net	181,975	285,000
Inventory	14,421	19,859
Rental equipment, net	1,384,999	1,766,978
Property and equipment, net	123,197	171,156
Goodwill and other intangibles, net	940,063	938,682
Deferred financing costs	55,539	46,877
Other assets	23,537	26,320

Total assets	$2,728,266	$3,268,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$46,275	$109,542
Accrued expenses and other liabilities	173,496	200,750
Debt	2,172,109	2,569,067
Deferred income taxes	312,745	346,063

Total liabilities	2,704,625	3,225,422

Commitments and contingencies
Common stock, no par value, (1,000 shares authorized, issued and outstanding at December 31, 2009 and December 31, 2008)	288,761	284,403
Accumulated deficit	(259,315)	(206,485)
Accumulated other comprehensive loss	(5,805)	(34,798)

Total stockholders’ equity	23,641	43,120

Total liabilities and stockholders’ equity	$2,728,266	$3,268,542

See accompanying notes to consolidated financial statements.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008	2007
	(In thousands, except per share data)

Revenues:
Equipment rental revenue	$1,073,021	$1,567,254	$1,543,175
Sale of merchandise	51,951	72,472	80,649
Sale of used rental equipment	158,482	125,443	145,358

Total revenues	1,283,454	1,765,169	1,769,182

Cost of revenues:
Cost of equipment rentals, excluding depreciation	548,462	692,613	640,992
Depreciation of rental equipment	285,668	317,504	295,248
Cost of merchandise sales	36,743	49,370	53,936
Cost of used rental equipment sales	148,673	90,500	103,076

Total cost of revenues	1,019,546	1,149,987	1,093,252

Gross profit	263,908	615,182	675,930

Operating expenses:
Selling, general and administrative	140,646	168,690	156,688
Management fees	—	—	23,000
Depreciation and amortization of non-rental equipment and intangibles	43,984	49,567	46,226
Other operating gains, net	(517)	(1,010)	(4,850)

Total operating expenses, net	184,113	217,247	221,064

Operating income	79,795	397,935	454,866
Interest expense, net	189,689	201,849	243,908
(Gain) loss on extinguishment of debt, net	(13,916)	—	9,570
Other expense (income), net	707	658	(1,126)

(Loss) income before (benefit) provision for income taxes	(96,685)	195,428	202,514
(Benefit) provision for income taxes	(37,325)	72,939	79,260

Net (loss) income	$(59,360)	$122,489	$123,254

Weighted average shares outstanding used in computing net (loss) income per common share:
Basic and diluted	1,000	1,000	1,000

Net (loss) income per common share:
Basic and diluted	$(59.36)	$122.49	$123.25

See accompanying notes to consolidated financial statements.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

					Accumulated
					Other
	Common Stock		Accumulated	Comprehensive	Comprehensive
	Shares	Amount	Deficit	Income (Loss)	Income (Loss)	Total
	(In thousands, except share data)

Balance, January 1, 2007	1,000	$15,955	$(459,372)		$8,784	$(434,633)
Components of comprehensive income:
Net income	—	—	123,254	$123,254	—	123,254
Foreign currency translation adjustments	—	—	—	12,914	12,914	12,914
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $6,071	—	—	—	(9,495)	(9,495)	(9,495)

Total comprehensive income				$126,673

Capital contributions	—	259,564	—		—	259,564
Share-based compensation	—	4,298	—		—	4,298

Balance, December 31, 2007	1,000	279,817	(336,118)		12,203	(44,098)

Components of comprehensive income:
Net income	—	—	122,489	$122,489	—	122,489
Foreign currency translation adjustments	—	—	—	(19,796)	(19,796)	(19,796)
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $16,959	—	—	—	(27,205)	(27,205)	(27,205)

Total comprehensive income				$75,488

Capital contributions	—	1,471	—		—	1,471
Excess tax benefits, net	—	122	—		—	122
Recapitalization adjustment	—	—	7,144		—	7,144
Share-based compensation	—	2,993	—		—	2,993

Balance, December 31, 2008	1,000	284,403	(206,485)		(34,798)	43,120

Components of comprehensive loss:
Net loss	—	—	(59,360)	$(59,360)	—	(59,360)
Foreign currency translation adjustments	—	—	—	14,065	14,065	14,065
Change in fair value of derivatives qualifying as cash flow hedges, net of tax of $9,109	—	—	—	14,928	14,928	14,928

Total comprehensive loss				$(30,367)

Capital contributions	—	256	—		—	256
Excess tax benefits, net	—	(122)	—		—	(122)
Recapitalization adjustment	—	—	6,530		—	6,530
Share-based compensation	—	4,224	—		—	4,224

Balance, December 31, 2009	1,000	$288,761	$(259,315)		$(5,805)	$23,641

See accompanying notes to consolidated financial statements.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008	2007
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(59,360)	$122,489	$123,254
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	329,652	367,071	341,474
Amortization of deferred financing costs	11,768	9,713	8,479
Amortization of original issue discount	453	—	—
Share-based compensation expense	4,224	2,993	4,298
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(7,091)	(26,106)	(43,284)
Deferred income taxes	(37,332)	41,772	35,524
(Gain) loss on extinguishment of debt, net	(13,916)	—	9,570
Interest expense, ineffective hedge	6,832	—	—
Excess tax benefits from share-based payment arrangements	—	(122)	—
Changes in operating assets and liabilities:
Accounts receivable, net	99,772	(1,083)	(13,745)
Inventory	5,519	1,625	(2,844)
Other assets	1,191	(3,221)	(705)
Accounts payable	(63,068)	(153,183)	(1,414)
Accrued expenses and other liabilities	(8,688)	1,491	48,947

Net cash provided by operating activities	269,956	363,439	509,554

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	—	(33,238)	—
Purchases of rental equipment	(46,386)	(258,660)	(580,194)
Purchases of property and equipment	(4,952)	(15,319)	(20,674)
Proceeds from sales of rental equipment	158,482	125,443	145,358
Proceeds from sales of property and equipment	12,493	6,544	11,320
Insurance proceeds from rental equipment and property claims	5,267	—	—

Net cash provided by (used in) investing activities	124,904	(175,230)	(444,190)

Cash flows from financing activities:
Cash consideration paid to Atlas	—	—	(17,995)
Proceeds from Senior ABL Revolving Facility	321,166	240,437	99,457
Proceeds from issuance of 2017 Notes	389,280	—	—
Proceeds from issuance of 2019 Notes	196,954	—	—
Payments on Senior ABL Revolving Facility	(601,193)	(386,068)	(150,274)
Payments on Senior ABL Term Loan	(244,375)	(2,500)	(2,500)
Payments on Second Lien Term Facility	(392,986)	—	(230,700)
Payments on capital leases and other debt	(40,427)	(38,102)	(39,030)
Payments for deferred financing costs	(28,487)	(929)	(842)
Payments for non-deferred financing costs	(4,312)	—	(4,614)
Capital contributions from RSC Holdings	256	1,593	255,064
Capital contributions from Atlas	—	—	4,500
(Decrease) increase in outstanding checks in excess of cash balances	(1,070)	1,135	(14,774)

Net cash used in financing activities	(405,194)	(184,434)	(101,708)

Effect of foreign exchange rates on cash	1,199	(144)	195

Net (decrease) increase in cash and cash equivalents	(9,135)	3,631	(36,149)
Cash and cash equivalents at beginning of year	13,670	10,039	46,188

Cash and cash equivalents at end of year	$4,535	$13,670	$10,039

Supplemental disclosure of cash flow information:
Cash paid for interest	$155,295	$199,210	$218,488
Cash (received) paid for taxes, net	(8,632)	30,988	48,730
Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$1,136	$20,176	$52,320
Accrued deferred financing costs	634	—	—
Acquisition of net assets of another company:
Assets, net of cash acquired		$33,421
Net cash paid		(33,238)

Liabilities assumed		$183

See accompanying notes to consolidated financial statements.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization

Business and Basis of Presentation

Description of Business

RSC Holdings III, LLC and its wholly owned subsidiaries (collectively, the “Company”) are engaged primarily in the rental of a diversified line of construction and industrial equipment, geographically dispersed throughout the United States and Canada. The Company is a wholly owned subsidiary of RSC Holdings Inc. (“RSC Holdings”). RSC Holdings III, LLC is a limited liability company that does not have a Board of Directors, its business and affairs are managed by the Board of Directors of RSC Holdings, its ultimate parent. For the year ended December 31, 2009, the Company generated approximately 83.6% of its revenues from equipment rentals, and it derived the remaining 16.4% of its revenues from sales of used equipment, merchandise and other related items.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of RSC Holdings Inc. and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Prior to November 27, 2006, RSC Holdings was wholly owned by Atlas Copco AB (“ACAB”) and Atlas Copco Airpower n.v. (“ACA”), a wholly owned subsidiary of ACAB (together with ACAB, “Atlas”). On October 6, 2006, Atlas announced that it had entered into a recapitalization agreement (“Recapitalization”) pursuant to which Ripplewood Holdings L.L.C. (“Ripplewood”) and Oak Hill Capital Partners (“Oak Hill” and collectively with Ripplewood, “the Sponsors”) would acquire 85.5% of RSC Holdings. The Recapitalization closed on November 27, 2006. The Recapitalization was accomplished through (a) the repurchase by RSC Holdings of a portion of its issued and outstanding stock from Atlas and (b) a cash equity investment in RSC Holdings by the Sponsors for stock. The Recapitalization was accounted for as a leveraged recapitalization with no change in the book basis of assets and liabilities.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amounts of long-lived assets, goodwill, and inventories; the allowance for doubtful accounts; deferred income taxes; environmental liabilities; reserves for claims; assets and obligations related to employee benefits; the fair value of derivative instruments and determination of share-based compensation amounts. Management believes that its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates.

Subsequent Events

The Company has evaluated all subsequent events through February 16, 2010, which is the date this Annual Report on Form 10-K was filed with the Securities and Exchange Commission.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassification

Certain amounts in the consolidated statement of operations and consolidated statement of cash flows for the year ended December 31, 2007 have been reclassified to conform to the current year presentation. The Company believes the current presentation better reflects the nature of the underlying financial statement items. The reclassifications have no effect on operating income, net income or net income per common share and consist of the following:

Description	Previously Included In	Currently Included In

Prepayment penalty and deferred financing costs write-off associated with repayment of Second Lien Term Facility debt	Interest expense	Loss on extinguishment of debt

(2)	Summary of Significant Accounting Policies

Cash Equivalents

The Company considers all highly liquid instruments with insignificant interest rate risk and with maturities of three months or less at purchase to be cash equivalents.

Accounts Receivable

Accounts receivable are stated net of allowances for doubtful accounts of $10.7 million and $9.2 million at December 31, 2009 and 2008, respectively. Management develops its estimate of this allowance based on the Company’s historical experience, its understanding of the Company’s current economic circumstances, and its own judgment as to the likelihood of ultimate payment. Actual receivables are written-off against the allowance for doubtful accounts when the Company has determined the balance will not be collected. Bad debt expense is reflected as a component of selling, general and administrative expenses in the consolidated statements of operations.

The Company’s customer base is large and geographically diverse. No single customer accounts for more than 2% of the Company’s rental revenues for the years ended December 31, 2009, 2008 and 2007. No single customer accounts for more than 3% of total receivables at December 31, 2009 and more than 5% of total receivables at December 31, 2008. Accounts receivable consist of the following at:

	December 31,
	2009	2008
	(In 000s)

Trade receivables	$187,496	$276,547
Other receivables	5,220	17,650
Less allowance for doubtful accounts	(10,741)	(9,197)

Accounts receivable, net	$181,975	$285,000

Included in other receivables at December 31, 2008, was $6.2 million due from the Company’s insurance carrier and certain customers for hurricane damage to the Company’s rental equipment and property during 2008. In 2009, the Company recorded additional receivables of $0.7 million for costs incurred in connection with the 2008 hurricane damage. The receivables and the offsetting reduction to expense were recognized to the extent of losses incurred. During 2009, the Company recognized a gain of $0.2 million, which represents the amount by which recoveries received exceeded expenses previously recognized. There were

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

no receivables related to the hurricane damage recorded at December 31, 2009; however, additional recoveries representing the difference between the replacement value of certain assets and their carrying value are possible. Recoveries in excess of costs are considered gain contingencies and are not recognized until they are received.

The following table summarizes activity for allowance for doubtful accounts:

	2009	2008	2007
	(In 000s)

Beginning balance at January 1,	$9,197	$6,801	$5,662
Provision for bad debt	9,962	8,146	5,653
Charge offs, net	(8,418)	(5,750)	(4,514)

Ending balance at December 31,	$10,741	$9,197	$6,801

Rental Equipment

Rental equipment is recorded at cost and depreciated over the estimated useful lives of the equipment using the straight-line method. The range of estimated lives for rental equipment is one to ten years. Rental equipment is depreciated to a salvage value of zero to ten percent of cost. The incremental costs related to acquiring rental equipment and subsequently renting such equipment are expensed as incurred. Ordinary repair and maintenance costs are charged to operations as incurred. When rental fleet is disposed of, the related cost and accumulated depreciation are removed from their respective accounts, and any gains or losses are included in gross profit.

The Company has factory-authorized arrangements for the refurbishment of certain equipment. The Company continues to record depreciation expense while the equipment is out on refurbishment. The cost of refurbishment is added to the existing net book value of the asset. The combined cost is then depreciated over 48 months irrespective of the remaining useful life prior to the time of refurbishment.

The following table provides a breakdown of rental equipment at:

	December 31,
	2009	2008
	(In 000s)

Rental equipment	$2,401,605	$2,751,093
Less accumulated depreciation	(1,016,606)	(984,115)

Rental equipment, net	$1,384,999	$1,766,978

Property and Equipment

Property and equipment is recorded at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets ranging from three to thirty years. Leasehold improvements are amortized over the life of the lease or life of the asset, whichever is shorter. Maintenance and repair costs are charged to expense as incurred. Expenditures that increase productivity or extend the life of an asset are capitalized. Upon disposal, the related cost and accumulated depreciation are removed from their respective accounts, and any gains or losses are included in other operating gains, net.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and equipment consists of the following at:

	December 31,
	2009	2008
	(In 000s)

Leased equipment	$183,225	$217,739
Buildings and leasehold improvements	51,003	51,814
Non-rental machinery and equipment	40,468	39,500
Data processing hardware and purchased software	16,219	16,978
Furniture and fixtures	10,581	11,418
Construction in progress	1,641	2,722
Land and improvements	555	695

	303,692	340,866
Less accumulated depreciation and amortization	(180,495)	(169,710)

Property and equipment, net	$123,197	$171,156

Impairment of Long-Lived Assets

Long-lived assets such as rental equipment and property and equipment are measured for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an impairment indicator is present, the Company evaluates recoverability by a comparison of the carrying amount of the assets to future undiscounted cash flows expected to be generated by the assets. If the assets are impaired, the impairment recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Fair value is generally determined by estimates of discounted cash flows derived from a valuation technique. The Company recognized no impairment of long-lived assets in the years ended December 31, 2009, 2008 and 2007, respectively.

Goodwill and Other Intangible Assets

Goodwill was $936.3 million and $934.2 million at December 31, 2009 and 2008, respectively. See Note 7 for additional information. Goodwill is not amortized. Instead, goodwill is required to be tested for impairment annually and between annual tests if an event occurs or circumstances change that might indicate impairment. The Company performs its annual goodwill impairment test during the fourth quarter of its calendar year.

The goodwill impairment test involves a two-step process. The first step of the test, used to identify potential impairment, compares the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered to be impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the impairment test must be performed to measure the amount of the impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined in the same manner as goodwill recognized in a business combination. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the fourth quarter of 2009, the Company evaluated its goodwill for impairment. In doing so, the Company estimated the fair value of its two reporting units through the application of an income approach valuation technique. Under the income approach, the Company calculates the fair value of a reporting unit based on the present value of estimated future cash flows resulting from the continued use and disposition of the reporting unit. The determination of fair value under the income approach requires significant judgment by the Company. The Company’s judgment is required in developing assumptions about revenue growth, changes in working capital, selling, general and administrative expenses, capital expenditures and the selection of an appropriate discount rate.

The estimated future cash flows and projected capital expenditures used under the income approach are based on the Company’s business plans and forecasts, which consider historical results adjusted for future expectations. These cash flows are discounted using a “market participant” weighted average cost of capital, which was estimated as 9.0% for the Company’s 2009 fourth quarter impairment review. This market participant rate is considerably higher than the Company’s estimated internal weighted average cost of capital. Based on the Company’s 2009 fourth quarter goodwill impairment test, the fair values of the Company’s reporting units were determined to exceed their respective carrying amounts. As such, it was not necessary for the Company to perform the second step of the annual impairment test. If the fair values of either or both reporting units were determined to be less than their respective carrying amounts, the Company believes the entire amount of goodwill assigned to either or both reporting units would be impaired under step two of the goodwill impairment test. Based on the Company’s analyses, there was no goodwill impairment recognized during the years ended December 31, 2009, 2008 and 2007. If during 2010 market conditions deteriorate and the Company’s outlook deteriorates from the projections used in the 2009 goodwill impairment test, the Company could have goodwill impairment during 2010. Goodwill impairment would not impact the Company’s debt covenants.

Intangible assets include other intangible assets acquired in conjunction with the AER acquisition which consisted of customer relationships, noncompete covenants and a tradename valued at $3.1 million, $1.5 million and $0.3 million respectively. These intangible assets are being amortized on a straight-line basis over a weighted average period of 7.1 years with estimated amortization expense for the next five years ranging from $0.4 million to $0.8 million. Amortization expense associated with intangibles was $0.8 million and $0.4 million in 2009 and 2008, respectively.

Reserves for Claims

The Company’s insurance program for general liability, automobile, workers’ compensation and pollution claims involves deductibles or self-insurance, with varying risk retention levels. Claims in excess of these risk retention levels are covered by insurance up to certain policy limits. The Company is fully self-insured for medical claims. The Company’s excess loss coverage for general liability, automobile, workers’ compensation and pollution claims starts at $1.0 million, $1.5 million, $0.5 million and $0.25 million, respectively. The Company establishes reserves for reported claims that are asserted and for claims that are believed to have been incurred but not yet reported. These reserves reflect an estimate of the amounts that the Company will be required to pay in connection with these claims. The estimate of reserves is based upon assumptions relating to the probability of losses and historical settlement experience. These estimates may change based on, among other events, changes in claims history or receipt of additional information relevant to assessing the claims. Furthermore, these estimates may prove to be inaccurate due to factors such as adverse judicial determinations or

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

settlements at higher than estimated amounts. Accordingly, the Company may be required to increase or decrease the reserves. During the fourth quarter of 2009, the Company reduced its workers compensation and general liability reserve accruals by $4.3 million and $4.6 million, respectively, with a corresponding reduction to expense. The reductions were due to a decrease in the actuarially determined ultimate loss estimates, which were driven in part by improved claims experience.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiary are translated into U.S. dollars. Assets and liabilities of the foreign subsidiary are translated into U.S. dollars at year-end exchange rates. Revenue and expense items are translated at the average rates prevailing during the period. Resulting translation adjustments are included in stockholders’ equity (deficit) as a component of accumulated other comprehensive income (loss). Income and losses that result from foreign currency transactions are included in earnings. The Company recognized $0.7 million of other expense, net for the years ended December 31, 2009 and 2008 and $1.1 million of other income, net for the year ended December 31, 2007.

Derivative Instruments and Hedging Activities

The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of the Company’s derivatives, which are designated as cash flow hedges, are recorded in other comprehensive income (loss), to the extent the hedges are highly effective. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings in interest expense. Gains and losses on derivative instruments not designated as hedging instruments are recognized in current period earnings, in interest expense. Hedge effectiveness is calculated by comparing the fair value of the derivative to a hypothetical derivative that would be a perfect hedge of the hedged transaction. Other comprehensive income (loss) is reclassified into current period earnings when the hedged transaction affects earnings. Gains and losses on derivative instruments that are de-designated as cash flow hedges and cannot be re-designated under a different hedging relationship are reclassified from accumulated other comprehensive income (loss) to current period earnings in interest expense at the time of the de-designation.

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consists of accumulated foreign currency translation adjustments and the highly effective portion of the changes in the fair value of designated cash flow hedges.

Fair Value of Financial Instruments

The fair value of a financial instrument is the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The carrying values of cash, accounts receivable and accounts payable approximate fair values due to the short maturity of these financial instruments.

The fair values of the Company’s 2014 Notes are based on quoted market prices. The fair values of the Company’s Senior ABL Revolving Facility, Second Lien Term Facility, 2017 Notes and 2019 Notes are estimated based on borrowing rates currently available to the Company for debt with similar terms and maturities. The fair value of capital lease obligations approximates

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the carrying value due to the fact that the underlying instruments include provision to adjust interest rates to approximate fair market value.

See Note 5 for additional fair market information related to debt instruments and Note 8 for additional fair value information about other financial instruments.

Revenue Recognition

The Company rents equipment primarily to the non-residential construction and industrial or non-construction markets. The Company records unbilled revenue for revenues earned each reporting period which have not yet been billed to the customer. Rental contract terms may be daily, weekly, or monthly and may extend across financial reporting periods. Rental revenue is recognized over the applicable rental period.

The Company recognizes revenue on used equipment and merchandise sales when title passes to the customer, the customer takes ownership, assumes risk of loss, and collectibility is reasonably assured. There are no rights of return or warranties offered on product sales.

The Company recognizes both net and gross re-rent revenue. The Company has entered into alliance agreements with certain suppliers whereby the Company will rent equipment from the supplier and subsequently re-rent such equipment to a customer. Under the alliance agreements, the collection risk from the end user is passed to the original supplier and revenue is presented on a net basis. When no alliance agreement exists, re-rent revenue is presented on a gross basis.

Sales tax amounts collected from customers are recorded on a net basis.

Marketing and Advertising Costs

The Company advertises primarily through trade publications, calendars, yellow pages and in-store promotional events. These costs are charged in the period incurred. Marketing and advertising costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Qualifying cooperative advertising reimbursements were $1.0 million, $2.3 million and $2.1 million for the years ended December 31, 2009, 2008, and 2007, respectively. Marketing and advertising expenses, net of qualifying cooperative advertising reimbursements, were $15.5 million, $26.9 million and $28.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Income Taxes

Deferred income taxes reflect the tax consequences of differences between the financial statement carrying amounts and the respective tax bases of assets and liabilities and operating loss and tax credit carryforwards. A valuation allowance is provided for deferred tax assets when realization of such assets is not considered to be more likely than not. Adjustments to the deferred income tax valuation allowance are made periodically based on management’s assessment of the recoverability of the related assets.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Consideration Received from Vendors

The Company receives money from suppliers for various programs, primarily volume incentives and advertising. Allowances for advertising to promote a vendor’s products or services which meet the criteria in GAAP are offset against advertising costs in the period in which the Company recognizes the incremental advertising cost. In situations when vendor consideration does not meet the criteria in GAAP to be offset against advertising costs, the Company considers the consideration to be a reduction in the purchase price of rental equipment acquired.

Volume incentives are deferred and amortized as an offset to depreciation expense over 36 months, which approximates the average period of ownership of the rental equipment purchased from vendors who provide the Company with rebates and other incentives.

Share-Based Compensation

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the estimated number of awards that are expected to vest. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. See Note 17 for further discussion.

Earnings per Share

Basic net (loss) income per common share has been computed using the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income per common share has been computed using the weighted average number of shares of common stock outstanding during the period, increased to give effect to any potentially dilutive securities.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB”) issued the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretative releases of the Securities and Exchange Commission are also sources of authoritative GAAP for SEC registrants. As a result of the Codification, all changes to GAAP originating from the FASB will now be issued in Accounting Standards Updates. These changes and the Codification do not change GAAP. The Company adopted the Codification, effective September 30, 2009. Other than the manner in which new accounting guidance is referenced, the adoption of these changes had no impact on the Company’s results of operations, financial position or notes to the consolidated financial statements.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following at:

	December 31,
	2009	2008
	(In 000s)

Compensation-related accruals	$21,395	$35,330
Accrued income and other taxes	24,257	25,935
Reserves for claims	30,018	37,157
Accrued interest payable	42,525	31,980
Interest rate swap liability	42,823	60,028
Other	12,478	10,320

Total	$173,496	$200,750

(4)	Closed Location Charges

The Company regularly reviews the financial performance of its locations to identify those with operating margins that consistently fall below the Company’s performance standards. Once identified, the Company continues to monitor these locations to determine if operating performance can be improved or if the performance is attributable to economic factors unique to the particular market with long-term prospects that are not favorable. If necessary, locations with unfavorable long-term prospects are closed and the rental fleet is deployed to more profitable locations with higher demand.

During the years ended December 31, 2009 and December 31, 2008, the Company closed or consolidated 24 locations and 43 locations, respectively and closed an administrative office during the second quarter of 2009. In connection with these closures, the Company recorded charges for location closures of approximately $10.2 million and $8.6 million for the years ended December 31, 2009 and 2008, respectively. These charges consist primarily of employee termination costs, costs to terminate operating leases prior to the end of their contractual lease term, estimated costs that will continue to be incurred under operating leases that have no future economic benefit to the Company, freight costs to transport fleet from closed locations to other locations and the write-off of leasehold improvements. Except in instances where a lease settlement agreement has been negotiated with a landlord, costs recognized to terminate operating leases before the end of their contractual term represent the estimated fair value of the liability at the cease-use date. The fair value of the liability is determined based on the present value of remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property even if the Company does not intend to enter into a sublease. Although the Company does not expect to incur additional material charges for location closures occurring prior to December 31, 2009, additional charges are possible to the extent that actual future settlements differ from the Company’s estimates. The Company cannot predict the extent of future location closures or the financial impact of such closings, if any.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Closed location charges (to be cash settled) by type and a reconciliation of the associated accrued liability were as follows (in 000s):

	Lease Exit and	Employee
	Other Related	Termination Costs	Other Exit Costs
	Costs(a)	(b)	(c)	Total

Closed location reserves at December 31, 2007	$(202)	$—	$—	$(202)
Charges incurred to close locations	(5,087)	(1,303)	(866)	(7,256)
Cash payments	685	906	866	2,457

Closed location reserves at December 31, 2008	(4,604)	(397)	—	(5,001)
Charges incurred to close locations	(8,592)	(811)	(56)	(9,459)
Cash payments	6,704	1,086	56	7,846

Closed location reserves at December 31, 2009	$(6,492)	$(122)	$—	$(6,614)

(a)	Lease exit and other related costs are included within cost of equipment rentals in the consolidated statements of operations.

(b)	Employee termination costs primarily consist of severance payments and related benefits. For the years ended December 31, 2009 and 2008, $0.7 million and $1.2 million, respectively, of these costs are included within cost of equipment rentals and $0.1 million, of these costs are included in selling, general and administrative expenses in the consolidated statements of operations.

(c)	Other exit costs include costs incurred primarily to transport fleet from closed locations to other locations. These costs are included within cost of equipment rentals in the consolidated statements of operations.

In addition to the costs included in the above table, the Company recognized $0.7 million and $1.3 million of non-cash charges during the years ended December 31, 2009 and 2008, respectively, for the write-off of leasehold improvements associated with the closed locations. Charges associated with the write-off of leasehold improvements are included within other operating gains, net in the consolidated statements of operations. During the years ended December 31, 2009 and 2008, the Company also recognized $3.6 million and $3.9 million, respectively, of other severance costs not directly associated with location closures as the result of company-wide reductions in workforce. Of the additional severance expense recognized in 2009, $3.0 million is included within cost of equipment rentals and $0.6 million is included within selling, general and administrative expenses in the consolidated statements of operations. Of the additional severance expense recognized in 2008, $2.3 million is included within cost of equipment rentals and $1.6 million is included within selling, general and administrative expense.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Debt

Debt consists of the following at:

				December 31,		December 31,
				2009		2008
	Interest	Maturity		Deferred
	Rate(a)	Date		Financing Costs	Debt	Debt
					(In 000s)

Senior ABL Revolving Facility	4.80%	(b	)	$20,344	$401,195	$681,268
Senior ABL Term Loan	n/a	(c	)	—	—	244,375
Second Lien Term Facility	8.14%	Nov. 2013		6,897	479,395	899,300
2014 Notes	9.50%	Dec. 2014		14,322	620,000	620,000
2017 Notes	10.50%	Jul. 2017		9,186	400,000	—
2019 Notes	10.50%	Nov. 2019		4,790	200,000	—
Capitalized lease obligations	0.38%	Various		—	84,833	124,124

Total				$55,539	2,185,423	2,569,067

Original issue discounts(d)	n/a	n/a			(13,314)	—

Total, net					$2,172,109	$2,569,067

(a)	Estimated interest rate presented is the effective interest rate as of December 31, 2009 including the effect of original issue discounts, where applicable, and excluding the effect of deferred financing costs.

(b)	Of the outstanding balance on the Senior ABL Revolving Facility at December 31, 2009, $103.5 million is due November 2011 with the remaining $297.7 million due August 2013.

(c)	The Senior ABL Term Loan was repaid in July 2009.

(d)	The original issue discounts represents the unamortized difference between the $400.0 million aggregate principal amount of the 2017 Notes and the proceeds received upon issuance and the unamortized difference between the $200.0 million aggregate principal amount of the 2019 Notes and the proceeds received upon issuance.

As of December 31, 2009, the Company had $561.6 million available for borrowing under the Senior ABL Revolving Facility. A portion of the Senior ABL Revolving Facility is available for swingline loans and for the issuance of letters of credit.

The required principal payments for all borrowings for each of the five years following the balance sheet date are as follows (in 000s):

2010	$27,329
2011	124,968
2012	16,003
2013	788,329
2014	626,252
Thereafter	602,542

Total	$2,185,423

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009 the fair value of the Company’s debt was as follows (in 000s):

Senior ABL Revolving Facility	$401,195
Second Lien Term Facility	445,837
2014 Notes	627,750
2017 Notes	434,000
2019 Notes	207,000
Capitalized lease obligations	84,833

Total	$2,200,615

Senior ABL Facilities.  As of November 27, 2006, in connection with the Recapitalization, RSC and certain of its parent companies and subsidiaries, as borrower, entered into a senior secured asset based credit facility consisting of a $1,450.0 million revolving credit facility (the “Senior ABL Revolving Facility”) and a term loan facility in the initial amount of $250.0 million (the “Senior ABL Term Facility”), (collectively the “Senior ABL Facilities”). At the Company’s election, the interest rate per annum applicable to the loans under the Senior ABL Facilities are based on a fluctuating rate of interest measured by reference to either adjusted LIBOR, plus a borrowing margin; or, an alternate base rate plus a borrowing margin. The Senior ABL Revolving Facility was originally scheduled to mature five years from the Recapitalization closing date. The Senior ABL Term Loan was originally scheduled to amortize in equal quarterly installments of one percent of the aggregate principal amount thereof per annum until its maturity date, November 30, 2012, at which time the remaining balance was due. In June 2009, the Company amended the Senior ABL Facilities credit agreement to permit the issuance of $400.0 million of senior secured notes (see “2017 Notes” below) and to use such proceeds to repay the outstanding balance of the Senior ABL Term Loan as well as a portion of the outstanding balance on the Senior ABL Revolving Facility (the “Notes Credit Agreement Amendment”). In July 2009, pursuant to the Notes Credit Agreement Amendment, the Company repaid the outstanding balance of $243.1 million on the Senior ABL Term Loan and paid down $138.2 million of the outstanding balance on the Senior ABL Revolving Facility using the proceeds from the 2017 Notes. Also pursuant to the Notes Credit Agreement Amendment, the total commitment under the Company’s Senior ABL Revolving Facility decreased from $1,450.0 million to $1,293.0 million.

In July 2009, the Company executed an amendment to the Senior ABL Revolving Facility credit agreement to extend the maturity date of a portion of the Senior ABL Revolving Facility and reduce the total commitment (the “Extension Credit Agreement Amendment”). Pursuant to the Extension Credit Agreement Amendment, the total commitment under the Company’s Senior ABL Revolving Facility decreased from $1,293.0 million to $1,100.0 million, of which $280.8 million is due November 2011 (the “Non-Extending” portion) with the remaining $819.2 million (the “Extending” portion) due August 2013.

In connection with the Notes Credit Agreement Amendment and the Extension Credit Agreement Amendment, the Company incurred $13.6 million of creditor and third party fees. The Company capitalized $12.2 million of these fees as deferred financing costs, which were allocated on a pro-rata basis to the Extending and Non-Extending portions and are being amortized to interest expense over the respective term of each. The remaining fees of $1.4 million were expensed as incurred. The Company also expensed $2.3 million of unamortized deferred financing costs as a result of repaying the outstanding balance on the Senior ABL Term Loan. The fees expensed in connection with the Notes Credit Agreement Amendment and the Extension Credit Agreement Amendment and the write-off of unamortized

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

deferred financing costs associated with the repayment of the Senior ABL Term Loan are included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

In November 2009, the Company amended the Senior ABL Revolving Facility credit agreement (the “Extension Credit Agreement Second Amendment”) to permit the Company to prepay indebtedness under the Second Lien Term Facility and redeem or repurchase senior unsecured notes, in each case with the proceeds from the issuance of permitted refinancing indebtedness without complying with the payment conditions set forth in the amended Senior ABL Revolving Facility credit agreement (see “2019 Notes” below). In connection with the Extension Credit Agreement Second Amendment, the Company incurred $0.7 million of creditor and third party fees. The Company capitalized $0.2 million of these fees as deferred financing costs, which were allocated on a pro-rata basis to the Extending and Non-Extending portions and are being amortized to interest expense over the respective term of each. The remaining fees of $0.5 million were expensed as incurred. The fees expensed in connection with the Extension Credit Agreement Second Amendment are included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

As of December 31, 2009, the Company had $561.6 million available on the Senior ABL Revolving Facility of which $143.0 million was attributable to the Non-Extending portion and $418.6 million was attributable to the Extending portion. A portion of the Senior ABL Revolving Facility is available for swingline loans and for the issuance of letters of credit. The Company will pay fees on the unused commitments of the lenders under the Senior ABL Revolving Facility; a letter of credit fee on the outstanding stated amount of letters of credit plus facing fees for the letter of credit issuing banks and any other customary fees.

The Senior ABL Revolving Facility contains covenants that, among other things, limit or restrict the ability of the Company to incur indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; and make dividends and other restricted payments. In addition, under the Senior ABL Revolving Facility, upon excess availability falling below $100.0 million, the Company will become subject to more frequent borrowing base reporting requirements and upon the excess availability falling below (a) before the maturity date of the Non-Extending portion of the Senior ABL Revolving Facility (the “Non-Extending Maturity Date”) and the date in any increase in commitments under the Extending portion of the Senior ABL Revolving Facility (the “Commitment Increase Date”), $140.0 million, (b) after the Commitment Increase Date but before the Non-Extending Maturity Date, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase Date and (c) on or after the Non-Extending Maturity Date, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Non-Extending Maturity Date, the borrowers will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio of 1.00 to 1.00 and a maximum leverage ratio as of the last day of each quarter of 4.50 to 1.00 in 2009 and 4.25 to 1.00 thereafter. Excess availability did not fall below the $140.0 million level and the Company was therefore not required to comply with the specified financial ratios and tests as of December 31, 2009. As of December 31, 2009, calculated in accordance with the agreement, the Company’s fixed charge coverage ratio was 2.08 to 1.00 and the leverage ratio was 5.07 to 1.00.

The Company entered into an interest rate swap agreement in January 2008 covering a notional amount of debt totaling $250.0 million. The objective of the swap is to effectively

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hedge the cash flow risk associated with a portion of the Senior ABL Revolving Facility, which has a variable interest rate. See Note 6 for additional information.

Second Lien Term Facility.  In connection with the Recapitalization, the Company, as borrower, entered into a $1,130.0 million senior secured second-lien term loan facility due November 30, 2013. At the Company’s election, the interest rate per annum applicable to the Second Lien Term Facility is based on a fluctuating rate of interest measured by reference to either adjusted LIBOR, plus a borrowing margin; or an alternate base rate plus a borrowing margin.

The Second Lien Term Facility contains a number of covenants substantially similar to, but no more restrictive than, the covenants contained in the Senior ABL Revolving Facility. However, under the Second Lien Term Facility, the borrowers are not required to comply with covenants relating to borrowing base reporting or to specified financial maintenance covenants.

In May 2007, $230.7 million of indebtedness under the Company’s Second Lien Term Facility and an associated prepayment penalty of $4.6 million were paid with the net proceeds from the initial public offering of RSC Holdings common stock. Additionally, in connection with the repayment of $230.7 million of indebtedness under the Company’s Second Lien Term Facility, $5.0 million of deferred financing costs related to the debt repayment were expensed. The $9.6 million loss incurred on the repayment of Second Lien Term Facility is included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2007.

In August 2009, the Company executed an amendment to the Second Lien Term Facility (the “Second Lien Amendment”) to permit the Company to make voluntary discounted prepayments on the outstanding balance of the Second Lien Term Facility for a one-year period beginning August 21, 2009, the effective date of the Second Lien Amendment. The aggregate principal amount of such term loans so prepaid may not exceed $300.0 million.

During August, September and October 2009, the Company made discounted prepayments to the outstanding principal amount on the Second Lien Term Facility of $227.8 million for $200.9 million or at approximately 88% of par value, a gain of $26.9 million before fees and expenses. In connection with the Second Lien Amendment and the repurchases, the Company incurred $2.9 million of creditor and third party fees. The Company capitalized $0.8 million of these fees, which pertained to the Second Lien Amendment, as deferred financing costs and are being amortized over the remaining term of the Second Lien Term Facility. The remaining fees of $2.1 million were expensed as incurred. The Company also expensed $3.5 million of unamortized deferred financing costs as a result of these repurchases. The $21.3 million net gain on these repurchases is included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

In November 2009, the Company prepaid $192.1 million principal of the Second Lien Term Facility at par value using the net proceeds from a $200.0 million private placement offering. See “2019 Notes” below. To permit the issuance of the 2019 Notes, the Company executed a second amendment to the Second Lien Term Facility credit agreement (the “Second Lien Second Amendment”). In connection with the Second Lien Second Amendment, the Company incurred $0.5 million of creditor and third party fees. The Company capitalized $0.2 million of these fees as deferred financing costs and are being amortized over the remaining term of the Second Lien Term Facility. The remaining fees of $0.3 million were expensed as incurred. The Company also expensed $2.9 million of unamortized deferred financing costs as a result of

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

these repurchases. The $3.2 million expense recognized on these repurchases is included within (gain) loss on extinguishment of debt, net in the consolidated statement of operations for the year ended December 31, 2009.

In September 2007, the Company entered into four forward-starting interest rate swap agreements covering a combined notional amount of debt totaling $700.0 million. The objective of the swaps is to effectively hedge the cash flow risk associated with a portion of the Second Lien Term Facility, which has a variable interest rate. In October 2009, the Company reduced the notional amount of one of these swaps from $100.0 million to approximately $71.5 million. In November 2009, as a result of the principal repayment of the Second Lien Term Facility, the Company determined that $192.1 million of the combined notional amounts of these swaps no longer qualify as a cash flow hedge. As a result, the Company de-designated $192.1 million of discontinued cash flow hedges and in doing so, reclassified $6.7 million from other comprehensive loss to interest expense. See Note 6 for additional information.

In November 2009, the Company entered into two additional swap agreements with a combined notional amount of $192.1 million in which it exchanged fixed-rate interest payments for floating-rate interest payments. These swaps are intended to offset a portion of the fixed-rate payments the Company is making under swap agreements that were de-designated as cash flow hedges in November 2009 upon the Company prepaying $192.1 million of principal on the Second Lien Term Facility using the net proceeds from the 2019 Notes. See Note 6 for additional information.

2014 Notes.  In connection with the Recapitalization, RSC and RSC Holdings, III LLC issued $620.0 million aggregate principal amount of 91/2% senior notes due 2014. Interest on the 2014 Notes is paid semi-annually, on June 1 and December 1 in each year and the 2014 Notes mature December 1, 2014.

The 2014 Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after December 1, 2010 at the applicable redemption price set forth below, if redeemed during the 12-month period commencing on December 1 of the years set forth below:

Redemption Period	Price

2010	104.750%
2011	102.375%
2012 and thereafter	100.000%

2017 Notes.  On July 1, 2009, RSC and RSC Holdings, III LLC completed a private placement offering (the “July Offering”) of $400.0 million aggregate principal amount of 10% senior secured notes due July 2017 (the “2017 Notes”). The July Offering resulted in net proceeds to the Company of $389.3 million after an original issue discount of $10.7 million. Interest on the 2017 Notes is payable on January 15 and July 15, commencing January 15, 2010. To permit the issuance of the 2017 Notes, the Company executed the Notes Credit Agreement Amendment (see “Senior ABL Facilities” above) after obtaining the consent of lenders holding a majority of the outstanding Senior ABL Term Loans and Senior ABL Revolving Facility commitments. Pursuant to the requirements of the Notes Credit Agreement Amendment, the Company used the proceeds from the July Offering (net of an $8.0 million underwriting fee) to repay the outstanding balance on the Senior ABL Term Loan of $243.1 million and pay down $138.2 million of the outstanding balance on the Senior ABL Revolving Facility.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The 2017 Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after July 15, 2013 at the applicable redemption price set forth below, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Redemption Period	Price

2013	105.000%
2014	102.500%
2015 and thereafter	100.000%

In addition, at any time on or prior to July 15, 2012, the Company may redeem up to 35% of the original aggregate principal amount of the 2017 Notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings of the Company, at a redemption price of 110%.

Including the $8.0 million underwriting fee noted above, the Company incurred creditor and third party fees of $9.6 million in connection with the July Offering. The Company capitalized these fees as deferred financing costs, which are being amortized to interest expense over the terms of the 2017 Notes using the effective interest rate method.

2019 Notes.  On November 17, 2009, RSC and RSC Holdings, III LLC completed a private placement offering (the “November Offering”) of $200.0 million aggregate principal amount of 10.25% senior unsecured notes due November 2019 (the “2019 Notes”). To permit the issuance of the 2019 Notes, the Company executed a second amendment to the Second Lien Term Facility credit agreement (the “Second Lien Second Amendment”) in order to permit the Company to issue unsecured notes without having indebtedness incurred in connection with any such issuances count against the general debt basket or any other debt incurrence requirement under the Second Lien Term Facility credit agreement as long as the proceeds from any such issuance are used within four business days of their receipt to repay indebtedness outstanding under the Second Lien Term Facility. The November Offering resulted in net proceeds to the Company of $192.1 million after an original issue discount of $3.1 million and fees and expenses incurred with the November Offering of $4.8 million, which were capitalized and are being amortized through November 2019 using the effective interest rate method. Interest on the 2019 Notes is payable on May 15 and November 15, commencing May 15, 2010. The Company used the proceeds from the November Offering to pay down $192.1 million principal of the Second Lien Term Facility at par value.

The 2019 Notes are redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after November 15, 2014 at the applicable redemption price set forth below, if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Redemption Period	Price

2014	105.125%
2015	103.417%
2016	101.708%
2017 and thereafter	100.000%

In addition, at any time on or prior to November 15, 2012, the Company may redeem up to 35% of the original aggregate principal amount of the 2019 Notes, with funds in an equal aggregate amount up to the aggregate proceeds of certain equity offerings of the Company, at a redemption price of 110.25%.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The indentures governing the 2014 Notes, the 2017 Notes and the 2019 Notes contain covenants that, among other things, limit the Company’s ability to incur additional indebtedness or issue preferred shares; pay dividends on or make other distributions in respect to capital stock or other restricted payments; make certain investments; and sell certain assets.

The Company continues to be in compliance with all applicable debt covenants as of December 31, 2009.

Capital leases.  Capital lease obligations consist of vehicle leases with periods expiring at various dates through 2016. The interest rate is the same for all units and is subject to change on a monthly basis. The interest rate for December 2009 was 0.38%.

Deferred financing costs.  Deferred financing costs are amortized through interest expense over the respective terms of the debt instruments using the effective interest rate method.

(6)	Derivative Instruments

The Company is exposed to market risk associated with changes in interest rates under existing floating-rate debt. At the Company’s election, the interest rate per annum applicable to the debt under the Senior ABL Revolving Facility and the Second Lien Term Facility is based on a fluctuating rate of interest measured by reference to an adjusted London inter-bank offered rate, or “LIBOR”, plus a borrowing margin; or an alternate base rate plus a borrowing margin. In order to hedge exposure to market conditions, reduce the volatility of financing costs and achieve a desired balance between fixed-rate and floating-rate debt, the Company utilizes interest rate swaps under which it exchanges floating-rate interest payments for fixed-rate interest payments. The Company does not use derivative financial instruments for trading or speculative purposes.

In September 2007, the Company entered into four forward-starting interest rate swap agreements under which it exchanged benchmark floating-rate interest payments for fixed-rate interest payments. The agreements are intended to hedge only the benchmark portion of interest associated with a portion of the Second Lien Term Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin, which was 3.5% for the LIBOR option at December 31, 2009. The agreements cover a combined notional amount of debt totaling $700.0 million, of which $500.0 million is for a five-year period with a weighted average fixed interest rate of 4.66%, and $200.0 million is for a three-year period with a weighted average fixed interest rate of 4.57%. The swaps were effective on October 5, 2007 and are settled on a quarterly basis. In October 2009, the Company reduced the notional amount of one interest rate swap from $100.0 million to approximately $71.5 million thereby reducing the combined notional amount from $700.0 million to $671.5 million. The Company paid a $1.2 million termination fee in connection with the partial settlement of this swap agreement, which was recognized as interest expense in the consolidated statement of operations for the year ended December 31, 2009. In November 2009, the Company entered into two additional interest rate swap agreements under which it exchanged fixed-rate interest payments for floating-rate interest payments (the “reverse swaps”). The reverse swaps cover a combined notional amount of debt totaling $192.1 million, of which $20.6 million is for a three-year period with a fixed interest rate of 1.51%, and $171.5 million is for a one-year period with a fixed interest rate of 0.32%. As described below, the reverse swaps are intended to offset a portion of the fixed-rate payments the Company is making under swap agreements that were de-designated as cash flow hedges in November 2009 upon the Company prepaying $192.1 million of principal on the Second Lien Term Facility using proceeds from the issuance of the 2019 Notes.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company entered into an additional interest rate swap agreement in January 2008, under which it exchanged benchmark floating-rate interest payment for a fixed-rate interest payment. Similar to the agreements entered into in September 2007, this swap is intended to hedge the benchmark portion of interest associated with a portion of the Senior ABL Revolving Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin. The borrowing margin on the Extending portion of the outstanding Senior ABL Revolving Facility was 3.5% for the LIBOR option and the borrowing margin on the Non-Extending portion of the outstanding Senior ABL Revolving Facility was 1.75% for the LIBOR option at December 31, 2009. This agreement covers a notional amount of debt totaling $250.0 million, for a two-year term at a fixed interest rate of 2.66%. The swap was effective on April 5, 2008 and is settled on a quarterly basis.

The Company presents derivatives in the consolidated balance sheet as either assets or liabilities depending on the rights or obligations under the contract. Derivatives are measured and reported in the consolidated balance sheets at fair value. At December 31, 2009 and December 31, 2008, the Company’s interest rate swaps were in a liability position and reported at fair value within accrued expenses and other liabilities in the consolidated balance sheets.

The Company formally documents its risk management objectives and strategy for undertaking each swap at the contract’s inception and assesses whether the hedging relationship is expected to be highly effective in achieving cash flows that offset changes in interest payments resulting from fluctuations in the benchmark rate. For each of the Company’s four interest rate swaps that were executed in September 2007 as well as the interest rate swap that was executed in January 2008, the Company determined at inception that the hedging relationships were expected to be highly effective in mitigating the exposure to variability in expected cash flows arising from the Company’s floating-rate debt. As a result, the Company initially concluded that the interest rate swaps are hedges of specified cash flows. An assessment of the effectiveness of derivative instruments designated as cash flows hedges is performed at inception and on an ongoing basis. The Company evaluates the effectiveness of its interest rate swaps on a quarterly basis using the perfectly effective hypothetical derivative method. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are reported as a component of accumulated other comprehensive income (loss) for the portion of the derivative instrument determined to be effective. Gains and losses reported in accumulated other comprehensive income (loss) are reclassified into earnings as interest income or expense in the periods during which the hedged transaction affects earnings. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are reported as interest expense for the portion of the derivative instrument determined to be ineffective. The ineffective portion of the derivatives qualifying as cash flow hedges totaled $62,000 and $298,000 at December 31, 2009 and December 31, 2008, respectively.

During August, September and October 2009, the Company made a series of discounted prepayments on the Second Lien Term Facility resulting in a $227.8 million reduction in the outstanding principal balance. These prepayments left a notional amount of $28.5 million on the Company’s interest rate swaps that no longer functioned as an effective hedge against the variability in expected future cash flows associated with the variable interest on the Second Lien Term Facility. As a result, the Company partially settled an interest rate swap by reducing its notional amount by $28.5 million in exchange for a termination fee of $1.2 million, which was recognized as interest expense in the 2009 consolidated statement of operations.

In November 2009, the Company received net proceeds of $192.1 million in connection with the issuance of the 2019 Notes, which were used to prepay a portion of the outstanding

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

principal of the Second Lien Term Facility at par value. As a result of this prepayment, $192.1 million of notional amounts on the Company’s interest rate swaps no longer qualified as an effective hedge against the variability in expected future cash flows associated with the variable interest on the Second Lien Term Facility. Because these interest rate swaps no longer qualified as cash flow hedges, the Company de-designated them as hedging instruments and in doing so, reclassified $6.7 million of losses from accumulated other comprehensive loss to interest expense. As previously described, the Company entered into the reverse swaps to offset a portion of the fixed rate payments the Company is making under the de-designated interest rate swaps. The reverse swaps cannot be designated as hedging instruments. Accordingly, all changes in their fair value are reported as interest expense in the consolidated statements of operations. The Company recognized $0.3 million of interest expense on the reverse swaps during 2009.

When the Company’s derivative instruments are in a net liability position, the Company is exposed to its own credit risk. When the Company’s derivative instruments are in a net asset position, the Company is exposed to credit losses in the event of non-performance by counterparties to its hedging derivatives. To manage credit risks, the Company carefully selects counterparties, conducts transactions with multiple counterparties which limits its exposure to any single counterparty and monitors the market position of the program and its relative market position with each counterparty.

The fair value of the liabilities associated with the Company’s interest rate swaps and cumulative losses resulting from changes in the fair value of the effective portion of derivative instruments and recognized within accumulated other comprehensive loss (“OCL”) were as follows (in 000s):

	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Loss in
			Loss in	Accumulated OCL
	Fair Value of	Fair Value of	Accumulated OCL (Net	(Net of
Derivative Type	Swap Liabilities	Swap Liabilities	of Tax)	Tax)

Interest rate swaps(a)	$42,823	$60,028	$21,772	$36,700

(a)	See Note 8 for further discussion on measuring fair value of the interest rate swaps.

The effect of derivative instruments on comprehensive loss for the year ended December 31, 2009 was as follows (in 000s):

Gain
	Loss Recognized in	Loss Reclassified from	Recognized on
	Accumulated OCL	Accumulated OCL into	Ineffective Portion
Derivative Type	(Net of Tax)	Expense (Net of Tax)	of Derivatives

Interest rate swaps	$8,561	$23,489	$236

The effect of derivative instruments on comprehensive income for the year ended December 31, 2008 was as follows (in 000s):

Loss
	Loss Recognized in	Loss Reclassified from	Recognized on
	Accumulated OCL	Accumulated OCL into	Ineffective Portion
Derivative Type	(Net of Tax)	Expense (Net of Tax)	of Derivatives

Interest rate swaps	$30,998	$3,793	$123

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effect of derivative instruments not designated as hedging instruments on net (loss) income for the years ended December 31, 2009 and 2008 were as follows (in 000s):

	2009	2008
	Loss Recognized on	Loss Recognized on
Derivatives not Designated as Hedging Instruments	Derivative	Derivatives

Interest rate swaps	$7,702	$—

(7)	Acquisition

On July 11, 2008, the Company acquired certain rights and assets of FST Equipment Rentals, LLC and AER Holding Company, LLC (“AER”). Although the Company does not consider the AER acquisition material, this footnote is included for informational purposes. The acquisition, which consists primarily of rental fleet and three existing operations in Rhode Island, Massachusetts and Connecticut, enabled the Company to establish a presence in the northeastern United States. The rights and assets were acquired in exchange for consideration of $33.4 million subject to certain post close adjustments. The consideration consisted of $33.0 million of cash payments, $0.2 million of transaction costs and $0.2 million of liabilities assumed. The aggregate purchase price allocated to the assets acquired and the liabilities assumed based on fair value information that was then currently available. The excess of the purchase price over the fair value of the identifiable tangible and intangible assets acquired, which totaled $8.6 million, was allocated to goodwill. Other intangible assets acquired consist of customer relationships, non-compete agreements and the AER tradename, which were assigned fair values of $3.1 million, $1.5 million and $0.3 million, respectively. During the year ended December 31, 2009, the Company revised estimates of fair value for certain acquired assets resulting in a net increase to goodwill of $2.1 million. The asset valuations and other post-close adjustments were finalized during the second quarter of 2009. The results of operations for this acquisition, which are not material, have been included in the Company’s consolidated results of operations from the date of the acquisition. Given the immaterial nature of the acquired business and operations, the Company omitted the pro-forma disclosures typically presented to disclose the impact of an acquired business on operations.

(8)	Fair Value

Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Observable inputs such as quoted prices in active markets;

•	Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liabilities measured at fair value on a recurring basis as of December 31, 2009 are as follows (in 000s):

Quoted Prices in
	Fair Value	Active Markets for	Significant Other	Significant
	December 31,	Identical Assets	Observable Inputs	Unobservable Inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Interest rate derivatives(a)	$42,823	$—	$42,823	$—

(a)	The Company’s interest rate derivative instruments are not traded on a market exchange, the fair values are determined using valuation models which include assumptions about the Company’s credit risk and interest rates based on those observed in the underlying markets (LIBOR swap rate).

As of December 31, 2009, no assets were measured at fair value on a recurring basis and no assets or liabilities were measured at fair value on a nonrecurring basis.

(9)	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) components as of December 31, 2009 were as follows:

		Fair Market Value	Accumulated Other
	Foreign Currency	of Cash	Comprehensive Income
	Translation	Flow Hedges	(Loss)
		(In 000s)

Balance at December 31, 2008	$1,902	$(36,700)	$(34,798)
Foreign currency translation	14,065	—	14,065
Change in fair value of cash flow hedges, net of tax	—	14,928	14,928

Balance at December 31, 2009	$15,967	$(21,772)	$(5,805)

(10)	Common and Preferred Stock

Common Stock

The Company has authorized 1,000 shares of no-par common stock. At December 31, 2009 there were 1,000 shares issued and outstanding. All shares are owned by RSC Holdings II, LLC.

The Company’s ability to pay dividends to holders of common stock is limited as a practical matter by the Senior Credit Facilities and the indenture governing the Notes. In addition, if the contingent earn-out notes are issued, the Company’s ability to pay dividends will be restricted by its obligation to make certain mandatory prepayments to the holders of such notes.

Preferred Stock

Prior to the Recapitalization, RSC had authorized 200 shares of Series A preferred stock, of which 154 shares were issued and outstanding with an affiliate. Holders of the Series A preferred stock were entitled to receive dividends when declared by the Board. Dividends of

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$8.0 million were paid for the year ending December 31, 2006. These shares were cancelled as part of the Recapitalization.

(11)	Income Taxes

The components of the (benefit) provision for income taxes are as follows:

	Years Ended December 31,
	2009	2008	2007
	(In 000s)

Domestic federal:
Current	$386	$18,441	$31,661
Deferred	(32,521)	41,032	31,057

	(32,135)	59,473	62,718
Domestic state
Current	(372)	8,326	5,661
Deferred	(3,930)	1,583	3,132

Total domestic	(36,437)	69,382	71,511

Foreign federal:
Current	(7)	4,399	6,413
Deferred	(881)	(842)	1,336

Total foreign	(888)	3,557	7,749

	$(37,325)	$72,939	$79,260

A reconciliation of the (benefit) provision for income taxes and the amount computed by applying the statutory federal income tax rate of 35% to (loss) income before (benefit) provision for income taxes is as follows:

	Years Ended December 31,
	2009	2008	2007
	(In 000s)

Computed tax at statutory tax rate	$(33,839)	$68,400	$70,880
Permanent items	735	1,017	793
State income taxes, net of federal tax benefit	(2,625)	8,076	7,152
Difference between federal statutory and foreign tax rate	(242)	(862)	(323)
Change in tax reserves	442	(489)	—
Change in estimated tax rates	(2,680)	(3,241)	—
Expiration of stock appreciation rights	946	—	—
Other	(62)	38	758

(Benefit) provision for income taxes	$(37,325)	$72,939	$79,260

The Company’s investment in its foreign subsidiary is permanently invested abroad and will not be repatriated to the U.S. in the foreseeable future. Under GAAP, because those earnings are considered to be indefinitely reinvested, no U.S. federal or state deferred income taxes have been provided thereon. Total undistributed earnings at December 31, 2009 and 2008 were $59.1 million and $55.4 million, respectively. Upon distribution of those earnings, in the

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the foreign country. A hypothetical calculation of the deferred tax liability assuming that earnings were repatriated is not practicable.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows at:

	December 31,
	2009	2008
	(In 000s)

Deferred tax assets:
Accruals	$23,028	$27,481
Federal tax benefit of state reserves	302	105
Deferred financing costs (derivative)	13,920	23,030
State credits	839	610
Net operating loss	23,653	—

Total deferred tax assets	61,742	51,226

Deferred tax liabilities:
Intangibles	55,884	47,073
Capitalized leases	1,289	9,553
Property and equipment	303,802	331,707
Foreign	9,466	8,956
Deferred financing costs	4,046	—

Total deferred tax liabilities	374,487	397,289

Net deferred tax liability	$312,745	$346,063

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

The Company files income tax returns in the U.S. federal jurisdiction, and various states and Canadian jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years prior to 2007 or state and local income tax examinations by tax authorities for years before 2004. With few exceptions, the Company is no longer subject to Canadian income tax examinations by tax authorities for years before 2005. The Company’s unrecognized tax benefits and accrued interest and penalties were decreased by approximately $1.3 million and $0.5 million, respectively, during 2009 as a result of the settlement of the Canadian examinations. The Company released an additional $0.9 million in unrecognized tax benefits due to a change in positions taken on prior year returns.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Furthermore, the Company’s unrecognized tax benefits and accrued interest and penalties were increased by approximately $4.1 million and $0.3 million, respectively, during 2009 due to unrecognized tax benefits identified during 2009.

Unrecognized
Tax Benefits
(In 000s)

Balance at January 1, 2009	$4,653
Additions based on tax positions related to the prior year	3,134
Additions based on tax positions related to the current year	1,046
Reductions based on tax positions related to prior years	(923)
Reductions for tax positions related to prior years — Settlements	(1,250)

Balance at December 31, 2009	$6,660

The total amount of unrecognized tax benefits as of December 31, 2009 and as of December 31, 2008 was approximately $6.7 million and $4.6 million, respectively. Of the unrecognized tax benefits, $6.2 million, if recognized, would affect the effective tax rate. The Company anticipates that the total amount of unrecognized tax benefits will decrease by $5.3 million over the next twelve months. The total amount of accrued interest and penalties as of December 31, 2009 and as of December 31, 2008 was approximately $0.7 million and $0.7 million, respectively.

Prior to the Recapitalization, the Company’s consolidated financial statements were prepared based on activities, which were “carved-out” from those retained by Atlas. At that time, the Company’s balance sheet reflected an income taxes payable amount, which represented the estimated federal and state income tax liability applicable to the “carve-out” entity less amounts that Atlas had charged the Company for income taxes prior to the Recapitalization. During the third quarter of 2008, the Company determined that it was not liable for approximately $7.1 million of this amount. The Company accounted for this adjustment as a true-up to the Recapitalization entry, by reducing income taxes payable with an offsetting decrease to accumulated deficit.

During the fourth quarter of 2009, the Company determined that it had $6.5 million of deferred tax liabilities that were indemnified by Atlas as part of the Recapitalization. The Company accounted for this adjustment as a true-up to the Recapitalization entry by reducing deferred tax liabilities with an offsetting decrease to accumulated deficit.

Unrecognized tax benefits and associated interest and penalties of $0.6 million as of December 31, 2009 and $2.3 million as of December 31, 2008 are indemnified by Atlas through a separate agreement with Atlas (“Indemnified Positions”). The Company has established a receivable on its financial statements for these positions. Any future increase or decrease to the Indemnified Positions would result in a corresponding increase or decrease to its receivable balance from Atlas (“Indemnification Receivable”) and would not have an effect on the Company’s income tax expense. Unrecognized tax benefits and the associated interest and penalties of $6.7 million as of December 31, 2009 and $3.0 million as of December 31, 2008 are uncertain tax positions not related to the Indemnified Positions (“Un-indemnified Positions”). Interest and penalties associated with the Un-indemnified Positions are recorded as part of income tax expense.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(12)	Commitments and Contingencies

At December 31, 2009, the Company had total available irrevocable letters of credit facilities outstanding of $38.2 million. Such irrevocable commercial and standby letters of credit facilities support various agreements, leases, and insurance policies. The total outstanding letters of credit include amounts with various suppliers that guarantee payment of rental equipment purchases upon reaching the specified payment date.

The Company is subject to various laws and related regulations governing environmental matters. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as investigation of property damage. The Company incurs ongoing expenses and records applicable accruals associated with the removal of underground storage tanks and the performance of appropriate remediation at certain of its locations. The Company believes that such removal and remediation will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

(13)	Leases

Included in property and equipment in the consolidated balance sheets are the following assets held under capital leases at:

	December 31,
	2009	2008
	(In 000s)

Leased equipment	$183,225	$217,739
Less accumulated depreciation and amortization	(95,053)	(90,435)

Leased equipment	$88,172	$127,304

Capital lease obligations consist primarily of vehicle leases with periods expiring at various dates through 2016 at variable interest rates. Capital lease obligations amounted to $84.8 million and $124.1 million at December 31, 2009 and 2008, respectively.

The Company also rents equipment, real estate and certain office equipment under operating leases. Certain real estate leases require the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the stated rentals. Lease expense under operating leases amounted to $51.4 million, $52.8 million and $46.0 million for the years ended December 31, 2009, 2008 and 2007, respectively.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments, by year and in the aggregate, for capital leases are as follows at:

December 31,
(In 000s)

2010	$27,600
2011	21,692
2012	16,111
2013	11,250
2014	6,274
Thereafter	2,546

Total minimum lease payments	$85,473

Less amount representing interest (0.38% at December 31, 2009)	(640)

Capital lease obligations	$84,833

Future minimum lease payments, by year and in the aggregate, for noncancelable operating leases with initial or remaining terms of one year or more are as follows at:

December 31,
(In 000s)

2010	$51,442
2011	44,796
2012	34,139
2013	21,689
2014	11,751
Thereafter	18,422

Total minimum lease payments	$182,239

Less amount representing executed subleases	(3,815)

Total minimum lease payments, net of subleases	$178,424

(14)	Legal and Insurance Matters

The Company is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the Company has adequate legal defenses, reserves, and insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows. The Company has recorded accrued liabilities of $30.0 million and $37.2 million at December 31, 2009 and 2008, respectively, to cover the uninsured portion of estimated costs arising from these pending claims and other potential unasserted claims. The Company records claim recoveries from third parties when such recoveries are certain of being collected.

(15)	Affiliated Company Transactions

Sales and rentals to affiliated companies of $419,000, $39,000 and $134,000 in 2009, 2008 and 2007, respectively, are included in revenues in the accompanying consolidated statements of operations. Amounts paid to affiliates for rental equipment and other purchases and for

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

equipment rental were $14.5 million, $21.9 million and $40.2 million in 2009, 2008 and 2007, respectively. Affiliated payables were $5.0 million and $4.1 million at December 31, 2009 and 2008, respectively.

As part of the Recapitalization, Atlas assumed certain liabilities of the Company existing on the closing date, including tax liabilities for personal property and real estate. Additionally, Atlas agreed to indemnify the Company of any and all liabilities for income taxes which are imposed on the Company for a taxable period prior to the closing date of the Recapitalization. As the legal obligation for any such payments still resides with the Company, on the date of the Recapitalization, the Company recorded a receivable for any recorded liabilities to be paid by Atlas. At December 31, 2009 and 2008, the Company had receivables of $0.9 million and $2.5 million, respectively, for such amounts, which are recorded within other assets in the consolidated balance sheets.

During the year ended December 31, 2008, Atlas paid $0.7 million on the Company’s behalf. These amounts had been included in the December 31, 2008 Indemnification Receivable. Additionally, in 2007, the Company recorded a $4.5 million capital contribution for an additional indemnification payment received from Atlas related to the modification of certain software agreements pursuant to the Recapitalization.

On the Recapitalization closing date, the Company entered into a monitoring agreement with the Sponsors, pursuant to which the Sponsors would provide the Company with financial, management advisory and other services. The agreement was terminated on May 29, 2007 upon the closing of the Company’s initial public offering. During the year ended December 31, 2007, the Company paid $23.0 million to the Sponsors under the monitoring agreement. Included in the 2007 amount is a termination fee of $20.0 million that RSC Holdings paid to the Sponsors in connection with the closing of the initial public offering of RSC Holdings common stock on May 29, 2007, to terminate this monitoring agreement. Additionally, upon termination of the monitoring agreement, the Company entered into a cost reimbursement agreement with the Sponsors pursuant to which they will be reimbursed for expenses incurred in connection with their provision of certain advisory and other services. For each of the years ended December 31, 2009 and 2008 the Company paid the Sponsors approximately $12,000 and $96,000, respectively, under this agreement.

(16)	Employee Benefit Plans

The Company currently sponsors a defined contribution 401(k) plan that is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company also sponsors a defined contribution pension plan for the benefit of full-time employees of its Canadian subsidiary. Under these plans, the Company matches a percentage of the participants’ contributions up to a specified amount. Company contributions to the plans were $5.5 million, $7.0 million and $6.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

The Company sponsors a deferred compensation plan whereby amounts earned and contributed by an employee are invested and held in a Company created “rabbi trust”. Rabbi trusts are employee directed and administered by a third party. As the assets of the trust are available to satisfy the claims of general creditors in the event of Company bankruptcy, the amounts held in the trust are accounted for as an investment and a corresponding liability in the accompanying consolidated balance sheets and amounted to $2.2 million and $1.8 million at December 31, 2009 and 2008, respectively.

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(17)	Share-Based Compensation Plans

Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense over the requisite service period (generally the vesting period) in the consolidated financial statements based on their fair values. The Company did not grant any employee stock options prior to the Recapitalization in November 2006.

Stock Incentive Plan

After the Recapitalization, RSC Holdings adopted the RSC Holdings Inc. Amended and Restated Stock Incentive Plan, (the “Plan”) which provides for the grant of non qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units deferred shares and may offer common shares for purchase by the Company’s eligible employees and directors. The Board of Directors administers the Plan, which was adopted in December 2006 and amended and restated in May 2007 and April 2008. In April 2008, the Plan was amended to provide for the issuance of an additional 3,600,000 shares. There are 10,982,943 shares of common stock authorized under the Plan of which 3,778,256 remain available at December 31, 2009. The exercise price for stock options granted under the Plan will be no less than market value on the date of grant. Options granted under the Plan generally vest ratably over a four or five-year vesting period and have a ten-year contractual term. In addition to the service based options, RSC Holdings also granted performance based options in 2006 with equivalent terms to those described above except that the annual vesting is contingent on the Company achieving certain defined performance targets.

The fair values of option awards are estimated using a Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is estimated through a review of the Company’s historical stock price volatility and that of the Company’s competitors, adjusted for future expectations. Expected term, which represents the period of time that options granted are expected to be outstanding, is estimated using expected term data disclosed by comparable companies and through a review of other factors expected to influence behavior such as expected volatility. Groups of employees that are expected to have similar exercise behavior are considered separately for valuation purposes. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve.

	Years Ended December 31,
	2009	2008	2007

Expected volatility	68.0%	51.1%	40.0%
Dividend yield	—	—	—
Expected term (in years)	5.2	4.4	4.2
Risk-free interest rate	2.4%	1.8%	3.9%
Weighted average grant date fair value of options granted	$4.55	$3.43	$5.19

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes stock option activity:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Term	Value
Options	Shares	Price	(Years)	(in 000s)

Outstanding January 1, 2007	4,395,921	$6.52
Granted	714,000	13.82
Exercised	—
Forfeited or expired	(206,529)	6.52

Outstanding December 31, 2007	4,903,392	7.58
Granted	2,029,507	7.99
Exercised	(225,751)	6.52
Forfeited or expired	(982,826)	7.84

Outstanding December 31, 2008	5,724,322	7.72
Granted	838,400	7.74
Exercised	(39,235)	6.52
Forfeited or expired	(634,413)	7.80

Outstanding December 31, 2009	5,889,074	7.73	8.0	$1,528

Exercisable at December 31, 2009	1,821,388	7.85	7.5	$603

A total of 39,235 options were exercised in the year ended December 31, 2009 and the Company received cash of $0.3 million. The Company satisfies stock option exercises by authorizing its transfer agent to issue new shares after confirming that all requisite consideration has been received from the option holder. The aggregate intrinsic value of the options exercised during the year was $0.1 million.

The grant date fair value of the Company’s stock-based awards, adjusted for expected forfeitures, is amortized to expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. As of December 31, 2009, the Company had $10.2 million of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan that will be recognized on a straight line basis over the requisite service and performance periods. That cost is expected to be recognized over a weighted-average period of 2.5 years.

During the years ended December 31, 2009 and 2008, the Company granted an aggregate of 41,616 and 18,003 Restricted Stock Units (“RSU’s), respectively to the Company’s three independent Directors under the Plan. The RSU’s are fully vested and outstanding at December 31, 2009 and the total compensation recognized in 2009 and 2008 was $0.3 million and $0.2 million, respectively.

For the years ended December 31, 2009, 2008 and 2007, total share-based compensation expense was $4.2 million, $3.0 million and $4.3 million, respectively.

(18)	Business Segment and Geographic Information

The Company manages its operations on a geographic basis. Financial results of geographic regions are aggregated into one reportable segment since their operations have similar

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

economic characteristics. These characteristics include similar products and services, processes for delivering these services, types of customers and long-term average gross margins.

The Company operates in the United States and Canada. Revenues are attributable to countries based on the location of the customers. The information presented below shows geographic information relating to revenues from external customers:

	Years Ended December 31,
	2009	2008	2007
	(In 000s)

Revenues from external customers:
Domestic	$1,216,259	$1,667,218	$1,682,279
Foreign	67,195	97,951	86,903

Total	$1,283,454	$1,765,169	$1,769,182

The information presented below shows geographic information relating to rental equipment and property and equipment at:

	December 31,
	2009	2008
	(in 000s)

Rental equipment, net
Domestic	$1,311,775	$1,688,579
Foreign	73,224	78,399

Total	$1,384,999	$1,766,978

Property and equipment, net
Domestic	$115,279	$162,039
Foreign	7,918	9,117

Total	$123,197	$171,156

(19)	Selected Unaudited Quarterly Financial Data (in 000s, except per share amounts)

	Three Months Ending
2009	March 31	June 30	September 30	December 31

Total revenues	$351,273	$326,558	$315,564	$290,059
Gross profit	70,739	70,210	67,780	55,179
Loss before benefit for income taxes	(21,177)	(16,517)	(12,869)	(46,122)
Net loss available for common stockholders	(13,504)	(11,490)	(5,835)	(28,531)
Basic and diluted net loss per common share	(13.50)	(11.49)	(5.84)	(28.53)

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ending
2008	March 31	June 30	September 30	December 31

Total revenues	$422,093	$449,017	$466,867	$427,192
Gross profit	142,256	167,794	168,447	136,685
Income before provision for income taxes	36,620	65,712	61,674	31,422
Net income available for common stockholders	22,345	40,077	42,349	17,718
Basic and diluted net income per common share	22.34	40.08	42.35	17.72

Diluted net (loss) income per common share for each of the quarters presented above is based on the respective weighted average number of common and dilutive potential common shares outstanding for each quarter and the sum of the quarters may not necessarily be equal to the full year diluted net (loss) income per common share amounts.

Annex B

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2010
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 333-144625-01
333-144625

RSC Holdings III, LLC
RSC Equipment Rental, Inc.
(Exact name of registrant as specified in its charter)

Delaware Arizona	41-2218971 86-0933835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6929 E. Greenway Pkwy. Scottsdale, Arizona	85254 (Zip code)
(Address of principal executive offices)

(480) 905-3300
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

The Registrants meet the conditions set forth in General Instructions H (1) (a) and (b) of Form 10Q and are therefore filing this Form with the reduced disclosure format as permitted.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐      No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐     No ☑

As of April 20, 2010 there were 1,000 shares of no par value Common Stock outstanding.

i

Introductory Note

Unless the context otherwise requires, in this Quarterly Report on Form 10-Q, (i) “RSC” means RSC Equipment Rental, Inc. and RSC Equipment Rental of Canada, Ltd, which are our operating entities and indirect wholly-owned subsidiaries of RSC Holdings, (ii) “RSC Holdings” means RSC Holdings Inc., our ultimate parent company, (iii) “we,” “us” and “our” means RSC Holdings III, LLC and, RSC and its consolidated subsidiaries, and, when used in connection with disclosure relating to our publicly traded equity securities, RSC Holdings, except as otherwise set forth in this Quarterly Report on Form 10-Q.

Cautionary Note for Forward-Looking Information

All statements other than statements of historical facts included in this Quarterly Report on Form 10-Q, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “should”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology.

Forward-looking statements include the statements in this Quarterly Report on Form 10-Q regarding, among other things: management forecasts; efficiencies; cost savings and opportunities to increase productivity and profitability; income and margins; liquidity; anticipated growth; economies of scale; the economy; future economic performance; our ability to maintain liquidity during adverse economic cycles and unfavorable external events; our business strategy; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are set forth below and disclosed in “Risk Factors” in Part II, Item 1A and elsewhere in this Quarterly Report on Form 10-Q, including, without limitation, in conjunction with the forward-looking statements included in this Quarterly Report on Form 10-Q. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the following cautionary statements:

•	the effect of an economic downturn or other factors resulting in a decline in non-residential construction, non-construction maintenance, capital improvements and capital investment;

•	intense rental rate price pressure from competitors, some of whom are heavily indebted and may significantly reduce their prices to generate cash to meet debt covenants; from contractor customers some of whom are bidding work at cost or below to secure work for their remaining best employees; from industrial customers who generally are experiencing profitability shortfalls in the current economic climate and in return are asking all of their most significant suppliers for price reductions and cost reduction ideas;

•	the rental industry’s ability to continue to sell used equipment through both the retail and auction markets at prices sufficient to enable us to maintain orderly liquidation values that support our borrowing base to meet our minimum availability and to avoid testing springing covenants of leverage and fixed charge coverage contained in our Senior ABL Revolving Facility credit agreement;

•	our ability to comply with our debt covenants;

1

•	risks related to the credit markets’ willingness to continue to lend to borrowers rated B- and C;

•	our ability to generate cash and/or incur additional indebtedness to finance equipment purchases;

•	exposure to claims for personal injury, death and property damage resulting from the use of equipment rented or sold by us;

•	the effect of changes in laws and regulations, including those relating to employment legislation, the environment and customer privacy, among others;

•	fluctuations in fuel or supply costs;

•	heavy reliance on centralized information technology systems;

•	claims that the software products and information systems on which we rely infringe on the intellectual property rights of others; and

•	the other factors described in Part II, Item 1A of this Quarterly Report on Form 10-Q under the caption “Risk Factors.”

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this Quarterly Report on Form 10-Q might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements speak only as of the filing date of this Quarterly Report on Form 10-Q, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

2

PART I.  Financial Information

Item 1.	Financial Statements

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2010	2009
	(In thousands,
	except share data)
	(Unaudited)

ASSETS
Cash and cash equivalents	$7,862	$4,535
Accounts receivable, net of allowance for doubtful accounts of $10,878 and $10,741 at March 31, 2010 and December 31, 2009, respectively	175,418	181,975
Inventory	13,961	14,421
Rental equipment, net of accumulated depreciation of $1,040,400 and $1,016,606 at March 31, 2010 and December 31, 2009, respectively	1,340,941	1,384,999
Property and equipment, net of accumulated depreciation of $186,673 and $180,495 at March 31, 2010 and December 31, 2009, respectively	114,377	123,197
Goodwill and other intangibles, net	939,872	940,063
Deferred financing costs	52,617	55,539
Other assets	23,440	23,537

Total assets	$2,668,488	$2,728,266

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$81,438	$46,275
Accrued expenses and other liabilities	180,528	173,496
Debt	2,126,842	2,172,109
Deferred income taxes	289,488	312,745

Total liabilities	2,678,296	2,704,625

Commitments and contingencies
Common stock, no par value, (1,000 shares authorized, issued and outstanding at March 31, 2010 and December 31, 2009)	289,439	288,761
Accumulated deficit	(297,143)	(259,315)
Accumulated other comprehensive loss	(2,104)	(5,805)

Total stockholders’ (deficit) equity	(9,808)	23,641

Total liabilities and stockholders’ (deficit) equity	$2,668,488	$2,728,266

See accompanying notes to the unaudited condensed consolidated financial statements.

3

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2010	2009
	(In thousands,
	except per share data)
	(Unaudited)

Revenues:
Equipment rental revenue	$222,213	$287,470
Sale of merchandise	11,421	13,900
Sale of used rental equipment	27,106	49,903

Total revenues	260,740	351,273

Cost of revenues:
Cost of equipment rentals, excluding depreciation	131,226	149,479
Depreciation of rental equipment	66,645	75,263
Cost of merchandise sales	8,074	10,000
Cost of used rental equipment sales	24,637	45,792

Total cost of revenues	230,582	280,534

Gross profit	30,158	70,739

Operating expenses:
Selling, general and administrative	33,778	39,513
Depreciation and amortization of non-rental equipment and intangibles	10,057	11,782
Other operating (gains) losses, net	(2,312)	108

Total operating expenses, net	41,523	51,403

Operating (loss) income	(11,365)	19,336
Interest expense, net	49,793	40,210
Other (income) expense, net	(199)	303

Loss before benefit for income taxes	(60,959)	(21,177)
Benefit for income taxes	(23,131)	(7,673)

Net loss	$(37,828)	$(13,504)

Weighted average shares outstanding used in computing net loss per common share:
Basic and diluted	1,000	1,000

Net loss per common share:
Basic and diluted	$(37.83)	$(13.50)

See accompanying notes to the unaudited condensed consolidated financial statements.

4

RSC HOLDINGS III, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2010	2009
	(In thousands)
	(Unaudited)

Cash flows from operating activities:
Net loss	$(37,828)	$(13,504)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	76,702	87,045
Amortization of deferred financing costs	3,173	2,603
Amortization of original issue discount	268	—
Share-based compensation expense	663	1,132
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(2,608)	(3,208)
Deferred income taxes	(23,666)	(12,287)
Gain on insurance settlement	(1,736)	—
Interest expense on hedge ineffectiveness	85	—
Changes in operating assets and liabilities:
Accounts receivable, net	7,372	66,837
Inventory	485	1,679
Other assets	160	5,321
Accounts payable	35,382	(60,287)
Accrued expenses and other liabilities	7,029	(9,201)

Net cash provided by operating activities	65,481	66,130

Cash flows from investing activities:
Purchases of rental equipment	(44,906)	(8,591)
Purchases of property and equipment	(331)	(1,107)
Proceeds from sales of rental equipment	27,106	49,903
Proceeds from sales of property and equipment	1,296	3,459
Insurance proceeds from rental equipment and property claims	1,736	2,000

Net cash (used in) provided by investing activities	(15,099)	45,664

Cash flows from financing activities:
Proceeds from Senior ABL Revolving Facility	35,000	30,816
Payments on Senior ABL Revolving Facility	(73,000)	(133,038)
Payments on Senior ABL Term Loan	—	(625)
Payments on capital leases and other debt	(9,020)	(9,969)
Payments for deferred financing costs	(624)	(275)
Proceeds from stock option exercises	15	256
Decrease in outstanding checks in excess of cash balances	—	(1,069)

Net cash used in financing activities	(47,629)	(113,904)

Effect of foreign exchange rates on cash	574	(25)

Net increase (decrease) in cash and cash equivalents	3,327	(2,135)
Cash and cash equivalents at beginning of period	4,535	13,670

Cash and cash equivalents at end of period	$7,862	$11,535

Supplemental disclosure of cash flow information:
Cash paid for interest	$36,831	$32,715
Cash received for taxes, net	406	5,577
Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$1,484	$692
Accrued deferred financing costs	260	—

See accompanying notes to the unaudited condensed consolidated financial statements.

5

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)	Organization

Business and Basis of Presentation

Description of Business

RSC Holdings, III, LLC and its wholly owned subsidiaries (collectively, the “Company”) are engaged primarily in the rental of a diversified line of construction and industrial equipment, geographically dispersed throughout the United States and Canada. The Company is a wholly owned subsidiary of RSC Holdings Inc. (“RSC Holdings”). RSC Holdings III, LLC is a limited liability company that does not have a Board of Directors, its business and affairs are managed by the Board of Directors of RSC Holdings, its ultimate parent. At March 31, 2010, the Company’s total assets were $2,668.5 million of which 95.3% and 4.7% were employed in the Company’s U.S. and Canadian operations, respectively. For the three months ended March 31, 2010, the Company generated approximately 85.2% of its revenues from equipment rentals, and it derived the remaining 14.8% of its revenues from sales of used equipment, merchandise and other related items.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements have been prepared in accordance with the accounting policies described in our Annual Report on Form 10-K/A for the year ended December 31, 2009 (the “2009 Form 10-K”). In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial results for the interim periods presented. Interim results of operations are not necessarily indicative of full year results. Certain information and note disclosures have been condensed or omitted as permitted under Securities and Exchange Commission (“SEC”) rules and regulations governing the preparation of interim financial reporting on Form 10-Q; as such, this Quarterly Report on Form 10-Q should be read in conjunction with the 2009 Form 10-K.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amounts of long-lived assets, goodwill, and inventories; the allowance for doubtful accounts; deferred income taxes; environmental liabilities; reserves for claims; assets and obligations related to employee benefits; the fair value of derivative instruments and determination of share-based compensation amounts. Management believes that its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates.

Recent Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer

6

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The guidance was effective immediately and the Company has adopted this new guidance.

In January 2010, the FASB issued guidance to improve disclosures about fair value measurements. Specifically, the guidance requires new disclosures for transfers in and out of levels 1 and 2 of the fair value measurement hierarchy, and expands disclosures related to activity associated with level 3 fair value measurements. The new disclosures, which are effective for interim and annual reporting periods beginning after December 15, 2009, had no impact on the Company’s disclosures at March 31, 2010.

In October 2009, the FASB issued updated guidance on multiple-deliverable revenue arrangements. Specifically, the guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements, eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The guidance also establishes a hierarchy for determining the selling price of a deliverable, which is based on vendor-specific objective evidence; third-party evidence; or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements will also be required. The new guidance is effective for revenue arrangements entered into or materially modified on and after January 1, 2011. The Company does not expect the application of this new standard to have a significant impact on its consolidated financial statements.

(2)	Fair Value of Financial Instruments

The fair value of a financial instrument is the exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The carrying values of cash, accounts receivable and accounts payable approximate fair values due to the short maturity of these financial instruments.

The fair values of the Company’s 2014 Senior Unsecured Notes (the “2014 Notes”), 2017 Senior Secured Notes (the “2017 Notes”) and 2019 Senior Unsecured Notes (the “2019 Notes”) (collectively, the “Notes”) are based on quoted market prices. The fair value of the Company’s Second Lien Term Facility is also based on quoted market prices. The fair value of the Company’s Senior ABL Revolving Facility is estimated based on borrowing rates currently available to the Company for debt with similar terms and maturities. The fair value of capital lease obligations approximates the carrying value due to the fact that the underlying instruments include provision to adjust interest rates to approximate fair market value.

See Note 5 for additional fair market information related to debt instruments and Note 7 for additional fair value information about other financial instruments.

7

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) components as of March 31, 2010 were as follows:

		Fair
		Market	Accumulated
	Foreign	Value	Other
	Currency	of Cash Flow	Comprehensive
	Translation	Hedges	Income (Loss)
	(In 000s)

Balance at December 31, 2009	$15,967	$(21,772)	$(5,805)
Foreign currency translation	3,567	—	3,567
Change in fair value of cash flow hedges, net of tax	—	134	134

Balance at March 31, 2010	$19,534	$(21,638)	$(2,104)

Comprehensive loss was as follows:

	Three Months Ended
	March 31,
	2010	2009
	(In 000s)

Net loss	$(37,828)	$(13,504)
Currency translation adjustments	3,567	(2,043)
Change in fair value of cash flow hedges, net of tax	134	(1,232)

Comprehensive loss	$(34,127)	$(16,779)

(4)	Closed Location Charges

The Company regularly reviews the financial performance of its locations to identify those with operating margins that consistently fall below the Company’s performance standards. Once identified, the Company continues to monitor these locations to determine if operating performance can be improved or if the performance is attributable to economic factors unique to the particular market with long-term prospects that are not favorable. If necessary, locations with unfavorable long-term prospects are closed and the rental fleet is deployed to more profitable locations with higher demand.

During the three months ended March 31, 2010, the Company did not close or consolidate any locations. During the year ended December 31, 2009, the Company closed or consolidated 24 locations. The closed location reserves at December 31, 2009, consist of unpaid obligations for employee termination costs, costs to terminate operating leases prior to the end of their contractual lease term, estimated costs that will continue to be incurred under operating leases that have no future economic benefit to the Company, freight costs to transport fleet from closed locations to other locations and the write-off of leasehold improvements. Except in instances where a lease settlement agreement has been negotiated with a landlord, costs recognized to terminate operating leases before the end of their contractual term represent the estimated fair value of the liability at the cease-use date. The fair value of the liability is determined based on the present value of remaining lease rentals, reduced by estimated sublease rentals that could be reasonably obtained for the property even if the Company does not intend to enter into a sublease. During the three months ended March 31, 2010, the Company reduced its closed location reserves by $0.2 million due primarily to the execution of

8

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subleases containing favorable contractual terms relative to those used to estimate the reserves. Although the Company does not expect to incur additional material charges for location closures occurring prior to March 31, 2010, additional charges are possible to the extent that actual future settlements differ from our estimates. The Company cannot predict the extent of future location closures or the financial impact of such closings, if any.

Closed location charges (to be cash settled) by type and a reconciliation of the associated accrued liability were as follows (in 000s):

	Lease Exit and	Employee
	Other Related Costs	Termination
	(a)	Costs(b)	Other Exit Costs(c)	Total

Closed location reserves at December 31, 2009	$(6,492)	$(122)	$—	$(6,614)
Charges incurred to close locations	—	—	—	—
Cash payments	709	90	—	799
Adjustments to reserve	191	(20)	—	171

Closed location reserves at March 31, 2010	$(5,592)	$(52)	$—	$(5,644)

(a)	Lease exit and other related costs are included within cost of equipment rentals in the condensed consolidated statements of operations. The lease exit portion of the closed location reserves at March 31, 2010 are expected to be paid over the remaining contractual term of the leases, which range from two to 96 months.

(b)	Employee termination costs primarily consist of severance payments and related benefits. For the three months ended March 31, 2010, these costs are included within cost of equipment rentals in the condensed consolidated statements of operations.

(c)	Other exit costs include costs incurred primarily to transport fleet from closed locations to other locations. No costs for these activities were incurred in the three months ended March 31, 2010.

During the three months ended March 31, 2010, the Company also recognized $1.4 million of other severance costs not directly associated with location closures. Of the additional severance expense recognized, $0.1 million is included within cost of equipment rentals and $1.3 million is included within selling, general and administrative expenses in the unaudited condensed consolidated statements of operations.

9

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(5)	Debt

Debt consists of the following at:

			March 31, 2010
			Deferred		December 31,
	Interest	Maturity	Financing		2009
	Rate(a)	Date	Costs	Debt	Debt
				(In 000s)

Senior ABL Revolving Facility	5.21%	(b)	$18,462	$363,195	$401,195
Second Lien Term Facility	9.83%	Nov. 2013	6,504	479,395	479,395
2014 Notes	9.50%	Dec. 2014	13,729	620,000	620,000
2017 Notes	10.50%	Jul. 2017	8,986	400,000	400,000
2019 Notes	10.50%	Nov. 2019	4,936	200,000	200,000
Capitalized lease obligations	0.57%	Various	—	77,298	84,833

Total			$52,617	2,139,888	2,185,423

Original issue discounts(c)	n/a	n/a		(13,046)	(13,314)

Total, net				$2,126,842	$2,172,109

(a)	Estimated interest presented is the effective interest rate as of March 31, 2010 including the effect of original issue discounts, where applicable, and excluding the effect of deferred financing costs.

(b)	Of the outstanding balance on the Senior ABL Revolving Facility at March 31, 2010, $93.7 million is due November 2011 (the “Non-Extending” portion) with the remaining $269.5 million due August 2013 (the “Extending” portion).

(c)	The original issue discount represents the unamortized difference between the $400.0 million aggregate principal amount of the 2017 Notes and the proceeds received upon issuance and the unamortized difference between the $200.0 million aggregate principal amount of the 2019 Notes and the proceeds received upon issuance.

As of March 31, 2010, the Company had $558.3 million available for borrowing under the Senior ABL Revolving Facility. A portion of the Senior ABL Revolving Facility is available for swingline loans and for the issuance of letters of credit. The Company is in compliance with all applicable debt covenants as of March 31, 2010.

As of March 31, 2010, the estimated fair value of the Company’s debt was as follows (in 000s):

Fair Value

Senior ABL Revolving Facility	$363,195
Second Lien Term Facility	459,021
2014 Notes	616,900
2017 Notes	425,000
2019 Notes	201,000
Capitalized lease obligations	77,298

Total	$2,142,414

In September 2007, the Company entered into four forward-starting interest rate swap agreements covering a combined notional amount of debt totaling $700.0 million. In January 2008, the Company entered into an additional interest rate swap agreement for a notional

10

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amount of $250.0 million. The objective of the swaps is to effectively hedge the cash flow risk associated with portions of the Second Lien Term Facility and Senior ABL Revolving Facility, which have variable interest rates. See Note 6 for additional information.

(6)	Derivative Instruments

The Company is exposed to market risk associated with changes in interest rates under existing floating-rate debt. At the Company’s election, the interest rate per annum applicable to the debt under the Senior ABL Revolving Facility and the Second Lien Term Facility is based on a fluctuating rate of interest measured by reference to an adjusted London interbank offered rate, or “LIBOR”, plus a borrowing margin; or an alternate base rate plus a borrowing margin. In order to hedge exposure to market conditions, reduce the volatility of financing costs and achieve a desired balance between fixed-rate and floating-rate debt, the Company utilizes interest rate swaps under which it exchanges floating-rate interest payments for fixed-rate interest payments. The Company does not use derivative financial instruments for trading or speculative purposes.

In September 2007, the Company entered into four forward-starting interest rate swap agreements under which it exchanged benchmark floating-rate interest payments for fixed-rate interest payments. The agreements are intended to hedge only the benchmark portion of interest associated with a portion of the Second Lien Term Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin, which was 3.5% for the LIBOR option at March 31, 2010. The agreements were designed to cover a combined notional amount of debt totaling $700.0 million, of which $500.0 million is for a five-year period with a weighted average fixed interest rate of 4.66%, and $200.0 million is for a three-year period with a weighted average fixed interest rate of 4.57%. The swaps were effective on October 5, 2007 and are settled on a quarterly basis. In October 2009, the Company reduced the notional amount of one interest rate swap from $100.0 million to approximately $71.5 million thereby reducing the combined notional amount from $700.0 million to $671.5 million. In November 2009, the Company entered into two additional interest rate swap agreements under which it exchanged fixed-rate interest payments for floating-rate interest payments (the “reverse swaps”). The reverse swaps cover a combined notional amount of debt totaling $192.1 million, of which $20.6 million is for a three-year period with a fixed interest rate of 1.51%, and $171.5 million is for a one-year period with a fixed interest rate of 0.32%. The reverse swaps are intended to offset a portion of the fixed-rate payments the Company is making under swap agreements that were de-designated as cash flow hedges in November 2009 upon the Company prepaying $192.1 million of principal on the Second Lien Term Facility using proceeds from the issuance of the 2019 Notes.

The Company entered into an additional interest rate swap agreement in January 2008, under which it exchanged benchmark floating-rate interest payments for fixed-rate interest payments. This swap is intended to hedge the benchmark portion of interest associated with a portion of the Senior ABL Revolving Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin. The borrowing margin on the Extending portion of the outstanding Senior ABL Revolving Facility was 3.75% for the LIBOR option and the borrowing margin on the Non-Extending portion of the outstanding Senior ABL Revolving Facility was 2.0% for the LIBOR option at March 31, 2010. This agreement covers a notional amount of debt totaling $250.0 million, for a two-year term at a fixed interest rate of 2.66%. The swap was effective on April 5, 2008 and is settled on a quarterly basis.

The Company presents derivatives in the consolidated balance sheet as either assets or liabilities depending on the rights or obligations under the contract. Derivatives are measured and

11

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reported in the consolidated balance sheets at fair value. At March 31, 2010 and December 31, 2009, the Company’s interest rate swaps were in a liability position and reported at fair value within accrued expenses and other liabilities in the condensed consolidated balance sheets.

The Company formally documents its risk management objectives and strategy for undertaking each swap at the contract’s inception and assesses whether the hedging relationship is expected to be highly effective in achieving cash flows that offset changes in interest payments resulting from fluctuations in the benchmark rate. For each of the Company’s four interest rate swaps that were executed in September 2007 as well as the interest rate swap that was executed in January 2008, the Company determined at inception that the hedging relationships were expected to be highly effective in mitigating the exposure to variability in expected cash flows arising from the Company’s floating-rate debt. As a result, the Company initially concluded that the interest rate swaps are hedges of specified cash flows. An assessment of the effectiveness of derivative instruments designated as cash flows hedges is performed at inception and on an ongoing basis. The Company evaluates the effectiveness of its interest rate swaps on a quarterly basis using the perfectly effective hypothetical derivative method. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are reported as a component of accumulated other comprehensive income (loss) for the portion of the derivative instrument determined to be effective. Gains and losses reported in accumulated other comprehensive income (loss) are reclassified into earnings as interest income or expense in the periods during which the hedged transaction affects earnings. Gains or losses resulting from changes in the fair value of derivatives designated as cash flow hedges are reported as interest expense for the portion of the derivative instrument determined to be ineffective. The ineffective portion of the derivatives qualifying as cash flow hedges totaled $147,000 and $62,000 at March 31, 2010 and December 31, 2009, respectively.

When the Company’s derivative instruments are in a net liability position, the Company is exposed to its own credit risk. When the Company’s derivative instruments are in a net asset position, the Company is exposed to credit losses in the event of non-performance by counterparties to its hedging derivatives. To manage credit risks, the Company carefully selects counterparties, conducts transactions with multiple counterparties which limits its exposure to any single counterparty and monitors the market position of the program and its relative market position with each counterparty.

The fair value of the liabilities associated with the Company’s interest rate swaps and cumulative losses resulting from changes in the fair value of the effective portion of derivative instruments designated as hedging instruments and recognized within accumulated other comprehensive loss (“OCL”) were as follows (in 000s):

	March 31, 2010	December 31, 2009	March 31, 2010	December 31, 2009
Derivative Type	Fair Value of	Fair Value of	Loss in	Loss in
	Swap	Swap	Accumulated OCL	Accumulated OCL
	Liabilities	Liabilities	(Net of Tax)(b)	(Net of Tax)

Interest rate swaps designated as hedges(a)	$35,621	$35,755	$21,638	$21,772
Interest rate swaps not designated as hedges(a)	$5,212	$7,068	N/A	N/A

(a)	See Note 7 for further discussion on measuring fair value of the interest rate swaps.

(b)	The Company estimates that approximately $11.7 millions of losses in accumulated other comprehensive loss at March 31, 2010 will be reclassified into earnings during the next twelve months.

12

RSC HOLDINGS III, LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The effect of derivative instruments on comprehensive loss for the three months ended March 31, 2010 was as follows (in 000s):

		Loss Reclassified	Loss
	Loss Recognized in	from Accumulated	Recognized on
	Accumulated OCL	OCL into Expense	Ineffective Portion
Derivative Type	(Net of Tax)	(Net of Tax)	of Derivative

Interest rate swaps	$4,008	$4,142	$85

For the three months ended March 31, 2010, the Company recognized a loss of $0.1 million on interest rate swaps not designated as hedging instruments.

(7)	Fair Value

Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. U.S. Generally Accepted Accounting Principles (“GAAP”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 — Observable inputs such as quoted prices in active markets;

•	Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3 — Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Liabilities measured at fair value on a recurring basis as of March 31, 2010 are as follows (in 000s):

Quoted Prices in
		Active Markets for	Significant Other	Significant
	Fair Value	Identical Assets	Observable Inputs	Unobservable Inputs
	March 31, 2010	(Level 1)	(Level 2)	(Level 3)

Interest rate derivatives(a)	$40,833	$—	$40,833	$—

(a)	The Company’s interest rate derivative instruments are not traded on a market exchange and therefore the fair values are determined using valuation models which include assumptions about the Company’s credit risk and interest rates based on those observed in the underlying markets (LIBOR swap rate).

As of March 31, 2010, no assets were measured at fair value on a recurring basis and no assets or liabilities were measured at fair value on a nonrecurring basis.

(8)	Income Tax

The Company recognized a tax benefit of $23.1 million and $7.7 million in the three months ended March 31, 2010 and 2009, respectively. The effective tax rate was 37.9% and 36.2% during the three months ended March 31, 2010 and 2009, respectively. These rates differ from the statutory rate of 35% primarily as a result of certain non-deductible permanent items and state income taxes. The increase in the effective tax rate for the three months ended March 31, 2010 is due primarily to the imposition of certain state minimum and gross receipts taxes, which are incurred regardless of whether the Company earns income.

13

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Statements in this management’s discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. See “Cautionary Note for Forward-Looking Information” on page 1 of this Quarterly Report on Form 10-Q. Our actual results may differ materially from those contained in, or implied by, any forward-looking statements.

The following discussion is intended to enhance the reader’s understanding of our business operations and present business environment. It should be read in conjunction with our 2009 Form 10-K, the section entitled “Risk Factors” in Part II, Item 1A herein and our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 included in this Quarterly Report on Form 10-Q.

Overview

We are one of the largest equipment rental providers in North America. We operate through a network of 462 rental locations across ten regions in 40 U.S. states and three Canadian provinces. We rent a broad selection of equipment ranging from large equipment such as backhoes, forklifts, air compressors, scissor lifts, aerial work platform booms and skid-steer loaders to smaller items such as pumps, generators, welders and electric hand tools. We also sell used equipment, parts, merchandise and supplies for customers’ maintenance, repair and operations.

For the three months ended March 31, 2010 and March 31, 2009, we generated approximately 85.2% and 81.8% of our revenues from equipment rentals, respectively, and we derived the remaining 14.8% and 18.2% of our revenues from sales of used equipment, merchandise and other related items, respectively.

The following table summarizes our total revenues, loss before benefit for income taxes and net loss for the three months ended March 31, 2010 and 2009 (in 000s):

	Three Months Ended March 31,
	2010	2009

Total revenues	$260,740	$351,273
Loss before benefit for income taxes	(60,959)	(21,177)
Net loss	(37,828)	(13,504)

We manage our operations through the application of a disciplined, yet highly flexible business model, in which we utilize various financial and operating metrics to measure our operating performance and make decisions on the acquisition and disposal of rental fleet and the allocation of resources to and among our locations. Key metrics that we regularly review on a consolidated basis include Adjusted EBITDA, fleet utilization, average fleet age and original equipment fleet cost. The following is a summary of these key operating metrics:

	Three Months Ended March 31,
	2010	2009

Adjusted EBITDA (in millions)(a)	$66.0	$107.5
Fleet utilization(b)	54.8%	57.8%
Average fleet age at period end (months)	42	34
Original equipment fleet cost (in millions)(c)	$2,301	$2,560

14

(a)	Defined as consolidated net loss before net interest expense, income taxes and depreciation and amortization and before certain other items, including, share-based compensation and other (income) expense, net. Adjusted EBITDA is not a recognized measure under GAAP. See reconciliation between net loss and Adjusted EBITDA under “Liquidity and Capital Resources — Adjusted EBITDA”.

(b)	Defined as the average aggregate dollar value of equipment rented by customers (based on original equipment fleet cost “OEC”) during the relevant period, divided by the average aggregate dollar value of all equipment owned (based on OEC) during the relevant period.

(c)	Defined as the original dollar value of rental equipment purchased from the original equipment manufacturer (“OEM”). Fleet purchased from non-OEM sources is assigned a comparable OEC dollar value at the time of purchase.

For the three months ended March 31, 2010, our adjusted EBITDA decreased $41.5 million, or 38.6%, from $107.5 million in the first quarter of 2009 to $66.0 million in the first quarter of 2010. The decrease was due to a decline in equipment rental margins, which were driven by a 22.7% decrease in equipment rental revenue offset by a 12.2% decrease in cost of equipment rentals, excluding depreciation. The decrease in equipment rental revenue was due to a decline in both rental volume and rental rates. The percentage decrease in cost of equipment rentals, excluding depreciation was consistent with the decrease in rental volume.

For the three months ended March 31, 2010, our utilization decreased 300 basis points, as compared to the same prior year period. The decrease was primarily attributable to lower demand for our rental equipment brought on by a weakening of demand in the non-residential construction market and to a lesser extent, a weakening of demand in the industrial or non-construction markets. This weakening of demand began in 2008, worsened in 2009 and continued into the first quarter of 2010 as utilization for the three months ended March 31, 2010 was lower than the comparable prior year period. Despite the lower overall utilization, improved market conditions were visible as fleet on rent increased 21% during the three months ended March 31, 2010 as compared to a 7% decline during the three months ended March 31, 2009.

Average fleet age at March 31, 2010 was 42 months, up eight months, from 34 months at March 31, 2009. The increase in 2010 resulted from a reduction in capital expenditures during 2009. During times of weakening demand, we deliberately allow our equipment to age and reduce capital expenditures in order to maximize cash flow.

Original equipment fleet cost at March 31, 2010 was $2,301 million, down 10.1%, from $2,560 million at March 31, 2009. The decrease in 2010 is due primarily to an increase in the sale of used rental equipment relative to capital expenditures for the twelve months ended March 31, 2010.

Business Environment and Outlook

Our revenues and operating results are driven in large part by activities in the industrial or non-construction markets and the non-residential construction market. On a combined basis we currently derive approximately 97% of our rental revenues from these two markets.

Non-residential construction markets generated approximately 36% of our rental revenues during the three months ended March 31, 2010. In the beginning of 2008, we began to see a weakening of demand in the non-residential construction market which resulted in a decrease in the demand for our rental equipment and downward pressure on our rental rates. These trends accelerated in the fourth quarter of 2008 and continued to worsen throughout 2009 with demand and pricing falling below prior year levels. Although demand continued its seasonal quarterly sequential decline in the first quarter of 2010 as compared to the fourth quarter of

15

2009, fleet on rent increased 21% during the three months ended March 31, 2010 as compared to a decline of 7% during the three months ended March 31, 2009.

Our business with industrial or non-construction customers, which accounted for approximately 61% of our rental revenues during the three months ended March 31, 2010, is less exposed to cyclicality than the non-residential construction market as we tap into those customers’ maintenance, repairs and capital improvement budgets.

Demand in the industrial or non-construction markets weakened throughout 2009, however, not to the same extent as the non-residential construction market. Demand in the industrial or non-construction markets is also expected to be down in the first half of 2010 as compared to the first half of 2009, however, not to the same extent as the non-residential construction market. During the remainder of 2010, we expect utilization and fleet on rent to improve to levels above 2009; however, pricing is expected to remain challenging as industry-wide fleet levels continue to exceed demand.

We continue to respond to the economic slowdown by employing a number of financial and operational measures, which include the following:

•	closing under-performing locations and redeploying rental fleet to more profitable locations with higher demand;

•	expanding and diversifying our presence in industrial or non-construction markets, which historically tend to place a heightened emphasis on maintenance during times of economic slowdowns;

•	adjusting capital expenditures to meet changes in demand for our rental equipment;

•	reducing headcount;

•	divesting excess rental fleet, which generates cash and improves fleet utilization;

•	slowing sales of used equipment, allowing our average fleet age to increase, which enables us to retain fleet we will need when the economic situation improves;

•	utilizing excess cash flow to repay outstanding amounts on our Senior ABL Revolving Facility;

•	evaluating additional opportunities to restructure our debt to extend existing maturities and replace shorter term obligations with longer term obligations; and

•	implementing cost reduction measures throughout our business.

Factors Affecting Our Results of Operations

Our revenues and operating results are driven in large part by activities in the industrial or non-construction markets and the non-residential construction market. These markets are cyclical with activity levels that tend to increase in line with growth in gross domestic product and decline during times of economic weakness; however, industrial or non-construction markets are historically less exposed to cyclicality than non-residential construction markets. In addition, activity in the construction market tends to be susceptible to seasonal fluctuations in certain parts of the country. This results in changes in demand for our rental equipment. The cyclicality and seasonality of the equipment rental industry result in variable demand and, therefore, our revenues and operating results may fluctuate from period to period.

16

Results of Operations

Revenues:

•	Equipment rental revenue consists of fees charged to customers for use of equipment owned by us over the term of the rental as well as other fees charged to customers for items such as delivery and pickup, fuel and damage waivers.

•	Sale of merchandise revenues represent sales of contractor supplies, consumables and ancillary products and, to a lesser extent, new equipment.

•	Sale of used rental equipment represents revenues derived from the sale of rental equipment that has previously been included in our rental fleet.

Cost of revenues:

•	Cost of equipment rentals, excluding depreciation, consists primarily of wages and benefits for employees involved in the delivery and maintenance of rental equipment, rental location facility costs and rental equipment repair and maintenance expenses.

•	Depreciation of rental equipment consists of straight-line depreciation of equipment included in our rental fleet.

•	Cost of merchandise sales represents the costs of acquiring those items.

•	Cost of used rental equipment sales represents the net book value of rental equipment at the date of sale.

Selling, general and administrative costs primarily include sales force compensation, information technology costs, advertising and marketing, professional fees and administrative overhead.

Other operating (gains) losses, net are gains and losses resulting from the disposition of non-rental assets. Other operating gains and losses represent the difference between proceeds received upon disposition of non-rental assets (if any) and the net book value of the asset at the time of disposition. Other operating (gains) losses, net also include insurance proceeds from rental and equipment claims in excess of losses incurred.

17

Three Months Ended March 31, 2010, Compared to Three Months Ended March 31, 2009

The following table sets forth for each of the periods indicated our statements of operations data and expresses revenue and expense data as a percentage of total revenues for the periods presented (in 000s):

			Percent of Revenue
	Three Months Ended		Three Months Ended
	March 31,		March 31,		Increase (Decrease)
	2010	2009	2010	2009	2010 Versus 2009
	(Unaudited)

Revenues:
Equipment rental revenue	$222,213	$287,470	85.2%	81.8%	$(65,257)	(22.7)%
Sale of merchandise	11,421	13,900	4.4	4.0	(2,479)	(17.8)
Sale of used rental equipment	27,106	49,903	10.4	14.2	(22,797)	(45.7)

Total revenues	260,740	351,273	100.0	100.0	(90,533)	(25.8)

Cost of revenues:
Cost of equipment rentals, excluding depreciation	131,226	149,479	50.3	42.6	(18,253)	(12.2)
Depreciation of rental equipment	66,645	75,263	25.6	21.4	(8,618)	(11.5)
Cost of merchandise sales	8,074	10,000	3.1	2.8	(1,926)	(19.3)
Cost of used rental equipment sales	24,637	45,792	9.4	13.0	(21,155)	(46.2)

Total cost of revenues	230,582	280,534	88.4	79.9	(49,952)	(17.8)

Gross profit	30,158	70,739	11.6	20.1	(40,581)	(57.4)

Operating expenses:
Selling, general and administrative	33,778	39,513	13.0	11.2	(5,735)	(14.5)
Depreciation and amortization of non-rental equipment and intangibles	10,057	11,782	3.9	3.4	(1,725)	(14.6)
Other operating (gains) losses, net	(2,312)	108	(0.9)	—	(2,420)	n/a

Total operating expenses , net	41,523	51,403	15.9	14.6	(9,880)	(19.2)

Operating (loss) income	(11,365)	19,336	(4.4)	5.5	(30,701)	n/a
Interest expense, net	49,793	40,210	19.1	11.4	9,583	23.8
Other (income) expense, net	(199)	303	(0.1)	0.1	(502)	n/a

Loss before benefit for income taxes	(60,959)	(21,177)	(23.4)	(6.0)	(39,782)	n/a
Benefit for income taxes	(23,131)	(7,673)	(8.9)	(2.2)	(15,458)	n/a

Net loss	$(37,828)	$(13,504)	(14.5)%	(3.8)%	$(24,324)	n/a

Total revenues decreased $90.5 million, or 25.8%, from $351.3 million for the three months ended March 31, 2009 to $260.7 million for the three months ended March 31, 2010. Equipment rental revenue decreased $65.3 million, or 22.7%, from $287.5 million for the three months ended March 31, 2009 to $222.2 million for the three months ended March 31, 2010. The

18

decrease in equipment rental revenue is primarily the result of a $36.8 million, or 12.8%, decrease in rental volume and a $28.5 million, or 9.9%, decrease in rental rates. The decrease in rental volume is net of a $2.6 million increase due to currency rate changes.

Sale of merchandise revenues decreased $2.5 million, or 17.8%, from $13.9 million for the three months ended March 31, 2009 to $11.4 million for the three months ended March 31, 2010. The decrease is due primarily to a decline in rental volume and our shift towards industrial markets. Sales of merchandise revenues are generally higher in non-residential construction markets than in industrial or non-construction markets.

Revenues from the sale of used rental equipment decreased $22.8 million, or 45.7%, from $49.9 million for the three months ended March 31, 2009 to $27.1 million for the three months ended March 31, 2010. Throughout 2009, we continued our initiative to aggressively sell used equipment, which began in the fourth quarter of 2008, in response to a drop in rental demand that was greater than the normal seasonal decline. During the first quarter of 2010, we intentionally slowed our sales of used rental equipment to preserve fleet in anticipation of rising demand in the second and third quarters of 2010.

Cost of equipment rentals, excluding depreciation, decreased $18.3 million, or 12.2%, from $149.5 million for the three months ended March 31, 2009 to $131.2 million for the three months ended March 31, 2010, due to a 12.8% decrease in rental volume. Cost of equipment rentals excluding depreciation, as a percentage of equipment rental revenues increased from 52.0% for the three months ended March 31, 2009 to 59.1% for the three months ended March 31, 2010. The increase is due primarily to a 9.9% decrease in equipment rental rates.

Depreciation of rental equipment decreased $8.6 million, or 11.5%, from $75.3 million for the three months ended March 31, 2009 to $66.6 million for the three months ended March 31, 2010. The decrease in depreciation of rental equipment resulted from our actions throughout 2009 to reduce rental fleet in response to weakened demand. As a percent of equipment rental revenues, depreciation of rental equipment increased from 26.2% in the three months ended March 31, 2009 to 30.0% in the three months ended March 31, 2010. This increase is due to a 22.7% drop in rental equipment revenue in the three months ended March 31, 2010 as compared to the three months ended March 31, 2009.

Cost of merchandise sales decreased $1.9 million, or 19.3%, from $10.0 million for the three months ended March 31, 2009 to $8.1 million for the three months ended March 31, 2010, which corresponds with the decrease in merchandise sales revenue. Gross margin for merchandise sales increased slightly from 28.1% for the three months ended March 31, 2009 to 29.3% for the three months ended March 31, 2010.

Cost of used rental equipment sales decreased $21.2 million, or 46.2%, from $45.8 million for the three months ended March 31, 2009 to $24.6 million for the three months ended March 31, 2010. The decrease is due to the 45.7% decrease in sales of used rental equipment for the three months ended March 31, 2010. Gross margin for the sale of used rental equipment increased from 8.2% for the three months ended March 31, 2009 to 9.1% for the three months ended March 31, 2010. The increase in gross margin was due to a slight improvement in used equipment sales margins sold through auction channels.

Selling, general and administrative expenses decreased $5.7 million, or 14.5%, from $39.5 million for the three months ended March 31, 2009 to $33.8 million for the three months ended March 31, 2010. The decrease is due primarily to decreases in our provision for doubtful accounts and sales commissions offset by an increase in professional fees. Selling, general and administrative expenses increased as a percentage of total revenues from 11.2% for the three months ended March 31, 2009 to 13.0% for the three months ended March 31, 2010. The increase as a percentage of revenues is primarily due to certain fixed costs which remained constant despite a decrease in total revenues.

19

Depreciation and amortization of non-rental equipment and intangibles decreased $1.7 million, or 14.6%, from $11.8 million for the three months ended March 31, 2009 to $10.1 million for the three months ended March 31, 2010. The decrease is primarily due to a reduction in the number of capitalized leased vehicles during the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. The decrease was also driven by non-rental asset dispositions resulting from location closures occurring subsequent to March 31, 2009.

Other operating gains, net were $2.3 million in the three months ended March 31, 2010 and consisted primarily of $1.7 million of proceeds received from our insurance carrier for rental equipment and property claims attributable to hurricane damage. This gain represents proceeds in excess of previously indemnified losses. Recoveries in excess of losses incurred are considered gain contingencies and are not recognized until they are received.

Interest expense, net increased $9.6 million, or 23.8%, from $40.2 million for the three months ended March 31, 2009 to $49.8 million for the three months ended March 31, 2010, due to higher interest rates under our 2017 Notes and 2019 Notes, which were issued in 2009, as compared to interest rates on our Second Lien Term Facility, which was partially repaid in 2009. In addition, amortization of deferred financing fees increased as a result of the 2017 and 2019 Notes issuances.

The benefit for income taxes was $23.1 million and $7.7 million for the three months ended March 31, 2010 and 2009, respectively. The benefit for income taxes was due to a pre-tax net loss for the three months ended March 31, 2010 and 2009. The effective tax rate was 37.9% and 36.2% during the three months ended March 31, 2010 and 2009, respectively. The increase in the effective tax rate for the three months ended March 31, 2010 is due primarily to the imposition of certain state minimum and gross receipts taxes, which are incurred regardless of whether we earn income.

Liquidity and Capital Resources

Cash Flows and Liquidity

Our primary source of capital is from cash generated by our rental operations, which includes cash received from the sale of used rental equipment, and secondarily from borrowings available under our Senior ABL Revolving Facility. Our business is highly capital intensive, requiring significant investments in order to expand our rental fleet during periods of growth and smaller investments required to maintain and replace our rental fleet during times of weakening rental demand.

Cash flows from operating activities as well as the sale of used rental equipment enable us to fund our operations and service our debt obligations including the continued repayment of our Senior ABL Revolving Facility. We continuously monitor utilization of our rental fleet and if warranted we divest excess fleet, which generates additional cash flow. In addition, due to the condition and age of our fleet we have the ability to significantly reduce capital expenditures during difficult economic times, therefore allowing us to redirect this cash towards further debt

20

reduction during these periods. The following table summarizes our sources and uses of cash for the three months ended March 31, 2010 and 2009:

	Three Months Ended
	March 31,
	2010	2009
	(In 000s)

Net cash provided by operating activities	$65,481	$66,130
Net cash (used in) provided investing activities	(15,099)	45,664
Net cash used in financing activities	(47,629)	(113,904)
Effect of foreign exchange rates on cash	574	(25)

Net increase (decrease) in cash and cash equivalents	$3,327	$(2,135)

As of March 31, 2010, we had cash and cash equivalents of $7.9 million, an increase of $3.3 million from December 31, 2009. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance of our Senior ABL Revolving Facility.

Operating activities — Net cash provided by operating activities during the three months ended March 31, 2010 consisted of the add-back of non-cash items and other adjustments of $52.9 million and a decrease in operating assets (net of operating liabilities) of $50.4 million offset by a net loss of $37.8 million. The most significant change in operating assets and liabilities was an increase in accounts payable of $35.4 million, which was primarily attributable to capital purchases made in the first quarter of 2010.

Net cash provided by operating activities during the three months ended March 31, 2009 consisted of the add-back of non-cash items and other adjustments of $75.3 million and a decrease in operating assets (net of operating liabilities) of $4.3 million offset by a net loss $13.5 million. The most significant change in operating assets and liabilities was a reduction in accounts receivable resulting in cash inflow of $66.8 million offset by the settlement of accounts payable resulting in a cash outflow of $60.3 million.

Investing activities — Net cash used in investing activities during the three months ended March 31, 2010 consisted of $45.2 million of capital purchases offset by $28.4 million of proceeds received from the sale of rental and non-rental equipment and $1.7 million of insurance proceeds associated with rental equipment and property claims. Capital expenditures include purchases of rental and non-rental equipment.

The change from net cash provided by investing activities during the quarter ended March 31, 2009 as compared to net cash used in investing activities during the three months ended March 31, 2010 was due to primarily to our changing priorities with respect to our rental fleet. During 2009, we continued our efforts to accelerate sales of used rental equipment in response to a drop in rental demand. During 2010, we intentionally slowed our sales of used rental equipment to preserve fleet in anticipation of rising demand in the second and third quarters of 2010. In addition, we purchased $44.9 million of new rental fleet in the three months ended March 31, 2010, up $36.3 million, from $8.6 million in the three months ended March 31, 2009.

Financing activities — Net cash used in financing activities during the three months ended March 31, 2010 consists primarily of $38.0 million net payments on our Senior ABL Revolving Facility. We also repaid $9.0 million on our capital lease obligations. Net cash used in financing activities during the three months ended March 31, 2009 consists primarily of $102.2 million net payments on our Senior ABL Revolving Facility. We also repaid $10.0 million on our capital lease obligations.

21

Indebtedness

We are highly leveraged and a substantial portion of our liquidity needs arise from debt service requirements and from funding our costs of operations and capital expenditures. As of March 31, 2010, we had $2.1 billion of indebtedness outstanding, consisting primarily of $363.2 million under the Senior ABL Revolving Facility, $479.4 million under the Second Lien Term Facility, $620.0 million of 2014 Notes, $400.0 million of 2017 Notes and $200.0 million of 2019 Notes. The 2017 Notes and the 2019 Notes are presented net of unamortized original issue discounts of $10.0 million and $3.0 million, respectively, in our condensed consolidated balance sheet at March 31, 2010.

As of March 31, 2010, we had an outstanding balance of $363.2 million on our Senior ABL Revolving Facility leaving $558.3 million available for future borrowings. The available borrowings of $558.3 million are net of outstanding letters of credit and the net fair value liability for our interest rate swap agreements before the adjustment for credit-risk. During the quarter ended March 31, 2010, we borrowed $35.0 million under the Senior ABL Revolving Facility and repaid $73.0 million.

The Senior ABL Revolving Facility and the Second Lien Term Facility contain a number of covenants that, among other things, limit or restrict RSC’s ability to incur additional indebtedness; provide guarantees; engage in mergers, acquisitions or dispositions; enter into sale-leaseback transactions; make dividends and other restricted payments; prepay other indebtedness; engage in certain transactions with affiliates; make investments; change the nature of its business; incur liens; with respect to RSC Holdings II, LLC, take actions other than those enumerated; and amend specified debt agreements. The indentures governing the Notes also contain restrictive covenants that, among other things, limit RSC’s ability to incur additional debt; pay dividends or distributions on our capital stock or repurchase our capital stock; make certain investments; create liens to secure debt; enter into certain transactions with affiliates; create limitations on the ability of our restricted subsidiaries to make dividends or distributions to their parents; merge or consolidate with another company; and transfer and sell assets. In addition, under the Senior ABL Revolving Facility, upon excess availability falling below $100.0 million, we will become subject to more frequent borrowing base reporting requirements and upon the excess availability falling below (a) before the maturity date of the Non-Extending portion of the Senior ABL Revolving Facility (the “Non-Extending Maturity Date”) and the date of any increase in commitments under the Extending portion of the Senior ABL Revolving Facility (the “Commitment Increase Date”), $140.0 million, (b) after the Commitment Increase Date but before the Non-Extending Maturity Date, the greater of $140.0 million and 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Commitment Increase Date and (c) on or after the Non-Extending Maturity Date, 12.5% of the sum of the total commitments under the Senior ABL Revolving Facility on the Non-Extending Maturity Date, the borrowers will be required to comply with specified financial ratios and tests, including a minimum fixed charge coverage ratio of 1.00 to 1.00 and a maximum leverage ratio as of the last day of each quarter of 4.25 to 1.00.

Excess availability did not fall below $140.0 million and we were therefore not required to comply with the specified financial ratios and tests as of March 31, 2010. We do not expect excess availability to fall below $140.0 million during the next twelve months. As of March 31, 2010, our fixed charge coverage ratio was 1.77 to 1.00 and the leverage ratio was 5.57 to 1.00, as calculated in accordance with the credit agreement.

Substantially all of our rental equipment and all our other assets are subject to liens under our Senior ABL Revolving Facility, our Second Lien Term Facility and our 2017 Notes and none of such assets are available to satisfy the general claims of our creditors.

22

Outlook

We believe that cash generated from operations, together with amounts available under the Senior ABL Revolving Facility, as amended, will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs and capital expenditure requirements for at least the next twelve months and the foreseeable future. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. See “Risk Factors” in Part II, Item 1A of this Quarterly Report on Form 10-Q.

We expect to generate positive cash flow from operations, net of capital expenditures, for the year ending December 31, 2010. From time to time, we evaluate various alternatives for the use of excess cash generated from our operations including paying down debt, funding acquisitions and repurchasing common stock or debt securities. Assuming certain payment conditions under the Senior ABL Revolving Facility credit agreement are satisfied, our Second Lien Term Facility limits our capacity to repurchase common stock or make optional payments on unsecured debt securities. This limitation at March 31, 2010 was $116.8 million, when considering a total basket of $150.0 million, net of $33.2 million of usage. We are also limited to $50.0 million in cash dividends in 2010.

Adjusted EBITDA

As a supplement to the financial statements in this Quarterly Report on Form 10-Q, which are prepared in accordance with GAAP, we also present Adjusted EBITDA. Adjusted EBITDA is generally consolidated net loss before net interest expense, income taxes and depreciation and amortization and before certain other items, including share-based compensation and other (income) expense, net. We present Adjusted EBITDA because we believe the calculation is useful to investors in evaluating our ability to service debt and our financial performance. However, Adjusted EBITDA is not a recognized measure under GAAP, and when analyzing our performance, investors should use Adjusted EBITDA in addition to, and not as an alternative to, net (loss) income or net cash provided by operating activities as defined under GAAP. In addition, all companies do not calculate Adjusted EBITDA in the same manner and therefore our presentation may not be comparable to those presented by other companies.

The table below provides a reconciliation between net loss, as determined in accordance with GAAP, and Adjusted EBITDA:

	Three Months Ended
	March 31,
	2010	2009
	(In 000s)

Net loss	$(37,828)	$(13,504)
Depreciation of rental equipment and depreciation and amortization of non-rental equipment and intangibles	76,702	87,045
Interest expense, net	49,793	40,210
Benefit for income taxes	(23,131)	(7,673)

EBITDA	$65,536	$106,078

Adjustments:
Share-based compensation	663	1,132
Other (income) expense, net	(199)	303

Adjusted EBITDA	$66,000	$107,513

23

Free Cash Flow

As a supplement to the financial statements in this Quarterly Report on Form 10-Q, which are prepared in accordance with GAAP, we also present free cash flow. We define free cash flow as net cash provided by operating activities plus net capital inflows (expenditures). All companies do not calculate free cash flow in the same manner, and our presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure in addition to, and not as an alternative to, net (loss) income or net cash provided by operating activities as defined under GAAP. Moreover, free cash flow does not represent remaining cash flows available for discretionary expenditures because the measure does not deduct payment required for debt maturities.

The table below reconciles free cash flow, a non-GAAP measure, to net cash provided by operating activities, which is the most directly comparable financial measure determined in accordance with GAAP:

	Three Months Ended
	March 31,
	2010	2009
	(In 000s)

Net cash provided by operating activities	$65,481	$66,130
Purchases of rental equipment	(44,906)	(8,591)
Purchases of property and equipment	(331)	(1,107)
Proceeds from sales of rental equipment	27,106	49,903
Proceeds from sales of property and equipment	1,296	3,459
Insurance proceeds from rental equipment and property claims	1,736	2,000

Net capital (expenditures) inflows	(15,099)	45,664

Free cash flow	$50,382	$111,794

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts in the unaudited condensed consolidated financial statements and accompanying notes. Actual results, however, may materially differ from our calculated estimates and this difference would be reported in our current operations. We have made no significant changes to our critical accounting policies and estimates since December 31, 2009.

Recent Accounting Pronouncements

In February 2010, the Financial Accounting Standards Board (the “FASB”) issued amended guidance on subsequent events. Under this amended guidance, SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The guidance was effective immediately and we have adopted this new guidance.

In January 2010, the FASB issued guidance to improve disclosures about fair value measurements. Specifically, the guidance requires new disclosures for transfers in and out of levels 1 and 2 of the fair value measurement hierarchy, and expands disclosures related to activity associated with level 3 fair value measurements. The new disclosures, which are

24

effective for interim and annual reporting periods beginning after December 15, 2009, had no impact on our disclosures at March 31, 2010.

In October 2009, the FASB issued updated guidance on multiple-deliverable revenue arrangements. Specifically, the guidance amends the existing criteria for separating consideration received in multiple-deliverable arrangements, eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The guidance also establishes a hierarchy for determining the selling price of a deliverable, which is based on vendor-specific objective evidence; third-party evidence; or management estimates. Expanded disclosures related to multiple-deliverable revenue arrangements will also be required. The new guidance is effective for revenue arrangements entered into or materially modified on and after January 1, 2011. We do not expect the application of this new standard to have a significant impact on our consolidated financial statements.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk associated with changes in interest rates and foreign currency exchange rates.

Interest Rate Risk

Excluding the effect of our hedge agreements, we have a significant amount of debt under the Senior ABL Revolving Facility and the Second Lien Term Facility with variable rates of interest based generally on adjusted London inter-bank offered rate (“LIBOR”), or an alternate interest rate, in each case, plus an applicable margin (or, in the case of Canadian dollar borrowings under the Senior ABL Revolving Facility, variable borrowing costs based generally on bankers’ acceptance discount rates, plus a stamping fee equal to an applicable margin, or on the Canadian prime rate, plus an applicable margin). Increases in interest rates could therefore significantly increase the associated interest payments that we are required to make on this debt. We have assessed our exposure to changes in interest rates by analyzing the sensitivity to our earnings assuming various changes in market interest rates. Assuming a hypothetical increase of 1% in interest rates on our debt portfolio, as of March 31, 2010, our net interest expense for the quarter ended March 31, 2010 would have increased by an estimated $0.5 million. Excluding the effect of our hedge agreements, for the same period interest expense would have increased $2.4 million assuming a hypothetical increase of 1%.

We entered into four forward-starting interest rate swap agreements in September 2007 under which we exchanged our benchmark floating-rate interest payments for fixed-rate interest payments. The agreements are intended to hedge only the benchmark portion of interest associated with a portion of the Second Lien Term Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin, which was 3.5% for the LIBOR option at March 31, 2010. The agreements cover a combined notional amount of debt totaling $700.0 million, of which $500.0 million is for a five-year period with a weighted average fixed interest rate of 4.66% and $200.0 million is for a three-year period with a weighted average fixed interest rate of 4.57%. The swaps became effective on October 5, 2007 and are settled on a quarterly basis. In connection with an October 2009 partial prepayment of outstanding principal on the Second Lien Term Facility, we reduced the notional amount of one of these interest rate swaps from $100.0 million to $71.5 million. In November 2009, we prepaid an additional $192.1 million of principal on the Second Lien Term Facility thereby reducing the outstanding balance to $479.4 million. As a result of this prepayment, $192.1 million of the notional amounts on our interest rate swaps were de-designated as cash flow hedges as they no longer hedge the variability in expected future cash flows associated with the variable interest on the Second Lien Term Facility. In order to offset our exposure to the de-designated interest rate swaps, we entered into two additional interest rate

25

swap agreements in November 2009 under which we exchanged a portion of our fixed-rate interest payments for floating-rate interest payments. These agreements cover a combined notional amount of debt totaling $192.1 million, of which $171.5 million is for a one-year period and $20.6 million is for a three-year period. The swaps became effective October 5, 2009 and are settled on a quarterly basis.

We entered into an additional interest rate swap agreement in January 2008, under which we exchanged our benchmark floating-rate interest payment for a fixed-rate interest payment. This agreement is intended to hedge the benchmark portion of interest associated with a portion of the Senior ABL Revolving Facility. Interest on this debt is based on a fluctuating rate of interest measured by reference to a benchmark interest rate, plus a borrowing margin. The borrowing margin on the Extending portion of the outstanding Senior ABL Revolving Facility was 3.75% for the LIBOR option and the borrowing margin on the Non-Extending portion of the outstanding Senior ABL Revolving Facility was 2.0% for the LIBOR option at March 31, 2010. This agreement covers a notional amount of debt totaling $250.0 million, for a two-year term at a fixed interest rate of 2.66%. The swap was effective on April 5, 2008 and is settled on a quarterly basis. Including the $479.4 million of the Second Lien Term Facility and the $250.0 million of the Senior ABL Revolving Facility that were hedged as of March 31, 2010, 91.0% of our $2,126.8 million of debt at March 31, 2010 had fixed rate interest.

Currency Exchange Risk

The functional currency for our Canadian operations is the Canadian dollar. In the three months ended March 31, 2010 and March 31, 2009, 6.4% and 4.9%, respectively, of our revenues were generated by our Canadian operations. As a result, our future earnings could be affected by fluctuations in the exchange rate between the U.S. and Canadian dollars. Based upon the level of our Canadian operations during the three months ended March 31, 2010, relative to our operations as a whole, a 10% increase in the value of the Canadian dollar as compared to the U.S. dollar would have reduced net loss by approximately $0.1 million for the three months ended March 31, 2010.

Item 4.	Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in company reports filed or submitted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, and that such information is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of our disclosure controls and procedures was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective.

Changes in Internal Control Over Financial Reporting

An evaluation of our internal controls over financial reporting was performed under the supervision of, and with the participation of, management, including our Chief Executive Officer and Chief Financial Officer, to determine whether any changes have occurred during the period covered by this Quarterly Report on Form 10-Q that have materially affected, or are

26

reasonably likely to materially affect, our internal control over financial reporting. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that no changes in our internal control over financial reporting have occurred during the quarter ended March 31, 2010 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II. Other Information

Item 1.	Legal Proceedings

We are party to legal proceedings and potential claims arising in the ordinary course of our business, including claims related to employment matters, contractual disputes, personal injuries and property damage. In addition, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against us and our subsidiaries.

Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to us or any of our subsidiaries involved. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we do not believe that any currently pending legal proceedings to which we are a party will have a material adverse effect on our business, results of operations, cash flows or financial condition.

Item 1A.	Risk Factors

In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the factors discussed in “Risk Factors” in our 2009 Form 10-K for the year ended December 31, 2009 filed with the SEC on February 18, 2010, which could materially affect our business, financial condition or future results. The risks described in our 2009 Form 10-K are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or future results.

There have been no material changes in the risk factors previously disclosed in “Risk Factors” in our 2009 Form 10-K for the year ended December 31, 2009 filed with the SEC.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.	Defaults Upon Senior Securities

Not applicable.

Item 4.	Reserved

Item 5.	Other Information

None.

27

Item 6.	Exhibits

Exhibits and Financial Statement Schedules

Exhibit
Number	Description

10.1	Amended and Restated Executive Employment and Noncompetition Agreement by and between Patricia D. Chiodo and RSC Equipment Rental, Inc. effective November 28, 2006
31.1	Certification of Chief Executive Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended
31.2	Certification of Chief Financial Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended
32.1	Certifications of Chief Executive Officer and Chief Financial Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended

28

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSC Holdings III, LLC
RSC Equipment Rental, Inc.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	President, Chief Executive Officer and Director (Principal Executive Officer)	April 22, 2010

/s/ Patricia D. Chiodo Patricia D. Chiodo	Vice President, Controller and Interim Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 22, 2010

29

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Amended and Restated Executive Employment and Noncompetition Agreement by and between Patricia D. Chiodo and RSC Equipment Rental, Inc. effective November 28, 2006
31.1	Certification of Chief Executive Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended
31.2	Certification of Chief Financial Officer as required by Rule 13a-14(a) of the Securities Exchange Act of 1934, as amended
32.1	Certifications of Chief Executive Officer and Chief Financial Officer as required by Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended

30

RSC EQUIPMENT RENTAL, INC.

RSC HOLDINGS III, LLC

Offer to Exchange

$200,000,000 Outstanding 10 1/4% Senior Notes due 2019
for $200,000,000 Registered 10 1/4% Senior Notes due 2019

PROSPECTUS

          , 2010

DEALER PROSPECTUS DELIVERY OBLIGATION

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement of RSC Holdings III, LLC provides that the officers shall not be liable to the company, the member or any other person or entity who or that has an interest in the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such officer by the Limited Liability Company Agreement, except that such officer shall be liable for any such loss, damage or claim incurred by reason of such officer’s gross negligence or willful misconduct.

The Arizona Business Corporation Act (the “ABCA”) permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) below. Broader indemnification is allowed, with certain limitations, for a director as provided in a corporation’s articles of incorporation, and for an officer who is not also a director or where the basis on which the officer was made a party to the proceeding is an act or omission solely as an officer, as provided in the articles of incorporation, bylaws, a resolution of the board of directors or a contract. Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this paragraph or was adjudged liable as described above.

RSC’s by-laws authorize the indemnification of officers and directors of the corporation to the fullest extent authorized by the Arizona Business Corporation Act.

Under separate indemnification agreements to be entered into by RSC’s directors and certain of RSC’s and RSC Holdings III, LLC’s officers, such directors and officers will have contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under applicable law.

ITEM 21.	EXHIBITS

Exhibits

The following exhibits are included as exhibits to this Registration Statement.

Exhibit
Number	Description

2.1	Recapitalization Agreement, dated as of October 6, 2006, by and among Atlas Copco AB, Atlas Copco Finance S.à.r.l., Atlas Copco North America Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC (Incorporated by reference to Exhibit 2.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
3.1	Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.1 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.2	Articles of Amendment to the Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.3	Amended and Restated By-Laws of RSC Equipment Rental, Inc., adopted January 21, 2010 (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form 8-K, dated January 27, 2010 (file no. 333-144615))
3.4	Certificate of Formation of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.4 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.5	Amended and Restated Limited Liability Company Agreement of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.5 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.6	Certificate of Amendment to Certificate of Formation of RSC Holdings III, LLC*
4.1	Indenture, dated as of November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.2	Registration Rights Agreement, dated November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and GE Capital Markets, Inc. (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.3	U.S. Guarantee and Collateral Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc. and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time, Deutsche Bank AG, New York Branch, as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.4	Canadian Security Agreement, dated as of November 27, 2006, by and among Rental Service Corporation of Canada Ltd., Deutsche Bank AG, Canada Branch as Canadian collateral agent (Incorporated by reference to Exhibit 4.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))

Exhibit
Number		Description

4.5		Guarantee and Collateral Agreement, dated as of November 27, 2006, by and between RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.6		Intercreditor Agreement, dated as of November 27, 2006, by and among RSC Holdings, II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch as U.S. collateral agent under the first-lien loan documents and Deutsche Bank AG, New York Branch in its capacity as collateral agent under the second-lien loan documents (Incorporated by reference to Exhibit 4.8 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.7		Amended and Restated Stockholders Agreement (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
4	.7.1	Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 24, 2009 (Incorporated by reference to Exhibit 4.7.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
4	.7.2	Amendment No. 2 to Amended and Restated Stockholders Agreement, dated January 21, 2010 (Incorporated by reference to Exhibit 4.7.2 to RSC Holdings Inc.’s Form 8-K, dated January 21, 2010 (file no. 333-144625))
4.8		Indenture, dated as of July 1, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Wells Fargo Bank, National Association, as Trustee, and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.9		First Amendment to Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch, as U.S. collateral agent under the First-Lien Loan Documents (as defined therein) (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.10		First Lien Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as U.S. collateral agent under the Senior Loan Documents (as defined therein) and as collateral agent under the First Lien Last Out Note Documents (as defined therein) (Incorporated by reference to Exhibit 4.3 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.11		Collateral Agreement, dated as of July 1, 2009, by and between RSC Equipment Rental, Inc., RSC Holdings III, LLC, certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.12		Indenture, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.13		Registration Rights Agreement, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Deutsche Bank Securities Inc. and the other initial purchasers named therein (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form 8-K, dated July 7, 2009 (file no. 333-144625))
5.1		Opinion of Debevoise & Plimpton LLP
5.2		Opinion of General Counsel of RSC Equipment Rental, Inc.*
5.3		Opinion of Richards, Layton and Finger, P.A.

Exhibit
Number	Description

10.1	RSC Holdings Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 3, dated April 18, 2007 (file no. 333-140644))
10.2	Amended and Restated RSC Holdings Stock Incentive Plan (Incorporated by reference to Exhibit B to RSC Holdings Inc.’s Definitive Proxy Statement on Schedule 14A, dated April 18, 2008 (file no. 001-33485))
10.3	Form of Employee Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.4	Form of Employee Stock Subscription Agreement (Incorporated by reference to Exhibit 10.3 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.5	Form of Employment Agreement with executive officers (Incorporated by reference to Exhibit 10.4 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.6	Indemnification Agreement, dated as of November 27, 2006, by and among Atlas Copco North America Inc., RSC Equipment Rental, Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC, OHCP II RSC COI, LLC, Ripplewood Holdings L.L.C., Oak Hill Capital Management LLC and Atlas Copco Finance S.à.r.l. (Incorporated by reference to Exhibit 10.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.7	Monitoring Agreement, dated as of November 27, 2006, by and among RSC Holdings Inc., RSC Equipment Rental, Inc., Ripplewood Holdings L.L.C. and Oak Hill Capital Management, LLC (Incorporated by reference to Exhibit 10.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.8	Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, Citicorp North America, Inc., Bank of America, N.A., LaSalle Business Credit, LLC and Wachovia Capital Finance Corporation (Western) (Incorporated by reference to Exhibit 10.7 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.9	Second Lien Term Loan Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, Citicorp North America, Inc., GE Capital Markets, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and General Electric Capital Corporation (Incorporated by reference to Exhibit 10.8 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.10	Cost Reimbursement Agreement, dated May 29, 2007, with Ripplewood Holdings L.L.C. (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.11	Cost Reimbursement Agreement, dated May 29, 2007, with Oak Hill Capital Management LLC (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.12	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140644))
10.13	RSC Holdings Inc. 2007 Annual Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated April 18, 2007 (file no. 333-140644))
10.14	Form of Director Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.12 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140644))

Exhibit
Number	Description

10.15	Executive Employment and Non-competition Agreement by and between David Mathieson and RSC Holdings Inc. effective January 2, 2008 (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated December 3, 2007 (file no. 333-140625))
10.16	RSC Non-Qualified Deferred Compensation Savings Plan (Incorporated by reference to Exhibit 10.14 to RSC Holdings Inc.’s Form 10-K, dated February 25, 2009 (file no. 001-33485))
10.17	Form of First Amendment to the Amended and Restated Executive Employment and Noncompetition Agreement—President and Chief Executive Officer (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))
10.18	Form of First Amendment to the Executive Employment and Noncompetition Agreement—Senior Vice President (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))
10.19	First Amendment to Credit Agreement, dated as of June 26, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
10.20	Second Amendment to Credit Agreement, dated as of July 30, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 31, 2009 (file no. 333-144625))
10.21	First Amendment to Second-Lien Term Loan Credit Agreement, dated as of August 21, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
10.22	First Amendment to Amended and Restated Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. collateral agent and U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent and Canadian collateral agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
10.23	Second Amendment to Second-Lien Term Loan Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of subsidiaries (Incorporated by reference to Exhibit 21.1 to RSC Holdings Inc.’s Form 10-K, Amendment No. 1, dated February 18, 2010 (file no. 001-33485))
23.1	Consent of KPMG LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
23.3	Consent of General Counsel of RSC Equipment Rental, Inc. (included in Exhibit 5.2)*
23.4	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5.3)

Exhibit
Number	Description

24.1	Power of Attorney (RSC Equipment Rental, Inc.)*
24.2	Power of Attorney (RSC Holdings III, LLC)*
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1*
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner*

*	Previously filed.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(9) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (11) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, RSC Equipment Rental, Inc. has duly caused this amendment No. 1 to the registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale in the State of Arizona, on May 12, 2010.

RSC EQUIPMENT RENTAL, INC.

By:	/s/ Kevin J. Groman
Name:     Kevin J. Groman

Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to the registration statement has been signed on May 12, 2010 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer, President and Director (Principal Executive Officer)	May 12, 2010

/s/ Patricia D. Chiodo Patricia D. Chiodo	Vice President, Controller and Interim Chief Financial Officer (Principal Financial and Principal Accounting Officer)	May 12, 2010

* Denis Nayden	Chairman of the Board, Director	May 12, 2010

* J. Taylor Crandall	Director	May 12, 2010

* Edward Dardani	Director	May 12, 2010

* Pierre E. Leroy	Director	May 12, 2010

* John R. Monsky	Director	May 12, 2010

* James H. Ozanne	Director	May 12, 2010

* Donald C. Roof	Director	May 12, 2010

	Director	May 12, 2010

*By: /s/ Kevin J. Groman Kevin J. Groman Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, RSC Holdings III, LLC has duly caused this amendment No. 1 to the registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale in the State of Arizona, on May 12, 2010.

RSC HOLDINGS III, LLC

By:
/s/  Kevin J. Groman
Name:     Kevin J. Groman

Title:	Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment No. 1 to the registration statement has been signed on May 12, 2010 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Erik Olsson Erik Olsson	Chief Executive Officer and President of RSC Holdings III, LLC and Director of RSC Holdings Inc. (Principal Executive Officer)	May 12, 2010

/s/ Patricia D. Chiodo Patricia D. Chiodo	Vice President, Controller and Interim Chief Financial Officer of RSC Holdings III, LLC (Principal Financial and Principal Accounting Officer)	May 12, 2010

* Denis Nayden	Chairman of the Board, Director of RSC Holdings Inc.	May 12, 2010

* J. Taylor Crandall	Director of RSC Holdings Inc.	May 12, 2010

* Edward Dardani	Director of RSC Holdings Inc.	May 12, 2010

* Pierre E. Leroy	Director of RSC Holdings Inc.	May 12, 2010

* John R. Monsky	Director of RSC Holdings Inc.	May 12, 2010

* James H. Ozanne	Director of RSC Holdings Inc.	May 12, 2010

* Donald C. Roof	Director of RSC Holdings Inc.	May 12, 2010

*By: /s/ Kevin J. Groman Kevin J. Groman Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Recapitalization Agreement, dated as of October 6, 2006, by and among Atlas Copco AB, Atlas Copco Finance S.à.r.l., Atlas Copco North America Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC and OHCP II RSC COI, LLC (Incorporated by reference to Exhibit 2.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
3.1	Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.1 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.2	Articles of Amendment to the Articles of Incorporation of RSC Equipment Rental, Inc. (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.3	Amended and Restated By-Laws of RSC Equipment Rental, Inc., adopted January 21, 2010 (Incorporated by reference to Exhibit 3.2 to RSC Holdings Inc.’s Form 8-K, dated January 27, 2010 (file no. 333-144615))
3.4	Certificate of Formation of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.4 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.5	Amended and Restated Limited Liability Company Agreement of RSC Holdings III, LLC (Incorporated by reference to Exhibit 3.5 to RSC Holdings Inc.’s Form S-4, dated July 16, 2007 (file no. 333-144615))
3.6	Certificate of Amendment to Certificate of Formation of RSC Holdings III, LLC*
4.1	Indenture, dated as of November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.2	Registration Rights Agreement, dated November 27, 2006, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and GE Capital Markets, Inc. (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.3	U.S. Guarantee and Collateral Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc. and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time, Deutsche Bank AG, New York Branch, as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.4	Canadian Security Agreement, dated as of November 27, 2006, by and among Rental Service Corporation of Canada Ltd., Deutsche Bank AG, Canada Branch as Canadian collateral agent (Incorporated by reference to Exhibit 4.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.5	Guarantee and Collateral Agreement, dated as of November 27, 2006, by and between RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., and certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch as collateral agent and administrative agent (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.6	Intercreditor Agreement, dated as of November 27, 2006, by and among RSC Holdings, II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch as U.S. collateral agent under the first-lien loan documents and Deutsche Bank AG, New York Branch in its capacity as collateral agent under the second-lien loan documents (Incorporated by reference to Exhibit 4.8 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
4.7	Amended and Restated Stockholders Agreement (Incorporated by reference to Exhibit 4.7 to RSC Holdings Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))

Exhibit
Number		Description

4	.7.1	Amendment No. 1 to Amended and Restated Stockholders Agreement, dated August 24, 2009 (Incorporated by reference to Exhibit 4.7.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
4	.7.2	Amendment No. 2 to Amended and Restated Stockholders Agreement, dated January 21, 2010 (Incorporated by reference to Exhibit 4.7.2 to RSC Holdings Inc.’s Form 8-K, dated January 21, 2010 (file no. 333-144625))
4.8		Indenture, dated as of July 1, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC, Wells Fargo Bank, National Association, as Trustee, and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.9		First Amendment to Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., each other grantor from time to time party thereto, Deutsche Bank AG, New York Branch, as U.S. collateral agent under the First-Lien Loan Documents (as defined therein) (Incorporated by reference to Exhibit 4.2 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.10		First Lien Intercreditor Agreement, dated as of July 1, 2009, by and among RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as U.S. collateral agent under the Senior Loan Documents (as defined therein) and as collateral agent under the First Lien Last Out Note Documents (as defined therein) (Incorporated by reference to Exhibit 4.3 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.11		Collateral Agreement, dated as of July 1, 2009, by and between RSC Equipment Rental, Inc., RSC Holdings III, LLC, certain domestic subsidiaries of RSC Holdings III, LLC that may become party thereto from time to time and Deutsche Bank AG, New York Branch, as Note Collateral Agent (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.12		Indenture, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Wells Fargo Bank, National Association, as Trustee (Incorporated by reference to Exhibit 4.4 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
4.13		Registration Rights Agreement, dated as of November 17, 2009, by and among RSC Equipment Rental, Inc., RSC Holdings III, LLC and Deutsche Bank Securities Inc. and the other initial purchasers named therein (Incorporated by reference to Exhibit 4.5 to RSC Holdings Inc.’s Form 8-K, dated July 7, 2009 (file no. 333-144625))
5.1		Opinion of Debevoise & Plimpton LLP
5.2		Opinion of General Counsel of RSC Equipment Rental, Inc.*
5.3		Opinion of Richards, Layton and Finger, P.A.
10.1		RSC Holdings Inc. Stock Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 3, dated April 18, 2007 (file no. 333-140644))
10.2		Amended and Restated RSC Holdings Stock Incentive Plan (Incorporated by reference to Exhibit B to RSC Holdings Inc.’s Definitive Proxy Statement on Schedule 14A, dated April 18, 2008 (file no. 001-33485))
10.3		Form of Employee Stock Option Agreement (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.4		Form of Employee Stock Subscription Agreement (Incorporated by reference to Exhibit 10.3 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.5		Form of Employment Agreement with executive officers (Incorporated by reference to Exhibit 10.4 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))

Exhibit
Number	Description

10.6	Indemnification Agreement, dated as of November 27, 2006, by and among Atlas Copco North America Inc., RSC Equipment Rental, Inc., RSC Acquisition LLC, RSC Acquisition II LLC, OHCP II RSC, LLC, OHCMP II RSC, LLC, OHCP II RSC COI, LLC, Ripplewood Holdings L.L.C., Oak Hill Capital Management LLC and Atlas Copco Finance S.à.r.l. (Incorporated by reference to Exhibit 10.5 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.7	Monitoring Agreement, dated as of November 27, 2006, by and among RSC Holdings Inc., RSC Equipment Rental, Inc., Ripplewood Holdings L.L.C. and Oak Hill Capital Management, LLC (Incorporated by reference to Exhibit 10.6 to RSC Holdings Inc.’s Form S-1, dated February 13, 2007 (file no. 333-140644))
10.8	Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, Deutsche Bank AG, Canada Branch, Citicorp North America, Inc., Bank of America, N.A., LaSalle Business Credit, LLC and Wachovia Capital Finance Corporation (Western) (Incorporated by reference to Exhibit 10.7 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.9	Second Lien Term Loan Credit Agreement, dated as of November 27, 2006, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, Citicorp North America, Inc., GE Capital Markets, Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and General Electric Capital Corporation (Incorporated by reference to Exhibit 10.8 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated March 26, 2007 (file no. 333-140644))
10.10	Cost Reimbursement Agreement, dated May 29, 2007, with Ripplewood Holdings L.L.C. (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.11	Cost Reimbursement Agreement, dated May 29, 2007, with Oak Hill Capital Management LLC (Incorporated by reference to Exhibit 10.11 to RSC Equipment Rental, Inc.’s Form S-4, dated July 17, 2007 (file no. 333-144625))
10.12	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.10 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140664))
10.13	RSC Holdings Inc. 2007 Annual Incentive Plan (Incorporated by reference to Exhibit 10.9 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated April 18, 2007 (file no. 333-140644))
10.14	Form of Director Restricted Stock Unit Agreement (Incorporated by reference to Exhibit 10.12 to RSC Holdings Inc.’s Form S-1, Amendment No. 1, dated May 21, 2007 (file no. 333-140644))
10.15	Executive Employment and Non-competition Agreement by and between David Mathieson and RSC Holdings Inc. effective January 2, 2008 (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated December 3, 2007 (file no. 333-140625))
10.16	RSC Non-Qualified Deferred Compensation Savings Plan (Incorporated by reference to Exhibit 10.14 to RSC Holdings Inc.’s Form 10-K, dated February 25, 2009 (file no. 001-33485))
10.17	Form of First Amendment to the Amended and Restated Executive Employment and Noncompetition Agreement — President and Chief Executive Officer (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))
10.18	Form of First Amendment to the Executive Employment and Noncompetition Agreement — Senior Vice President (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated March 5, 2009 (file no. 333-144625))

Exhibit
Number	Description

10.19	First Amendment to Credit Agreement, dated as of June 26, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 2, 2009 (file no. 333-144625))
10.20	Second Amendment to Credit Agreement, dated as of July 30, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, and the other financial institutions party thereto from time to time (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated July 31, 2009 (file no. 333-144625))
10.21	First Amendment to Second-Lien Term Loan Credit Agreement, dated as of August 21, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated August 24, 2009 (file no. 333-144625))
10.22	First Amendment to Amended and Restated Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., RSC Equipment Rental of Canada Ltd., Deutsche Bank AG, New York Branch, as U.S. collateral agent and U.S. administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent and Canadian collateral agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.1 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
10.23	Second Amendment to Second-Lien Term Loan Credit Agreement, dated as of November 9, 2009, by and among RSC Holdings II, LLC, RSC Holdings III, LLC, RSC Equipment Rental, Inc., Deutsche Bank AG, New York Branch, as administrative agent, and the other financial institutions party thereto (Incorporated by reference to Exhibit 10.2 to RSC Holdings Inc.’s Form 8-K, dated November 17, 2009 (file no. 333-144625))
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	List of subsidiaries (Incorporated by reference to Exhibit 21.1 to RSC Holdings Inc.’s Form 10-K, Amendment No. 1, dated February 18, 2010 (file no. 001-33485))
23.1	Consent of KPMG LLP
23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)
23.3	Consent of General Counsel of RSC Equipment Rental, Inc. (included in Exhibit 5.2)*
23.4	Consent of Richards, Layton and Finger, P.A. (included in Exhibit 5.3)
24.1	Power of Attorney (RSC Equipment Rental, Inc.)*
24.2	Power of Attorney (RSC Holdings III, LLC)*
25.1	Statement of Eligibility of Wells Fargo Bank, National Association on Form T-1*
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner*

*	Previously filed.